QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on May 1, 2007

Registration No. 333-136263

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRIMAS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3452 (Primary Standard Industrial Classification Code Number)	38-2687639 (I.R.S. Employer Identification Number)

39400 Woodward Avenue, Suite 130
Bloomfield Hills, Michigan 48304
(248) 631-5450
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Joshua A. Sherbin, Esq.
General Counsel
TriMas Corporation
39400 Woodward Avenue, Suite 130
Bloomfield Hills, Michigan 48304
(248) 631-5497
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Jonathan A. Schaffzin, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 (212) 701-3000	Valerie Ford Jacob, Esq. Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 (212) 859-8000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion.
Preliminary Prospectus Dated May 1, 2007

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

P R O S P E C T U S

11,000,000 Shares

TriMas Corporation

Common Stock

        This is our initial public offering. We are offering 11,000,000 shares to be sold in this offering.

        We expect the public offering price to be between $11.00 and $13.00 per share. Since January 1998, there has been no public market for our common stock. We have applied to have our common stock approved for listing on the New York Stock Exchange under the symbol "TRS."

        Investing in the common stock involves risks that are described in the "Risk Factors" section beginning on page 10 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

        The underwriters will have an option for a period of 30 days to purchase up to 1,650,000 additional shares of TriMas Corporation common stock from us on the same terms and conditions set forth above to cover overallotments, if any.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The shares will be ready for delivery on or about                        , 2007.

Goldman, Sachs & Co.	Merrill Lynch & Co.
Credit Suisse	JPMorgan
Banc of America Securities LLC	Jefferies & Company	KeyBanc Capital Markets

The date of this prospectus is                        , 2007.

TriMas Corporation

Packaging Systems

Rieke Packaging Systems — A TriMas Company
Rieke Italia S.r.L.
Rieke Dispensing
englass
Rieke Germany GmbH
Compac Corporation — Where innovative ideas take hold.

Energy Products

Lamons Gasket Company
Arrow Engine Company

Industrial Specialties

Monogram Aerospace Fasteners
Hi-Vol Products
Norris Cylinder Company
KEO
NI
Richards Micro-Tool, Inc.

RV & Trailer Products

Bulldog
Fulton Performance Products
Tekonsha
Bargman
Wesbar
TriMotive
Rola Roof Racks

Recreational Accessories

Highland — The Pro's Brand!
Reese
Hidden Hitch
Bulldog
Draw-Tite
Tow Ready
Rola Roof Racks

        You should rely only on the information contained in this prospectus or in any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus, as supplemented by any related free writing prospectus. We are offering to sell, and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

        No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

i

MARKET AND INDUSTRY DATA

        Due to the variety of our products and the niche markets that we serve, there are few published independent sources for data related to the markets for many of our products. To the extent we are able to express our belief on the basis of data derived in part from independent sources, we have done so. To the extent we have been unable to do so, we have expressed our belief solely on the basis of our own internal analyses and estimates of our and our competitors' products and capabilities. Industry publications and surveys and forecasts that we have utilized generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe that the third-party sources are reliable, we have not independently verified any of the data from third-party sources nor have we ascertained the underlying assumptions or basis for any such information. In general, when we say we are a "leader" or a "leading" manufacturer or make similar statements about ourselves, we are expressing our belief that we formulated principally from our estimates and experiences in, and knowledge of, the markets in which we compete. In some cases, we possess independent data to support our position, but that data may not be sufficient in isolation for us to reach the conclusions that we have reached without our knowledge of our markets and businesses.

Use of Trademarks

        Arrow®, Bargman®, Bulldog®, Compac™, Composi-Lok®, Composi-Lok® II, Draw-Tite®, Englass®, FlexSpout®, Fulton®, Hidden Hitch®, Highland "The Pro's Brand"®, Keo®, Lamons™, LEP™, OSI-Bolt®, Poly-ViseGrip™, Radial-Lok®, Reese®, Reese Outfitter®, Reese Towpower™, Rieke®, ROLA®, Stolz®, Tekonsha®, Tow Ready™, ViseGrip®, Visu- Lok®, Visu-Lok® II and Wesbar® are among our registered trademarks. This prospectus also includes other registered and unregistered trademarks of ours. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

ii

PROSPECTUS SUMMARY

        This summary highlights the material information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including "Risk Factors" and our financial statements and the notes to those financial statements included elsewhere in this prospectus. Unless the context otherwise requires, the terms "we," "our," "us" and "the Company" refer to TriMas Corporation and its subsidiaries.

Our Company

        We are a manufacturer of highly engineered products serving niche markets in a diverse range of commercial, industrial and consumer applications. Most of our businesses share important characteristics, including leading market shares, strong brand names, broad product offerings, established distribution networks, relatively high operating margins, relatively low capital investment requirements, product growth opportunities and strategic acquisition opportunities. We believe that a majority of our 2006 net sales were in markets in which our products have the number one or number two market position within their respective product categories. In addition, we believe that in many of our businesses, we are one of only a few manufacturers in the geographic markets where we currently compete.

        Our broad product portfolio and customer base, as well as diverse end-markets reduce our dependence on any one product, customer, distribution channel, geographic region or industry segment. We are led by an experienced management team that pursues the highest level of customer satisfaction. Our operating system allows us to build on the strengths of each of our operating segments and across our businesses as a whole. Our businesses are organized into five operating segments, each of which represents a distinct business platform: Packaging Systems, Energy Products, Industrial Specialties, RV& Trailer Products and Recreational Accessories.

  •
  Packaging Systems. We believe Packaging Systems is a leading designer, manufacturer and distributor of specialty, highly engineered closure and dispensing systems for a range of niche end markets, including steel and plastic industrial and consumer packaging applications. We also manufacture specialty laminates, jacketings and insulation tapes used with fiberglass insulation as vapor barriers in commercial and industrial construction applications. Our brands include Rieke® and Compac™.

  •
  Energy Products. We believe Energy Products is a leading designer, manufacturer and distributor of a variety of engines and engine replacement parts and accessory products for the oil and gas industry as well as metallic and non-metallic industrial sealant products and fasteners for the petroleum refining, petrochemical and other industrial markets. We are the largest gasket supplier to the domestic petroleum industry. Our brands include Lamons® and Arrow®.

  •
  Industrial Specialties. We believe Industrial Specialties is a leading designer, manufacturer and distributor of a diverse range of industrial products for use in niche markets within the aerospace, industrial, defense and medical equipment markets. This segment's products include highly engineered composite aerospace fasteners, high-pressure and low-pressure cylinders for the transportation, storage and dispensing of compressed gases, precision tools, and military ordnance components and steel cartridge cases. Our brands include Monogram Aerospace Fasteners, Norris Cylinder, Keo® Cutters and Richards Micro-Tool.

  •
  RV & Trailer Products. We believe RV & Trailer Products is a leading designer, manufacturer and distributor of a wide variety of high-quality, custom-engineered trailer products, lighting accessories and roof racks for the trailer original equipment manufacturers, recreational vehicle, agricultural/utility, marine and commercial trailer markets. We believe it is also the market leader in brake control solutions. Our brands include Bargman®, Bulldog®, Fulton®, Wesbar® and Tekonsha®.

  •
  Recreational Accessories. We believe Recreational Accessories is a leading designer, manufacturer and distributor of a wide range of aftermarket cargo management products, towing and hitch systems and accessories and vehicle protection products used to outfit and accessorize light trucks, sport utility vehicles and passenger cars. Our brands include Draw-Tite®, Reese®, Hidden Hitch®, Tow Ready™, ROLA™ and Highland "The Pro's Brand"®.

Our Strategy

        Guided by our experienced senior management team and a disciplined operating approach, we have pursued and intend to continue to pursue the following strategies:

  •
  Continued Product Innovation. Product development and expanded market and product line offerings have historically driven and will continue to drive organic growth initiatives. We currently have a significant number of pending product initiatives across all of our business segments.

  •
  Pursue International Growth Opportunities. We have launched initiatives to expand sales and product lines outside of our traditional NAFTA-based markets across all businesses in our portfolio. We are currently focusing on growth in Asia, Western Europe and South America.

  •
  Pursue Lower-Cost Manufacturing and Sourcing Initiatives. We continue to focus on lean manufacturing, global sourcing and selectively shifting manufacturing capabilities to countries with lower production costs. For example, we recently launched two lower-cost manufacturing facilities in China and one in Thailand, and have also expanded our Mexican operations.

  •
  Pursue Strategic Niche Acquisitions on a Disciplined Basis. We have completed and integrated over 30 acquisitions since 1986, including seven since June 2002. We have acquired and our current acquisition strategy targets, companies with engineered products and strong market positions and, in our opinion, sustainable organic growth prospects.

Risks Related to Our Strategies

        You should also consider the many risks we face that could mitigate our competitive strengths and limit our ability to implement our business strategies, including:

  •
  we may be unable to maintain or enhance our competitive positions if we are unable to address technological advances, implement new and more cost effective manufacturing techniques or introduce new or improved products;

  •
  we face the risk of lower cost foreign manufacturers competing in the markets for our products and we may be adversely impacted;

  •
  our ability to improve or sustain operating margins as a result of cost-savings may be limited and may be further impacted by increases in steel, resins and other material commodities or energy costs to the extent we are unable to offset any such cost increases with price increases on a timely basis;

  •
  in the past, we have grown through acquisitions and we may be unable to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of our acquisitions;

  •
  as of March 31, 2007 we had approximately $723.5 million of outstanding debt and would have had $623.5 million of outstanding debt after giving effect to this offering and the use of proceeds therefrom as described under "Use of Proceeds"; after this offering, we will continue to have substantial principal and interest payment obligations; and

  •
  as we expand our international operations we may be subjected to risks not present in the U.S. markets such as foreign and U.S. government regulations and restrictions, tariffs and other trade barriers, foreign exchange risks and other risks related to political, economic and social instability.

Our Executive Offices and Structure

        TriMas Corporation is a Delaware corporation. Our principal executive offices are located at 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304. Our telephone number is (248) 631-5450. Our web site address is www.trimascorp.com. Information contained on our web site is not a part of this prospectus.

        TriMas Corporation is a holding company with no material assets of its own other than 100.0% of the capital stock of an intermediate holding company, TriMas Company LLC. TriMas Company LLC directly or indirectly owns our domestic and foreign operating subsidiaries, which represent the primary source of all of our revenues and are the primary owners of all of our operating assets. All of our senior credit facility and public debt are issued or guaranteed by TriMas Corporation, TriMas Company LLC and our domestic subsidiaries (other than our receivables financing subsidiary).

        As of December 31, 2006, we employed approximately 5,100 people, 19% of which were located outside the United States. We operate 15 domestic manufacturing facilities and 12 manufacturing facilities located outside the United States. Our foreign manufacturing facilities are located in Australia, Canada, China, the United Kingdom, Italy, Thailand, Germany and Mexico.

Company Background and Our Principal Stockholder

        We operated as an independent public company from 1989 through 1997. In 1998, we were acquired by Metaldyne Corporation (formerly MascoTech, Inc.) ("Metaldyne") and in November 2000 Metaldyne was acquired by an investor group led by Heartland Industrial Partners, L.P. ("Heartland") and Credit Suisse. On June 6, 2002, an investor group led by Heartland acquired 66.0% of our fully diluted common equity from Metaldyne for cash with the objective of permitting us to independently pursue growth opportunities.

        On January 11, 2007, Metaldyne merged into a subsidiary of Asahi Tec Corporation ("Asahi") whereby Metaldyne became a wholly-owned subsidiary of Asahi. In connection with the consummation of the merger, Metaldyne dividended the 4,825,587 shares of our common stock that it owned on a pro rata basis to the holders of Metaldyne's common stock at the time of such dividend. This dividend of our common stock is referred to herein as the "Metaldyne Dividend." As part of the Metaldyne Dividend, Heartland, Credit Suisse and Masco Corporation were distributed 2,413,193, 1,186,276 and 280,701 shares of our voting common equity, respectively and upon consummation of this offering will beneficially own 47.5%, 3.7% and 7.7%, respectively of our fully diluted common equity (valued in aggregate at $181.1 million, $14.2 million and $29.5 million, respectively, in each case based upon the midpoint of the price range on the cover of this prospectus) assuming no exercise of the over-allotment option. As a result of the merger, Metaldyne and we are no longer related parties. See "Related Party Transactions." See "Principal Stockholders."

  Our Principal Stockholder and Other Significant Stockholders & Relationships

        Heartland. Heartland currently owns approximately 72.7% of our outstanding voting common equity. After giving effect to this offering (assuming no exercise of the over-allotment option) Heartland will own 47.5% of our outstanding voting common equity. One of our directors is the Managing Member of Heartland's General Partner. Entities affiliated with our Chairman also own limited liability company interests in Heartland Additional Commitment Fund, LLC which is a limited partner in Heartland.

        Masco Corporation. Masco Corporation, both directly and through its wholly-owned subsidiary, Masco Capital Corporation, currently owns approximately 11.8% of our outstanding voting common equity. After giving effect to this offering (assuming no exercise of the over-allotment option) Masco Corporation together with Masco Capital Corporation would beneficially own 7.7% of our outstanding voting common equity. Our Chairman is also the President and Chairman of Masco Capital Corporation.

        Credit Suisse. Credit Suisse currently owns 1,186,276 shares of our outstanding voting common equity as a result of the Metaldyne Dividend. After giving effect to this offering (assuming no exercise of the over-allotment option) Credit Suisse will own approximately 3.7% of our outstanding voting common equity.

        We, Heartland, Masco Capital Corporation, Masco Corporation and Credit Suisse are party to a shareholders agreement relating to the ownership of our common equity. See "Related Party Transactions—Shareholders Agreements." We are not aware of any additional agreements or understandings between or among Heartland, Masco Capital Corporation, Masco Corporation, Credit Suisse and any of our directors or officers concerning our common equity.

        Heartland and those of our directors associated with Heartland will realize certain direct and indirect costs and benefits from this offering, including the following: (1) all pre-offering owners of our common stock will benefit from the creation of a public market for our common stock although Heartland, Masco Capital Corporation, Masco Corporation and Credit Suisse will be subject to lock-up agreements described elsewhere in this prospectus; (2) Heartland will continue to own, and as a result one of our directors will continue to control, shares representing 47.5% of our voting stock (valued in aggregate at $181.1 million based upon the midpoint of the price range); Heartland originally acquired 66% of our fully diluted common equity from Metaldyne at an aggregate cost of $265.0 million; (3) Heartland is agreeing to a contractual settlement of its right to receive an annual monitoring fee of $4.0 million in exchange for a $10.0 million payment, but subject to approval on a case by case basis by the disinterested members of our Board of Directors, may continue to earn fees not to exceed 1.0% of the transaction value for services provided in connection with certain future financings, acquisitions and divestitures by us; and (4) Heartland will suffer a reduction in its percentage of share ownership and will have reduced representation on our Board of Directors and its committees, although Heartland will continue to control 47.5% of our shares immediately following this offering, as indicated above, and as a result of our Shareholders Agreement, Heartland will continue to have the ability to elect a majority of our Board of Directors.

        At the time of the June 2002 transactions, we, Metaldyne and Heartland entered into a number of agreements pertaining to, among other things, Heartland's investment, the dividend to Heartland, our respective ongoing relationships and the allocation of certain liabilities that might arise. We subsequently repurchased some of our common stock from Metaldyne in April 2003 at the same price as originally paid by Heartland. See "Related Party Transactions." Consequently, there are continuing ongoing relationships that will exist between us, on the one hand, and Heartland, Metaldyne and certain of our officers and directors, on the other hand. See "Management," "Principal Stockholders," "Related Party Transactions—Benefits of This Offering to Certain Related Parties" and the relevant portions of the section captioned "Risk Factors." None of these matters are specific to this offering.

The Offering

Common stock offered by us	11,000,000 shares
Shares to be outstanding after the offering	31,759,500 shares
Use of proceeds
We estimate that our net proceeds from this offering after estimated underwriting discounts and offering expenses, will be approximately $119.3 million. We intend to use these net proceeds to redeem approximately $100.3 million in aggregate principal amount of our senior subordinated notes (plus a $5.0 million call premium), to make a $10.0 million payment to terminate the annual fee paid to Heartland under the Advisory Agreement, and to terminate certain of our operating leases by acquiring the underlying assets at a cost (measured as of the date of this prospectus) of up to approximately $4.0 million. To the extent there are any remaining net proceeds, we intend to use such funds to first terminate additional operating leases by acquiring the underlying assets, second to redeem additional amounts of our senior subordinated notes and lastly for general corporate purposes.
Dividend policy	We do not anticipate paying any cash dividends in the foreseeable future.
Risk factors	Please read "Risk Factors" and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

        We have applied for listing of the shares on the New York Stock Exchange under the symbol "TRS."

        Unless we specifically state otherwise, all information in this prospectus:

  •
  assumes no exercise of the over-allotment option granted by us in favor of the underwriters; and

  •
  excludes 2,222,000 shares of common stock reserved for issuance under our long-term equity incentive plan including, as of May 1, 2007, 2,011,268 shares of common stock issuable upon the exercise of outstanding stock options under the long-term equity incentive plan at exercise prices of $20.00 per share and $23.00 per share, of which 1,183,429 and 207,931 options were vested, respectively.

 Summary Financial Data

        The following table sets forth our summary financial data for the three years ended December 31, 2006 and the three months ended March 31, 2007 and 2006, as well as summary pro forma balance sheet data as of March 31, 2007. The summary financial data for the fiscal years ended December 31, 2006, 2005 and 2004 have been derived from our audited financial statements and notes to those financial statements included elsewhere in this prospectus. The financial statements for the years ended December 31, 2006, 2005 and 2004 have been audited by KPMG LLP. The summary information for the three months ended March 31, 2007 has been derived from our unaudited interim financial statements and the notes to those financial statements included elsewhere in this prospectus, which, in the opinion of management, include all adjustments which are normal and recurring in nature and necessary for the fair presentation of that data for such periods.

        The pro forma summary balance sheet data reflects the impact of this offering and the use of proceeds therefrom as if it had occurred as of March 31, 2007. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Unaudited Pro Forma Financial Information" and our financial statements and the notes thereto, each included elsewhere in this prospectus.

	Three months ended March 31,		Year ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)	(unaudited)
	(dollars and shares in thousands, except per share data)
Statement of Operations Data:
Net sales	$286,690	$273,030	$1,020,530	$1,000,860	$931,400
Gross profit	79,290	73,340	273,520	246,990	256,530
Impairment of goodwill	—	—	(116,500)	—	—
Operating profit (loss)	33,340	28,660	(13,620)	84,320	88,520
Income (loss) from continuing operations(1)	8,390	4,940	(108,180)	1,010	13,910
Basic Earnings (Loss) Per Share Data(2):
Continuing operations	$0.40	$0.25	$(5.35)	$0.05	$0.70
Weighted average shares for basic EPS	20,760	20,010	20,230	20,010	20,010
Diluted Earnings (Loss) Per Share Data(2):
Continuing operations	$0.40	$0.24	$(5.35)	$0.05	$0.67
Weighted average shares for diluted EPS	20,760	20,760	20,230	20,760	20,760

(1)
For the year ended December 31, 2006, includes a non-cash, after-tax charge of $115.3 million ($5.70 per share) related to impairment of goodwill and a substantially non-cash, after-tax charge of $5.4 million ($0.27 per share) for debt extinguishment costs related to the refinancing of our senior secured credit facilities.

(2)
In September 2006, a warrant to purchase 750,000 shares of our stock was exercised on a cashless basis into 749,500 shares.

	Three months ended March 31,		Year ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)	(unaudited)
	(dollars and shares in thousands, except per share data)
Statement of Cash Flows Data:
Cash flows provided by (used for)
operating activities	$26,940	$11,010	$15,880	$29,890	$42,620
investing activities	(15,480)	(4,650)	(22,160)	(16,640)	(46,840)
financing activities	(11,160)	(8,380)	6,150	(12,610)	530
Other Financial Data:
Depreciation and amortization(3)(4)	$9,840	$9,920	$38,520	$37,090	$36,190
Capital expenditures(4)	6,580	5,040	25,640	20,300	36,110
Adjusted EBITDA(5)(6)	40,730	35,620	122,690	113,140	117,470
	As of March 31, 2007
	Actual	Pro Forma(7)
	(unaudited)
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$3,900	$3,900
Current assets	328,080	328,080
Goodwill and other intangibles, net	765,680	765,680
Total assets	1,300,150	1,301,000
Current liabilities	217,300	217,300
Total debt	723,520	623,520
Shareholders' equity	239,320	347,160

(3)
Includes non-cash charges of $0.4 million and $0.6 million in 2005 and 2004, respectively, to write–off customer relationship intangibles as we no longer maintain a sales relationship with several customers. See Note 7 to the audited financial statements included elsewhere in this prospectus.

(4)
Reflects amounts attributable to continuing operations.

(5)
In evaluating our business, our management considers and uses Adjusted EBITDA as a key indicator of financial operating performance and as a measure of cash generating capability. We define Adjusted EBITDA as net income (loss) before cumulative effect of accounting change, before interest, taxes, depreciation, amortization, non-cash asset and goodwill impairment charges and write-offs, non-cash losses on sale-lease back of property and equipment and write-off of equity offering costs. In evaluating Adjusted EBITDA, our management deems it important to consider the quality of our underlying earnings by separately identifying certain costs undertaken to improve our results, such as costs related to consolidating facilities and businesses in an effort to eliminate duplicative costs or achieve efficiencies, costs related to integrating acquisitions and restructuring costs related to expense reduction efforts. Although we may undertake new consolidation, restructuring and integration efforts in the future as a result of our acquisition activity, our management separately considers these costs in evaluating underlying business performance. Caution must be exercised in considering these items as they include substantially (but not necessarily entirely) cash costs and there can be no assurance that we will ultimately realize the benefits of these efforts. We use Adjusted EBITDA as a key performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and the impact of purchase accounting and SFAS

  No. 142 (affecting depreciation and amortization expense). Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use Adjusted EBITDA for business planning purposes, to incent and compensate our management personnel, in measuring our performance relative to that of our competitors and in evaluating acquisition opportunities. In addition, we believe Adjusted EBITDA or similar measures are widely used by investors, securities analysts, ratings agencies and other interested parties as a measure of financial performance and debt service capabilities. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. These limitations are discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations." Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

        The following is a reconciliation of our Adjusted EBITDA to net income (loss) before cumulative effect of accounting change and cash flows from operating activities:

	Three months ended March 31,		Year ended December 31,
	2007	2006	2006	2005	2004
	(dollars in thousands)
Net income (loss) before effect of cumulative accounting change	$7,050	$3,600	$(128,910)	$(45,460)	$(2,190)
Income tax expense (benefit)(a)	4,980	2,170	(6,520)	(30,580)	(4,290)
Interest expense(b)	18,860	19,920	78,510	75,210	67,650
Debt extinguishment costs	—	—	8,610	—	—
Impairment of assets(c)	—	—	15,760	73,220	10,650
Impairment of goodwill(d)	—	—	116,500	—	—
Write-off of deferred equity offering costs	—	—	—	—	1,140
Depreciation and amortization(e)	9,840	9,930	38,740	40,750	44,510

Adjusted EBITDA	$40,730	$35,620	$122,690	$113,140	$117,470

Interest paid	(6,630)	(5,280)	(69,880)	(70,550)	(61,650)
Taxes paid	(2,260)	(4,930)	(14,050)	(12,630)	(10,220)
Legacy stock award payments	—	—	—	—	(5,400)
Loss on disposition of plant and equipment	380	100	3,530	300	790
Payments to Metaldyne to fund contractual liabilities	—	—	(4,340)	(2,900)	(4,610)
Receivables sales and securitization, net	28,750	25,120	(14,120)	(9,580)	47,960
Net change in working capital and other, net	(34,030)	(39,620)	(7,950)	12,110	(41,720)

Cash flows provided by operating activities	$26,940	$11,010	$15,880	$29,890	$42,620

  (a)
  Includes income tax benefit related to discontinued operations of approximately $0 and $0.9 million for the three months ended March 31, 2007 and 2006, respectively, and $9.3 million, $32.6 million and $10.2 million in 2006, 2005 and 2004, respectively. See Note 5, "Discontinued Operations and Assets Held for Sale," to the financial statements included elsewhere in this prospectus for further information.

  (b)
  Includes $0.5 million reduction in interest expense in the fourth quarter of 2006 related to asset retirement obligations of discontinued operations.

  (c)
  Includes asset impairments related to continuing operations of approximately $0.5 million, $3.0 million and $2.4 million in 2006, 2005 and 2004, respectively. Also includes impairment charges of $15.3 million, $70.3 million and $8.3 million in 2006, 2005 and 2004, respectively, related to our industrial fastening business which is reported as discontinued operations.

  (d)
  Goodwill impairment charge of $97.5 million and $19.0 million in our RV & Trailer Products and Recreational Accessories segments, respectively, in the fourth quarter of 2006.

  (e)
  Includes depreciation and amortization related to discontinued operations in the amounts of $0.2 million, $3.7 million, and $8.3 million in 2006, 2005 and 2004, respectively.

        The following details certain items relating to our consolidation, restructuring and integration efforts that are included in the determination of net income (loss) under GAAP and are not added back to net income (loss) in determining Adjusted EBITDA, but that we separately consider in evaluating our Adjusted EBITDA:

	Three months ended March 31,		Year ended December 31,
	2007	2006	2006	2005	2004
	(dollars in thousands)
Facility and business consolidation costs(a)	$110	$20	$200	$200	$280
Business unit restructuring costs(b)	—	90	430	1,130	6,250
Acquisition integration costs(c)	—	290	970	1,290	1,510

	$110	$400	$1,600	$2,620	$8,040

  (a)
  Includes employee training, severance and relocation costs, equipment move and plant rearrangement costs associated with facility and business consolidations.

  (b)
  Principally employee severance costs associated with business unit restructuring and other cost reduction activities.

  (c)
  Includes equipment move and other facility closure costs, excess and obsolete inventory reserve charges related to brand rationalization, employee training, and other organization costs associated with the integration of acquired operations.

(6)
Adjusted EBITDA herein includes discontinued operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Segment Information and Supplemental Analysis."

(7)
The pro forma consolidated balance sheet data as of March 31, 2007 gives effect to this offering and the use of proceeds therefrom as described under "Use of Proceeds" and "Unaudited Pro Forma Financial Information."

RISK FACTORS

        You should carefully consider each of the risks described below, together with all of the other information contained in this prospectus, before deciding to invest in shares of our common stock. As a result of any of the following risks, our business, results of operations or financial condition could be materially adversely affected, the market price of your shares could decline and you may lose all or part of your investment.

Risks Related to Our Business

  We have a history of net losses.

        We incurred net losses of $128.9 million, $45.9 million and $2.2 million for the years ended December 31, 2006, 2005 and 2004, respectively. The loss in 2006 principally resulted from a non-cash goodwill impairment charge of $116.5 million and the loss from discontinued operations of $20.7 million. The losses in 2005 and 2004 principally resulted from the loss from discontinued operations. In addition, high interest expense associated with our highly leveraged capital structure, non-cash expenses such as depreciation and amortization of intangible assets and other asset impairments also contributed to our net losses. We may continue to experience net losses in the future.

  Our businesses depend upon general economic conditions and we serve some customers in highly cyclical industries; as such we are subject to the loss of sales and margins due to an economic downturn or recession.

        Our financial performance depends, in large part, on conditions in the markets that we serve in both the U.S. and global economies. Some of the industries that we serve are highly cyclical, such as the automotive, construction, industrial equipment, energy, aerospace and electrical equipment industries. We may experience a reduction in sales and margins as a result of a downturn in economic conditions or other macroeconomic factors. Lower demand for our products may also negatively affect the capacity utilization of our production facilities, which may further reduce our operating margins.

  Many of the markets we serve are highly competitive, which could limit the volume of products that we sell and reduce our operating margins.

        Many of our products are sold in competitive markets. We believe that the principal points of competition in our markets are product quality and price, design and engineering capabilities, product development, conformity to customer specifications, reliability and timeliness of delivery, customer service and effectiveness of distribution. Maintaining and improving our competitive position will require continued investment by us in manufacturing, engineering, quality standards, marketing, customer service and support of our distribution networks. We may have insufficient resources in the future to continue to make such investments and, even if we make such investments, we may not be able to maintain or improve our competitive position. We also face the risk of lower-cost foreign manufacturers located in China, Southeast Asia and other regions competing in the markets for our products and we may be driven as a consequence of this competition to increase our investment overseas. Making overseas investments can be highly complicated and we may not always realize the advantages we anticipate from any such investments. Competitive pressure may limit the volume of products that we sell and reduce our operating margins.

  Increases in our raw material or energy costs or the loss of critical suppliers could adversely affect our profitability and other financial results.

        We are sensitive to price movements in our raw materials supply base. Our largest material purchases are for steel, copper, aluminum, polyethylene and other resins and energy. Prices for these products fluctuate with market conditions and we have experienced sporadic increases recently. We may be unable to completely offset the impact with price increases on a timely basis due to outstanding commitments to our customers, competitive considerations or our customers resistance to accepting such price increases and our financial performance may be adversely impacted by further price increases. A failure by our suppliers to continue to supply us with certain raw materials or component parts on commercially reasonable terms, or at all, would have a material adverse effect on us. To the extent there are energy supply disruptions or material fluctuations in energy costs, our margins could be materially adversely impacted.

  We may be unable to successfully implement our business strategies. Our ability to realize our business strategies may be limited.

        Our businesses operate in relatively mature industries and it may be difficult to successfully pursue our growth strategies and realize material benefits therefrom. Even if we are successful, other risks attendant to our businesses and the economy generally may substantially or entirely eliminate the benefits. While we have successfully utilized some of these strategies in the past, our growth has principally come through acquisitions.

  Our products are typically highly engineered or customer-driven and we are subject to risks associated with changing technology and manufacturing techniques that could place us at a competitive disadvantage.

        We believe that our customers rigorously evaluate their suppliers on the basis of product quality, price competitiveness, technical expertise and development capability, new product innovation, reliability and timeliness of delivery, product design capability, manufacturing expertise, operational flexibility, customer service and overall management. Our success depends on our ability to continue to meet our customers' changing expectations with respect to these criteria. We anticipate that we will remain committed to product research and development, advanced manufacturing techniques and service to remain competitive, which entails significant costs. We may be unable to address technological advances, implement new and more cost-effective manufacturing techniques, or introduce new or improved products, whether in existing or new markets, so as to maintain our businesses' competitive positions or to grow our businesses as desired.

  We depend on the services of key individuals and relationships, the loss of which would materially harm us.

        Our success will depend, in part, on the efforts of our senior management, including our Chief Executive Officer. Our future success will also depend on, among other factors, our ability to attract and retain other qualified personnel. The loss of the services of any of our key employees or the failure to attract or retain employees could have a material adverse effect on us. In addition, our largest stockholder, Heartland, has provided us with valuable strategic, financial and operational support pursuant to arrangements that will terminate in connection with this offering. The loss of such services could adversely affect us.

We have substantial debt and interest payment requirements that may restrict our future operations and impair our ability to meet our obligations.

        We continue to have indebtedness that is substantial in relation to our shareholders' equity. As of March 31, 2007, we have approximately $723.5 million of outstanding debt and approximately $239.3 million of shareholders' equity. Approximately 39.7% of our debt bears interest at variable rates and we may experience material increases in our interest expense as a result of increases in interest rate levels generally. Our debt service payment obligations in 2006 were approximately $72.5 million and based on amounts outstanding as of March 31, 2007 a 1% increase in the per annum interest rate for our variable rate debt would increase our interest expense by approximately $2.9 million annually. Our degree of leverage and level of interest expense may have important consequences, including:

  •
  our leverage may place us at a competitive disadvantage as compared with our less leveraged competitors and make us more vulnerable in the event of a downturn in general economic conditions or in any of our businesses;

  •
  our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited;

  •
  our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, business development efforts, general corporate or other purposes may be impaired;

  •
  a substantial portion of our cash flow from operations will be dedicated to the payment of interest and principal on our indebtedness, thereby reducing the funds available to us for other purposes, including our operations, capital expenditures, future business opportunities or obligations to pay rent in respect of our operating leases; and

  •
  our operations are restricted by our debt instruments, which contain material financial and operating covenants, and those restrictions may limit, among other things, our ability to borrow money in the future for working capital, capital expenditures, acquisitions, rent expense or other purposes.

        Our ability to service our debt and other obligations will depend on our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond our control. Our business may not generate sufficient cash flow, and future financings may not be available to provide sufficient net proceeds, to meet these obligations or to successfully execute our business strategies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

Restrictions in our debt instruments and accounts receivable facility limit our ability to take certain actions and breaches thereof could impair our liquidity.

        Our credit facility and the indenture governing our senior subordinated notes contain covenants that restrict our ability to:

  •
  pay dividends or redeem or repurchase capital stock;

  •
  incur additional indebtedness and grant liens;

  •
  make acquisitions and joint venture investments;

  •
  sell assets; and

  •
  make capital expenditures.

        Our credit facility also requires us to comply with financial covenants relating to, among other things, interest coverage and leverage. Our accounts receivable facility contains covenants similar to those in our credit facility and includes additional requirements regarding our receivables. We may not be able to satisfy these covenants in the future or be able to pursue our strategies within the constraints of these covenants. Substantially all of our assets and the assets of our domestic subsidiaries (other than our special purpose receivables subsidiary) are pledged as collateral pursuant to the terms of our credit facility. A breach of a covenant contained in our debt instruments could result in an event of default under one or more of our debt instruments, our accounts receivable facility and our lease financing arrangements. Such breaches would permit the lenders under our credit facility to declare all amounts borrowed thereunder to be due and payable, and the commitments of such lenders to make further extensions of credit could be terminated. In addition, such breach may cause a termination of our accounts receivable facility. Each of these circumstances could materially and adversely impair our liquidity.

  We may face liability associated with the use of products for which patent ownership or other intellectual property rights are claimed.

        We may be subject to claims or inquiries regarding alleged unauthorized use of a third party's intellectual property. An adverse outcome in any intellectual property litigation could subject us to significant liabilities to third parties, require us to license technology or other intellectual property rights from others, require us to comply with injunctions to cease marketing or using certain products or brands, or require us to redesign, reengineer, or rebrand certain products or packaging, any of which could affect our business, financial condition and operating results. If we are required to seek licenses under patents or other intellectual property rights of others, we may not be able to acquire these licenses on acceptable terms, if at all. In addition, the cost of responding to an intellectual property infringement claim, in terms of legal fees and expenses and the diversion of management resources, whether or not the claim is valid, could have a material adverse effect on our business, results of operations and financial condition.

  We may be unable to adequately protect our intellectual property.

        While we believe that our patents, trademarks and other intellectual property have significant value, it is uncertain that this intellectual property, or any intellectual property acquired or developed by us in the future, will provide a meaningful competitive advantage. Our patents or pending applications may be challenged, invalidated or circumvented by competitors or rights granted thereunder may not provide meaningful proprietary protection. Moreover, competitors may infringe on our patents or successfully avoid them through design innovation. Policing unauthorized use of our intellectual property is difficult and expensive, and we may not be able to, or have the resources to, prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States. An adverse outcome in any intellectual property litigation could subject us to significant liabilities to third parties, require us to license technology or other intellectual property rights from others, require us to comply with injunctions to cease marketing or using certain products or brands, or require us to redesign, reengineer or rebrand certain products or packaging. Further, we may incur costs in terms of legal fees and expenses, whether or not the claim is valid, to respond to intellectual property infringement claims. These or other liabilities or claims may increase or otherwise have a material adverse effect on our financial condition and future results of operations.

  We may incur material losses and costs as a result of product liability, recall and warranty claims that may be brought against us.

        We are subject to a variety of litigation incidental to our businesses, including claims for damages arising out of use of our products, claims relating to intellectual property matters and claims involving employment matters and commercial disputes.

        We currently carry insurance and maintain reserves for potential product liability claims. However, our insurance coverage may be inadequate if such claims do arise and any liability not covered by insurance could have a material adverse effect on our business. Although, we have been able to obtain insurance in amounts we believe to be appropriate to cover such liability to date, our insurance premiums may increase in the future as a consequence of conditions in the insurance business generally or our situation in particular. Any such increase could result in lower net income or cause the need to reduce our insurance coverage. In addition, a future claim may be brought against us that could have a material adverse effect on us. Any product liability claim may also include the imposition of punitive damages, the award of which, pursuant to certain state laws, may not be covered by insurance. Our product liability insurance policies have limits that if exceeded, may result in material costs that would have an adverse effect on our future profitability. In addition, warranty claims are generally not covered by our product liability insurance. Further, any product liability or warranty issues may adversely affect our reputation as a manufacturer of high-quality, safe products, divert management's attention, and could have a material adverse effect on our business.

        In addition, one of our Energy Products segment subsidiaries is a party to lawsuits related to asbestos contained in gaskets formerly manufactured by it or its predecessors. Some of this litigation includes claims for punitive and consequential as well as compensatory damages. We are not able to predict the outcome of these matters given that, among other things, claims may be initially made in jurisdictions without specifying the amount sought or by simply stating the minimum or maximum permissible monetary relief, and may be amended to alter the amount sought. Of the 10,229 claims pending at March 31, 2007, 156 set forth specific amounts of damages (other than those stating the statutory minimum or maximum). 128 of the 156 claims sought between $1.0 million and $5.0 million in total damages (which includes compensatory and punitive damages) and 28 sought between $5.0 million and $10.0 million in total damages (which includes compensatory and punitive damages). Solely with respect to compensatory damages, 135 of the 156 claims sought between $50,000 and $600,000 and 21 sought between $1.0 million and $5.0 million. Solely with respect to punitive damages, 128 of the 156 claims specifying damages sought between $1.0 million and $2.5 million and 28 sought $5.0 million. Total defense costs from January 1, 2003 to March 31, 2007 were approximately $20.4 million and total settlement costs (exclusive of defense costs) for all asbestos cases since inception have been approximately $4.4 million. To date, approximately 50% of our costs related to defense and settlement of asbestos litigation have been covered by our primary insurance. However, in the future we may incur significant litigation costs in defending these matters and we may be required to pay damage awards or settlements or become subject to equitable remedies that could adversely affect our businesses. See "Business—Legal Proceedings" for a discussion of these matters.

  Our business may be materially and adversely affected by compliance obligations and liabilities under environmental laws and regulations.

        We are subject to federal, state, local and foreign environmental laws and regulations which impose limitations on the discharge of pollutants into the ground, air and water and establish standards for the generation, treatment, use, storage and disposal of solid and hazardous wastes, and remediation of contaminated sites. We may be legally or contractually responsible or alleged to be responsible for the investigation and remediation of contamination at various sites, and for personal injury or property damages, if any, associated with such contamination. We have been named as potentially responsible parties under CERCLA (the federal Superfund law) or similar state laws in several sites requiring clean-up related to disposal of wastes we generated. These laws generally impose liability for costs to investigate and remediate contamination without regard to fault and under certain circumstances liability may be joint and several resulting in one responsible party being held responsible party being held responsible for the entire obligation. Liability may also include damages to natural resources. We have entered into consent decrees relating to two sites in California along with the many other co-defendants in these matters. We have incurred substantial expenses for all these sites over a number of years, a portion of which has been covered by insurance. See "Business—Legal Proceedings" for a discussion of these matters. In addition to the foregoing, our businesses have incurred and likely will continue to incur expenses to investigate and clean up existing and former company-owned or leased property, including those properties made the subject of sale-leaseback transactions for which we have provided environmental indemnities to the lessors. Additional sites may be identified at which we are a potentially responsible party under the federal Superfund law or similar state laws. We must also comply with various health and safety regulations in the U.S. and abroad in connection with our operations.

        We believe that our business, operations and facilities are being operated in compliance in all material respects with applicable environmental and health and safety laws and regulations, many of which provide for substantial fines and criminal sanctions for violations. Based on information presently known to us and accrued environmental reserves, we do not expect environmental costs or contingencies to have a material adverse effect on us. The operation of manufacturing plants entails risks in these areas, however, and we may incur material costs or liabilities in the future that could adversely affect us. There can be no assurance that we have been or will be at all times in substantial compliance with environmental health and safety laws. Failure to comply with any of these laws could result in civil, criminal, monetary and non-monetary penalties and damage to our reputation. In addition, potentially material expenditures could be required in the future. For example, we may be required to comply with evolving environmental and health and safety laws, regulations or requirements that may be adopted or imposed in the future or to address newly discovered information or conditions that require a response.

  Historically, we have grown primarily through acquisitions. If we are unable to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of our acquisitions, we may be adversely affected.

        Historically, one of our principal growth strategies has been to pursue strategic acquisition opportunities. A substantial portion of our historical growth has been derived from acquisitions. Since our separation from Metaldyne in June 2002, we have completed seven acquisitions. Each of these acquisitions required integration expense and actions that negatively impacted our results of operations and that could not have been fully anticipated beforehand. In addition, attractive acquisition candidates may not be identified and acquired in the future, financing for acquisitions may be unavailable on satisfactory terms or at all and we may be unable to accomplish our strategic objectives in effecting a particular acquisition. We may encounter various risks in acquiring other companies, including the possible inability to integrate an acquired business into our operations, diversion of management's attention and unanticipated problems or liabilities, some or all of which could materially and adversely affect our business strategy and financial condition and results of operations.

  We have significant operating lease obligations and our failure to meet those obligations could adversely affect our financial condition.

        We lease many of our manufacturing facilities and certain capital equipment. As of December 31, 2006, our annualized rental expense under these operating leases approximated $20.4 million. A failure to pay our rental obligations would constitute a default allowing the applicable landlord to pursue any remedy available to it under applicable law, which would include taking possession of our property and, in the case of real property, evicting us. These leases are categorized as operating leases and are not considered indebtedness for purposes of our debt instruments.

  We have significant goodwill and intangible assets, and future impairment of our goodwill and intangible assets could have a material negative impact on our financial results.

        At March 31, 2007 our goodwill and intangible assets were approximately $765.7 million, and represented approximately 58.8% of our total assets. Our net loss of $128.9 million for the year ended December 31, 2006 included a charge of $116.5 million for impairment of goodwill in our RV & Trailer Products and Recreational Accessories segments. The 2006 net loss also included a charge of $15.3 million related to the further impairment of property and equipment within our industrial fastening business which is held for sale and is reported as discontinued operations. If we continue to experience declines in sales and operating profit in our RV & Trailer Products and Recreational Accessories segments, we may be subject to future goodwill impairments. Because of the significance of our goodwill and intangible assets, any future impairment of these assets could have a material adverse effect on our financial results.

  We may be subject to further unionization and work stoppages at our facilities or our customers may be subject to work stoppages, which could seriously impact the profitability of our business.

        As of March 31, 2007, approximately 18% of our work force in our continuing operations was unionized under several different unions and bargaining agreements. If our unionized workers or those of our customers or suppliers were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption of our operations. In addition, if a greater percentage of our work force becomes unionized, our labor costs and risks associated with strikes, work stoppages or other slowdowns may increase. On July 19, 2006 approximately 150 workers at our Monogram Aerospace Fasteners business unit commenced a strike, which lasted until July 27, 2006. Many of our direct or indirect customers have unionized work forces. Strikes, work stoppages or slowdowns experienced by these customers or their suppliers could result in slowdowns or closures of assembly plants where our products are included. In addition, organizations responsible for shipping our customers' products may be impacted by occasional strikes or other activity. Any interruption in the delivery of our customers' products could reduce demand for our products and could have a material adverse effect on us.

  Our healthcare costs for active employees and future retirees may exceed our projections and may negatively affect our financial results.

        We maintain a range of healthcare benefits for our active employees and a limited number of retired employees pursuant to labor contracts and otherwise. Healthcare benefits for active employees and certain retirees are provided through comprehensive hospital, surgical and major medical benefit provisions or through health maintenance organizations, all of which are subject to various cost-sharing features. Some of these benefits are provided for in fixed amounts negotiated in labor contracts with the respective unions. If our costs under our benefit programs for active employees and retirees exceed our projections, our business and financial results could be materially adversely affected. Additionally, foreign competitors and many domestic competitors provide fewer benefits to their employees and retirees, and this difference in cost could adversely impact our competitive position.

  A growing portion of our sales may be derived from international sources, which exposes us to certain risks which may adversely affect our financial results and impact our ability to service debt.

        Approximately 17.3% of our net sales for the fiscal year ended December 31, 2006 were derived from sales by our subsidiaries located outside of the United States. We may significantly expand our international operations through internal growth and acquisitions. Sales outside of the United States, particularly sales to emerging markets, and foreign manufacturing are subject to various other risks which are not present within U.S. markets, including governmental embargoes or foreign trade restrictions such as antidumping duties, changes in U.S. and foreign governmental regulations, tariffs and other trade barriers, the potential for nationalization of enterprises, foreign exchange risk and other political, economic and social instability. In addition, there are tax inefficiencies in repatriating cash flow from non-U.S. subsidiaries that could affect our financial results and reduce our ability to service debt.

Risks Related to Our Common Stock

  Our common stock may not trade actively, which may cause our common stock to trade at a discount and make it difficult for you to sell your stock.

        This is our initial public offering, which means that our common stock currently does not trade in any market. Upon the consummation of this offering, our common stock may not trade actively. You may not be able to sell your shares at or above the offering price, which will be determined by negotiations between representatives of the underwriters and us and which may not be indicative of prices that will prevail in the trading market. An illiquid market for our common stock may result in price volatility and poor execution of buy and sell orders for investors.

  Investors in this offering will suffer immediate and substantial dilution.

        The initial public offering price of our common stock will be substantially higher than the net tangible book value per share of our common stock. Purchasers of our common stock in this offering will experience immediate and substantial dilution in net tangible book value of $(25.54) per share of the common stock, assuming an initial public offering price of $12.00 per share (the midpoint of the range on the cover of this prospectus). Our issuance of shares pursuant to options will cause investors to experience further dilution if the market price of our common stock exceeds the exercise price of these securities.

  Future sales of our common stock in the public market could cause our stock price to fall.

        Sales of a substantial number of shares of our common stock in the public market after this offering, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. After this offering, we will have 400,000,000 shares of common stock authorized for issuance under our certificate of incorporation and 31,759,500 shares of common stock outstanding. There will be 33,409,500 shares outstanding if the underwriters exercise their over-allotment option in full. Restrictions under the securities laws and the lock-up agreements described in "Underwriting" limit the number of shares of common stock that can be sold immediately following the public offering. All of the shares of common stock sold in this offering will be freely tradeable without restrictions or further registration under the Securities Act, except for any shares purchased by our affiliates as defined in Rule 144 under the Securities Act. In addition to the 11,000,000 shares offered hereby, an additional 2,027,335 shares will be freely transferrable without material contractual or legal restriction upon consummation of this offering. There are 18,732,165 shares that are subject to lock-up agreements that will expire, as described in "Shares Eligible for Future Sale," 180 days after the consummation of this offering. Of these shares, we believe that 3,640,890 shares will then become freely transferable without limitations and that 15,091,275 shares owned by Heartland will be freely transferable subject to the limitations imposed by Rule 144 of the Securities Act of 1933, as amended, because it is an affiliate of ours. See "Shares Eligible for Future Sale." Heartland will have the ability to require us to register the resale of its shares 180 days after the consummation of this offering pursuant to its registration rights. In addition, the parties to our shareholders agreement, other than those who became party to the agreement in connection with the Metaldyne Dividend, have the right, subject to the limitations in the shareholders agreement, to exercise certain piggyback registration rights in connection with other registered offerings. Substantial sales by Heartland or the perception that these sales will occur may materially and adversely affect the price of our common stock.

  If we sell or issue additional shares of common stock to finance future acquisitions, your stock ownership could be diluted.

        Part of our growth strategy is to expand into new markets and enhance our position in existing markets through acquisitions. In order to successfully complete acquisitions we may target or fund our other activities, we may issue additional equity securities that could be dilutive to our earnings per share and to your stock ownership. The timing and quantity of the shares of our common stock that will be sold may have a negative impact on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued upon the exercise of stock options or in connection with acquisition financing), or the perception that such sales could occur, may materially and adversely affect prevailing market prices for our common stock.

  Possible volatility in our stock price could negatively affect our stockholders.

        The trading price of our common stock may be volatile in response to a number of factors, many of which are beyond our control, including actual or anticipated variations in quarterly financial results; changes in financial estimates or recommendations by securities analysts; changes in accounting standards, policies, guidance, interpretations or principles; sales of common stock by us or members of our management team; and announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments. In addition, our financial results may be below the expectations of securities analysts and investors. If this were to occur, the market price of our common stock could decrease, possibly significantly.

        In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Broad market and industry factors may negatively affect the price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of an individual company's securities, securities class action litigation often has been instituted against that company. The institution of similar litigation against us could result in substantial costs and a diversion of our management's attention and resources, which could negatively affect our financial results.

  Heartland will own 47.5% of our voting common equity and can substantially influence all matters requiring the approval of our stockholders, and Heartland's interests in our business may be different than yours.

        After this offering, Heartland will beneficially own approximately 47.5% of our outstanding voting common equity assuming no exercise of the over-allotment option. As a result, Heartland will have the power to substantially influence all matters submitted to our stockholders, exercise significant influence over our decisions to enter into any corporate transaction and any transaction that requires the approval of stockholders regardless of whether other stockholders believe that any such transactions are in their own best interests. For example, Heartland could cause us to make acquisitions that increase the amount of our indebtedness, sell revenue-generating assets or cause us to undergo a "going private" transaction with it or one of our affiliates based on its ownership immediately following the consummation of this offering without a legal requirement of unaffiliated shareholder approval. In addition, as a result of our Shareholders Agreement, Heartland will have the power to control the election of a majority of our Directors. So long as Heartland continues to own a significant amount of the outstanding shares of our common stock, it will continue to be able to strongly influence or effectively control our decisions. Its interests may differ from yours and it may vote in a way with which you disagree. In addition, this concentration of ownership may have the effect of preventing, discouraging or deterring a change of control, which could depress the market price of our common stock. One of our directors is the Managing Member of Heartland's general partner. See "Related Party Transactions."

  We are party to certain transactions with Heartland and its affiliates which may continue in the future.

        While we have no current plans with respect to additional related party transactions with Heartland or its affiliates, apart from those existing and ordinary course matters summarized or referred to under "Related Party Transactions," we may enter into such transactions in the future. Our debt instruments currently require that, principles of corporate law may recommend that and we intend to, enter into such transactions only on arm's length third party terms. However, we cannot assure you that, should we enter into any such transactions, they would not be detrimental to us and to shareholders other than the relevant affiliated party or that there will be relevant arm's length third party transactions to which we may compare.

  Provisions of Delaware law and upon the consummation of this offering, our certificate of incorporation and by-laws, could delay or prevent a change in control of our company, which could adversely impact the value of our common stock.

        Upon the consummation of this offering, our certificate of incorporation and by-laws will contain provisions that could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our shareholders. Upon the consummation of this offering, provisions of our certificate of incorporation and by-laws will impose various procedural and other requirements, which could make it more difficult for shareholders to effect certain corporate actions. For example, our certificate of incorporation will authorize our Board of Directors to determine the rights, preferences, privileges and restrictions of an unissued series of preferred stock, without any vote or action by our shareholders. Thus, our Board of Directors will be able to authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. Additional provisions include the sole power of our Board of Directors to fix the number of directors, limitations on the removal of directors, the sole power of our Board of Directors to fill any vacancy on our board, whether such vacancy occurs as a result of an increase in the number of directors or otherwise, and the inability of shareholders to act by written consent to call special meetings. These rights may have the effect of delaying or deterring a change of control of our company. In addition, a change of control of our company may be delayed or deterred as a result of our having three classes of directors. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. See "Description of Capital Stock."

  We have no plans to pay regular dividends on our common stock, so you may not receive funds without selling your common stock.

        We have not declared or paid cash dividends on our common stock since becoming a stand-alone entity in June 2002 and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, restrictions in our credit facility and our indenture governing our senior subordinated notes restrict our ability to pay dividends. We currently intend to retain future earnings, if any, to finance our business and growth strategies. Any decision to declare and pay dividends in the future will be made at the discretion of our Board of Directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our Board of Directors may deem relevant.

FORWARD-LOOKING INFORMATION

        This prospectus contains forward-looking statements about our financial condition, results of operations and business, and our plans, objectives, goals, strategies, future events, revenue or performance, capital expenditures, financing needs, plans or intentions concerning acquisitions and business trends and other nonhistorical information. Many of these statements appear under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." When used in this prospectus, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," or future or conditional verbs, such as "will," "should," "could," or "may," and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management's examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management's expectations, beliefs and projections will be achieved.

        Forward-looking statements are subject to numerous assumptions, risks and uncertainties and accordingly, actual results may differ materially from those expressed or implied by the forward-looking statements. We caution readers not to place undue reliance on the statements, which speak only as of the date of this prospectus.

        The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We do not undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

        Risks and uncertainties that could cause actual results to vary materially from those anticipated in the forward-looking statements included in this prospectus include general economic conditions in the markets in which we operate and industry-related factors such as:

  •
  Our businesses depend upon general economic conditions and we serve some customers in highly cyclical industries. As a result, we are subject to the loss of sales and margins due to an economic downturn or recession, which could negatively affect us;

  •
  Many of the markets we serve are highly competitive, which could limit the volume of products that we sell and reduce our operating margins. We also face the risk of lower cost foreign manufacturers located in China, Southeast Asia and other regions competing in the markets for our products, and we may be adversely impacted;

  •
  Increases in our raw material or energy costs or the loss of critical suppliers could adversely affect our profitability and other financial results;

  •
  We may be unable to successfully implement our business strategies. Our ability to realize benefits from our business strategies may be limited;

  •
  Our products are typically highly engineered or customer-driven and, as such, we are subject to risks associated with changing technology and manufacturing techniques, which could place us at a competitive disadvantage;

  •
  We depend on the services of key individuals and relationships, the loss of which would materially harm us;

  •
  We have substantial debt and interest payment requirements that may restrict our future operations and impair our ability to meet our obligations;

  •
  Restrictions in our debt instruments and accounts receivable facility limit our ability to take certain actions and breaches thereof could impair our liquidity;

  •
  We may be unable to protect our intellectual property or face liability associated with the use of products for which intellectual property rights are claimed;

  •
  We may incur material losses and costs as a result of product liability, recall and warranty claims that may be brought against us;

  •
  Our business may be materially and adversely affected by compliance obligations and liabilities including environmental and other laws and regulations;

  •
  Historically, we have grown primarily through acquisitions. If we are unable to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of our acquisitions, we may be adversely affected;

  •
  We have significant operating lease obligations. Failure to meet those obligations could adversely affect our financial condition;

  •
  We have significant goodwill and intangible assets. We incurred a significant impairment of our goodwill in 2006. Future impairment of our goodwill and intangible assets could have a material adverse impact on our financial results;

  •
  We may be subject to work stoppages and further unionization at our facilities or our customers or suppliers may be subjected to work stoppages, which could seriously impact the profitability of our business;

  •
  Our healthcare costs for active employees and retirees may exceed our projections and may negatively affect our financial results; and

  •
  A growing portion of our sales may be derived from international sources, which exposes us to certain risks which may adversely affect our financial results.

        We disclose important factors that could cause our actual results to differ materially from our expectations under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf. When we indicate that an event, condition or circumstance could or would have an adverse effect on us, we mean to include effects upon our business, financial and other condition, results of operations, prospects and ability to service our debt.

USE OF PROCEEDS

        We estimate that we will receive net proceeds of approximately $119.3 million from the sale of shares of our common stock in this offering, based upon an assumed initial public offering price of $12.00 per share (the midpoint of the range on the cover page of this prospectus) and after deducting underwriting discounts and commissions and estimated offering expenses.

        We intend to use a portion of the net proceeds from this offering to redeem approximately $100.3 million in aggregate principal amount of our senior subordinated notes plus associated call premiums of approximately $5.0 million. Our senior subordinated notes mature in June 2012 and bear interest at a rate of 9 7/8% per annum. We intend to use $10.0 million of the net proceeds from this offering to make a payment to terminate the annual fee paid to Heartland under the Advisory Agreement. We will use the remaining net proceeds to seek to terminate certain of our operating leases by acquiring the underlying assets at a cost (measured as of the date of this prospectus) of approximately $4.0 million. To the extent there are any additional remaining net proceeds (including through the exercise of the over-allotment option), we intend to use such funds to first terminate additional operating leases by acquiring the underlying assets, second redeem additional amounts of senior subordinated notes and lastly for general corporate purposes. See "Unaudited Pro Forma Financial Information."

        A $1.00 increase (decrease) in the assumed initial public offering price of $12.00 per share (the midpoint of the range on the cover page of this prospectus) would increase (decrease) the gross proceeds to us from this offering by $11.0 million, assuming the number of shares offered by us, as set forth on the cover page of this preliminary prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

DIVIDEND POLICY

        We have not declared or paid cash dividends on our common stock since becoming a stand-alone entity in June 2002 and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, restrictions in our credit facility and our indenture governing our senior subordinated notes restrict our ability to pay dividends. We currently intend to retain future earnings, if any, to finance our business and growth strategies. Any decision to declare and pay dividends in the future will be made at the discretion of our Board of Directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our Board of Directors may deem relevant.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2007 on an actual and a pro forma basis to reflect:

  •
  the sale by us of approximately 11,000,000 shares of our common stock in this offering at an assumed public offering price per share of $12.00 (the midpoint of the range on the cover page of this prospectus). We estimate that we will receive net proceeds of approximately $119.3 million, after deducting estimated underwriting discounts and offering expenses; and

  •
  the assumed repayment of $100.3 million in principal amount of our outstanding debt plus associated call premiums, the one-time $10.0 million payment to terminate the $4.0 million annual fee paid to Heartland under the Advisory Agreement and the termination of certain operating leases through the reacquisition of underlying assets at a cost (measured as of March 31, 2007) of $4.0 million with the proceeds we receive from this offering.

        You should read this table in conjunction with our historical financial statements and the notes to those financial statements, our unaudited pro forma financial information and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	As of March 31, 2007
	Actual	Pro Forma(1)
	(dollars in thousands)
Cash and cash equivalents	$3,900	$3,900

Long-term debt (including current maturities):
Credit facility(2)	$264,340	$264,340
Senior subordinated notes(3)	436,580	336,580
Other	22,600	22,600

Total long-term debt	723,520	623,520
Shareholders' equity:
Preferred stock: par value $0.01 per share; 100,000,000 shares authorized; no shares issued and outstanding; pro forma 100,000,000 shares authorized; pro forma no shares issued and outstanding	—	—
Common stock: par value $0.01 per share; 400,000,000 shares authorized; 20,759,500 shares issued and outstanding; pro forma 400,000,000 shares authorized; pro forma 31,759,500 shares issued and outstanding	210	320
Paid-in capital	399,140	518,300
Accumulated deficit(4)	(208,290)	(219,720)
Accumulated other comprehensive income	48,260	48,260

Total shareholders' equity	239,320	347,160

Total capitalization	$962,840	$970,680

(1)
See "Unaudited Pro Forma Consolidated Balance Sheet" and the notes thereto.

(2)
At March 31, 2007, our credit facility was comprised of a $90.0 million revolving credit facility, a $60.0 million deposit-linked supplemental revolving credit facility, each of which will mature in August 2011 and a $260.0 million term loan facility that matures in August 2013, subject to certain conditions that could result in the term loans maturing in February 2012. As of March 31, 2007, we had outstanding borrowings of $264.3 million and utilized approximately $35.7 million of the letter of credit capacity under our revolving credit facility to support certain lease obligations and our ordinary course needs. In addition, our receivables facility provides us with up to $125.0 million of availability of eligible accounts receivable through December 31, 2007, of which $44.4 million was outstanding at March 31, 2007. See "Description of Our Debt."

(3)
At March 31, 2007, actual face value of the senior subordinated notes was $437.8 million and the pro forma face value would have been $337.5 million. See Note 8 to our unaudited financial statements included elsewhere in this prospectus.

(4)
Reflects adjustments, net of related tax benefits, for a $2.6 million net expense related to the write-off of deferred debt issuance costs and net unamortized discount/premium at March 31, 2007, an assumed $5.0 million call premium associated with the retirement of $100.3 million face value of senior subordinated notes, a $0.8 million estimated loss upon reacquisition of underlying equipment assets as a result of early termination of operating leases and a $10.0 million payment to terminate the $4.0 million annual fee paid under the Heartland Advisory Agreement.

DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering.

        Our net negative tangible book value as of March 31, 2007 was approximately $(540.2) million, or $(26.02) per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of March 31, 2007. After giving effect to the issuance and sale of 11,000,000 shares of our common stock in this offering at an assumed initial public offering price of $12.00 (the midpoint of the range on the cover page of this prospectus), and after deducting the underwriting discounts and estimated offering expenses that we will pay, our net negative tangible book value as of March 31, 2007 would have been approximately $(430.0) million, or $(13.54) per share of common stock. This represents an immediate increase in net tangible book value of $12.48 per share to existing shareholders and an immediate dilution of $25.54 per share to new investors purchasing shares of common stock in this offering.

        The following table illustrates this per share dilution:

Assumed initial public offering price per share	$12.00
Net tangible book value per share as of March 31, 2007	$(26.02)
Increase per share attributable to this offering	$12.48
Net tangible book value per share after this offering	$(13.54)
Dilution per share to new investors	$(25.54)

        A $1.00 increase (decrease) in the assumed initial public offering price of $12.00 per share (the midpoint of the range on the cover page of this prospectus) would (increase) decrease our net negative tangible book value by $8.9 million, the net negative tangible book value per share after this offering by $0.28 per share and the decrease in net tangible book value (deficit) to new investors in this offering by $0.28 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

        Assuming the underwriters exercise in full their over-allotment option to purchase 1,650,000 shares additional shares of common stock, our net negative tangible book value as of March 31, 2007 would have been $(414.3) million or $(12.40) per share. This represents an immediate increase in the net tangible book value of $13.62 per share to existing shareholders and an immediate dilution of $24.40 per share to new investors participating in this offering.

        The following table summarizes, as of March 31, 2007, the total number of shares of common stock purchased or to be purchased from us for cash during the past five years by existing shareholders, by holders of options or warrants and the total consideration paid or to be paid us and the average price per share paid or to be paid by them and by new investors purchasing shares of common stock in this offering, before deducting the underwriting discounts and estimated offering expenses that we will pay:

	Shares purchased		Total consideration
	Number	Percent of total shares	Amount	Percent	Average price per share
Existing shareholders	1,760,000	16.0%	$35,200,000	21.1%	$20.00
New investors	11,000,000	84.0%	$132,000,000	78.9%	$12.00

Total	12,760,000	100.0%	$167,200,000	100.0%

        The tables and calculations above (other than the last table above) assume no exercise of outstanding options. None of these options will be exercisable prior to 180 days after the consummation of this offering. As of May 1, 2007, there were 2,011,268 shares of our common stock issuable upon exercise of outstanding options at exercise prices of $20.00 per share and $23.00 per share. See "Management—Director and Executive Officer Compensation—Long Term Equity Incentive Plan."

SELECTED HISTORICAL FINANCIAL DATA

        The following table sets forth our selected historical financial data for the five years ended December 31, 2006 and the three months ended March 31, 2007 and 2006. The financial data for the fiscal years ended December 31, 2006, 2005 and 2004 have been derived from our audited financial statements and notes to those financial statements included elsewhere in this prospectus. The financial statements for the years ended December 31, 2006, 2005, 2004 and 2003 have been audited by KPMG LLP. The financial data for the fiscal years ended December 31, 2003 and 2002 have been derived from our consolidated financial statements for the years ended December 31, 2003 and 2002 that are not included in this prospectus. The selected information for the three months ended March 31, 2007 has been derived from our unaudited interim financial statements and the notes to those financial statements included elsewhere in this prospectus, which, in the opinion of management, include all adjustments which are normal and recurring in nature, necessary for the fair presentation of that data for such periods.

        In reviewing the following information, it should be noted that on June 6, 2002, Metaldyne issued approximately 66.0% of our then fully diluted common equity to an investor group led by Heartland. We did not establish a new basis of accounting as a result of this common equity issuance due to the continuing contractual control by Heartland. Our combined financial information for the periods prior to June 6, 2002 includes allocations and estimates of direct and indirect Metaldyne corporate administrative costs attributed to us, which are deemed by management to be reasonable but are not necessarily reflective of the costs which we thereafter incurred or may incur on an ongoing basis. Prior to June 6, 2002, we were wholly-owned by Metaldyne.

        In addition, we acquired three significant businesses during 2003: (1) HammerBlow Acquisition Corp. on January 30, 2003, (2) Highland Group Corporation on February 21, 2003 and (3) an automotive manufacturing business from Metaldyne, which we refer to as the Hi-Vol acquisition, on May 9, 2003. The historical financial information for 2003 includes the results of the HammerBlow and Highland businesses subsequent to the date of their acquisition. The Hi-Vol acquisition was accounted for as a reorganization of entities under common control because of Heartland's interests in Metaldyne and us at that time. As a result, historical periods have been revised to include the effects of the Hi-Vol acquisition as if Hi-Vol had been owned by us for all periods presented. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes thereto, each included elsewhere in this prospectus.

	Three months ended March 31,		Year ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(unaudited)	(unaudited)					(unaudited)
	(dollars and shares in thousands)
Statement of Operations Data:
Net sales	$286,690	$273,030	$1,020,530	$1,000,860	$931,400	$807,330	$647,660
Gross profit	79,290	73,340	273,520	246,990	256,530	227,820	190,040
Impairment of goodwill	—	—	116,500	—	—	7,600	—
Operating profit (loss)	33,340	28,660	(13,620)	84,320	88,520	51,170	74,270
Income (loss) from continuing operations	8,390	4,940	(108,180)	1,010	13,910	(17,170)	5,670
Per Share Data:
Basic:
Continuing operations	$0.40	$0.25	$(5.35)	$0.05	$0.70	$(0.85)
Weighted average shares	20,760	20,010	20,230	20,010	20,010	20,047
Diluted:
Continuing operations	$0.40	$0.24	$(5.35)	$0.05	$0.67	$(0.85)
Weighted average shares	20,760	20,760	20,230	20,760	20,760	20,047
Statement of Cash Flows Data:
Cash flows provided by (used for)
operating activities	$26,940	$11,010	$15,880	$29,890	$42,620	$41,360	$(22,000)
investing activities	(15,480)	(4,650)	(22,160)	(16,640)	(46,840)	(161,280)	(39,090)
financing activities	(11,160)	(8,380)	6,150	(12,610)	530	26,260	157,750
Balance Sheet Data:
Total assets	$1,300,150	$1,440,140	$1,286,060	$1,428,510	$1,522,200	$1,500,030	$1,426,060
Total debt	723,520	719,340	(734,490)	(727,680)	(738,020)	(735,980)	(696,180)
Goodwill and other intangibles, net	765,680	896,960	769,850	900,000	925,280	938,550	751,800

 UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The following unaudited pro forma financial information has been derived from our audited and unaudited historical financial statements, adjusted to give pro forma effect to:

  •
  this offering;

  •
  the repurchase of operating assets we currently lease with a reacquisition cost of $4.0 million (measured as of the date as to which the transactions are assumed to have occurred for purposes of the relevant pro forma financial statements);

  •
  the redemption of $100.3 million aggregate principal amount of our outstanding 9 7/8% senior subordinated notes due 2012, an assumed $5.0 million call premium and an approximate $0.3 million charge for unamortized discount/premium;

  •
  $10.0 million expense related to discontinuation of the $4.0 million annual fee paid to Heartland under the Advisory Agreement; and

  •
  the payment of $12.7 million in estimated fees and expenses related to the underwriting discount and other fees and expenses associated with this offering (collectively, the "Transactions").

        The unaudited pro forma statement of operations does not reflect any charges related to (i) the expected loss of approximately $7.6 million on extinguishment of debt resulting from the repayment of the above-referenced debt, (ii) the estimated loss of approximately $0.8 million on the reacquisition of machinery and equipment assets as a result of early termination of operating leases, or (iii) the one-time $10.0 million fee paid to Heartland in connection with the termination of the Advisory Agreement fee described above, in each case because such charges are non-recurring in nature. Further, the unaudited pro forma statement of operations does not relect the impact of our plans to utilize up to $20.8 million of revolving credit borrowings to reacquire machinery and equipment assets through the early termination of additional operating leases subsequent to the offering.

        The unaudited pro forma statement of operations for the three months ended March 31, 2007 and the unaudited pro forma statement of operations for the year ended December 31, 2006 give effect to the Transactions as if they had occurred on January 1, 2006.

        The unaudited pro forma financial information referred to above is presented for informational purposes only and does not purport to represent what our results of operations or financial position would actually have been had the Transactions occurred at such time or to project our results of operations for any future period or date.

        The pro forma adjustments are based upon available information and various assumptions that we believe are reasonable. The pro forma adjustments and certain assumptions are described in the accompanying notes. Other information included under this heading has been presented to provide additional analysis.

        The unaudited pro forma financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and the related notes to such financial statements included elsewhere in this prospectus.

 Unaudited Pro Forma Statement of Operations
For the Three Months Ended March 31, 2007
(dollars in thousands, except per share amounts)

	TriMas Historical	Pro Forma Adjustments		Pro Forma
Net sales	$286,690	$—		$286,690
		(110	)(a)
Cost of sales	(207,400)	180	(b)	(207,330)

Gross profit	79,290	70		79,360
Selling, general and administrative expenses	(45,780)	1,000	(c)	(44,780)
Loss on dispositions of property and equipment	(170)	—		(170)

Operating profit	33,340	1,070		34,410

Other expense, net:
Interest expense	(18,860)	2,910	(d)	(15,950)
Other, net	(1,160)	—		(1,160)

Other expense, net	(20,020)	2,910		(17,110)

Income from continuing operations before income tax expense	13,320	3,980		17,300
Income tax expense	(4,930)	(1,510	)(e)	(6,440)

Income from continuing operations	$8,390	$2,470		$10,860

Earnings per share—basic:
Continuing operations	$0.40			$0.34

Weighted average common shares—basic	20,759,500			31,759,500

Earnings per share—diluted:
Continuing operations	$0.40			$0.34

Weighted average common shares—diluted	20,759,500			31,759,500

See notes to Unaudited Pro Forma Financial Information.

 Unaudited Pro Forma Statement of Operations
For the Year Ended December 31, 2006
(dollars in thousands, except per share amounts)

	TriMas Historical	Pro Forma Adjustments		Pro Forma
Net sales	$1,020,530	$—		$1,020,530
		(460	)(a)
Cost of sales	(747,010)	790	(b)	(746,680)

Gross profit	273,520	330		273,850
Selling, general and administrative expenses	(170,170)	4,000	(c)	(166,170)
Gain on dispositions of property and equipment	40	—		40
Impairment of assets	(510)	—		(510)
Impairment of goodwill	(116,500)	—		(116,500)

Operating profit (loss)	(13,620)	4,330		(9,290)

Other expense, net:
Interest expense	(79,060)	10,930	(d)	(68,130)
Debt extinguishment costs	(8,610)	—		(8,610)
Other, net	(4,150)	—		(4,150)

Other expense, net	(91,820)	10,930		(80,890)

Income (loss) from continuing operations before income tax expense	(105,440)	15,260		(90,180)
Income tax expense	(2,740)	(5,810	)(e)	(8,550)

Income (loss) from continuing operations	$(108,180)	$9,450		$(98,730)

Earnings (loss) per share—basic:
Continuing operations	$(5.35)			$(3.16)

Weighted average common shares—basic	20,229,716			31,229,716

Earnings (loss) per share—diluted:
Continuing operations	$(5.35)			$(3.16)

Weighted average common shares—diluted	20,229,716			31,229,716

See notes to Unaudited Pro Forma Financial Information.

TRIMAS CORPORATION
NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

Pro Forma Adjustments

(a)
Reflects increased depreciation and amortization of approximately $0.1 million for the three months ended March 31, 2007 and $0.5 million for the year ended December 31, 2006 related to the reacquisition of property and equipment recorded at estimated fair values of $3.2 million, based on estimated remaining useful lives at the date of acquisition of seven years. Assuming the number of shares we offer, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses: (x) a $1.00 decrease in the assumed initial public offering price of $12.00 per share (the midpoint of the range on the cover page of this prospectus) would decrease this amount by $0.1 million for the three months ended March 31, 2007 and $0.5 million for the year ended December 31, 2006, as there would not be sufficient available proceeds for the early termination of operating leases, and (y) a $1.00 increase in the assumed initial public offering price of $12.00 per share (the midpoint of the range on the cover page of this prospectus) would increase this amount by $0.3 million for the three months ended March 31, 2007 and $1.1 million for the year ended December 31, 2006.

(b)
Reflects adjustment to eliminate machinery and equipment lease expense related to operating leases that will be terminated. Assuming the number of shares we offer, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses: (x) a $1.00 decrease in the assumed initial public offering price of $12.00 per share (the midpoint of the range on the cover page of this prospectus) would decrease this amount by $0.2 million for the three months ended March 31, 2007 and $0.8 million for the year ended December 31, 2006, as there would not be sufficient available proceeds for the early termination of operating leases, and (y) a $1.00 increase in the assumed initial public offering price of $12.00 per share (the midpoint of the range on the cover page of this prospectus) would increase this amount by $0.4 million for the three months ended March 31, 2007 and $2.0 million for the year ended December 31, 2006.

(c)
Reflects adjustment to eliminate the $4.0 million annual monitoring fee paid to Heartland that will be terminated in connection with consummation of this offering.

(d)
Reflects adjustment to reduce interest expense and amortization of debt issuance costs associated with retirement of $100.3 million in aggregate principal amount of 9 7/8% senior subordinated notes due 2012. Includes the impact of a 0.50% per annum reduction in interest rates ($0.5 million from August 2, 2006, the date of the credit agreement refinancing) pursuant to our credit agreement, which reduction will occur automatically upon the occurrence of (a) the consummation of this offering, (b) the payment of at least $100.0 million in aggregate principal amount of term loans and/or senior subordinated notes and (c) the credit facilities being rated B+ (with a stable outlook) or better by S&P and B1 (with a stable outlook) or better by Moody's. Assuming the number of shares we offer, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses: (x) a $1.00 increase in the assumed initial public offering price of 12.00 per share (the midpoint of the range on the cover page of this prospectus) would result in no change to the reduction of interest expense and amortization of debt issuance costs associated with the retirement of debt, as additional proceeds would be used to terminate additional operating leases, and (y) a $1.00 decrease in the assumed initial public offering price of 12.00 per share (the midpoint of the range on the cover page of this prospectus) would not be expected to have a significant impact.

(e)
To reflect the estimated tax effect of the above adjustments at an effective tax rate of 38%.

 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
March 31, 2007
(dollars in thousands, except share amounts)

	TriMas Historical	Pro Forma Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$3,900	$—		$3,900
Receivables, net	122,700	—		122,700
Inventories	170,240	—		170,240
Deferred income taxes	24,300	—		24,300
Prepaid expenses and other current assets	6,940	—		6,940

Total current assets	328,080	—		328,080
Property and equipment, net	166,890	3,200	(a)	170,090
Goodwill	529,130	—		529,130
Other intangibles, net	236,550	—		236,550
Other assets	39,500	(2,350	)(b)	37,150

Total assets	$1,300,150	$850		$1,301,000

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$8,230	$—		$8,230
Accounts payable	131,770	—		131,770
Accrued liabilities	77,300	—		77,300

Total current liabilities	217,300	—		217,300
Long-term debt	715,290	(100,000	)(c)	615,290
Deferred income taxes	89,260	(6,990	)(d)	82,270
Other long-term liabilities	38,980	—		38,980

Total liabilities	1,060,830	(106,990)		953,840

Preferred stock, $0.01 par: Authorized 100,000,000 shares;
Issued and outstanding: None; Pro forma authorized 100,000,000 shares; Pro forma issued and outstanding: None	—	—		—
Common stock, $0.01 par: Authorized 400,000,000 shares;
Issued and outstanding: 20,759,500 shares; Pro forma authorized 400,000,000 shares; Pro forma issued and outstanding: 31,759,500 shares	210	110		320
Paid-in capital	399,140	119,160	(e)	518,300
Accumulated deficit	(208,290)	(11,430	)(f)	(219,720)
Accumulated other comprehensive income	48,260	—		48,260

Total shareholders' equity	239,320	107,840		347,160

Total liabilities and shareholders' equity	$1,301,150	$850		$1,301,000

See notes to Unaudited Pro Forma Financial Information.

TRIMAS CORPORATION
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

Pro Forma Adjustments

(a)
Reflects adjustment to increase property and equipment for the net estimated fair value of underlying equipment assets acquired, as a result of early termination of certain of our operating leases at a cost of $4.0 million. Assuming the number of shares we offer, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses: (x) a $1.00 decrease in the assumed initial public offering price of $12.00 per share (the midpoint of the range on the cover page of this prospectus) would decrease this amount by $3.2 million as there would not be sufficient available proceeds for early termination of operating leases, and (y) a $1.00 increase in the assumed initial public offering price of $12.00 per share (the midpoint of the range on the cover page of this prospectus) would increase this amount by $8.2 million.

(b)
Reflects adjustment to eliminate deferred debt issuance costs associated with retirement of $100.3 million aggregate principal amount of 9 7/8% senior subordinated notes due 2012 using proceeds of the offering. Assuming the number of shares we offer, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses: (x) a $1.00 increase in the assumed initial public offering price of $12.00 per share (the midpoint of the range on the cover page of this prospectus) would result in no change to the amount of deferred debt issuance costs eliminated associated with the retirement of debt, as additional proceeds would be used to terminate additional operating leases, and (y) a $1.00 decrease in the assumed initial public offering price of $12.00 per share (the midpoint of the range on the cover page of this prospectus) would not be expected to have a significant impact.

(c)
Reflects adjustment for retirement of $100.3 million aggregate principal of 9 7/8% senior subordinated notes due 2012, net of $0.3 million unamortized discount and premium. Assuming the number of shares we offer, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, a $1.00 increase in the assumed initial public offering price of $12.00 per share (the midpoint of the range on the cover page of this prospectus) would result in no change to the amount of debt retired with the proceeds of this offering, and (y) a $1.00 decrease in the assumed initial public offering price of $12.00 per share (the midpoint of the range on the cover page of this prospectus) would not be expected to have a significant impact.

(d)
Reflects adjustment for a reduction in estimated income taxes at 38% of costs and charges discussed in note (f) below.

(e)
Adjustment to reflect impact of gross proceeds of the offering of $132.0 million, net of related underwriting discounts and commissions and offering expenses of approximately $12.7 million.

(In thousands)
Sources:
Proceeds from this offering	$132,000

Uses:
Retirement of 9 7/8% senior subordinated notes, due 2012	$100,300
Early termination of operating leases	4,000
Underwriting discounts and commissions and other fees and expenses associated with this offering	12,700
Advisory services agreement termination fee	10,000
Call premium associated with retirement of senior subordinated notes	5,000

Total uses	$132,000

Assuming the number of shares we offer, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, a $1.00 increase (decrease) in the assumed initial public offering price of $12.00 per share (the midpoint of the range on the cover page of this prospectus) would increase (decrease) this amount by $10.2 million.

(f)
Reflects the impact of the use of proceeds as follows:

(In thousands)
Accumulated deficit, as reported	$(208,290)
Repurchase of operating leases(1)	(500)
Elimination of deferred debt issuance costs(2)	(1,460)
Net unamortized discount related to retirement of senior subordinated notes(3)	(170)
Retirement of senior subordinated notes(4)	(3,100)
Heartland termination fee(5)	(6,200)

Pro forma accumulated deficit	$(219,720)

  (1)
  Represents difference between the cost of early termination of certain operating leases and the net estimated fair value of underlying equipment assets acquired, tax effected at 38%.

  (2)
  Represents write-off of deferred debt issuance costs associated with retirement of $100.3 million aggregate principal amount of 9 7/8% senior subordinated notes, tax effected at 38%.

  (3)
  Represents write-off of net unamortized discount and premium associated with retirement of $100.3 million aggregate principal amount of 9 7/8% senior subordinated notes, tax effected at 38%.

  (4)
  Represents call premium expense associated with retirement of $100.3 million aggregate principal amount of 9 7/8% senior subordinated notes, tax effected at 38%.

  (5)
  Represents expense associated with payment of Heartland termination fee, tax effected at 38%.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations covers periods subsequent to our separation from Metaldyne and the acquisition of HammerBlow, Highland and Hi-Vol. In addition, the statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described under the heading "Forward-Looking Information," elsewhere in this prospectus. Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled "Risk Factors," "Selected Historical Financial Data," "Unaudited Pro Forma Financial Information" and our historical consolidated financial statements included elsewhere in this prospectus.

Introduction

        We are an industrial manufacturer of highly engineered products serving niche markets in a diverse range of commercial, industrial and consumer applications. During the first quarter of 2006, we realigned our operating segments and management structure to better focus our various businesses' product line offerings by industry, end customer markets and related channels of distribution. We currently have five operating segments: Packaging Systems, Energy Products, Industrial Specialties, RV & Trailer Products and Recreational Accessories. In reviewing our financial results, consideration should be given to certain critical events, particularly our separation from Metaldyne in June 2002, and subsequent acquisitions and recent consolidation, integration and restructuring efforts.

        Key Factors and Risks Affecting our Reported Results.    Critical factors affecting our ability to succeed include: our ability to successfully pursue organic growth through product development, cross-selling and extending product-line offerings, our ability to quickly and cost-effectively introduce new products; our ability to acquire and integrate companies or products that will supplement existing product lines, add new distribution channels, expand our geographic coverage or enable us to better absorb overhead costs; our ability to manage our cost structure more efficiently through improved supply base management, internal sourcing and/or purchasing of materials, selective outsourcing and/or purchasing of support functions, working capital management, and greater leverage of our administrative and overhead functions. If we are unable to do any of the foregoing successfully, our financial condition and results of operations could be materially and adversely impacted.

        Our businesses and results of operations depend upon general economic conditions and we serve some customers in highly cyclical industries that are highly competitive and themselves adversely impacted by unfavorable economic conditions. There is some seasonality in the business of our Recreational Accessories and RV & Trailer Products operating segments as well. Sales of towing and trailering products within these operating segments are generally stronger in the second and third quarters, as trailer original equipment manufacturers (OEMs), distributors and retailers acquire product for the spring and summer selling seasons. No other operating segment experiences significant seasonal fluctuation in its business. We do not consider sales order backlog to be a material factor in our business. A growing portion of our sales may be derived from international sources, which exposes us to certain risks, including currency risks. The demand for some of our products, particularly in the Recreational Accessories and RV & Trailer Products segments, is influenced by consumer sentiment, which could be negatively impacted by increased costs to consumers as a result of higher interest rates and energy costs, among other things.

        We are sensitive to price movements in our raw materials supply base. Our largest material purchases are for steel, copper, aluminum, polyethylene and other resins and energy. We have experienced increasing costs of steel and resin and have worked with our suppliers to manage cost pressures and disruptions in supply. We have also initiated pricing programs to pass increased steel, copper, aluminum and resin costs to customers. Although we have experienced delays in our ability to implement price increases, we generally recover such increased costs. Although disruptions in the supply of steel abated in 2005, we may experience disruptions in supply in the future and we may not be able to pass along higher costs associated with such disruptions to our customers in the form of price increases. We will continue to take actions as necessary to manage risks associated with increasing steel or other raw material costs. However, such increased costs may adversely impact our earnings.

        We report shipping and handling expenses associated with Recreational Accessories' sales distribution network as an element of selling, general and administrative expenses in our consolidated statement of operations. As such, gross margins for the Recreational Accessories segment may not be comparable to other companies which include all costs related to their distribution network in cost of sales.

        We have substantial debt, interest and lease payment requirements that may restrict our future operations and impair our ability to meet our obligations and, in a rising interest rate environment, our performance may be adversely affected by our degree of leverage.

        Our June 2002 Recapitalization and Separation from Metaldyne.    On June 6, 2002, we undertook a recapitalization that resulted in our separation from Metaldyne. Heartland and other investors invested approximately $265.0 million in us and acquired approximately 66.0% of our fully diluted common stock. Metaldyne retained or received approximately 34.0% of our fully diluted common stock. As part of this recapitalization: (1) we entered into a credit facility that then consisted of a $150.0 million revolving credit facility and a $260.0 million term loan facility; (2) we entered into a $125.0 million receivables securitization facility; and (3) we issued approximately $352.8 million in aggregate principal amount of senior subordinated notes. We used the proceeds from these financings to pay a cash dividend to Metaldyne that had been declared immediately prior to the recapitalization and to repay our obligations in respect of Metaldyne financing arrangements. In total, we declared and paid a cash dividend to Metaldyne equal to $840.0 million, less the aggregate amount of such debt repayment and receivables repurchase.

        See the information under the headings "Description of Our Debt" for information on our current credit facility terms and "Related Party Transactions" for additional information concerning the June 2002 transactions.

        We operated as an independent public company from 1989 through 1997. In 1998, we were acquired by Metaldyne (formerly MascoTech, Inc.) and in November 2000 Metaldyne was acquired by an investor group led by Heartland. In early 2001, we hired a new senior management team to increase our operating efficiency and develop a focused growth strategy.

        Our Prior Acquisitions.    Since our separation from Metaldyne in June 2002, we have completed seven acquisitions. The most significant of these were the HammerBlow, Highland and Hi-Vol acquisitions. We also completed four smaller acquisitions: Haun Engine in August 2002, Cutting Edge Technologies in January 2003, Chem-Chrome in October 2003, and Bargman in January 2004.

        On January 30, 2003, within our RV & Trailer Products and Recreational Accessories segments, we acquired all of the capital stock of HammerBlow Acquisition Corp., a manufacturer and distributor of towing, trailer and other vehicle accessories throughout North America, for a purchase price of approximately $145.2 million. Of this amount, $7.2 million of the purchase price was deferred and paid in January 2004.

        On February 21, 2003, within our Recreational Accessories segment, we acquired all of the capital stock of Highland Group Corporation, a manufacturer of cargo management and vehicle protection products, for a purchase price of approximately $73.5 million.

        On May 9, 2003, within our Industrial Specialties segment, we acquired an automotive fasteners manufacturing business from Metaldyne, a related party at the time, for approximately $22.7 million on a debt-free basis (Hi-Vol Acquisition). In connection with the Hi-Vol Acquisition, we agreed to sublease Metaldyne's Livonia, Michigan facility, at which the acquired business was and continues to be located.

Because we and Metaldyne were under the common control of Heartland at the time of the acquisition, this transaction was accounted for as a reorganization of entities under common control and, accordingly, we did not establish a new basis of accounting in the assets or liabilities of Hi-Vol. Our reported results for prior periods have been revised to include the financial results of Hi-Vol, including the allocation of certain charges to Hi-Vol by Metaldyne. Examples of such allocations include amounts charged or allocated by Metaldyne for corporate-level services and interest expense attributed to Hi-Vol. See "Certain Relationships and Related Transactions."

        Recent Consolidation, Integration and Restructuring Activities.    We have undertaken significant consolidation, integration and other cost-savings programs to enhance our efficiency and achieve cost reduction opportunities arising from our acquisitions. These programs were essentially completed as of December 31, 2004. In addition to these major projects, there were also a series of other smaller initiatives to eliminate duplicative and excess manufacturing and distribution facilities, sales forces, and back office and other support functions, some of which extended into 2005 and 2006 in order to continue to optimize our cost structure in response to competitor actions and market conditions. The aggregate costs of these actions for 2006, 2005 and 2004 were approximately $1.6 million, $2.6 million and $8.0 million, respectively. In 2004, we completed the establishment of our stand-alone corporate office.

        The key elements of our completed consolidation, integration and other cost-savings programs are summarized below:

  •
  In 2002, our electrical products manufacturing plant in Indiana within the RV & Trailer Products segment was closed and consolidated into an existing lower-cost contract manufacturing plant in Mexico. In addition, as part of an integration and consolidation plan that was executed in the second half of 2002 within the Recreational Accessories segment, two towing products manufacturing facilities, each with its own separate master distribution warehouse, were consolidated into a single manufacturing and master warehouse facility in Goshen, Indiana. We finalized these actions, including receipt of proceeds from real estate disposals of the closed facilities, during 2003.

  •
  In 2003, we began integrating facilities that were acquired from HammerBlow and Highland. In the third quarter of 2003, within the Recreational Accessories segment we closed one of the HammerBlow towing products manufacturing facilities and consolidated its operations into our Goshen, Indiana plant. Within RV & Trailer Products, we began consolidating the HammerBlow trailer products manufacturing facility in Wausau, Wisconsin into our Mosinee, Wisconsin facility during the fourth quarter of 2003 and completed this action in the third quarter of 2004.

  •
  In 2003, we began to consolidate two Compac facilities within the Packaging Systems segment that manufacture pressure-sensitive tape and insulation products into a single facility, and we initiated a capital expenditure program to modernize and provide expansion room for certain projected product growth. We completed these actions during the fourth quarter of 2004.

  •
  In the first of quarter 2004, the Recreational Accessories segment opened a new distribution center in South Bend, Indiana to further consolidate distribution activities and better serve our retail and aftermarket installer, wholesale and distributor customers. Recreational Accessories completed the consolidation of distribution activities in South Bend, Indiana during the fourth quarter of 2004. Also, in May 2004, Recreational Accessories announced its decision to cease manufacturing in Oakville, Ontario, and consolidated distribution activities for all Canadian customers in that location. The manufacturing operations were consolidated into our existing facility located in Goshen, Indiana as of the end of the third quarter of 2004, and we completed consolidation of the distribution activities for all Canadian customers during the second quarter of 2005.

  •
  In the second quarter of 2005, the Recreational Accessories and RV & Trailer Products segments implemented an initiative to further rationalize back office engineering, marketing and general administrative support personnel at certain of its locations. This action resulted in the elimination of 30 positions as of June 30, 2005. The associated severance costs were fully paid as of September 30, 2005.

  •
  In the fourth quarter of 2005, the RV & Trailer Products segment completed the integration of its Elkhart, Indiana plastics operation into our Goshen, Indiana facility and relocated its Albion, Indiana wiring operation to our facilities in Reynosa, Mexico. The Recreational Accessories segment also closed its Sheffield, Pennsylvania distribution/manufacturing facility and consolidated distribution activities in our South Bend, Indiana distribution center and outsourced the manufacturing activities.

  •
  In the fourth quarter of 2006, the RV & Trailer Products segment opened a lower cost manufacturing facility in the Phanthong District of Thailand and began the process of closing its Wakerley, Australia plant. The plant closure is expected to be completed in the middle of 2007. Also, in the fourth quarter of 2006, RV & Trailer Products ceased plating operations at its facility in Schofield, Wisconsin and began sourcing plating services to third-party suppliers.

        Key Indicators of Performance.    In evaluating our business, our management considers Adjusted EBITDA as a key indicator of financial operating performance and as a measure of cash generating capability. We define Adjusted EBITDA as net income (loss) before cumulative effect of accounting change, interest, taxes, depreciation, amortization, non-cash asset and goodwill impairment charges and write-offs, non-cash losses on sale-leaseback of property and equipment and write-off of equity offering costs. In evaluating Adjusted EBITDA, our management deems it important to consider the quality of our underlying earnings by separately identifying certain costs undertaken to improve our results, such as costs related to consolidating facilities and businesses in an effort to eliminate duplicative costs or achieve efficiencies, costs related to integrating acquisitions and restructuring costs related to expense reduction efforts. Although we may undertake new consolidation, restructuring and integration efforts in the future as a result of our acquisition activity, our management separately considers these costs in evaluating underlying business performance. Caution must be exercised in considering these items as they include substantially (but not necessarily entirely) cash costs and there can be no assurance that we will ultimately realize the benefits of these efforts. Moreover, even if the anticipated benefits are realized, they may be offset by other business performance or general economic issues.

        Management believes that consideration of Adjusted EBITDA together with a careful review of our results reported under GAAP is the best way to analyze our ability to service and/or incur indebtedness, as we are a highly leveraged company. We use Adjusted EBITDA as a key performance measure because we believe it facilitates operating performance comparisons from period to period and company to company by excluding potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and the impact of purchase accounting and FASB Statement of Financial Accounting Standards No. 142 (SFAS No. 142), "Goodwill and Other Intangible Assets." (affecting depreciation and amortization expense). Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use Adjusted EBITDA for business planning purposes, to incent and compensate our management personnel, in measuring our performance relative to that of our competitors and in evaluating acquisition opportunities.

        In addition, we believe Adjusted EBITDA and similar measures are widely used by investors, securities analysts, ratings agencies and other interested parties as a measure of financial performance and debt-service capabilities. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  •
  it does not reflect our cash expenditures for capital equipment or other contractual commitments;

  •
  although depreciation, amortization and asset impairment charges and write-offs are non-cash charges, the assets being depreciated, amortized or written off may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

  •
  it does not reflect changes in, or cash requirements for, our working capital needs;

  •
  it does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

  •
  it does not reflect certain tax payments that may represent a reduction in cash available to us;

  •
  it includes amounts resulting from matters we consider not to be indicative of underlying performance of our fundamental business operations, as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations," and;

  •
  other companies, including companies in our industry, may calculate these measures differently and as the number of differences in the way two different companies calculate these measures increases, the degree of their usefulness as a comparative measure correspondingly decreases.

        Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. We carefully review our operating profit margins (operating profit as a percentage of net sales) at a segment level, which are discussed in detail in our year-to-year comparison of operating results.

        The following is a reconciliation of our Adjusted EBITDA to net loss before effect of cumulative accounting change, and cash flows from operating activities:

	Three months ended March 31,		Year ended December 31,
	2007	2006	2006	2005	2004
	(dollars in thousands)
Net income (loss) before effect of cumulative accounting change	$7,050	$3,600	$(128,910)	$(45,460)	$(2,190)
Income tax expense (benefit)(1)	4,980	2,170	(6,520)	(30,580)	(4,290)
Interest expense(2)	18,860	19,920	78,510	75,210	67,650
Debt extinguishment costs	—	—	8,610	—	—
Impairment of assets(3)	—	—	15,760	73,220	10,650
Impairment of goodwill(4)	—	—	116,500	—	—
Write-off of deferred equity offering costs	—	—	—	—	1,140
Depreciation and amortization(5)	9,840	9,930	38,740	40,750	44,510

Adjusted EBITDA	$40,730	$35,620	$122,690	$113,140	$117,470

Interest paid	(6,630)	(5,280)	(69,880)	(70,550)	(61,650)
Taxes paid	(2,260)	(4,930)	(14,050)	(12,630)	(10,220)
Legacy stock award payments	—	—	—	—	(5,400)
Loss on disposition of plant and equipment	380	100	3,530	300	790
Payments to Metaldyne to fund contractual liabilities	—	—	(4,340)	(2,900)	(4,610)
Receivables sales and securitization, net	28,750	25,120	(14,120)	(9,580)	47,960
Net change in working capital and other, net	(34,030)	(39,620)	(7,950)	12,110	(41,720)

Cash flows provided by operating activities	$26,940	$11,010	$15,880	$29,890	$42,620

(1)
Includes income tax benefit related to discontinued operations of approximately $0 and $0.9 million for the three months ended March 31, 2007 and 2006, respectively, and $9.3 million, $32.6 million and $10.2 million in 2006, 2005 and 2004, respectively. See Note 5, "Discontinued Operations and Assets Held for Sale," to the financial statements included elsewhere in this prospectus for further information.

(2)
Includes $0.5 million reduction in interest expense in the fourth quarter of 2006 related to asset retirement obligations of discontinued operations.

(3)
Includes asset impairments related to continuing operations of approximately $0.5 million, $3.0 million and $2.4 million in 2006, 2005 and 2004, respectively. Also includes impairment charges of $15.3 million, $70.3 million and $8.3 million in 2006, 2005 and 2004, respectively, related to our industrial fastening business which is reported as discontinued operations.

(4)
Goodwill impairment charge of $97.5 million and $19.0 million in our RV & Trailer Products and Recreational Accessories segments, respectively, in 2006.

(5)
Includes depreciation and amortization related to discontinued operations in the amounts of $0.2 million, $3.7 million, and $8.3 million in 2006, 2005 and 2004, respectively.

        The following details certain items relating to our consolidation, restructuring and integration efforts that are included in the determination of net income (loss) under GAAP and are not added back to net income (loss) in determining Adjusted EBITDA, but that we separately consider in evaluating our Adjusted EBITDA:

	Three months ended March 31,		Year ended December 31,
	2007	2006	2006	2005	2004
	(dollars in thousands)
Facility and business consolidation costs(a)	$110	$20	$200	$200	$280
Business unit restructuring costs(b)	—	90	430	1,130	6,250
Acquisition integration costs(c)	—	290	970	1,290	1,510

	$110	$400	$1,600	$2,620	$8,040

  (a)
  Includes employee training, severance and relocation costs, equipment move and plant rearrangement costs associated with facility and business consolidations.

  (b)
  Principally employee severance costs associated with business unit restructuring and other cost reduction activities.

  (c)
  Includes equipment move and other facility closure costs, excess and obsolete inventory reserve charges related to brand rationalization, employee training, and other organization costs associated with the integration of acquired operations.

        The following table summarizes financial information of continuing operations (except as noted) for our five operating segments for the three months ended March 31, 2007 and 2006:

	Three Months Ended March 31,
	2007	As a Percentage of Net Sales	2006	As a Percentage of Net Sales
	(dollars in thousands)
Net Sales:
Packaging Systems	$53,750	18.8%	$51,100	18.7%
Energy Products	41,580	14.5%	39,950	14.6%
Industrial Specialties	52,840	18.4%	44,440	16.3%
RV & Trailer Products	53,410	18.6%	55,860	20.5%
Recreational Accessories	85,110	29.7%	81,680	29.9%

Total	$286,690	100.0%	$273,030	100.0%

Gross Profit:
Packaging Systems	$16,240	30.2%	$14,500	28.4%
Energy Products	12,620	30.4%	12,190	30.5%
Industrial Specialties	16,740	31.7%	12,800	28.8%
RV & Trailer Products	12,510	23.4%	13,640	24.4%
Recreational Accessories	21,180	24.9%	20,210	24.7%

Total	$79,290	27.7%	$73,340	26.9%

Selling, General and Administrative:
Packaging Systems	$7,120	13.2%	$6,340	12.4%
Energy Products	6,200	14.9%	6,120	15.3%
Industrial Specialties	4,460	8.4%	4,320	9.7%
RV & Trailer Products	6,000	11.2%	5,420	9.7%
Recreational Accessories	16,060	18.9%	16,040	19.6%
Corporate expenses and management fees	5,940	N/A	6,260	N/A

Total	$45,780	16.0%	$44,500	16.3%

Operating Profit:
Packaging Systems	$9,000	16.7%	$8,190	16.0%
Energy Products	6,410	15.4%	5,920	14.8%
Industrial Specialties	12,270	23.2%	8,410	18.9%
RV & Trailer Products	6,460	12.1%	8,260	14.8%
Recreational Accessories	5,140	6.0%	4,140	5.1%
Corporate expenses and management fees	(5,940)	N/A	(6,260)	N/A

Total	$33,340	11.6%	$28,660	10.5%

Adjusted EBITDA:
Packaging Systems	$12,290	22.9%	$11,740	23.0%
Energy Products	7,100	17.1%	6,540	16.4%
Industrial Specialties	13,250	25.1%	9,810	22.1%
RV & Trailer Products	8,520	16.0%	10,090	18.1%
Recreational Accessories	7,740	9.1%	6,870	8.4%
Corporate expenses and management fees	(6,880)	N/A	(7,250)	N/A

Subtotal from continuing operations	42,020	14.7%	37,800	13.8%
Discontinued operations	(1,290)	N/A	(2,180)	N/A
Total company	$40,730	14.2%	$35,620	13.0%

        The following table summarizes financial information of continuing operations (except as noted) for our five operating segments for the years ended December 31, 2006, 2005 and 2004:

	Year ended December 31,
	2006	As a Percentage of Net Sales	2005	As a Percentage of Net Sales	2004	As a Percentage of Net Sales
	(dollars in thousands)
Net Sales:
Packaging Systems	$204,230	20.0%	$189,910	19.0%	$183,470	19.7%
Energy Products	156,990	15.4%	131,020	13.1%	103,010	11.1%
Industrial Specialties	182,030	17.8%	164,700	16.4%	133,620	14.3%
RV & Trailer Products	190,700	18.7%	209,030	20.9%	196,990	21.1%
Recreational Accessories	286,580	28.1%	306,200	30.6%	314,310	33.8%

Total	$1,020,530	100.0%	$1,000,860	100.0%	$931,400	100.0%

Gross Profit:
Packaging Systems	$59,780	29.3%	$54,510	28.7%	$57,000	31.1%
Energy Products	45,690	29.1%	35,420	27.0%	28,250	27.4%
Industrial Specialties	54,810	30.1%	47,580	28.9%	36,800	27.5%
RV & Trailer Products	38,700	20.3%	48,200	23.1%	49,110	24.9%
Recreational Accessories	74,540	26.0%	61,300	20.0%	85,440	27.2%
Allocated/Corporate expenses	—	N/A	(20)	N/A	(70)	N/A

Total	$273,520	26.8%	$246,990	24.7%	$256,530	27.5%

Selling, General and Administrative:
Packaging Systems	$26,010	12.7%	$23,810	12.5%	$26,330	14.4%
Energy Products	22,720	14.5%	20,180	15.4%	19,080	18.5%
Industrial Specialties	16,250	8.9%	15,880	9.6%	14,960	11.2%
RV & Trailer Products	20,200	10.6%	20,520	9.8%	22,920	11.6%
Recreational Accessories	60,540	21.1%	56,610	18.5%	59,060	18.8%
Corporate expenses and management fees	24,450	N/A	22,020	N/A	21,930	N/A

Total	$170,170	16.7%	$159,020	15.9%	$164,280	17.6%

Impairment of Goodwill and Other Assets:
Packaging Systems	$—	0.0%	$—	0.0%	$2,280	1.2%
RV & Trailer Products	98,010	51.4%	310	0.2%	100	0.1%
Recreational Accessories	19,000	6.6%	2,650	0.9%	—	0.0%

Total	$117,010	11.5%	$2,960	0.3%	$2,380	0.3%

Operating Profit (Loss):
Packaging Systems	$33,770	16.5%	$30,590	16.1%	$27,940	15.2%
Energy Products	22,790	14.5%	15,210	11.6%	9,160	8.9%
Industrial Specialties	38,830	21.3%	31,650	19.2%	21,810	16.3%
RV & Trailer Products	(79,650)	-41.8%	26,790	12.8%	25,560	13.0%
Recreational Accessories	(4,910)	-1.7%	2,120	0.7%	26,050	8.3%
Corporate expenses and management fees	(24,450)	N/A	(22,040)	N/A	(22,000)	N/A

Total	$(13,620)	-1.3%	$84,320	8.4%	$88,520	9.5%

Adjusted EBITDA:
Packaging Systems	$46,680	22.9%	$40,350	21.2%	$41,370	22.5%
Energy Products	25,070	16.0%	17,550	13.4%	11,700	11.4%
Industrial Specialties	43,510	23.9%	36,660	22.3%	26,490	19.8%
RV & Trailer Products	26,050	13.7%	34,280	16.4%	33,370	16.9%
Recreational Accessories	24,540	8.6%	14,930	4.9%	36,880	11.7%
Corporate expenses and management fees	(28,110)	N/A	(25,490)	N/A	(22,680)	N/A

Subtotal from continuing operations	$137,740	13.5%	$118,280	11.8%	$127,130	13.6%
Discontinued operations	(15,050)	N/A	(5,140)	N/A	(9,660)	N/A

Total	$122,690	12.0%	$113,140	11.3%	$117,470	12.6%

Results of Operations

Three Months Ended March 31, 2007 Compared with Three Months Ended March 31, 2006

        The principal factors impacting us during the three months ended March 31, 2007 compared with the three months ended March 31, 2006, were:

  •
  continued economic expansion and a strong industrial economy which impacted end user demand across our Packaging Systems, Energy Products and Industrial Specialties business segments; and,

  •
  the continued impact of soft end-market demand and significant competitive pricing pressures within our Recreational Accessories and RV & Trailer Products segments;

        Overall, net sales increased $13.7 million, or approximately 5.0%, for the three months ended March 31, 2007 as compared with the three months ended March 31, 2006. Of this increase, approximately $2.3 million was due to currency exchange, as our reported results in U.S. dollars were positively impacted by stronger foreign currencies. Packaging Systems' net sales increased $2.7 million, or approximately 5.3%, primarily as a result of an approximate 27% increase in our specialty dispensing and new product sales. Net sales within Energy Products increased $1.6 million, or approximately 4.0%, as our specialty gasket business benefited from continued high levels of activity at petroleum refineries and petrochemical facilities. Net sales within Industrial Specialties increased $8.4 million, or approximately 18.9%, due to continued strong demand in the majority of businesses in this segment, most notably within our aerospace fastener, industrial cylinder and defense businesses. Net sales within RV & Trailer Products decreased $2.5 million, or approximately 4.5%, as this segment experienced reduced sales across all market channels, due principally to soft market demand and downward market pricing pressures. Recreational Accessories' net sales increased $3.4 million to $85.1 million for the three months ended March 31, 2007, as compared to $81.7 million for the three months ended March 31, 2006, which was primarily as a result of new programs in our retail channel, partially offset by continued soft demand in our installer and distributor customer groups.

        Gross profit margin (gross profit as a percentage of sales) approximated 27.7% and 26.9% for the three months ended March 31, 2007 and 2006, respectively. Packaging Systems' gross profit margin increased to 30.2% for the three months ended March 31, 2007, from 28.4% for the three months ended March 31, 2006, as this segment's margin benefited primarily from higher sales volumes between years and improved material margins. Energy Products' gross profit margin remained relatively flat at 30.4% for the three months ended March 31, 2007, compared to 30.5% for the three months ended March 31, 2006. Gross profit margin within Industrial Specialties increased to 31.7% for the three months ended March 31, 2007, from 28.8% in the three months ended March 31, 2006, due principally to the increase in sales levels year-over-year and a more favorable product sales mix in the first quarter of 2007. RV & Trailer Products' gross profit margin decreased to 23.4% for the three months ended March 31, 2007, from 24.4% for the three months ended March 31, 2006, due to competitive market pricing pressures and inefficiencies related to our Australian operation's planned closure of one facility and start-up of the new facility in Thailand. Recreational Accessories' gross profit margin increased to 24.9% for the three months ended March 31, 2007, from 24.7% for the three months ended March 31, 2006, due primarily to the increased sales volume.

        Operating profit margin (operating profit as a percentage of sales) approximated 11.6% and 10.5% for the three months ended March 31, 2007 and 2006, respectively. Operating profit increased $4.6 million, or 16.1%, to $33.3 million for the quarter ended March 31, 2007, from $28.7 million for the quarter ended March 31, 2006. Packaging Systems' operating profit margin was 16.7% and 16.0% in the three months ended March 31, 2007 and 2006, respectively. Operating profit increased $0.8 million, or approximately 9.8%, for the three months ended March 31, 2007, as compared with the three months ended March 31, 2006, due to margin earned on higher sales levels between years and improved material margin and other operational improvements. Energy Products' operating profit margin was 15.4% and 14.8% for the three months ended March 31, 2007 and 2006, respectively. Operating profit increased $0.5 million, or approximately 8.4%, for the three months ended March 31, 2007, as compared with the three months ended March 31, 2006, due primarily to increased sales levels in our specialty gasket business. Industrial Specialties' operating profit margin was 23.2% and 18.9% for the three months ended March 31, 2007 and 2006, respectively. Operating profit increased $3.9 million, or approximately 46.4%, for the three months ended March 31, 2007 as compared with the three months ended March 31, 2006, due primarily to increased margins due to higher sales levels between years and a more favorable product sales mix. RV & Trailer Products' operating profit margin declined to 12.1% for the quarter ended March 31, 2007, from 14.8% for the quarter ended March 31, 2006. Operating profit decreased $1.8 million in the three months ended March 31, 2007, as compared with the three months ended March 31, 2006, due primarily to the sales volume decline between years and the inefficiencies in our Australian operations due to the planned closure of one facility and start-up of the new facility in Thailand. Recreational Accessories' operating profit margin was 6.0% and 5.1% in the three months ended March 31, 2007 and 2006, respectively. Operating profit increased $1.0 million in the three months ended March 31, 2007, compared with the three months ended March 31, 2006, primarily due to the increased sales volume.

        Adjusted EBITDA margin (Adjusted EBITDA as a percentage of sales) approximated 14.7% and 13.8% for the three months ended March 31, 2007 and 2006, respectively. Adjusted EBITDA increased $4.2 million for the three months ended March 31, 2007, as compared to the three months ended March 31, 2006, which is consistent with the improvement in operating profit between years.

        Packaging Systems.    Net sales increased $2.7 million, or 5.3%, to $53.8 million for the quarter ended March 31, 2007, as compared to $51.1 million for the quarter ended March 31, 2006. The increase in sales is primarily due to approximately $1.3 million of favorable currency exchange as our reported results in U.S dollars were positively impacted as a result of stronger foreign currencies, and $1.6 million of higher sales of our specialty dispensing products and new product introductions. Sales of our specialty tapes, laminates and insulation products remained essentially flat while sales of our industrial closures, rings and levers decreased approximately $0.3 million.

        Packaging Systems' gross profit increased approximately $1.7 million to $16.2 million, or 30.2% of sales, for the three months ended March 31, 2007, as compared to $14.5 million, or 28.4% of sales, for the three months ended March 31, 2006. Of the increase in gross profit between years, approximately $0.8 million is attributed to increased sales levels and approximately $0.9 million is attributed to higher material margins and other operating improvements.

        Packaging Systems' selling, general and administrative costs increased approximately $0.8 million to $7.1 million, or 13.2% of sales, for the three months ended March 31, 2007, as compared to $6.3 million, or 12.4% of sales, for the three months ended March 31, 2006, primarily as a result of increased selling costs associated with sales growth initiatives.

        Packaging Systems' operating profit increased $0.8 million to $9.0 million, or 16.7% of sales, for the three months ended March 31, 2007, as compared to $8.2 million, or 16.0% of sales, for the three months ended March 31, 2006, due primarily to higher sales levels between years, improved material margins and other operational improvements, which were partially offset by increased selling costs related to our sales growth initiatives.

        Packaging Systems' Adjusted EBITDA increased $0.6 million to $12.3 million, or 22.9% of sales, for the three months ended March 31, 2007, from $11.7 million, or 23.0% of sales, for the three months ended March 31, 2006, which is consistent with the improvement in operating profit between years.

        Energy Products.    Net sales for the quarter ended March 31, 2007 increased $1.6 million, or 4.0%, to $41.6 million, compared to $40.0 million for the quarter ended March 31, 2006. Sales of specialty gaskets and related fastening hardware increased $3.0 million as a result of increased demand from existing customers due to continued high levels of turn-around activity at petrochemical refineries, incremental business with existing customers and increased demand for replacement parts as refineries continue to operate at capacity. Sales of slow speed and compressor engines and related products decreased $1.4 million in the first quarter of 2007, as compared to the first quarter of 2006, primarily due to the impact of lower commodity prices in the first quarter of 2007, and the resultant reductions in drilling activity, primarily by our Canadian customers.

        Gross profit within Energy Products increased $0.4 million to $12.6 million, or 30.4% of sales, in the three months ended March 31, 2007, from $12.2 million, or 30.5% of sales, in the three months ended March 31, 2006. The increase in sales levels between years resulted in approximately $0.5 million in improved gross profit. In addition, an increase of approximately $0.2 million is attributed to a more profitable mix in our engine business, as engines comprised a lower percentage of sales relative to replacement parts and chemical pumps. These improvements were partially offset by $0.3 million of higher wage, benefit and launch costs related to new products in our engine business.

        Selling, general and administrative expenses within Energy Products increased $0.1 million to $6.2 million, or 14.9% of net sales in the three monts ended March 31, 2007, from $6.1 million, or 15.3% of net sales, in the first three months of 2006. Of the increase, approximately $0.4 million relates to increased compensation and commission expenses, which were partially offset by a decrease of $0.3 million in asbestos litigation defense costs in our specialty gasket business relative to the first quarter of 2006.

        Overall, operating profit within Energy Products increased $0.5 million to $6.4 million, or 15.4% of sales in the three months ended March 31, 2007, from $5.9 million, or 14.8% of sales, in the three months ended March 31, 2006, due principally to higher sales levels in our specialty gasket business.

        Energy Products' Adjusted EBITDA increased $0.6 million to $7.1 million, or 17.1% of sales, for the quarter ended March 31, 2007, from $6.5 million, or 16.4% of sales, for the quarter ended March 31, 2006, which is consistent with the improvement in operating profit between years.

        Industrial Specialties.    Net sales during the three months ended March 31, 2007 increased $8.4 million, or approximately 18.9%, to $52.8 million, from $44.4 million in the three months ended March 31, 2006. Net sales in the three months ended March 31, 2007 increased 22.0% in our aerospace fastener business, as we continued to experience strong market demand, 28.2% in our industrial cylinders business, as demand for the new ISO cylinder continued to increase, 31.8% in our defense business, as our customers' built-up their inventory of cartridge cases in advance of the base closure and relocation slated for 2009, and 1.3% in our precision cutting tools business, as compared to the three months ended March 31, 2006. Sales within our specialty fittings business declined approximately 15.3% in the first quarter 2007 compared to first quarter 2006 due to softening market demand.

        Gross profit within Industrial Specialties increased $3.9 million to $16.7 million, or 31.7% of sales, for the three months ended March 31, 2007, as compared to $12.8 million, or 28.8% of sales, for the three months ended March 31, 2006. Of the increase in gross profit, approximately $2.4 million is attributed to the sales level increase between years. The remainder of the increase is attributable to more favorable product mix and operational improvements, primarily in our aerospace fasteners business.

        Selling, general and administrative expenses increased $0.2 million to $4.5 million, or 8.4% of sales, in the three months ended March 31, 2007, as compared to $4.3 million, or 9.7% of sales, in the three months ended March 31, 2006, as this segment was able to keep its selling, general and administrative expenses relatively flat even with increases in sales.

        Operating profit for the three months ended March 31, 2007 increased $3.9 million to $12.3 million, or 23.2% of sales, as compared to $8.4 million, or 18.9% of sales, for the three months ended March 31, 2006, due primarily to higher sales levels between years, an increasingly favorable product mix and operational improvements in our aerospace fasteners business in the first quarter of 2007 compared to the first quarter of 2006.

        Industrial Specialties' Adjusted EBITDA increased $3.4 million to $13.2 million, or 25.1% of sales, for the three months ended March 31, 2007, from $9.8 million, or 22.1% of sales, for the three months ended March 31, 2006, consistent with the improvement in operating profit between years.

        RV & Trailer Products.    Net sales decreased $2.5 million to $53.4 million for the three months ended March 31, 2007, as compared to $55.9 million for the three months ended March 31, 2006. Net sales were favorably impacted by approximately $1.1 million of currency exchange, as our reported results in U.S. dollars were positively impacted as a result of a stronger Australian dollar. However, this increase was more than offset by declines in the first quarter 2007 sales compared to first quarter 2006 due to continued soft demand in certain end-markets and pricing pressure across all market channels.

        RV & Trailer Products' gross profit decreased $1.1 million to $12.5 million, or 23.4% of sales, for the three months ended March 31, 2007, from approximately $13.6 million, or 24.4% of sales, in the three months ended March 31, 2006. Of the decline in gross profit between years, $0.6 million is attributed to the decline in sales between periods. The remaining decrease in gross profit is due to slightly lower material margins resulting from continued pricing pressures, inefficiencies and duplication of costs in our Australian operations associated with the planned closure of one Australian facility and a corresponding increase in volume in our new Thailand facility and a less favorable sales mix in our Australian business.

        Selling, general and administrative expenses increased $0.6 million to $6.0 million, or 11.2% of sales, in the three months ended March 31, 2007, as compared to $5.4 million, or 9.7% of sales, in the three months ended March 31, 2006, due primarily to increases in sales-related support activities associated with the start-up of our new Thailand facility.

        RV & Trailer Products' operating profit declined $1.8 million, to approximately $6.5 million, or 12.1% of sales, in the three months ended March 31, 2007, from $8.3 million, or 14.8% of net sales, in the three months ended March 31, 2006. The decline in operating profit between years is primarily due to the sales volume decline, lower material margins as a result of commodity cost increases and competitive pricing pressures and the aforementioned inefficiencies in our Australian operations.

        RV & Trailer Products' Adjusted EBITDA decreased $1.6 million to $8.5 million, or 16.0% of sales, for the three months ended March 31, 2007, from $10.1 million, or 18.1% of sales, for the three months ended March 31, 2006, consistent with the decline in operating profit between years.

        Recreational Accessories.    Recreational Accessories' net sales increased $3.4 million to $85.1 million for the three months ended March 31, 2007, from $81.7 million in the three months ended March 31, 2006, due primarily to sales of approximately $5.6 million associated with new programs in our retail business, partially offset by reduced sales in our installer and distributor customer groups due to the continued softening of end-customer markets within these customer groups. Net sales in the three months ended March 31, 2007 were also negatively impacted by approximately $0.1 million due to currency exchange as our reported results in U.S. dollars were lower due to a weaker Canadian dollar.

        Recreational Accessories' gross profit margin increased to 24.9% for the three months ended March 31, 2007, from 24.7% for the three months ended March 31, 2006. The net change in gross profit between years of $1.0 million is primarily attributed to the increase in sales volume.

        Recreational Accessories' selling, general and administrative expenses remained approximately flat at $16.1 million for the three months ended March 31, 2007, versus $16.0 million in the three months ended March 31, 2006. As a percentage of sales, selling, general and administrative expenses were 18.9% in the first quarter of 2007, versus 19.6% in the first quarter of 2006. In the quarter ended March 31, 2007, promotional expenses in our retail business increased by approximately $0.9 million as a result of our stock-lift of our competitors' products from certain of our customers' stores. This increase between years was principally offset by reductions in selling and distribution expenses in our towing business in the first quarter of 2007 as a result of further consolidation of warehouses and lower discretionary spending corresponding with the decline in sales in the installer and distributor customer groups.

        Recreational Accessories' operating profit increased $1.0 million to approximately $5.1 million, or 6.0% of sales, in the three months ended March 31, 2007, from $4.1 million, or 5.1% of sales, in the three months ended March 31, 2006. The improvement in operating profit between years is primarily the result of increased sales volume.

        Recreational Accessories' Adjusted EBITDA increased $0.9 million to $7.7 million, or 9.1% of sales, for the three months ended March 31, 2007, from $6.8 million, or 8.4% of sales, for the three months ended March 31, 2006, consistent with the improvement in operating profit between years.

        Corporate Expenses and Management Fees.    Corporate expenses and management fees included in operating profit and Adjusted EBITDA consist of the following:

	Three months ended March 31,
	2007	2006
	(in millions)
Corporate operating expenses	$2.6	$2.8
Employee costs and related benefits	2.3	2.4
Management fees and expenses	1.0	1.1
Corporate expenses and management fees — operating profit	$5.9	$6.3
Receivables sales and securitization expenses	1.0	1.1
Depreciation	—	(0.1)
Corporate expenses and management fees — Adjusted EBITDA	$6.9	$7.3

        Corporate expenses and management fees decreased approximately $0.4 million to $5.9 million for the three months ended March 31, 2007, from $6.3 million for the three months ended March 31, 2006. The decrease between years is primarily attributed to overall modest reductions in corporate operating expenses, employee costs and management fee expenses.

        Interest Expense.    Interest expense decreased approximately $1.0 million to $18.9 million for the three months ended March 31, 2007, as compared to $19.9 million for the three months ended March 31, 2006. The decrease is primarily the result of a decrease in our weighted average interest rate on variable rate borrowings to approximately 8.0% during the first quarter 2007 from approximately 8.1% during the first quarter of 2006, and a reduction in weighted average variable rate borrowings from approximately $334.6 million in the first quarter of 2006 to approximately $330.6 million in the first quarter of 2007.

        Other Expense, Net.    Other expense, net increased approximately $0.4 million to $1.2 million for the three months ended March 31, 2007, from $0.8 million for the three months ended March 31, 2006. In the first quarter of 2007, we incurred approximately $1.3 million of expenses in connection with the use of our receivables securitization facility and sales of receivables to fund working capital needs, and experienced no significant currency gains or losses on transactions denominated in foreign currencies. In the first quarter of 2006, we incurred approximately $1.1 million of expenses in connection with the use of our receivables securitization facility and sales of receivables to fund working capital needs, which were partially offset by gains on transactions denominated in foreign currencies of approximately $0.3 million.

        Income Taxes.    The effective income tax rates for the three months ended March 31, 2007 and 2006 were 37% and 38%, respectively.

        Discontinued Operations.    The results of discontinued operations consists of net activity at our Frankfort, Indiana industrial fastening business through February 2007, when the sale of this business was completed. See Note 2, "Discontinued Operations and Assets Held for Sale," to our consolidated financial statements included elsewhere in this prospectus.

Year Ended December 31, 2006 Compared with Year Ended December 31, 2005

        The principal factors impacting us during the year ended December 31, 2006 compared with the year ended December 31, 2005 were:

  •
  continued economic expansion and a strong industrial economy, which impacted end user demand across our Packaging Systems, Energy Products and Industrial Specialties business segments;

  •
  the impact of significant competitive pricing pressures within the retail market channels of our Recreational Accessories and RV & Trailer Products segments, and reduced demand for trailering components within our RV & Trailer Products segment which, in conjunction with a cyclical market decline, resulted in a non-cash goodwill impairment charge of $97.5 million and $19.0 million in our RV & Trailer Products and Recreational Accessories segments, respectively; and

  •
  the impact of varying raw material costs and availability of some commodities, between years and across segments, such as certain types of steel, aluminum, copper, and polyethylene and polypropylene resins.

        Overall, net sales increased $19.7 million, or approximately 2.0%, in 2006 as compared with 2005. Of this increase, approximately $16.6 million is attributed to organic growth, and approximately $3.1 million is due to currency exchange as our reported results in U.S. dollars benefited from stronger foreign currencies. Packaging Systems' net sales increased $14.3 million, or approximately 7.5%, in 2006 as compared with 2005 due to increases in core product sales, new product sales and the favorable effects of currency exchange. Net sales within Energy Products increased $26.0 million, or 19.8%, in 2006 as compared with 2005 as businesses in this segment benefited from high levels of oil and gas drilling activity in North America due to elevated oil prices and higher levels of turnaround activity at petroleum refineries and petrochemical facilities. Net sales within our Industrial Specialties segment increased $17.3 million, or 10.5%, in 2006 as compared with 2005 due to improved demand across all businesses in the segment and recovery of steel cost increases, most notably in our industrial cylinder and precision tool businesses. RV & Trailer Products' net sales decreased $18.3 million, or approximately 8.8%, in 2006 as compared with 2005 due to decreased demand across most of its market channels and pricing pressure as a result of increased foreign competition. Recreational Accessories' net sales decreased $19.6 million, or approximately 6.4%, in 2006 as compared with 2005 due to reduced sales activity in our towing products business' early order program and reduced demand across its market channels due to high gasoline prices and a continued uncertain interest rate environment.

        Gross profit margin (gross profit as a percentage of sales) approximated 26.8% and 24.7% for 2006 and 2005, respectively. Packaging Systems' gross profit margin increased to approximately 29.3% in 2006 from 28.7% in 2005 primarily due to higher sales volumes and reduced material costs. Energy Products' gross profit margin increased to 29.1% in 2006 compared to 27.0% in 2005 as this segment's margin benefited primarily from higher sales volumes between years. Gross profit margin within our Industrial Specialties segment increased in 2006 to 30.1% compared to 28.9% in 2005 due generally to higher sales volumes and proportionately greater sales of higher margin aerospace fasteners between years. RV & Trailer Products' gross profit margin decreased to 20.3% in 2006 from 23.1% in 2005 due primarily to the reduced sales levels, lower material margins, increased competitive pricing pressures and startup costs associated with our new manufacturing facility in Thailand. Recreational Accessories' gross profit margin increased to 26.0% in 2006 from 20.0% in 2005. The increase is due primarily to material margin improvements in our towing and retail sales channels, purchasing savings initiatives, additional manufacturing efficiencies and material management improvement initiatives. These improvements were partially offset by the decline in sales between years.

        Operating profit margin (operating profit as a percentage of sales) decreased from 8.4% in 2005 to (1.3)% in 2006. Operating profit declined approximately $97.9 million, to an operating loss of $13.6 million in 2006, compared to operating profit of $84.3 million in 2005. Of this decline,

$116.5 million was due to a non-cash goodwill impairment charge related to our RV & Trailer Products and Recreational Accessories segments, which is partially offset by $18.6 million of additional margin earned on increased sales and as a result of other operational improvements. Packaging Systems' operating profit margin was 16.5% and 16.1% in 2006 and 2005, respectively. Operating profit increased $3.2 million in 2006 as compared with 2005 due primarily to higher sales levels, improved material margins as a result of moderating raw material costs and flat selling and administrative costs as a percentage of sales between years. Energy Products' operating profit margin was 14.5% and 11.6% in 2006 and 2005, respectively. Operating profit improved $7.6 million in 2006 compared to 2005 as increases in margin earned due to higher sales levels and margin improvement in our specialty gasket business were partially offset by higher selling, general and administrative expenses, which principally increased due to $0.9 million of higher asbestos litigation defense costs. Industrial Specialties' operating profit margin was 21.3% and 19.2% in 2006 and 2005, respectively. Operating profit increased $7.2 million in 2006 compared to 2005 due to increased sales levels in all of the businesses in this segment and improved material margins, partially offset by higher selling, general and administrative expenses. RV & Trailer Products' operating profit decreased $106.4 million in 2006, from an operating profit of $26.8 million in 2005 to an operating loss of $79.6 million in 2006, principally due to a non-cash goodwill impairment charge of $97.5 million. The remaining decrease in operating profit of approximately $8.9 million is primarily the result of the decline in sales and lower material margins. Recreational Accessories' operating profit decreased $7.0 million in 2006, from an operating profit of $2.1 million to an operating loss of $4.9 million in 2006, principally due to the non-cash goodwill impairment charge of $19.0 million. The effect of the goodwill impairment charge was partially offset by approximately $12.0 million of additional operating profit resulting primarily from increased material margins, improved productivity and purchasing cost savings initiatives, partially offset by increased selling, general and administrative expenses, mainly in our retail advertising and promotional expenses.

        Adjusted EBITDA margin (Adjusted EBITDA as a percentage of sales) approximated 13.5% and 11.8% in 2006 and 2005, respectively. The increase in Adjusted EBITDA margin was consistent with the increase in operating profit margin in our Energy Products and Industrial Specialties segments. The Adjusted EBITDA margin for Packaging Systems improved to 22.9% in 2006 from 21.2% in 2005. In addition to the improvement in operating profit margin, the increase in Packaging Systems' Adjusted EBITDA margin from 2005 to 2006 was partially due to $1.8 million in net losses on transactions denominated in foreign currencies in 2005 that did not recur in 2006. The Adjusted EBITDA margins in our RV & Trailer Products and Recreational Accessories segments were significantly higher than the operating profit margins due to the add-back of the non-cash goodwill impairment charges of $97.5 million and $19.0 million, respectively. Before consideration of these charges, the increase in Adjusted EBITDA margin in our Recreational Accessories segment and the decrease in Adjusted EBITDA margin in our RV & Trailer Products segment was consistent with the related changes in operating profit margin.

        Packaging Systems.    Net sales increased $14.3 million, or approximately 7.5%, to $204.2 million in 2006 compared to $189.9 million in 2005. Overall, the increase in sales is a result of strong demand for our products in the general industrial, commercial construction and metal building markets due to overall economic expansion and the introduction of new products. Of the increase in sales, approximately $4.4 million was due to increased sales of specialty tapes, laminates and insulation products, $5.2 million was due to increased sales of industrial closures, rings and levers and $4.2 million was due to increased sales of new consumer-oriented specialty dispensing products. In addition, the increase in sales included approximately $0.5 million of currency exchange gains.

        Packaging Systems' gross profit increased approximately $5.3 million to $59.8 million, or 29.3% of sales, in 2006 from $54.5 million, or 28.7% of sales, in 2005. Of the increase in gross profit between years, approximately $4.1 million is attributed to the sales level increase between years and approximately $1.4 million is attributed to improved material margins as a result of moderating raw material costs, offset in part by higher period operating costs resulting from the increased sales levels.

        Packaging Systems' selling, general and administrative costs increased approximately $2.2 million to $26.0 million, or 12.7% of sales, in 2006 as compared to $23.8 million, or 12.5% of sales, in 2005. The increase in selling, general and administrative expenses was consistent with the increase in sales.

        Packaging Systems' operating profit increased $3.2 million to $33.8 million, or 16.5% of sales, in 2006 from $30.6 million, or 16.1% of sales, in 2005. The increase in operating profit is due primarily to higher sales levels, improved material margins as a result of moderating raw material costs and flat selling and administrative costs as a percentage of sales between years.

        Packaging Systems' Adjusted EBITDA increased $6.3 million to $46.7 million, or 22.9% of sales, in 2006 from $40.5 million, or 21.2% of sales, in 2005. Of this amount, approximately $3.2 million is consistent with the improvement in operating profit. Of the remaining change, $1.9 million of the increase resulted from changes in foreign currency gains and losses, as there was a $0.1 million gain on transactions denominated in foreign currencies in 2006 compared to $1.8 million in losses on such similar transactions in 2005. In addition, there was approximately $0.8 million higher amortization of customer intangible assets in 2006 than in 2005.

        Energy Products.    Net sales for 2006 increased $26.0 million, or 19.8%, to $157.0 million compared to $131.0 million in 2005. Of this amount, approximately $11.8 million represents increased demand from existing customers for slow speed and compressor engines and related products, as a result of continued favorable market conditions for oil and gas producers in the United States and Canada, and approximately $3.7 million represents market share gains due to extended product line offerings of existing engine models, principally in Canada, and expanded replacement parts offerings internationally. Sales of specialty gaskets increased $10.2 million as a result of increased demand from existing customers due to continued high levels of turn-around activity at petrochemical refineries, incremental business with existing customers and increased demand for replacement parts as a result of severe weather in the United States Gulf Coast region in the second half of 2005. In addition, $0.3 million is due to increased international sales of specialty gaskets, principally in Latin America, the Far East and Europe.

        Gross profit within Energy Products increased $10.3 million to $45.7 million, or 29.1% of sales in 2006, from $35.4 million, or 27.0% of sales in 2005. Of this amount, approximately $7.0 million is attributed to the sales level increase between years. The remaining improvement is due to improved material margins in both businesses, which in our engine business relates to on-going efforts to source slow speed and compressor engine products to suppliers in lower cost manufacturing countries, and better absorption of fixed overhead costs, given the increased sales volumes in 2006 as compared to 2005.

        Selling, general and administrative expenses within Energy Products increased $2.5 million to $22.7 million, or 14.5% of net sales in 2006, from $20.2 million, or 15.4% of net sales in 2005. Of the increase, approximately $1.2 million relates to increased sales compensation and commission expenses, consistent with the increase in sales and $0.9 million is due to increased asbestos litigation defense costs in our specialty gasket business. Energy Products achieved higher sales levels with only a modest increase in selling and administrative costs due to the relatively fixed cost nature of this segment's existing distribution network, particularly with respect to sales of specialty gaskets.

        Overall, operating profit within Energy Products increased $7.6 million to $22.8 million, or 14.5% of sales in 2006, from $15.2 million, or 11.6% of sales, in 2005 due principally to significantly higher sales levels.

        Energy Products' Adjusted EBITDA increased $7.5 million to $25.1 million or 16.0% of sales for the year ended December 31, 2006 from $17.6 million, or 13.4% of sales, for the year ended December 31, 2005, consistent with the improvement in operating profit between years.

        Industrial Specialties.    Net sales in 2006 increased $17.3 million, or approximately 10.5%, to $182.0 million from $164.7 million in 2005. The increase in sales is a result of strong demand for our products in the general industrial, aerospace and automotive markets due to market share gains, new products, and economic expansion. Notably, our aerospace fastener business continues to experience strong market demand, with a sales increase of approximately 14.2% in 2006 as compared to 2005 due to continued strong commercial and business jet build rates. As compared to 2005, 2006 sales within our industrial cylinders business increased 14.5%, sales of specialty automotive fittings improved 3.2% and sales of precision cutting tools improved 5.7%, while sales within our defense business were slightly above 2005 levels. We estimate that steel cost increases recovered from customers via pricing increases during 2006, principally within our industrial cylinder and precision tool businesses, were comparable to 2005.

        Gross profit within Industrial Specialties increased $7.2 million to $54.8 million, or 30.1% of sales, in 2006 as compared to $47.6 million, or 28.9% of sales, in 2005. Of the increase in gross profit, approximately $5.0 million is attributed to the sales level increase between years. The remainder of the increase is attributed to operational improvements which resulted in reductions in material, labor and overhead costs as a percentage of sales, with increased material margins comprising the majority of the improvement at approximately $1.2 million.

        Selling, general and administrative expenses increased $0.4 million to $16.3 million, or 8.9% of sales, in 2006 as compared to $15.9 million, or 9.6% of sales, in 2005, due primarily to increases in professional fees and certain personnel expenses.

        Operating profit increased $7.2 million to $38.8 million, or 21.3% of sales, in 2006 as compared to $31.6 million, or 19.2% of sales, in 2005, due primarily to increased sales levels in each of the businesses in this segment and improved material margins, which were offset in part by slightly higher selling, general and administrative spending.

        Industrial Specialties' Adjusted EBITDA increased $6.8 million to $43.5 million, or 23.9% of sales, in 2006 from $36.7 million, or 22.3% of sales, in 2005, consistent with the improvement in operating profit between years.

        RV & Trailer Products.    Net sales decreased $18.3 million, or 8.8%, to $190.7 million in 2006, from $209.0 million in 2005. This decrease is due principally to reduced demand across all market channels and market pricing pressures which resulted from increased foreign competition, particularly in the agriculture and industrial markets. In addition, approximately $0.7 million of the decrease in sales is due to currency exchange rates, as our reported results in U.S. dollars were reduced as a result of a weaker Australian dollar.

        RV & Trailer Products' gross profit decreased $9.5 million to $38.7 million, or 20.3% of net sales in 2006, from $48.2 million, or 23.1% of net sales, in 2005. Of the decrease in gross profit, approximately $4.2 million is attributed to the sales level decrease between years and approximately $4.3 million is attributed to lower product margins as a result of competitive pricing pressures, higher commodity costs and a less favorable mix of product sales, primarily in our Australian business. In addition, approximately $1.0 million is attributed to startup costs incurred in 2006 associated with our new manufacturing facility in Thailand.

        RV & Trailer Products' selling, general and administrative expenses decreased $0.3 million to $20.2 million, or 10.6% of sales in 2006, from $20.5 million, or 9.8% of sales in 2005, as selling, general and administrative spending and expenses decreased due to lower sales levels.

        RV & Trailer Products' operating profit decreased $106.4 million in 2006, from an operating profit of $26.8 million in 2005 to an operating loss of $79.6 million in 2006, principally due to the non-cash goodwill impairment charge of $97.5 million. The remaining decrease in operating profit of approximately $8.9 million is primarily related to the decline in sales and lower material margins.

        RV & Trailer Products' Adjusted EBITDA decreased $8.2 million to $26.1 million, or 13.7% of sales in 2006, from $34.3 million, or 16.4% of sales, in 2005, which, after considering the effect of the goodwill impairment charge, is consistent with the decline in operating profit margin between years.

        Recreational Accessories.    Net sales decreased $19.6 million, or approximately 6.4%, to $286.6 million in 2006, from $306.2 million in 2005. The net decrease in sales between years was principally the result of reduced consumer demand due to high gasoline prices, a continued uncertain interest rate environment and an effort by the installer and distributor customer groups to reduce inventory levels due to the softening of end-consumer markets. These decreases were offset by approximately $2.8 million due to currency exchange as our reported sales in U.S. dollars benefited from stronger foreign currencies during 2006.

        Recreational Accessories' gross profit increased $13.2 million to $74.5 million, or 26.0% of net sales in 2006, from $61.3 million, or 20.0% of net sales in 2005. Of this increase in gross profit, approximately $5.7 million is attributed to material margin improvements in our retail sales channel as a result of sourcing initiatives and $5.2 million is attributed to savings resulting from the decision to purchase certain products that we previously manufactured. An additional $5.0 million is attributed to material margin improvements in our towing products business due to pricing actions and net favorable material usage variances at our Goshen, Indiana manufacturing facility, resulting from manufacturing efficiency and material management improvement initiatives. Gross profit was also favorably impacted by savings associated with cost reduction initiatives implemented at our Goshen, Indiana manufacturing facility in 2006. These improvements were offset by $3.9 million in lower gross profit attributed to the decline in sales between years.

        Recreational Accessories' selling, general and administrative expenses increased approximately $3.9 million to $60.5 million, or 21.1% of sales in 2006, from $56.6 million, or 18.5% of sales in 2005. The increase in selling and administrative expenses between years is due to increased advertising and promotion expenses which were necessary to support our retail channel sales activities, costs associated with the closure of our Sheffield, Pennsylvania operations and increased distribution costs from our South Bend facility associated, in part, with the exit from our Sheffield operations.

        Recreational Accessories' operating profit decreased $7.0 million in 2006, from an operating profit of $2.1 million to an operating loss of $4.9 million in 2006, principally due to the non-cash goodwill impairment charge of $19.0 million. The effect of the goodwill impairment charge is partially offset by approximately $12.0 million of additional operating profit as a result of increased material margins, improved productivity and purchasing cost savings initiatives, which were partially offset by increased promotion costs in our retail channel, increased costs associated with closure of our Sheffield operation and increased distribution costs from our South Bend distribution facility.

        Recreational Accessories' Adjusted EBITDA increased $9.6 million to $24.5 million, or 8.6% of sales in 2006, from $14.9 million, or 4.9% of sales, in 2005, which, after considering the effect of the goodwill impairment charge, is consistent with the increase in operating profit margin between years.

        Corporate Expenses and Management Fees.    Corporate expenses and management fees included in operating profit and Adjusted EBITDA consist of the following:

	Year ended December 31,
	2006	2005
	(dollars in millions)
Corporate operating expenses	$11.4	$10.4
Employee costs and related benefits	8.9	7.4
Management fees and expenses	4.1	4.2

Corporate expenses and management fees—operating profit	24.4	22.0
Receivables securitization expenses	4.1	4.2
Depreciation	(0.1)	(0.2)
Other, net	(0.3)	(0.5)

Corporate expenses and management fees—Adjusted EBITDA	$28.1	$25.5

        Corporate expenses and management fees approximated $24.4 million and $22.0 million in 2006 and 2005, respectively. The increase in corporate operating expenses is primarily the result of increased professional fees for services utilized in 2006. The increase in employee costs and related benefits is due primarily to increased incentive stock compensation expense as a result of implementation of SFAS No. 123R, "Accounting for Stock-Based Compensation."

        Interest Expense.    Interest expense increased approximately $3.9 million to $79.1 million in 2006 from $75.2 million in 2005. The increase is primarily the result of an increase in our weighted average interest rate on variable rate borrowings to approximately 8.2% in 2006 from approximately 6.9% in 2005, which was partially offset by a reduction in weighted average variable rate borrowings of approximately $324.9 million during 2006 from approximately $357.6 million during 2005.

        In connection with the refinancing of our credit facilities in August 2006, we incurred debt extinguishment costs of $8.6 million, of which $7.9 million was a non-cash charge due to the write-off of debt issuance costs.

        Other Expense, Net.    Other expense, net decreased approximately $1.9 million to $4.2 million in 2006 from $6.1 million in 2005. The decrease is principally due to a gain in 2006 of approximately $0.1 million on transactions denominated in foreign currencies other than the local currency of the subsidiary that is a party to the transaction as compared to a loss on such transactions in 2005 of approximately $2.3 million.

        Income Taxes.    The effective income tax rate for 2006 was (2.6)% compared to 66.6% for 2005. In 2006, we reported foreign pre-tax income of approximately $16.2 million and a domestic pre-tax loss of approximately $121.6 million. The loss in 2006 is primarily the result of a goodwill impairment charge of $116.5 million, for which we received an income tax benefit of only $1.2 million. In 2006, we also recorded a tax benefit of approximately $0.5 million in accordance with SFAS 109 due to the change in the Texas tax law signed into effect on May 19, 2006, recorded a valuation allowance of $1.7 million against certain deferred tax assets associated with a dual consolidated tax loss, certain state NOL's and a foreign tax credit carryforward, and recorded a tax benefit of $0.6 million related to extraterritorial income exclusions (ETI). The ETI tax deduction is based on the amount of export sales by domestic entities and has minimal relationship with net income (loss). In 2005, foreign operations reported pre-tax income of approximately $10.6 million compared to a reported domestic pre-tax loss of $7.6 million. In 2005, we recorded a valuation allowance of $2.2 million against certain deferred tax assets associated with a dual consolidated tax loss, certain state NOL's and a foreign tax credit carryforward and recorded a tax benefit of $1.0 million related to extraterritorial income exclusions (ETI). In addition, in 2005, certain of our foreign subsidiaries made a dividend distribution of approximately $55.8 million from accumulated earnings and profits. The 2005 dividend resulted in our recording additional tax expense of approximately $0.4 million related to federal taxes on foreign accumulated earnings and profits.

        Discontinued Operations.    In the fourth quarter of 2005, our Board of Directors authorized management to move forward with its plan to sell our industrial fasteners operations, which consisted of operations located in Frankfort, Indiana; Wood Dale, Illinois; and Lakewood, Ohio. During the fourth quarter of 2006, we completed the sale of the Wood Dale and Lakewood operations of the industrial fasteners business. During the second quarter of 2006, we sold our asphalt-coated paper line of business, which was part of our Packaging Systems operating segment. The loss from discontinued operations, net of income tax benefit, was $20.7 million compared to a loss from discontinued operations, net of income tax benefit, of $46.5 million in 2005. See Note 5, "Discontinued Operations and Assets Held for Sale," to the financial statements attached herein.

        Cumulative Effect of Change in Accounting Principle.    In the fourth quarter 2005, we adopted FASB Interpretation No. 47 (FIN 47), "Accounting for Conditional Asset Retirement Obligation." We adopted FIN 47 as of December 31, 2005 and recorded a cumulative effect of change in accounting principle of approximately $0.4 million, net of income tax benefit of $0.3 million. Pro forma balance sheet information has not been provided as the impact to the balance sheet is not material.

Year Ended December 31, 2005 Compared with Year Ended December 31, 2004

        The principal factors impacting us during the year ended December 31, 2005 compared with the year ended December 31, 2004 were:

  •
  a stronger industrial economy in 2005, which impacted end-user demand across our Industrial Specialties and Packaging Systems segments;

  •
  the impact of significant competitive pricing pressures in the towing products business of our Recreational Accessories segment, most notably in our retail market channel; and

  •
  the impact of higher material costs and availability of some commodities, including the effects of higher steel costs within our Recreational Accessories and RV & Trailer Products segments and higher polyethylene and polypropylene resin costs within our Packaging Systems segment.

        Overall, net sales increased $69.5 million, or approximately 7.5%, in 2005 as compared with 2004. Of this increase, approximately $46.5 million is attributed to organic growth, and approximately $6.0 million is due to currency exchange as our reported results in U.S. dollars benefited from stronger foreign currencies. In addition, we estimate that approximately $17.0 million of additional sales in 2005 was the result of recovery of steel cost increases that were passed through to customers. Packaging Systems' net sales increased $6.4 million, or approximately 3.5%, in 2005 as compared with 2004 due to new product sales, the favorable effects of currency exchange and partial recovery of increased steel costs, offset in part by slightly lower sales of core products such as rings, closures and plastic plugs. Net sales within Energy Products increased $28.0 million, or 27.2%, in 2005 as compared with 2004 as businesses in this segment benefited from high levels of oil and gas drilling activity in North America due to elevated oil prices and higher levels of turnaround activity at petroleum refineries and petrochemical facilities. Net sales within our Industrial Specialties segment increased $31.1 million, or 23.2%, in 2005 as compared with 2004 due to improved demand across all businesses in the segment and recovery of steel cost increases, most notably in our industrial cylinder business. RV & Trailer Products' net sales increased $12.0 million, or approximately 6.1%, in 2005 as compared with 2004. After consideration of the favorable impacts of currency exchange of $2.0 million, net sales increased approximately $10.0 million in 2005 from 2004. Recreational Accessories' net sales decreased $8.1 million, or approximately 2.6%, in 2005 as compared with 2004. After consideration of the favorable effects of currency exchange of $3.1 million and the beneficial impact of steel cost increases recovered from customers of approximately $14.6 million, net sales decreased approximately $25.8 million in 2005 from 2004.

        Gross profit margin (gross profit as a percentage of sales) approximated 24.7% and 27.5% in 2005 and 2004, respectively. Most notably, Recreational Accessories' gross profit margin declined to approximately 20.0% in 2005 from approximately 27.2% in 2004 due principally to reduced sales volumes of towing and trailer products in the higher margin wholesale distributor and installer channels, significant competitive pricing pressures in all market channels, but especially retail, and insufficient recovery of steel and other material cost increases via pricing. Packaging Systems' gross profit margin declined to 28.7% in 2005 from 31.1% in 2004. The decline in gross profit margins is due principally to the impact of resin cost increases, steel cost recovery issues related to certain products in Europe and other cost increases not able to be fully recovered from customers. Within Energy Products, gross profit margin declined slightly to approximately 27.0% in 2005 from approximately 27.4% in 2004. Gross profit margin within Industrial Specialties improved to 28.9% in 2005 from 27.5% in 2004 due principally to increased sales of higher margin aerospace fasteners. Within RV & Trailer Products, gross profit margins declined to approximately 23.1% in 2005 from approximately 24.9% in 2004, due primarily to competitor-driven pricing pressures in the trailer products business.

        Operating profit margin (operating profit as a percentage of sales) approximated 8.4% and 9.5% for the years ended December 31, 2005 and 2004, respectively. The decline in operating profit margin is due principally to reduced profit margin within Recreational Accessories. Within Recreational Accessories, operating profit decreased $23.9 million in 2005 compared to 2004 as this business segment had lower sales levels, margin erosion due to competitor-driven pricing pressures, and overall lower gross profits due to inability to recover material cost increases from customers. Operating profit margin at Packaging Systems increased to 16.1% in 2005 from 15.2% in 2004. The impact of increased steel, resin and other material cost increases which were not able to be fully recovered from customers were more than offset by reduced operating expenses. Also in the first half of 2004, our Compac business unit incurred higher costs and operational inefficiencies associated with the consolidation of manufacturing facilities into its new Hackettstown, New Jersey facility, which did not recur in 2005. Within Energy Products, operating profit margin improved to 11.6% in 2005 from 8.9% in 2004 as this segment benefited from significantly higher sales with only a nominal increase in related selling and other fixed costs. Within the Industrial Specialties segment, operating profit increased to 19.2% in 2005 from 16.3% in 2004 as businesses in this segment benefited from significantly increased sales levels. Within RV & Trailer Products, operating profit margin decreased marginally to 12.8% in 2005 from 13.0% in 2004.

        Adjusted EBITDA margin (Adjusted EBITDA as a percentage of sales) decreased to 11.8% for the year ended December 31, 2005 from 13.6% for the year ended December 31, 2004, respectively, consistent with the overall decrease in operating profit margin between years. See discussion of operating results by segment for further explanation of changes in segment Adjusted EBITDA between years.

        Packaging Systems.    Net sales increased $6.4 million, or approximately 3.5%, to $189.9 million in 2005 compared to $183.5 million in 2004. Of this amount, $9.6 million relates to increased sales of new specialty dispensing products, $1.8 million is due to higher sales of pressure sensitive tapes and insulation products, and $0.5 million is due to the favorable impact of foreign currency exchange as a result of a weaker U.S. dollar. These increases were in part offset by an approximate $5.5 million decrease in sales of core products, including industrial closures, rings and levers, compared to 2004.

        Packaging Systems' gross profit margin declined to approximately 28.7% during 2005 from approximately 31.1% in 2004, and gross profit declined $2.5 million in 2005 from 2004. The beneficial impact of higher sales levels and favorable impact of currency exchange were more than offset by increased resin, steel and other materials cost increases not able to be recovered from customers and higher energy costs, resulting in the decrease in gross profit margin in 2005 from 2004.

        Packaging Systems' selling, general and administrative costs were $23.8 million or approximately 12.5% of sales in 2005 compared to $26.3 million or approximately 14.4% of sales in 2004. Increased costs associated with launch and sales ramp-up activities related to sale of Rieke's specialty pump dispensing products for consumer applications were approximately offset by costs incurred in the first half 2004 related to employee severance and maintaining compliance with various health and safety requirements at a European manufacturing facility. Also in 2004, we estimate we incurred approximately $4.1 million of costs in connection with the consolidation of Compac's Netcong and Edison, New Jersey facilities into a new facility in Hackettstown, New Jersey. These consolidation actions were essentially completed in the fourth quarter of 2004 and related costs did not recur in 2005.

        Overall, Packaging Systems' operating profit margin increased to approximately 16.1% in 2005 as compared to 15.2% in 2004. The impact of increased sales levels, the favorable effect of stronger foreign currencies on results reported in U.S. dollars, and facility consolidations and certain employee-related and other regulatory health and safety costs that did not recur in 2005 more than offset increased resin, steel and other material cost increases not able to be fully recovered from customers and increased costs associated with the launch of new specialty dispensing products.

        Packaging Systems' Adjusted EBITDA decreased approximately $1.0 million to $40.4 million, or 21.2% of sales for the year ended December 31, 2005 from $41.4 million, or 22.5% of sales for the year ended December 31, 2004. Compared to 2004, Adjusted EBITDA in 2005 was reduced $2.1 million due to net losses on transactions denominated in foreign currencies while in 2004 Adjusted EBITDA was $0.4 million higher due to net gains on transactions denominated in foreign currencies. In 2004, Adjusted EBITDA also included the add-back of a $2.3 million asset impairment charge related to the consolidation of operating facilities.

        Energy Products.    Net sales for 2005 increased $28.0 million, or 27.2%, to $131.0 million compared to $103.0 million in 2004. Of this amount, approximately $8.4 million represents increased demand from existing customers for slow speed and compressor engines and products as a result of continued favorable market conditions for oil and gas producers in the United States and Canada and approximately $5.2 million represents market share gains due to extended product line offerings of existing engine models, principally in Canada, and expanded replacement parts offerings internationally. Sales of specialty gaskets increased $13.1 million as a result of increased demand from existing customers due to continued high levels of turn-around activity at petrochemical refineries, incremental business with existing customers and increased demand for replacement parts as a result of severe weather in the United States Gulf Coast region in the second half of 2005. In addition, $1.3 million is due to increased international sales of specialty gaskets, principally in Latin America, the Far East and Europe.

        Gross profit within Energy Products increased $7.2 million to $35.4 million or 27.0% of sales in 2005 from $28.3 million or 27.4% of sales in 2004. Of this amount, approximately $7.7 million is attributed to the sales level increase which was marginally offset by net material cost increases not able to be recovered from customers or otherwise offset. Increased costs of steel for bolts used in our specialty gasket business were approximately offset by sourcing initiatives.

        Selling, general and administrative expenses at Energy Products increased $1.1 million to $20.2 million or 15.4% of net sales in 2005 from $19.1 million or 18.5% of net sales in 2004. Selling, general and administrative costs as a percentage of net sales improved 3.1% in 2005 from 2004 as Energy Products achieved higher sales levels with only a modest increase in selling and administrative costs due to the relatively fixed cost nature of this segment's existing distribution network, particularly with respect to sales of specialty gaskets.

        Overall, operating profit within Energy Products increased $6.0 million to $15.2 million or 11.6% of sales in 2005 from $9.2 million or 8.9% of sales in 2004 due principally to significantly higher sales levels.

        Energy Products' Adjusted EBITDA increased $5.9 million to $17.6 million or 13.4% of sales for the year ended December 31, 2005 from $11.7 million or 11.4% of sales for the year ended December 31, 2004, consistent with the improvement in operating profit between years.

        Industrial Specialties.    Net sales during 2005 increased $31.1 million, or approximately 23.2% to $164.7 million compared to $133.6 million in 2004. Of this amount, approximately $27.1 million is a result of increasing demand for our products in the aerospace, general industrial, and defense markets due to new products, market share gains and economic expansion. We estimate approximately $4 million is due to additional recovery of steel cost increases passed through to customers, principally within our industrial cylinder and precision tooling businesses.

        Gross profit within our Industrial Specialties segment increased $10.8 million to $47.6 million or 28.9% of sales in 2005 from $36.8 million, or 27.5% of sales in 2004. The improvement in gross margin is primarily the result of a more profitable product mix due to proportionately greater sales of higher margin aerospace fasteners and overall higher sales levels.

        Selling, general and administrative expenses increased $0.9 million to $15.9 million or 9.6% of sales in 2005 from $15.0 million or 11.2% of sales in 2004 as the Industrial Specialties businesses were able to achieve higher sales levels without increasing selling and administrative costs to do so.

        Overall, operating profit within Industrial Specialties increased $9.9 million to $31.7 million, or 19.2% of net sales in 2005, from $21.8 million, or 16.3% of net sales in 2004. The increase is due primarily to increased sales volumes across all of this segment's businesses and the result of proportionately greater sales of higher margin aerospace fasteners.

        Industrial Specialties' Adjusted EBITDA increased $10.2 million to $36.7 million or 22.3% of sales for the year ended December 31, 2005, from $26.5 million or 19.8% of sales for the year ended December 31, 2004, consistent with the improvement in operating profit between years.

        RV & Trailer Products.    Net sales increased $12.0 million or 6.1%, to $209.0 million in 2005 from $197.0 million in 2004. After consideration of the favorable impacts of currency exchange of $2.0 million, net sales increased approximately $10.0 million in 2005 from 2004. This increase is due principally to an increase in unit volume within our electrical products business unit.

        RV & Trailer Products' gross profit decreased $0.9 million to $48.2 million, or 23.1% of net sales in 2005, from $49.1 million or 24.9% of net sales in 2004. The decline in gross profit is due to significant competitive pricing pressures in our trailering products business.

        RV & Trailer Products' selling, general and administrative expenses decreased $2.4 million to $20.5 million or 9.8% of sales in 2005, from $22.9 million or 11.6% of sales in 2004, as RV & Trailer Products reduced selling, general and administrative expenses in response to lower gross profits.

        Overall, RV & Trailer Products' operating profit increased $1.2 million to $26.8 million, or 12.8% of net sales, in 2005, from $25.6 million, or 13.0% of net sales in 2004. The increase in operating profit is primarily the result of reductions in selling, general and administrative expenses in response to lower gross margins earned as a result of pricing pressures in its trailering products business.

        RV & Trailer Products' Adjusted EBITDA increased $0.9 million to $34.3 million or 16.4% of sales for the for the year ended December 31, 2005 from $33.4 million or 16.9% of sales for the year ended December 31, 2004, consistent with the change in operating profit between years.

        Recreational Accessories.    Net sales decreased $8.1 million, or approximately 2.6%, to $306.2 million in 2005 from $314.3 million in 2004. After consideration of the favorable impacts of currency exchange of $3.1 million and steel cost increases recovered from customers of approximately $14.6 million, net sales decreased approximately $25.8 million in 2005 from 2004. This decrease is due to lower market demand in 2005 compared to 2004 and the impact of customer inventory adjustments, primarily within our towing products business unit, as well as significant price competition in all market channels, but especially retail due to increasing competition from manufacturers in lower cost countries.

        Recreational Accessories' gross profit decreased $24.1 million to $61.3 million, or 20.0% of net sales in 2005, from $85.4 million or 27.2% of net sales in 2004. Of this decline in gross profit, we estimate approximately $23.5 million is attributed to a decline in material margins due to inability to fully recover steel and other material cost increases through pricing in our towing products businesses, and significant competitive pricing pressures in all market channels, but especially retail. This decline in material margins was offset in part by reductions in direct labor costs and variable spending of approximately $5.3 million. The remaining decline in gross profit is due to loss of incremental margin on an estimated $25.8 million of lower sales in 2005 when compared to 2004.

        Recreational Accessories' selling, general and administrative expenses decreased $2.5 million to $56.6 million or 18.5% of sales in 2005, from $59.1 million or 18.8% of sales in 2004, as Recreational Accessories reduced selling, general and administrative expenses in response to lower sales and gross profits. In 2004, Recreational Accessories incurred approximately $1.2 million in higher costs related to the consolidation of certain businesses distribution activities in South Bend, Indiana and ramp-up of that facility's operations. These costs did not recur in 2005.

        In 2005, operating profit was reduced an additional $2.7 million as Recreational Accessories incurred asset impairment charges related to the closure of its Elkhart, Indiana plastics operation, which was merged into our Goshen, Indiana facility, and the shutdown of our Consumer Products business unit's distribution/manufacturing facility located in Sheffield, Pennsylvania, which was merged into our South Bend, Indiana distribution center.

        Overall, Recreational Accessories' operating profit decreased $23.9 million to $2.1 million, or 0.7% of net sales in 2005, from $26.1 million, or 8.3% of net sales in 2004. The decline in operating profit in 2005 from 2004 is the result of lower sales levels, principally in the towing products business, and margin erosion in all market channels due to severe competitor pricing pressures and inability to recover fully steel and other material cost increases through pricing. These negative impacts to operating profit were partially offset by reductions in selling, general and administrative expenses in response to reduced levels of sales activity and lower gross profits. Operating profit was also impacted by $2.7 million in asset impairment charges associated with closure and merger of facilities into other existing Recreational Accessories operations.

        Recreational Accessories' Adjusted EBITDA decreased approximately $22.0 million to $14.9 million or 4.9% of sales for the year ended December 31, 2005 from $36.9 million or 11.7% of sales for the year ended December 31, 2004. Compared to 2004, the decrease in Adjusted EBITDA in 2005 was less than the decline in operating profit in 2005 due primarily to the add-back of a $2.7 million asset impairment charge related to the consolidation and closure of two operating facilities.

        Corporate Expenses and Management Fees.    Corporate expenses and management fees included in operating profit and Adjusted EBITDA consist of the following:

	Year ended December 31,
	2005	2004
	(dollars in millions)
Corporate operating expenses	$10.4	$10.9
Employee costs and related benefits	7.4	6.9
Management fees and expenses	4.2	4.2

Corporate expenses and management fees—operating profit	$22.0	$22.0
Receivables securitization expenses	4.2	1.9
Depreciation	(0.2)	(0.2)
Deferred equity offering costs	—	(1.1)
Other, net	(0.5)	0.1

Corporate expenses and management fees—Adjusted EBITDA	$25.5	$22.7

        Corporate expenses and management fees approximated $22.0 million in 2005 and 2004, respectively. In 2005, increases in group medical and workers compensation insurance expense and higher costs associated with operating our Asian Sourcing Office were approximately offset by the $1.1 million write-off of deferred equity offering costs in 2004 that did not recur in 2005.

        Interest Expense.    Interest expense increased approximately $7.6 million in 2005 as compared to 2004 due to an increase in our weighted average interest rate from 5.69% at December 31, 2004 to 7.2% at December 31, 2005. We also incurred greater borrowings on our revolving credit facility in the first half of 2005 to fund increasing levels of investment in working capital, which were offset in part by reductions in borrowings on our revolving credit facility in the second half of 2005, as we partially paid down amounts outstanding on our revolver in addition to scheduled principal payments of $2.9 million on our term loan facility.

        Other Expense, Net.    Other expense, net increased approximately $5.0 million to $6.1 million in 2005 from $1.1 million in 2004. Of this amount, approximately $1.0 million relates to greater expenses incurred as a result of increased use of our receivables securitization facility, $0.5 million in expense related to the sale of receivables at one business and under a factoring arrangement at certain European subsidiaries to fund working capital needs and $0.6 million is due to expenses incurred in connection with renewal of our receivables securitization facility in July 2005. The remaining increase is primarily due to net losses on transactions denominated in foreign currencies other than the local currency of the company subsidiary that is a party to the transaction of $2.3 million in 2005, compared to net gains on foreign currency transactions of $0.7 million in 2004.

        Income Taxes.    The effective income tax rate for 2005 was 66.6% compared to 29.6% for 2004. In 2005, we reported foreign pre-tax income of approximately $10.6 million and a domestic pre-tax loss of approximately $7.6 million. In 2004, our foreign operations reported pre-tax income of approximately $34.9 million compared to a reported domestic pre-tax loss of $15.2 million. In 2005, certain of our foreign subsidiaries made a dividend distribution of approximately $55.8 million from accumulated earnings and profits. Prior to 2005, we provided for applicable federal taxes of approximately $3.1 million on the anticipated repatriation of foreign earnings. The 2005 dividend resulted in our recording an additional tax expense of approximately $0.4 million in the current year related to federal taxes on foreign accumulated earnings and profits. A valuation allowance of $2.2 million and $0.5 million was recorded during 2005 and 2004, respectively. We have determined the need for valuation allowances against deferred tax assets associated with a dual consolidated tax loss, certain state net operating losses, and a foreign tax credit carryforward. During 2005 and 2004, we recorded a tax benefit of $1.0 million and $1.2 million, respectively, related to extraterritorial income exclusions ("ETI"). The ETI tax deduction is based on the amount of export sales by domestic entities and has minimal relationship with net income (loss). In addition, the tax benefits associated with our 2005 and 2004 domestic pre-tax losses for U.S. Federal purposes were offset by tax expense incurred on foreign income and to a lesser extent at the state level.

        Discontinued Operations.    In the fourth quarter 2005, our board of directors authorized management to move forward with its plan to sell our industrial fasteners operations, which consists of operations located in Frankfort, Indiana, Wood Dale, Illinois, and Lakewood, Ohio. During the second quarter of 2006, we sold our asphalt-coated paper line of business, which was part of our Packaging Systems segment. The results of our asphalt-coated paper business are reported as discontinued operations for all periods presented. The loss from discontinued operations, net of income tax benefit, in 2005 was $46.5 million and included a net of tax impairment charge of $41.6 million which was recorded to reduce the carrying value of net assets used in the industrial fastener business to their estimated fair value. In 2004, the loss from discontinued operations, net of related tax benefits, was $16.1 million.

        Cumulative Effect of Change in Accounting Principle.    In the fourth quarter 2005, we adopted FASB Interpretation No. 47 (FIN 47), "Accounting for Conditional Asset Retirement Obligation." We adopted FIN 47 as of December 31, 2005 and recorded a cumulative effect of change in accounting principle of approximately $0.4 million, net of income tax benefit of $0.3 million. Pro forma balance sheet information has not been provided as the impact to the balance sheet is not material.

Liquidity and Capital Resources

  Cash Flows

        Cash provided by operating activities for the three months ended March 31, 2007 was approximately $26.9 million as compared to cash provided by operations of $11.0 million for the three months ended March 31, 2006. The improvement between years is primarily the result of improved working capital management during the first quarter of 2007, principally higher levels of accounts payable and accrued liabilities, partially offset by higher receivables levels, which are consistent with the increased levels of sales in the first quarter of 2007 as compared to the first quarter of 2006.

        Cash provided by operating activities for the year ended December 31, 2006 was approximately $15.9 million as compared to cash provided by operations of $29.9 million for the year ended December 31, 2005. The decrease in cash provided by operations between years is primarily the result of higher inventory levels, primarily in our Energy Products and Industrial Specialties segments, required as a result of an increasing revenue base and decreased levels of accounts payable and accrued liabilities in several of our business units.

        Net cash used for investing activities for the three months ended March 31, 2007 was approximately $15.5 million as compared to $4.7 million for the three months ended March 31, 2006. During the first quarter of 2007, capital expenditures were $14.2 million greater than the first quarter of 2006, due primarily to the reacquisition of $12.9 million of equipment subject to an operating lease in connection with the disposition of our Frankfort, Indiana industrial fastening business, which was included in discontinued operations and sold in February 2007. In addition, we generated cash proceeds of $4.0 million associated with the sale of the Frankfort, Indiana industrial fastening business in February 2007, as compared to net proceeds on the sales of fixed assets in the first quarter of 2006 of approximately $0.6 million.

        Net cash used for investing activities for the year ended December 31, 2006 was approximately $22.2 million as compared to $16.6 million for the year ended December 31, 2005. During 2006, capital expenditures were approximately $8.2 million greater than in 2005, of which approximately $7.4 million related to the re-acquisition of equipment subject to operating leases, of which $6.9 million related to businesses classified as discontinued operations. The increase in capital expenditures was partially offset by an increase in proceeds from disposition of businesses and other assets, mainly due to the sale of operating facilities reported as discontinued operations, including our Lakewood, Ohio, Wood Dale, Illinois and Edison, New Jersey locations, for which we received cash of approximately $6.7 million.

        Net cash used for financing activities was $11.1 million and $8.4 million for the three months ended March 31, 2007 and 2006, respectively. The amounts in both periods represent repayment of borrowings under our existing credit facilities.

        Net cash provided by financing activities for the year ended December 31, 2006 was approximately $6.2 million as compared to cash used for financing activities of approximately $12.6 million for the year ended December 31, 2005. During 2006, we increased our U.S. bank debt by approximately $13.7 million due to our credit facility refinancing and additional borrowing requirements on our revolving credit facility. This increased borrowing was partially offset by a reduction in our non-U.S. debt of approximately $7.1 million. In 2005, we used cash to pay down amounts on our revolving credit facility.

  Our Debt and Other Commitments

        On August 2, 2006, we amended and restated our senior secured credit facilities which are comprised of a $90.0 million revolving credit facility, a $60.0 million deposit-linked supplemental revolving credit facility and a $260.0 million term loan facility, of which $258.7 million was outstanding at March 31, 2007. Under the amended and restated credit facilities, we extended the term of our revolving credit facilities until August 2, 2011, and the maturity of the term loan until August 2, 2013

(or February 28, 2012 if our existing senior subordinated notes are still outstanding as of that date) and received a reduction in the interest rate margins on our revolving facility from 3.5% to 2.75% per annum and on the term loan facility from 3.75% to 2.75% per annum. We are also able to issue letters of credit, not to exceed $65.0 million in aggregate, against our revolving credit facility commitments. Under the amended and restated credit facilities, up to $90.0 million in the aggregate of our revolving credit facility is available to be used for one or more permitted acquisitions subject to certain conditions and other outstanding borrowings and issued letters of credit. Our amended and restated credit facilities also provide for an uncommitted $100.0 million incremental term loan facility that, subject to certain conditions, is available to fund one or more permitted acquisitions or to repay a portion of our senior subordinated notes. In connection with the refinancing of our credit facilities, we recorded a charge for debt extinguishment costs of $8.6 million, of which $7.9 million was a non-cash charge related to the write-off of debt issuance costs.

        Amounts drawn under our revolving credit facilities fluctuate daily based upon our working capital and other ordinary course needs. Availability under our revolving credit facilities depends upon, among other things, compliance with our credit agreement's financial covenants. Our credit facilities contain negative and affirmative covenants and other requirements affecting us and our subsidiaries, including among others: restrictions on incurrence of debt (except for permitted acquisitions and subordinated indebtedness), liens, mergers, investments, loans, advances, guarantee obligations, acquisitions, asset dispositions, sale-leaseback transactions, hedging agreements, dividends and other restricted junior payments, stock repurchases, transactions with affiliates, restrictive agreements and amendments to charters, by-laws, and other material documents. The terms of our credit agreement require us and our subsidiaries to meet certain restrictive financial covenants and ratios computed quarterly, including a leverage ratio (total consolidated indebtedness plus outstanding amounts under the accounts receivable securitization facility over consolidated EBITDA, as defined), interest expense ratio (consolidated EBITDA, as defined, over cash interest expense, as defined) and a capital expenditures covenant. The most restrictive of these financial covenants and ratios is the leverage ratio. Our permitted leverage ratio under our amended and restated credit agreement is 5.65 to 1.00 for January 1, 2007 to June 30, 2007, 5.50 to 1.00 for July 1, 2007 to September 30, 2007, 5.25 to 1.00 for October 1, 2007 to June 30, 2008, 5.00 to 1.00 for July 1, 2008 to June 30, 2009, 4.75 to 1.00 for July 1, 2009 to September 30, 2009, 4.50 to 1.00 for October 1, 2009 to June 30, 2010, 4.25 to 1.00 for July 1, 2010 to September 30, 2011 and 4.00 to 1.00 from October 1, 2011 and thereafter. Our actual leverage ratio was 5.06 to 1.00 at March 31, 2007 and we were in compliance with our covenants as of that date.

        The following is the reconciliation of net income (loss), which is a GAAP measure of our operating results, to Consolidated Bank EBITDA, as defined in our credit agreement as in effect on March 31, 2007, for the twelve month period ended March 31, 2007.

	Year Ended December 31, 2006	Less: Three Months Ended March 31, 2006	Add: Three Months Ended March 31, 2007		Twelve Months Ended March 31, 2007
	(dollars in thousands)
Net income (loss), as reported	$(128,910)	$3,600	$7,050		$(125,460)
Bank stipulated adjustments:
Interest expense, net (as defined)	79,060	19,920	18,860		78,000
Income tax expense (benefit)(1)	(6,520)	2,170	4,980		(3,710)
Depreciation and amortization	38,740	9,930	9,840		38,650
Extraordinary non-cash charges(2)	132,260	—	—		132,260
Heartland monitoring fee and expenses(3)	4,050	1,050	1,000		4,000
Interest equivalent costs(4)	4,760	1,200	910		4,470
Non-cash expenses related to stock option grants(5)	1,350	420	70		1,000
Non-recurring expenses in connection with acquisition integration(6)	970	290	—		680
Other non-cash expenses or losses	2,510	1,160	1,000		2,350
Non-recurring expenses or costs for cost savings projects(7)	880	180	110		810
Discontinued operations(8)	10,000	2,190	2,190	(9)	10,000
Debt extinguishment costs(10)	8,610	—	—		8,610

Consolidated Bank EBITDA, as defined	$147,760	$42,110	$46,010		$151,660

	March 31, 2007
	(dollars in thousands)
Total long-term debt	$723,520
Aggregate funding under the receivables securitization facility	44,420

Total Consolidated Indebtedness, as defined	$767,940

Consolidated Bank EBITDA, as defined	$151,660
Actual leverage ratio	5.06	x

Covenant requirement	5.65	x

(1)
Amount includes tax benefits associated with discontinued operations and cumulative effect of accounting change.

(2)
Non-cash charges associated with asset impairments.

(3)
Represents management fees and expenses paid pursuant to the Heartland Advisory Agreement.

(4)
Interest-equivalent costs associated with the Company's receivables securitization facility.

(5)
Non-cash expenses resulting from the grant of stock options.

(6)
Non-recurring costs and expenses due to the integration of any business acquired not to exceed $15,000,000 in aggregate.

(7)
Non-recurring costs and expenses relating to cost savings projects, including restructuring and severance expenses, not to exceed $25,000,000 in the aggregate; and non-recurring expenses or similar costs incurred relating to the completion of cost savings initiatives, including production sourcing initiatives, not to exceed $5,000,000 in the aggregate.

(8)
EBITDA from discontinued operations, not to exceed $10,000,000 in any twelve month period.

(9)
Actual amount reported for the three months ended March 31, 2007 was $1,340,000. However, as we incurred more than $10 million in losses from discontinued operations in the last twelve months, we have loss carryforwards available to continue to receive a $10 million benefit from discontinued operation losses.

(10)
Write-off of debt issue costs in connection with refinancing of our senior credit facilities.

        Three of our international businesses are also parties to loan agreements with banks, denominated in their local currencies. In the United Kingdom, we are party to a revolving debt agreement with a bank in the amount of £3.9 million (approximately $0.5 million outstanding at March 31, 2007) which is secured by a letter of credit under our credit facilities. In Italy, we are party to a €5.0 million note agreement with a bank (approximately $5.6 million outstanding at March 31, 2007) with a term of seven years, which expires December 12, 2012 and is secured by land and buildings of our local business unit. In Australia, we are party to a debt agreement with a bank in the amount of $25 million Australian dollars (approximately $16.4 million outstanding at March 31, 2007) for a term of five years which expires December 31, 2010. Borrowings under this arrangement are secured by substantially all the assets of the local business which is also subject to financial ratio and reporting covenants. Financial ratio covenants include: capital adequacy ratio (tangible net worth over total tangible assets), interest coverage ratio (EBIT over gross interest cost). In addition to the financial ratio covenants there are other financial restrictions such as restrictions on dividend payments, U.S. parent loan repayments, negative pledge and undertakings with respect to related entities. As of March 31, 2007, total borrowings in the amount of $22.5 million were outstanding under these arrangements.

        Another important source of liquidity is our $125.0 million accounts receivable securitization facility, under which we have the ability to sell eligible accounts receivable to a third-party multi-seller receivables funding company. At March 31, 2007, we had $44.4 million utilized under our accounts receivable facility and $8.8 million of available funding based on eligible receivables and after consideration of leverage restrictions. At March 31, 2007, we also had $5.6 million outstanding under our revolving credit facility and had an additional $108.7 million potentially available after giving effect to approximately $35.7 million of letters of credit issued to support our ordinary course needs and after consideration of leverage restrictions. At March 31, 2007, we had aggregate available funding under our accounts receivable facility and our revolving credit facility of $88.9 million after consideration of the aforementioned leverage restrictions. The letters of credit are used for a variety of purposes, including to support certain operating lease agreements, vendor payment terms and other subsidiary operating activities, and to meet various states' requirements to self-insure workers' compensation claims, including incurred but not reported claims.

        We also have $437.8 million (face value) 9 7/8% senior subordinated notes which are due in 2012.

        Principal payments required under our amended and restated credit facility term loan are: $0.7 million due each calendar quarter beginning December 31, 2006 through June 30, 2013, and $242.5 million due on August 2, 2013.

        Our credit facility is guaranteed on a senior secured basis by us and all of our domestic subsidiaries, other than our special purpose receivables subsidiary, on a joint and several basis. In addition, our obligations and the guarantees thereof are secured by substantially all the assets of us and the guarantors.

        Our exposure to interest rate risk results from the variable rates under our credit facility. Borrowings under the credit facility bear interest, at various rates, as more fully described in Note 8, "Long-term Debt," to the accompanying consolidated financial statements as of March 31, 2007. Based on amounts outstanding at March 31, 2007, a 1% increase or decrease in the per annum interest rate for borrowings under our revolving credit facilities would change our interest expense by approximately $2.9 million annually.

        We have other cash commitments related to leases. We account for these lease transactions as operating leases and annual rent expense related thereto approximates $22.6 million. We expect to continue to utilize leasing as a financing strategy in the future to meet capital expenditure needs and to reduce debt levels.

        Annual rent expense for continuing operations for the fiscal year ended December 31, 2006 related to these lease transactions is as follows (in millions):

Operating lease	Transaction	Annual lease cost
Real properties (7 properties)*	2002	$2.1
Real properties (2 properties)*	2003	0.9
Personal property (plant and equipment)*	2002	0.9
Personal property (plant and equipment)*	2003	4.4
Real properties	various	9.1
Personal property (plant and equipment)	various	3.0

Total		$20.4

*
These leases are sale-leaseback transactions.

        In connection with the sales of our industrial fastening and asphalt-coating lines of business during 2006 and February 2007, we repurchased approximately $19.8 million of machinery and equipment under operating leases which was included as a part of the sales transactions. The disposal of this equipment will result in an annual reduction in our lease expense of approximately $3.8 million.

Market Risk

        We conduct business in various locations throughout the world and are subject to market risk due to changes in the value of foreign currencies. We do not currently use derivative financial instruments to manage these risks. The functional currencies of our foreign subsidiaries are the local currency in the country of domicile. We manage these operating activities at the local level and revenues and costs are generally denominated in local currencies; however, results of operations and assets and liabilities reported in U.S. dollars will fluctuate with changes in exchange rates between such local currencies and the U.S. dollar.

        As a result of the financing transactions entered into on June 6, 2002, the additional issuance of $85.0 million aggregate principal amount of senior subordinated notes, and acquisitions, we are highly leveraged. In addition to normal capital expenditures, we may incur significant amounts of additional debt and further burden cash flow in pursuit of our internal growth and acquisition strategies.

        We believe that our liquidity and capital resources, including anticipated cash flows from operations, will be sufficient to meet our debt service, capital expenditure and other short-term and long-term obligation needs for the foreseeable future, but we are subject to unforeseeable events and risks.

Off-Balance Sheet Arrangements

        We are party to an agreement to sell, on an ongoing basis, the trade accounts receivable of certain business operations to a wholly-owned, bankruptcy-remote, special purpose subsidiary, TSPC, Inc. ("TSPC"). TSPC, subject to certain conditions, may from time to time sell an undivided fractional ownership interest in the pool of domestic receivables, up to approximately $125.0 million, to a third party multi-seller receivables funding company, or conduit. The proceeds of the sale are less than the face amount of accounts receivable sold by an amount that approximates the purchaser's financing costs. Upon sale of receivables, our subsidiaries that originated the receivables retain a subordinated interest. Under the terms of the agreement, new receivables can be added to the pool as collections reduce receivables previously sold. The facility is an important source of liquidity. At March 31, 2007, we had $44.4 million utilized and $8.8 million available under this facility based on eligible receivables and after consideration of leverage restrictions.

        The facility is subject to customary termination events, including, but not limited to, breach of representations or warranties, the existence of any event that materially adversely affects the collectibility of receivables or performance by a seller and certain events of bankruptcy or insolvency. The facility expires on December 31, 2007. In future periods, if we are unable to renew or replace this facility, it could materially and adversely affect our available liquidity capacity.

Commitments and Contingencies

        Under various agreements, we are obligated to make future cash payments in fixed amounts. These include payments under our long-term debt agreements, rent payments required under operating lease agreements for 21 facilities and certain capital equipment, our allocable share of certain compensation and benefit obligations to Metaldyne and interest obligations on our senior secured term loan and senior subordinated notes. Interest on our credit facility was based on LIBOR plus 275 basis points, which equaled 8.45% at December 31, 2006, and this rate was used to estimate our future interest obligations with respect to the term loan included in the table below.

        The following table summarizes our expected fixed cash obligations over various future periods related to these items as of December 31, 2006.

	Payments Due by Periods (dollars in thousands)
	Total	Less than One Year	1-3 Years	3-5 Years	More than 5 Years
Contractual cash obligations:
Long-term debt	$735,730	$9,700	$12,730	$28,090	$685,210
Lease obligations	169,380	22,640	42,610	30,030	74,100
Benefit obligations	4,060	360	720	720	2,260
Interest obligations:
Term loan	137,630	21,780	42,900	42,020	30,930
Subordinated notes	241,960	43,230	86,460	86,460	25,810

Total contractual obligations	$1,288,760	$97,710	$185,420	$187,320	$818,310

        As of December 31, 2006, we had a $90.0 million revolving credit facility and a $125.0 million accounts receivable facility. Throughout the year, outstanding balances under these facilities fluctuate and we incur additional interest (or, in the case of the accounts receivable facility, interest-like charges) obligations on such variable outstanding debt.

        As of December 31, 2006, we are contingently liable for standby letters of credit totaling $45.0 million issued on our behalf by financial institutions under our revolving credit facility. These letters of credit are used for a variety of purposes, including to support certain operating lease agreements, vendor payment terms and other subsidiary operating activities, and to meet various states' requirements to self-insure workers' compensation claims, including incurred but not reported claims.

        As of December 31, 2006, after giving effect to this offering and the assumed use of proceeds therefrom based on an offering price of $12.00 per share for aggregate net proceeds of $119.3 million as if they had occurred on December 31, 2006, and the August 2, 2006 amendment and restatement of our credit agreement, our total long-term debt obligations would have been $623.5 million, of which $2.8 million would have been payable annually in 2007 through 2011 and $609.5 million would have been payable after 2010. On the same basis, our total interest payments would have been $321.0 million of which $55.1 million would have been payable in 2007, $109.6 million would have been payable in 2008 and 2009, $108.7 million would have been payable in 2010 and 2011, and $47.6 million would have been payable thereafter. On the same basis, our total lease obligations would have been $166.5 million of which $21.9 million would have been payable in 2007, $41.2 million would have been payable in 2008 and 2009, $29.3 million would have been payable in 2010 and 2011 and $74.1 million would have been payable thereafter.

Credit Rating

        We and certain of our outstanding debt obligations are rated by Standard & Poor's and Moody's. As of June 30, 2006, Standard & Poor's assigned our credit facilities, corporate credit and senior subordinated notes ratings of B+, B and CCC+ respectively, each with a stable outlook. As of June 30, 2006, Moody's assigned our credit facilities, corporate credit and senior subordinated notes ratings of B1, B2 and Caa1 respectively, each with a stable outlook. On September 27, 2006, Moody's upgraded the ratings on our credit facilities and senior subordinated notes from B1 to Ba2 and Caa1 to B3, respectively. This upgrade occurred in connection with Moody's changing the ratings on a number of high yield issues in the industrials and aerospace/defense sectors, as a result of the introduction of new rating methodology. If our credit ratings were to decline, our ability to access certain financial markets may become limited, the perception of us in the view of our customers, suppliers and security holders may worsen and as a result, we may be adversely affected. If, in connection with the consummation of any offering of our equity securities and the use of proceeds therefrom, the ratings assigned to our credit facilities by Standard & Poor's remains at B+(stable) or better and the ratings assigned to our credit facilities by Moody's remains at B1 (stable) or better, the applicable margin on all loans under our amended and restated credit agreement will be reduced by 0.5% per annum.

Controls and Procedures

        We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in the reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to our management, including its Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosures.

Evaluation of disclosure controls and procedures

        As of March 31, 2007, an evaluation was carried out by management, with the participation of our Chief Executive Officer and Chief Financial Officer, of the effectiveness of our disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and Rule 15d-15(e) of the Securities Exchange Act of 1934, (the "Exchange Act")) pursuant to Rule 13a-15 of the Exchange Act. Our disclosure controls and procedures are designed only to provide reasonable assurance that they will meet their objectives. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that as of March 31, 2007, the Company's disclosure controls and procedures are effective to provide reasonable assurance that they would meet their objectives.

Changes in disclosure controls and procedures

        There have been no changes in our internal control over financial reporting during the quarter ended March 31, 2007 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Impact of New Accounting Standards

        In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (SFAS No. 157), "Fair Value Measurements," which defines fair values, establishes a framework for measuring fair value in GAAP and requires enhanced disclosures about fair value measurements. This Statement applies when other accounting pronouncements require or permit fair value measurements. SFAS No. 157 is required to be adopted for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of adopting SFAS No. 157 on our consolidated financial statements.

Critical Accounting Policies

        The following discussion of accounting policies is intended to supplement the accounting policies presented in our audited financial statements included elsewhere in this prospectus. Certain of our accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on our historical experience, our evaluation of business and macroeconomic trends, and information from other outside sources, as appropriate.

        Accounting Basis for Transactions.    Prior to June 6, 2002, we were owned by Metaldyne. On November 28, 2000, Metaldyne was acquired by an investor group led by Heartland. On June 6, 2002, Metaldyne issued approximately 66% of our fully diluted common stock to an investor group led by Heartland. As a result of the transactions, we did not establish a new basis of accounting as Heartland was the controlling shareholder for both us and Metaldyne at the time and the transactions were accounted for as a reorganization of entities under common control.

        Receivables.    Receivables are presented net of allowances for doubtful accounts of approximately $5.4 million at March 31, 2007. We monitor our exposure for credit losses and maintain adequate allowances for doubtful accounts. We determine these allowances based on historical write-off experience and/or specific customer circumstances and provide such allowances when amounts are reasonably estimable and it is probable a loss has been incurred. We do not have concentrations of accounts receivable with a single customer or group of customers and do not believe that significant credit risk exists due to our diverse customer base. Trade accounts receivable of substantially all domestic business operations may be sold, on an ongoing basis, to TSPC.

        Depreciation and Amortization.    Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets. Annual depreciation rates are as follows: buildings and buildings/land improvements, 10 to 40 years, and machinery and equipment, 3 to 15 years. Capitalized debt issuance costs are amortized over the underlying terms of the related debt securities. Customer relationship intangibles are amortized over periods ranging from 6 to 25 years, while technology and other intangibles are amortized over periods ranging from 1 to 30 years. See further discussion under "Goodwill and Other Intangibles" below.

        Impairment of Long-Lived Assets.    In accordance with Statement of Financial Accounting Standards No. 144, (SFAS No. 144), "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company reviews, on a quarterly basis, the financial performance of each business unit for indicators of impairment. An impairment loss is recognized when the carrying value of an asset group exceeds the future net undiscounted cash flows expected to be generated by that asset group. The impairment loss recognized is the amount by which the carrying value of the asset group exceeds its fair value.

        Goodwill and Other Intangibles.    We test goodwill and indefinite-lived intangible assets for impairment on an annual basis, unless a change in business condition occurs which requires a more frequent evaluation. In assessing the recoverability of goodwill and indefinite-lived intangible assets, we estimate the fair value of each reporting unit using the present value of expected future cash flows and other valuation measures. We then compare this estimated fair value with the net asset carrying value. If carrying value exceeds fair value, then a possible impairment of goodwill exists and further evaluation is performed. Goodwill is evaluated for impairment annually as of December 31 using management's operating budget and five-year forecast to estimate expected future cash flows. However, projecting discounted future cash flows requires us to make significant estimates regarding future revenues and expenses, projected capital expenditures, changes in working capital and the appropriate discount rate. At December 31, 2006, fair values of our reporting units were determined based upon the expected future cash flows discounted at our weighted average costs of capital ranging from 10.5% - 11.6% and estimated residual growth rates ranging from 3% to 7%. Our estimates of expected future cash flows are affected by future operating performance, as well as general economic conditions, costs of raw materials and other factors which are beyond the Company's control.

        In connection with our review of other long-lived assets, we review definite-lived intangible assets on a quarterly basis, or more frequently if events or changes in circumstances indicate that their carrying amounts may not be recoverable. The factors considered by management in performing these assessments include current operating results, business prospects, customer retention, market trends, potential product obsolescence, competitive activities and other economic factors. Effective January 1, 2006, we reduced the estimated useful lives assigned to certain customer relationship intangibles as follows: 40 years to 25 or 20 years, 25 years to 20 years, and 15 years to 12 years. We determined that a reduction in estimated useful lives assigned to certain customer relationship intangibles was warranted as of that date to reflect our updated evaluation of the period of expected future benefit derived from these customer relationship intangibles. Customer relationship intangibles are amortized over periods ranging from 6 to 25 years, while technology and other intangibles are amortized over periods ranging from 1 to 30 years. The effect of this change increased amortization expense approximately $2.4 million annually. Future changes in our business or the markets for our products could result in further reductions in remaining useful lives for customer relationship intangibles and other definite lived intangible assets, or in impairments of other intangible assets that might be required to be recorded in future periods.

        Pension and Postretirement Benefits Other than Pensions.    We account for pension benefits and postretirement benefits other than pensions in accordance with the requirements of FASB Statement of Financial Accounting Standards No. 87 (SFAS No. 87), "Employer's Accounting for Pensions," No. 88 (SFAS No. 88), "Employer's Accounting for Settlements and Curtailments of Defined Benefit Plans and for Terminated Benefits," No. 106 (SFAS No. 106), "Employer's Accounting for Postretirement Benefits Other Than Pension," No. 132 (SFAS No. 132), "Employer's Disclosures about Pensions and Other Postretirement Benefits—an amendment of FASB Statements Nos. 87, 88, and 106" and No. 158 (SFAS No. 158), "Employees' Accounting for Defined Benefit Pension Other Postretirement Plans—An Amendment of FASB Statements No. 87, 88, 106 and 123(R)." Annual net periodic expense and accrued benefit obligations recorded with respect to our defined benefit plans are determined on an actuarial basis. We, together with our third-party actuaries, determine assumptions used in the actuarial calculations which impact reported plan obligations and expense. Annually, we and our actuaries review the actual experience compared to the most significant assumptions used and make adjustments to the assumptions, if warranted. The healthcare trend rates are reviewed with the actuaries based upon the results of their review of claims experience. Discount rates are based upon an expected benefit payments duration analysis and the equivalent average yield rate for high-quality fixed-income investments. Pension benefits are funded through deposits with trustees and the expected long-term rate of return on fund assets is based upon actual historical returns modified for known changes in the market and any expected change in investment policy. Postretirement benefits are not funded and our policy is to pay these benefits as they become due. Certain accounting guidance, including the guidance applicable to pensions, does not require immediate recognition in the income statement of the effects of a deviation between actual and assumed experience or the revision of an estimate. This approach allows the favorable and unfavorable effects that fall within an acceptable range to be netted.

        Income Taxes.    Income taxes are accounted for using the provisions of FASB Statement of Financial Accounting Standards No. 109, (SFAS No. 109), "Accounting for Income Taxes" and FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes." Deferred income taxes are provided at currently enacted income tax rates for the difference between the financial statement and income tax basis of assets and liabilities and carry-forward items. The effective tax rate, measurement and recognition of tax benefits, and the tax bases of assets and liabilities reflect management's judgments and estimates based on then-current facts. We believe the current assumptions and other considerations used to estimate the current year effective tax rate, measurement and recognition of tax benefits, and deferred tax positions recorded are appropriate. However, actual outcomes may differ from our current estimates and assumptions.

        Other Loss Reserves.    We have other loss exposures related to environmental claims, asbestos claims and litigation. Establishing loss reserves for these matters requires the use of estimates and judgment in regard to risk exposure and ultimate liability. We are generally self-insured for losses and liabilities related principally to workers' compensation, health and welfare claims and comprehensive general, product and vehicle liability. Generally, we are responsible for up to $0.5 million per occurrence under our retention program for workers' compensation, between $0.3 million and $2.0 million per occurrence under our retention programs for comprehensive general, product and vehicle liability, and have a $0.3 million per occurrence stop-loss limit with respect to our self-insured group medical plan. We accrue loss reserves up to our retention amounts based upon our estimates of the ultimate liability for claims incurred, including an estimate of related litigation defense costs, and an estimate of claims incurred but not reported using actuarial assumptions about future events. We accrue for such items in accordance with FASB Statement of Financial Accounting Standards No. 5, (SFAS No. 5), "Accounting for Contingencies" when such amounts are reasonably estimable and probable. We utilize known facts and historical trends, as well as actuarial valuations in determining estimated required reserves. Changes in assumptions for factors such as medical costs and actual experience could cause these estimates to change significantly.

BUSINESS

        We are a manufacturer of highly engineered products serving niche markets in a diverse range of commercial, industrial and consumer applications. Most of our businesses share important characteristics, including leading market shares, strong brand names, broad product offerings, established distribution networks, relatively high operating margins, relatively low capital investment requirements, product growth opportunities and strategic acquisition opportunities. We believe that a majority of our 2006 net sales were in markets in which our products enjoy the number one or number two market position within their respective product categories. In addition, we believe that in many of our businesses, we are one of only a few manufacturers in the geographic markets where we currently compete.

Our Business Segments

        We operate through five business segments, which had net sales and operating profit (loss) in 2006 as follows: Packaging Systems (net sales: $204.2 million; operating profit: $33.8 million); Energy Products (net sales: $157.0 million; operating profit: $22.8 million); Industrial Specialties (net sales: $182.0 million; operating profit: $38.8 million); RV & Trailer Products (net sales: $190.7 million; operating loss: $79.7 million); and Recreational Accessories (net sales: $286.6 million; operating loss: $4.9 million).

        In the fourth quarter of 2006, we recorded a non-cash goodwill impairment charge of $97.5 million and $19.0 million in our RV & Trailer Products and Recreational Accessories segments, respectively. The charge resulted from a decrease in the estimated fair value of these reporting units, primarily due to declining sales and/or profitability in 2006 as compared to sales and profitability levels in prior years and our operating plan and changes in their estimated market values.

        In the fourth quarter of 2005, we reached a decision to sell our industrial fastening business. The industrial fastening business consisted of operating locations in Wood Dale, Illinois, Frankfort, Indiana and Lakewood, Ohio. During the fourth quarter of 2006, we sold our Wood Dale, Illinois and Lakewood, Ohio operating locations of the industrial fastening business. We sold the remaining Frankfort, Indiana operating location of the industrial fastening business in February 2007. The information presented herein (information, amounts and description) excludes the business we decided to exit and these operations are presented as discontinued operations and assets held for sale.

        Each segment has distinctive products, distribution channels, strengths and strategies, which are described below.

Packaging Systems

        We believe Packaging Systems is a leading designer, manufacturer and distributor of specialty, highly engineered closure and dispensing systems for a range of niche end markets, including steel and plastic industrial and consumer packaging applications. We also manufacture specialty laminates, jacketings and insulation tapes used with fiberglass insulation as vapor retarders in commercial and industrial construction applications. We believe that Packaging Systems is one of the largest manufacturers of steel and plastic industrial container closures and dispensing products in North America and also has a significant presence in Europe and other international markets. Packaging Systems manufactures high performance, value-added products that are designed to enhance its customers' ability to store, ship, process and dispense various products in the industrial, agricultural, consumer and pharmaceutical markets. Similarly, Packaging Systems' vapor retarder products enable us to offer customers a complete systems approach to insulation installation. Packaging Systems' products include steel and plastic closure caps, drum enclosures, rings and levers, dispensing systems, such as pumps and specialty sprayers, and flame retardant facings, insulation jacketings, and pressure-sensitive specialty tape products.

        Our Packaging Systems brands, which include Rieke®, Englass®, Stolz® and Compac™ are well established and recognized in their respective markets.

  •
  Rieke, located in Auburn, Indiana, designs and manufactures traditional industrial closures and dispensing products in North America and Asia. We believe Rieke has significant market share for many of its key products, such as steel drum enclosures, plastic drum closures and plastic pail dispensers and plugs.

  •
  Englass, located in the United Kingdom, focuses on pharmaceutical and personal care dispensers sold primarily in Europe, but its product and engineering "know-how" is applicable to the consumer dispensing market in North America and other regions, which we believe provides significant opportunities for growth.

  •
  We believe that Rieke Germany GmbH ("Rieke Germany"), which designs, manufactures and distributes products under our Stolz® brand, is a European leader in plastic enclosures for sub-20 liter sized containers used in automotive and chemical applications.

  •
  Rieke Italia, located in Italy, specializes in ring and lever closures that are used in the European industrial market. This specialty closure system is also sold into the North American Free Trade Agreement ("NAFTA") markets.

  •
  Compac located in Hackettstown, New Jersey, manufactures flame-retardant facings, insulation jacketings, and pressure-sensitive tapes used in conjunction with fiberglass insulation as vapor retarders. Combined with facing and jacketing products, pressure-sensitive specialty tapes enable us to offer customers a complete systems approach to insulation installation. A line of industrial pressure-sensitive tapes further extends Compac's presence into the industrial, automotive and electronic markets.

Competitive Strengths

        We believe Packaging Systems benefits from the following competitive strengths:

  •
  Strong Product Innovation. We believe that Packaging Systems' research and development capability and new product focus is a competitive advantage. For more than 80 years, Packaging Systems' product development programs have provided innovative and proprietary product solutions, such as the ViseGrip® steel flange and plug closure, the Poly-ViseGrip™ plastic closure and the all-plastic, environmentally safe, self-venting FlexSpout® flexible pouring spout. Packaging Systems' emphasis upon highly engineered packaging solutions and research and development has yielded 135 issued and enforceable patents and 218 patent applications pending. Packaging Systems has approximately 18 technical employees responsible for new product development, improving existing products and designing automation equipment to assist in cost reductions, both internally and at our customers' locations.

  •
  Customized Solutions that Enhance Customer Loyalty. A significant portion of Packaging Systems' products are customized for end-users. For example, the installation in customer drum and pail plants of customized, patent protected, Rieke-designed insertion equipment and tools that are specially designed for use on Rieke manufactured closures and dispensers creates substantial switching costs. As a result, and because the equipment is located inside customers' plants, we are able to support favorable pricing and generate a high degree of customer loyalty. Rieke has also been successful in promoting the sale of complementary products in an effort to create preferred supplier status.

  •
  Leading Market Positions and Global Presence. We believe that Packaging Systems is a leading designer and manufacturer of vapor retarders, pressure sensitive tapes, steel and plastic closure caps, drum enclosures, rings and levers and dispensing systems, such as pumps and specialty sprayers. Packaging Systems maintains a global presence, reflecting its global opportunities and customer base. Packaging Systems' headquarters is located in Auburn, Indiana, which is also the site of Rieke's manufacturing and technology center. Rieke also has manufacturing operations in Mexico, England, Germany, Italy and China. Compac's manufacturing and technology center is located in Hackettstown, New Jersey. Rieke also maintains warehouse locations in Australia and France. All of Rieke's manufacturing facilities have technologically advanced injection molding machines required to manufacture industrial container closures and specialty dispensing and packaging products, as well as automated, high-speed assembly equipment for multiple component products.

  •
  Strong Customer Relationships. Packaging Systems benefits from long-standing relationships with many of its customers. We believe that Packaging Systems' high level of customer recognition is due to its emphasis on product development, product quality and performance characteristics and the maintenance of high customer service standards. Packaging Systems also provides extensive in-house design and development technical staff to provide solutions to customer requirements for closures, dispensing and insulation applications.

Strategies

        We believe Packaging Systems has significant opportunities to grow, including:

  •
  New Product Applications. We believe that Packaging Systems has significant opportunities to apply its existing highly engineered product technology to new consumer products and pharmaceutical product applications, particularly in North America, and to develop new products. Rieke has focused its research and development capabilities on North American consumer applications requiring special packaging forms, and stylized containers and dispenser applications requiring a high degree of functionality and engineering. During calendar year 2006, we introduced three major new dispensing products into various markets. The first of these products is a specialty pump for the skin care markets. The second new offering was a dispenser, which targets the foods market. A third offering was a complete redesign of our 55-gallon drum closures. The new design provides anti-backoff features which are essential in the transport of liquid.

  •
  Product Cross-Selling Opportunities. Recently, Rieke began to cross-market successful European products, such as rings and levers, to a similar end-user customer base in the North American market utilizing its direct sales force. We believe that, as compared with its competitors, Rieke is able to offer a wider variety of products to its long-term North American customers at better pricing and with enhanced service and tooling support. Many of these customers have entered into supply agreements with Rieke on these broader product offerings.

  •
  Increased International Presence. Packaging Systems is seeking to increase its international manufacturing and sales presence. For example, Rieke opened a production and assembly facility in Hangzhou, China during the first quarter of 2004. This facility produces and assembles many of Rieke's recently introduced products and will manufacture certain of its anticipated new product launches as well. This location was selected since many of these new products have multiple components for which assembly is a major cost factor. Automation of the assembly process in certain of these products can be either technically difficult or costly. Rieke's facility in China provides it access to a skilled, but significantly lower-cost, labor market for assembly operations. In addition, Packaging Systems believes there is a growing market in the Far East for both Rieke's and Compac's products because many multinational customers require product availability throughout the world, including in the Asian market. During 2005, Packaging Systems' marketing plan for Asia was developed and is currently being implemented.

  •
  Acquisition Opportunities. We believe Packaging Systems has significant opportunities to grow its business through disciplined, strategic acquisitions. There are many companies participating in product and application markets that have similar product technologies and/or a common customer base. By acquiring such companies, Packaging Systems may obtain new product technologies to be sold to its existing customers, or new customers to whom the broader Packaging Systems product portfolio can be offered.

Marketing, Customers and Distribution

        As of December 31, 2006, Packaging Systems employed approximately 33 salespeople throughout the world. Approximately 24 of these employees are located in the NAFTA and European regions. Packaging Systems also uses third-party agents and distributors in key geographic markets, including Europe, South America and Asia. Approximately 92% of Packaging Systems' net sales are originated by its employee sales force.

        Rieke's agents and distributors primarily sell directly to container manufacturers and to users or fillers of containers. While the point of sale may be to a container manufacturer, Rieke, via a "pull through" strategy, calls on the container user or filler and suggests that it specify that a Rieke product be used on its container.

        To support its "pull-through" strategy, Rieke offers more attractive pricing on Rieke products purchased directly from Rieke and Rieke products that the container users or fillers specify that the container manufacturer apply to the container. Users or fillers that use or specify Rieke's products include industrial chemical, agricultural chemical, petroleum, paint, personal care, pharmaceutical and sanitary supply chemical companies such as BASF, Bayer, Chevron, Dupont, General Electric, ICI Paints, Lucas Oil, Sherwin-Williams, and Warren Oil, among others.

        Packaging Systems' primary customers include Berlin Packaging, Boots, Certainteed, Diversey, Ecolab, Knauf, Lyons Magnus, Manson Insulation, Owens-Corning, Pepsi, Pharmacia, Schering Plough, Shell Oil and Wings Foods as well as major container manufacturers around the world. Packaging Systems maintains a customer service center that provides technical support as well as other technical assistance to customers to reduce overall production costs.

Manufacturing

        Rieke's manufacturing facilities are located in Auburn, Indiana; Hamilton, Indiana; Mexico City, Mexico; Leicester, England; Neunkirchen, Germany; Valmadrera, Italy; and Hangzhou, China. Compac's manufacturing facility is located in Hackettstown, New Jersey. Rieke's steel closure and dispensing production takes place at the Auburn, Indiana and Valmadrera, Italy sites, while the remaining Rieke production sites are plastic injection molding and assembly locations only. At Auburn, Indiana, there is also plastic molding machinery, while Compac's Hackettstown, New Jersey location focuses on the manufacture of vapor retarders and pressure-sensitive tapes. Our technology center's equipment and product design, research and automation equipment is located in Auburn, Indiana and Hackettstown, New Jersey.

        Rieke's steel closure and dispensing facilities include medium tonnage stamping machines using progressive dies. Ancillary production equipment includes high-speed internally designed automation equipment, paint and coating equipment and plating facilities.

        Rieke's injection-molded plastic manufacturing sites use a variety of resins including polyethylene, polypropylene and nylon raw materials. There is high-speed equipment at all locations except our China facility. This equipment is used to assemble multiple components into a finished product. Components of a finished product can range from two components to in excess of ten components.

        Rieke also has equipment for pad printing on injection-molded products. Printing is desired by customers who want their company logos or other design work displayed on the closure or dispenser.

        We maintain warehouse locations in Australia and France to facilitate the sale and distribution of products. The manufacturing facilities ship directly to the warehouses where inventory is held for distribution. In Canada, Singapore and Eastern Europe, we use distributors to deliver products to customers.

Competition

        Since Rieke has a broad range of products in both closures and dispensing products, there are competitors in each of our product offerings. We do not believe that there is a single competitor that matches our entire product offering.

        In the industrial steel closure product line our competitors within the NAFTA market include Greif Closure Systems and Technocraft. In the industrial plastic 55-gallon drum closure line, our primary competitor is Greif. In the 5-gallon container closure market, our primary competitors are Greif, Bericap and APC. Our primary competitors in the ring and lever product line are Self Industries and Technocraft. In the dispensing product lines, our major competitors are Calmar, Aptar, Airspray and Indesco.

        In the European market, our industrial steel closure product lines compete with Greif Closure Systems and Technocraft. The industrial plastic 55-gallon drum closure lines compete with Greif and Mauser. The Rieke® 5-gallon container closure products compete with those of Greif and Bericap. Rieke's ring and lever products compete with those of Berger and Technocraft. Rieke's dispensing products compete with those of Jaycare, Calmar, WIKO and Airspray.

        In the market for pressure-sensitive specialty tapes, Compac competes with 3M, MACtac, Venture and Scapa, while our principal competitor in vapor retarders is Lamtec.

Energy Products

        We believe Energy Products is a leading designer, manufacturer and distributor of a variety of engines and engine replacement parts and accessory products for the oil and gas industry as well as metallic and non-metallic industrial sealant products and fasteners for the petroleum refining, petrochemical and other industrial markets. Our companies and brands which comprise this segment include Lamons® Gasket and Arrow® Engine.

        Lamons manufactures and distributes metallic and nonmetallic industrial gaskets and complementary fasteners for refining, petrochemical and other industrial applications principally in the United States and Canada. Gaskets and complementary fasteners are supplied both for industrial original equipment manufacturers and maintenance repair operations.

        Arrow Engine manufactures specialty engines, chemical pumps and engine replacement parts for the oil and natural gas extraction and other industrial engine markets, which are distributed through a worldwide distribution network with a particularly strong presence in the U.S. and Canada.

Competitive Strengths

        We believe Energy Products benefits from the following competitive strengths:

  •
  Leading Market Positions and Strong Brand Names. We believe Lamons is the largest gasket supplier to the domestic petroleum industry, while Arrow Engine owns the original equipment manufacturing rights to distribute engines and replacement parts for four main engine lines and offers a full range of replacement parts for an additional seven engine lines, which are widely used in the energy industry and other industrial applications.

  •
  Broad Product Portfolio. Arrow Engine currently offers a broad range of products within the oil and gas industry and industrial engine markets. New product development and expanding complimentary product offerings to these existing markets are key initiatives for Arrow Engine while expanding into new energy markets through its distributors.

  •
  Application Engineering Expertise. Since its founding in 1955, Arrow Engine has been developing innovative products and product lines that add significant value in oil and gas industry markets. Recent examples include introduction of the A54 model engine which adds a standard configuration, multi-cylinder engine for pumpjack and progressive cavity pump applications. Additionally, we developed a new 6 horsepower single cylinder engine introduced to the market for smaller, pumpjack applications. In each instance, Arrow Engine enjoys exclusive distribution rights of these engine models in the oil and gas extraction markets.

  •
  Established and Extensive Distribution Channels. Our Energy Products businesses utilize an established hub-and-spoke distribution system whereby our primary manufacturing facility supplies product to our highly knowledgeable network of worldwide distributors, which are located in close proximity to our primary customers. This established network allows us to add new customers in various locations or to increase distribution to existing customers with relatively small increases in incremental costs. Our experienced in-house sales support team works with our network of distributors to create a strong market presence in all aspects of the oil and gas and petrochemical refining industries.

Strategies

        We believe Energy Products has significant opportunities to grow through the introduction of new products, entry into new markets, and the development of new customer opportunities, as well as through strategic acquisitions.

  •
  Strong Product Innovation. Energy Products has a history of successfully creating and introducing new products. Arrow Engine has recently developed new products in the area of industrial engine spare parts for various industrial engines, including selected engines manufactured by Caterpillar, Waukesha, Ajax and Gemini. Lamons has developed a special spiral-wound WRI-LP gasket designed for the hydrochloric alkylation process at refineries.

  •
  Entry into New Markets and Development of New Customers. Energy Products has significant opportunities to grow its businesses by offering its products to new customers and new markets. Lamons is presently targeting both additional industries (pulp and paper, power plants, mining) and international expansion, including plans to ship directly from China, and plans to enter markets in Europe, Asia and South America. Arrow Engine continues to focus on expanding market share in the United States and Canadian markets for oilfield pumping and gas compression engines and expanding its marketing and distribution capabilities to new geographic regions outside the United States and Canada including, Russia, Eastern Europe, Asia and Africa.

  •
  Pursue Lower-Cost Manufacturing and Sourcing Initiatives. As the businesses in Energy Products expand and develop, we believe that there will be further opportunities to reduce their cost structures through streamlining manufacturing, overhead and administrative functions, global sourcing and selectively shifting manufacturing capabilities to countries with lower costs. In 2004, Lamons completed a major initiative to transfer several manufacturing facilities and consolidate distribution, sales and administrative functions into its Houston, Texas headquarters. More recently, Lamons has established manufacturing capability in Hangzhou, China to provide a lower cost manufacturing alternative for specific standard product lines and to provide support to current and potential customers that operate refineries in Asia. Arrow Engine has established an extensive sourcing capability in China and India to manufacture main engine components and various other engine parts and has increased related foreign parts purchases from $6.5 million or 25.0% of total material purchases to $8.9 million or 26.0% of total material purchases in the past two years.

  •
  Strategic Acquisitions. Energy Products has significant opportunities to expand its businesses with selected strategic acquisitions. The markets served by businesses in this segment tend to have relatively few competitors. As a result, strategic "bolt-on" acquisitions, in which the acquirer buys and consolidates another industry participant, are often available. Acquisitions can also facilitate new market entries, product line extensions and the development of new customers and/or distribution channels. An example of a strategic "bolt-on" acquisition in this segment was the acquisition of Haun Industries in 2002 by Arrow Engine.

Marketing, Customers and Distribution

        Given the niche nature of many of our products, Energy Products relies upon a combination of direct sales forces and established networks of independent distributors with familiarity of the end users. The narrow end-user base of many of these products makes it possible for Energy Products to respond to customer-specific engineered applications and provide a high degree of customer service. Gasket sales are made directly from the factory to major customers through eleven sales and service facilities in major regional markets, or through a large network of independent distributors. Lamons' overseas sales are either through Lamons' licensees or through its many distributors. Arrow Engine markets product through a network of distributors, many with strong ties to larger energy companies that offer a wide range of products and services in the global oil and gas industry. In many of the markets this segment serves, its companies' brand names are virtually synonymous with product applications. Significant Energy Products' customers include BPAmoco, C.E. Franklin, Chevron, Dow, ExxonMobil, McJunkin Corporation, National Oilwell, Shearer, Weatherford Artificial Lift, and Wilson Supply.

Manufacturing

        Within Energy Products, Lamons utilizes a complete assortment of advanced gasket fabricating technologies including laser cutting for metal products and water jet cutting for certain non-metallic gaskets. In addition, Lamons has a full range of CNC machining capabilities to fabricate API ring joint gaskets to a maximum diameter of 70 inches, while its Kammpro gaskets can be fabricated in whatever diameter size is required by its customers. Lamons also owns and continues to develop proprietary equipment to manufacture spiral wound and heat exchanger gaskets.

        More recently, Lamons has established a manufacturing facility in Hangzhou, China. Within six months, this facility reached expected productivity targets on their initial product line, and provides a lower cost manufacturing alternative for specific product lines. The facility has been approved as a source for major Lamons customers and is expected to increase its share of production shipped to Asian and European customers in the near term.

        Arrow Engine has its distribution and assembly processes at its principal facility in Tulsa, Oklahoma. A highly specialized network of machine shops and manufacturers serves as the supplier base with many engine components purchased as raw castings. Approximately, 35% of materials are purchased in a ready for shipment state, while 65% are assembled into marketable products such as engines, engine kits or chemical pumps.

Competition

        Energy Products' primary competitors include Garlock (EnPro) and Flexitallic in gaskets; Waukesha Engine, CAT and Cummins in engines and engine replacement parts; and Texsteam and Williams Pumps in the chemical pump line. Energy Products' companies supply highly engineered, non-commodity, customer-specific products and most have large shares of small markets supplied by a limited number of competitors. In a significant number of areas, value-added design, finishing, warehousing, packaging, distribution and after-sales service have generated strong customer loyalty. This supplements lower cost manufacturing and relevant industry experience in promoting each of our business' competitiveness.

Industrial Specialties

        We believe Industrial Specialties is a leading designer, manufacturer and distributor of a diverse range of industrial products for use in niche markets within the aerospace, industrial, defense and medical equipment markets. This segment's products include aerospace fasteners, high-pressure and low-pressure cylinders for the transportation, storage and dispensing of compressed gases, precision tools, tube nuts and fittings, military ordnance components and steel cartridge cases. In general, these products are highly-engineered, customer-specific items that are sold into niche markets with few competitors.

        Industrial Specialties' brands, including Monogram Aerospace Fasteners, Norris Cylinder, Hi-Vol Products, Keo® Cutters and Richards Micro-Tool, are well established and recognized in their respective markets.

  •
  Monogram Aerospace Fasteners. We believe Monogram is a leading manufacturer of permanent blind bolt and temporary fasteners used in commercial and military aircraft construction and assembly. Monogram currently has nine active patents worldwide. We believe Monogram is a leader in the development of blind bolt fastener technology for the aerospace industry. Its Visu-Lok®, Visu-Lok®II and Radial-Lok® blind bolts allow sections of aircraft to be joined together when access is limited to only one side of the airframe, providing certain cost efficiencies over conventional two piece fastening devices. Monogram's Composi-Lok® and Composi-Lok®II blind bolts are designed to solve unique fastening problems associated with the assembly of composite aircraft structures, and are therefore particularly well suited to take advantage of the increasing use of composite materials in aircraft construction.

  •
  Norris Cylinder. Norris is one of the few manufacturers in North America that provide a complete line of large and intermediate size, high-pressure and low-pressure steel cylinders for the transportation, storage and dispensing of compressed gases. Norris' large high-pressure seamless compressed gas cylinders are used principally for shipping, storing and dispensing oxygen, nitrogen, argon, helium and other gases for industrial and health-care markets. In addition, Norris offers a complete line of low-pressure steel cylinders used to contain and dispense acetylene gas for the welding and cutting industries. Other products Norris manufactures include seamless low-pressure chlorine cylinders and ASME-approved accumulator cylinders primarily used for storing breathing air and nitrogen. Norris markets cylinders primarily to major industrial gas producers and distributors, welding equipment distributors and buying groups as well as equipment manufacturers.

  •
  Precision Tool Company. Precision Tool Company produces a variety of specialty precision tools such as combined drills and countersinks, NC spotting drills, key seat cutters, end mills, reamers, master gears and gauges. Markets served by these products include the industrial, aerospace, automotive and medical equipment industries. We believe Precision Tool Company's Keo® brand is the market share leader in the industrial combined drill and countersink niche. We believe Richards Micro-Tool is a leading supplier of miniature end mills to the tool-making industry. Richards Micro-Tool has also been successful in providing the growing medical device market with bone drills and reamers.

  •
  Hi-Vol Products. We believe Hi-Vol Products ("Hi-Vol") is a market leading supplier of tube nuts and other cold formed parts to the automotive and industrial markets of North America. The products supplied by Hi-Vol are engineered to exacting specifications that are used in any number of fluid handling applications, including power steering lines, brake lines and transmission and oil cooling lines. Hi-Vol's market leading position is attributable to its long standing reputation for quality and innovation in the area of male tube nuts.

  •
  NI Industries. NI Industries manufactures large diameter shell casings provided to the United States government and rocket launchers sold to foreign defense markets. We believe NI

    Industries is a leading manufacturer in its product markets, due in part to its capabilities in the entire metal-forming process from the acquisition of raw material to the design and fabrication of the final product. This gives NI Industries the flexibility and capacity to fully address the varied requirements of the munitions industry. The ability to form alloyed metals into the complex configurations needed to meet precise specifications in producing quality parts is a strength of this business. We believe that NI Industries is the only manufacturer in North America currently making deep-drawn steel cartridge cases. NI Industries has the capability to manufacture mortar shells and projectiles as well as rocket and missile casings using both hot and cold forming methods. In the third quarter of 2005, the Riverbank, California facility of NI was named on the final Base Realignment and Closure (BRAC) list. NI Industries is working with military and government personnel to provide continuing services at the ultimate location of the production lines currently managed by NI in Riverbank.

Strategies

        Industrial Specialties' businesses have opportunities to grow through the introduction of new products, entry into new markets, and the development of new customer opportunities, as well as through strategic acquisitions.

  •
  Strong Product Innovation. The Industrial Specialties segment has a history of successfully creating and introducing new products and there are currently several significant product initiatives underway. For instance, Monogram developed the OSI-Bolt® fastener, the first aerospace blind fastener approved to replace traditional two piece fasteners in certain applications on the primary aircraft structure. Monogram is also working with current customers on the rollout of application specific fasteners including the Ti-OSI™, a lightweight titanium version of the OSI-Bolt® fastener, and the next generation Composi-Lok®, which offers a flush break control, eliminating the need for the customer to perform a costly shaving/trimming operation. We believe the strategy of offering a variety of custom engineered variants has been very well received by Monogram's customer base and is increasing our share of custom-engineered purchases. Norris Cylinder has recently developed a lightweight, high volume acetylene cylinder for trailer applications. Precision Tool Company is developing new products for use in the medical tool market. In recent periods, Hi-Vol has been able to achieve growth through a combination of effectively marketing their differentiated male tube nut designs to end customers, bundling complimentary products with their core male tube nut product line and working with customer engineering organizations to convert high cost screw machine products that are supplied by competitors to similar products that are manufactured by Hi-Vol using the cold forming process.

  •
  Entry into New Markets and Development of New Customers. The Industrial Specialties segment has significant opportunities to grow its businesses by offering its products to new customers and new markets. In the last several years, Hi-Vol secured an exclusive global license to a specific thread configuration that has been used successfully by a number of its customers to minimize the occurrence of cross-threading during the assembly process of brake and steering systems. In addition, Hi-Vol has more recently developed its own proprietary design for a male tube nut variation that is designed to eliminate all instances of cross-threading during the assembly process. Precision Tool Company continues to expand its offerings and capabilities in the market for medical equipment tools.

  •
  Strategic Acquisitions. The Industrial Specialties segment has opportunities to expand its businesses with selected strategic acquisitions. The markets served by this group tend to have relatively few competitors. Additionally, strategic complementary acquisitions, in which the acquirer buys and consolidates another industry participant, are often available. Acquisitions can also facilitate new market entries, product line extensions and the development of new customers and/or distribution channels.

Marketing, Customers and Distribution

        Industrial Specialties' customers operate primarily in the aerospace, industrial, commercial, defense, transportation, and medical equipment industries. Given the niche nature of many of our products, the Industrial Specialties segment relies upon a combination of direct sales forces and established networks of independent distributors with familiarity of the end-users. For example, Monogram's aerospace fasteners and Hi-Vol's automotive fasteners are sold through internal sales personnel and independent sales representatives. Although the overall market for fasteners and metallurgical services is highly competitive, these businesses provide products and services primarily for specialized markets, and compete principally as quality and service-oriented suppliers in their respective markets. Monogram's products are sold to manufacturers and distributors within the commercial and military aerospace industry, both domestic and foreign. Monogram works directly with aircraft manufacturers to develop and test new products and improve existing products. This close working relationship is a necessity given the critical safety nature and regulatory environment of its customers' products. Hi-Vol sells its products to distributors and manufacturers in automotive markets. In many of the markets this segment serves, its companies' brand names are virtually synonymous with product applications. The narrow end-user base of many of these products makes it possible for this segment to respond to customer-specific engineered applications and provide a high degree of customer service. Industrial Specialties' OEM and aftermarket customers include Airbus, Air Liquide, Boeing, Cooper-Standard Automotive, Honeywell, Kaplan Industries, Martinrea, Medtronic, MSC Industrial, Peerless TI Automotive, Wesco, Western International and Worthington Cylinders.

Manufacturing

        Industrial Specialties employs various manufacturing processes including CNC machining and stamping, fluting, forging, coating, and cold heading and forming. Monogram manufactures and assembles highly-engineered specialty fasteners for the domestic and international aerospace industry in its Commerce, California facility. Hi-Vol manufactures tube nuts and fittings for the automotive industry in its Livonia, Michigan facility. Norris uses a hot billet pierce process to produce a seamless steel cylinder with integral bottom and sides for high-pressure applications in accordance with DOT 3AA and other international specifications in its Longview, Texas facility. In addition, Norris provides service in massing operations of acetylene cylinders where we produce monolithic porous filler for use per DOT 8/TC 8WM or DOT 8AL/TC 8WAM specifications. Precision Tool Company manufactures millions of precision tools every year in its Warren, Michigan and Plymouth, Massachusetts facilities. The process includes CNC high-speed, high-precision grinding, turning and milling.

Competition

        This segment's primary competitors include Cherry (PCC) and Fairchild Fasteners (Alcoa) in aerospace fasteners and H&L (Chicago Rivet) and Nagano in tube nuts and fittings. We believe that Monogram is a leader in the blind bolt market with significant market share in all blind fastener product categories in which they compete. Other competitors include Harsco and Worthington in cylinders; Lavalin and Chamberlain in shell casings; and Niagara Moon Cutters, Whitney Tool and Magafor in precision tools. Industrial Specialties' companies supply highly engineered, non-commodity, customer-specific products and most have large shares of small markets supplied by a limited number of competitors.

RV & Trailer Products

        We believe RV & Trailer Products is a leading designer, manufacturer and distributor of a wide variety of high-quality, custom-engineered trailer products, lighting accessories and roof racks for the trailer original equipment manufacturer, recreational vehicle, agricultural/utility, marine and commercial trailer markets. We believe that RV & Trailer Products' brand names and product lines are among the most recognized and extensive in the industry.

        RV & Trailer Products' brands and main product categories are sold through a wide range of distribution channels and are described below:

  •
  The Fulton® and Bulldog® brands include trailer products and accessories, such as jacks, winches, couplers, trailer wiring, converters, ramps and fenders. These brands are sold through independent installers, trailer OEMs and distributor channels serving the marine, agricultural, industrial and horse/livestock market sectors.

  •
  The Tekonsha® brand is the most recognized name in brake controls and related brake components. These products are sold through automotive, recreational vehicle and agricultural distributors and OEMs.

  •
  The Bargman® and Wesbar® brands are recognized names for recreational vehicle and marine lighting, respectively. Bargman®-branded products include interior and exterior recreational vehicle lighting products and accessories, such as license plate lights and brackets, porch and utility lights, assist bars, door locks and latches, and access doors, while Wesbar®-branded products include submersible and utility trailer lighting. These brands and products are sold through independent installers, trailer and recreational vehicle OEMs and wholesale distributors, and marine retail specialty stores.

Competitive Strengths

        We believe RV & Trailer Products benefits from the following competitive strengths, including:

  •
  Leading Market Positions. RV & Trailer Products primarily competes in highly fragmented niche markets where no single competitor possesses a comparable breadth of products and distribution. We believe that we are one of the leading designers and manufacturers of aftermarket products to outfit and accessorize light trucks, recreational vehicles and trailers for both recreational and commercial use. We believe RV & Trailer is one of the largest suppliers of trailer products to its primary channels, including the independent installer and wholesale distributor channels. Also, we supply products to the recreational vehicle aftermarket and RV OEMs. The group's Performance Products division is a major player in national marine, horse livestock and general agricultural markets.

  •
  Strong Brand Names. We believe RV & Trailer Products' brands include many of the leading names in its respective product categories and markets. This segment's brand portfolio includes such well established names as Bulldog®, Tekonsha®, Fulton®, Wesbar®, ROLA™, Hayman-Reese™ and Bargman®. We believe that such recognized brands provide the RV & Trailer Products segment with a significant competitive advantage. RV & Trailer Products has positioned its brands to create pricing options for entry-level through premium product offerings across all of our distribution channels. We believe that no other competitor features a comparable array of brand names and tiered-pricing strategy.

  •
  Diverse Product Portfolio. The RV & Trailer Products segment benefits from a diverse range of product offerings and does not rely upon any single product. By offering a wide range of products, RV & Trailer Products is able to provide a complete solution to satisfy its customers' needs. This segment's electrical product offerings feature a broad range of lighting components including incandescent, LED, halogen and fluorescent lighting, T-connectors and wiring harnesses. RV & Trailer Products also offers a range of braking products including proportional, timed, inertial and electrical brake controls for automotive applications and related brake components. This segment's trailer product portfolio includes winches, jacks, couplers, fenders, trailer brakes and ramps.

  •
  Flexible Manufacturing Capability. As a result of significant restructuring activity completed over the last two years, RV & Trailer Products has improved the flexibility of its manufacturing capability. RV & Trailer Products has the ability to produce, quickly and efficiently, low-volume, customized products in-house at its manufacturing facilities while outsourcing high-volume production to lower cost foreign manufacturers. RV & Trailer Products has in-house wiring harness design and manufacturing capabilities, and one of the industry's largest research and development facilities for both testing and design.

Strategies

        We believe that RV & Trailer Products has significant opportunities to grow through new product introductions, cross-selling products across channels, and providing complete product solutions.

  •
  Strong Product Innovation. Historically, RV & Trailer Products has developed and successfully launched new products and presently is developing a range of product innovations. In trailer related products, new introductions include pivot tongue couplers, heavy-duty jacks and winches. In electrical products there have been innovations in auto leveling brake controls, LED lighting and electrical accessories.

  •
  Cross-Selling Products Across Distribution Channels. We believe that RV & Trailer Products has significant opportunities to introduce products into new channels of distribution that traditionally concentrated in other products or product lines. For example, Recreational Accessories' retail channel now offers a range of trailer products and accessories, including ramps that have traditionally been available only in the trailer distributor and OE channels. RV & Trailer Products has also developed strategies to introduce its products into new markets, including the local Thailand market where this segment's Australian operation recently launched a new plant.

  •
  Provide Trailering Solutions. As a result of its broad product portfolio, RV & Trailer Product is well positioned to provide customers with complete solutions for trailering needs. Due to this segment's product breadth and depth, RV & Trailer Products believes it can provide customers with compelling value propositions with superior features and convenience. In many instances, RV & Trailer Products can offer more competitive pricing by providing complete sets of products rather than underlying components separately. We believe this merchandising strategy also enhances the segment's ability to better compete in markets where its competitors have narrower product lines and are unable to provide "one stop shopping" to customers.

Marketing, Customers and Distribution

        As of December 31, 2006, the RV & Trailer Products group employs 35 professionals in sales, marketing and product management activities to support all customer channels. Of these professionals, there are 23 strategic market representatives, with focused sales and account management responsibilities with specific customer relationships. RV & Trailer Products' product offerings are distributed through a variety of channels. The segment employs a dedicated sales force in each of the primary channels, including the national accounts, automotive and recreational vehicle OEMs, installer/distributor, trailer OEM and trailer aftermarket/distributor channels.

        RV & Trailer Products' product offerings are distributed through a variety of channels. These channels include installer/distributor (automotive, recreational vehicle and trailer) and OEMs (automotive, recreational vehicle, and trailer). RV & Trailer Products' Fulton®-, Bulldog®- and Wesbar®-branded trailer and related accessory products are sold directly to major trailer OEMs and recreational vehicle distributors. In general, the trailer OEM industry is highly fragmented and specialized, and is generally a low value-added assembly industry. RV & Trailer Products relies upon strong historical relationships, significant brand heritage and its broad product offerings to bolster its trailer and accessory products sales through the OEM channel and in various aftermarket segments. End-users include owners of personal watercraft and large commercial-industrial trailer users, as well as horse and livestock trailering customers.

        In 2005, RV & Trailer Products re-focused its electrical products business unit and trailer products business unit into a newly formed "center of excellence" to provide service and value into the marine, agricultural, industrial, horse/livestock trailer and recreational vehicle markets. We believe this reorganization has improved RV & Trailer Products' deployment of sales, marketing, brand management, product management and distribution functions that currently serve the broad-based trailer aftermarket and OEM market segments. The combination of these businesses advances RV & Trailer Products towards a single customer interface and provides an integrated solution to better synchronize the breadth and depth of its product offerings and outstanding service performance for its customers, while also capitalizing on additional economies of scale. Moreover, this reorganization will enable further refinement of business processes to increase organizational flexibility and better enable RV & Trailer Products to meet the dynamic business needs of its customers and the evolving demands of the diverse market segments which it serves.

Manufacturing

        In 2006, RV & Trailer Products continued to source certain finished products via our partners in China and Taiwan. Additionally, we began manufacturing activities in our new Thailand facility. We believe that both of these initiatives will further improve our cost structure and support our growth expectations within regions we currently serve and further our expansion into Asia.

        In 2005, RV & Trailer Products concluded the remaining significant integration projects across its North American manufacturing base. These projects included relocation of our Albion, Indiana wiring operation to Reynosa, Mexico, and the announced construction of our new Thailand manufacturing facility that began operation in late 2006 and manufactures towing and trailering products and related accessories in support of the local Thailand market and our existing Australian business.

        Prior to 2005, RV & Trailer Products actively integrated several acquired manufacturing facilities. In conjunction with the HammerBlow and Highland acquisitions in early 2003, we continued to streamline our manufacturing and warehousing processes to exploit beneficial economies of scale. The acquisition of HammerBlow's Juarez, Mexico facility provided RV & Trailer Products with a modern, lower cost facility, enabling optimization of the segment's entire manufacturing system. Juarez is a key component in the post-acquisition consolidation of the manufacturing system, enabling the migration of higher labor content products currently produced in Mosinee, Wisconsin to the lower-cost labor environment in Juarez, Mexico.

        RV & Trailer Products' Mosinee, Wisconsin facility contains a wide range of manufacturing, distribution and research and development capabilities. Major processes at this facility include metal stamping, a steel tube mill, thread rolling and riveting, high-volume welding and assembly, significant in-house mechanical and electrical engineering capabilities and in-house tool, die and equipment maintenance capabilities. We believe these capabilities provide RV & Trailer Products with strategic cost advantages relative to our competition. During the first half of 2004, RV & Trailer Products also completed the consolidation of the Wausau, Wisconsin trailering products manufacturing facility, acquired in the HammerBlow transaction, into the Mosinee, Wisconsin facility.

        The Tekonsha, Michigan electrical products facility contains world-class manufacturing of proprietary electrical brake-control and accessory products, as well as broad engineering capacity to support all of RV & Trailer Products' electrical and brake control product categories.

        As of December 31, 2006, RV & Trailer Products employs 62 professionals in their engineering function and invests approximately 1.9% of its revenue in engineering resources and product development. RV & Trailer Products conducts extensive testing of its products in an effort to assure high quality and reliable product performance. Engineering, product design and fatigue testing are performed utilizing computer-aided design and finite element analysis. Product testing programs are intended to maintain and improve product reliability, and to reduce manufacturing costs.

        RV & Trailer Products' Australian facilities in Melbourne, Sydney and Brisbane contain manufacturing, engineering, design and research and development capabilities. These facilities manufacture, market and distribute products throughout the Australian region as Hayman Reese™-branded trailering and towing products and accessories, and ROLA™-branded roof racks and roof rack accessories to the aftermarket and automotive OEM channels. In the fourth quarter 2004, in order to improve customer support and execution in the OE and aftermarket segments, the Australian operation initiated a reorganization effort to consolidate three operating units into two separate customer focused business units: aftermarket and TriMotive. Each unit has dedicated sales, engineering, manufacturing and logistic functions. The aftermarket segment includes installers, distributors and retailers. The TriMotive automotive OE segment includes a wide array of global automotive customers, including Ford, Toyota and GM Holden. We believe the creation of these two distinct businesses better focuses resources to improve service and delivery to the customer and will enhance organizational flexibility to meet the dynamic, yet distinct, business requirements of the aftermarket and OE segments. This new organization also provides a platform for the pursuit of future business and additional economies of scale.

        RV & Trailer Products' raw material costs represent approximately 43.7% of its net sales. Steel is this segment's single largest commodity, is used in the majority of its products and is delivered to its plants on a just-in-time basis from service centers. See "–Materials and Supply Arrangements" below for further discussion of the impact of commodity price increases on our businesses.

Competition

        The competitive environment for trailer products is highly fragmented and is characterized by numerous smaller suppliers, even the largest of which tends to focus in narrow product categories. For instance, we believe that, across the various product categories that RV & Trailer Products offers, only a few competitors maintain a significant or number-one market share in more than one specific product category. By comparison, RV & Trailer Products competes on the basis of its broader range of products, the strength of its brands and distribution channels, as well as quality and price. This segment's trailer products competitors include Dutton-Lainson, Peterson, Atwood and Shelby, each of whom competes within one or at most a few categories of RV & Trailer Product's broad trailer products portfolio. RV & Trailer Products' competitors for electrical products include Hopkins Manufacturing, Peterson Industries, Optronics, Grote and Hayes-Lemmerz, though each is positioned in a niche product line, as opposed to the group's broad product array in the electrical products category.

Recreational Accessories

        We believe Recreational Accessories is a leading designer, manufacturer and distributor of a wide range of aftermarket cargo management products, towing and hitch systems and accessories and vehicle protection products used to outfit and accessorize light trucks, sport utility vehicles and passenger cars. Recreational Accessories' products offer customers the widest possible range of solutions to efficiently "Get Their Gear on the Road." We believe that Recreational Accessories' product lines and brand names are among the most recognized and extensive in the transportation/recreational accessories industry.

        Recreational Accessories' brands, which include Draw-Tite®, Reese®, Hidden Hitch®, Highland "The Pro's Brand®" and ROLA™, and main product categories are sold through a wide range of channels as described below:

  •
  The Draw-Tite®, Reese® and Hidden Hitch® brands represent towing products and accessories, such as hitches, weight distribution systems, fifth-wheel hitches, ball mounts, draw bars, gooseneck hitches, brake controls, wiring harnesses and T-connectors and are sold to independent installers and distributor channels for automotive, truck and recreational vehicles. Similar towing accessory products are sold to the retail channel under the Reese Towpower™ and Reese Outfitter® brand names.

  •
  Highland "The Pro's Brand®" and ROLA™ comprise our brand presence in the cargo management product category. Cargo management products include bike racks, cargo carriers, luggage boxes, tie-downs and soft travel-cargo carriers which are sold through independent installers, wholesale distributors and retail channels.

Competitive Strengths

        We believe Recreational Accessories benefits from several important competitive strengths, including:

  •
  Leading Market Position. We believe that Recreational Accessories is one of the leading designers and manufacturers of aftermarket products to outfit and accessorize light trucks, cross-over utility vehicles (CUVs), SUVs, recreational vehicles and passenger cars for recreational use. Recreational Accessories competes primarily in highly fragmented niche markets where no single competitor possesses a comparable breadth of product offerings and distribution. We also believe Recreational Accessories is one of the largest suppliers of towing products to its primary channels, including the independent installer, wholesale distributor and recreational aftermarket distributor channels. We also supply to mass merchants such as Wal-Mart, Lowe's and Home Depot, and specialty auto retailers such as Pep Boys, Advanced Auto and AutoZone.

  •
  Strong Brand Names. We believe Recreational Accessories' brands include many of the leading names in its industry. The group's brand portfolio includes such well established names as Reese®, Draw-Tite®, Hidden Hitch®, Highland "The Pro's Brand"® and ROLA™. We believe that such recognized brands provide us with a significant competitive advantage. Recreational Accessories has positioned its brands to create pricing options for entry-level through premium product offerings across all of our distribution channels. We believe that no other competitor features a comparable array of brand names and products.

  •
  Diverse Product Portfolio. Recreational Accessories benefits from a diverse range of product offerings and does not rely upon any single product. By offering a wide range of products, Recreational Accessories is able to provide a complete solution to satisfy its customers' needs. Its towing products and accessories offerings feature ball mounts and draw bars, hitch receivers, fifth-wheel hitches, weight distribution systems and an array of "accessory" products. We believe that our towing products business offers more hitch applications—over 1,500 different vehicle hitches, including front mounts—than any of our competitors. In addition, Recreational Accessories offers a large variety of cargo management and vehicle protection accessories, including tie-downs and soft-travel cargo carriers, floor mats, cargo liners, bike racks, hood protection products and many other accessories.

  •
  Established and Extensive Distribution Channels. Recreational Accessories utilizes several distribution channels for its sales, including specialty retailers, independent wholesale distributors, mass merchants and independent installers. In 2006, approximately 38% of Recreational Accessories' products were sold through the highly fragmented installer/distributor channels. Mass retailers accounted for approximately 26% of sales in 2006 while RV distributors accounted for 12% in 2006. The remainder of this segment's sales were through other retail and OE distribution channels. Recreational Accessories utilizes a "hub and spoke" distribution system with capability to meet delivery requirements specified by our customers.

  •
  Flexible Manufacturing Capability. Recreational Accessories' customers generally require manufacturing in small batches and in significant variety to maintain aftermarket inventory and maintenance of designs for 10 to 15 years of light vehicle models. Accordingly, we seek to maintain a lean, "quick change" manufacturing culture and system.

Strategies

        We believe that Recreational Accessories has significant opportunities to grow through new product introductions, cross-selling products across channels, and providing complete product solutions.

  •
  Strong Product Innovation. Recreational Accessories has developed and successfully launched new products in the past and presently is developing a range of product innovations. New products include an enhanced fifth-wheel hitch design, fifth-wheel accessories, cargo carriers and a range of cargo management and point of purchase accessories. The group has patents pending on products called Signature Series™ fifth-wheel and slider, InterLock™ ball mount and related towing and vehicle accessories. In addition, it is continually refreshing its existing retail products with new designs and features and innovative packaging and merchandising.

  •
  Cross-Selling Products Across Distribution Channels. We believe that Recreational Accessories has significant opportunities to introduce products into new channels of distribution that traditionally concentrated in other products or product lines. For example, the Recreational Accessories' retail channel now offers a range of trailer products and accessories, including ramps that have traditionally been available only in the trailer distributor and OE channels, as well as providing hitches traditionally offered through the independent installer channel. Similarly, the group's installer channel is selling Highland "The Pro's Brand®" branded tie-downs, stretch cords, floor mats and splash guards, which were previously only available through the retail channel. Recreational Accessories has also developed strategies to introduce its products into new channels, including the Asian automotive manufacturer "port of entry" market, the retail sporting goods market and select international markets.

  •
  Provide Towing Solutions. As a result of its broad product portfolio, Recreational Accessories is well-positioned to provide customers with complete solutions for towing and cargo management needs. Due to its product breadth and depth, we believe Recreational Accessories can provide customers with compelling value propositions with superior features and convenience. In many cases, Recreational Products can offer more competitive pricing by providing complete sets of products rather than underlying components separately. We believe this merchandising strategy also enhances Recreational Accessories' ability to compete with competitors who have narrower product lines and are unable to provide "one stop shopping" to customers.

Marketing, Customers and Distribution

        As of December 31, 2006, Recreational Accessories employs 52 professionals in sales, marketing and product management activities to support all customer channels. Of these professionals, this segment has 38 strategic market representatives, with focused sales and account management responsibilities with specific customer relationships. Recreational Accessories' products are distributed through a variety of channels and has a dedicated sales force in each of the primary channels, including the retail, national accounts, automotive OEMs and installer/distributor, channels.

        Recreational Accessories' products are distributed through a variety of channels. These channels include installer/distributor (automotive and recreational vehicle), OEMs and retail channels (i.e., mass merchants, auto specialty, marine specialty, hardware/home centers, and catalogs). For example, as of December 31, 2006, the towing products business principally distributes to approximately 180 independent distributors and 3,170 independent installers under the Draw-Tite®, Hidden Hitch® and Reese® brands. In addition, 380 of the towing products business' customers position Draw-Tite® and Reese® branded traditional towing products as an exclusive or preferred line, while the Reese® branded heavy-duty towing products are positioned to the heavy-duty professional towing segment. Recreational Accessories is well represented in retail stores through mass merchants, such as Wal-Mart, hardware home centers, such as Lowe's and Home Depot, and specialty auto retailers, such as Pep Boys, AutoZone, Advanced Auto and CSK Auto.

        In 2006, approximately 40% of Recreational Accessories' products were sold through its installer/distributor channels, traditional recreational vehicle distributors accounted for approximately 15% of the group's sales and mass retailers accounted for approximately 22% of sales, with the remainder of Recreational Accessories' business in other retail and OEM distribution.

Manufacturing

        In 2006, Recreational Accessories continued its sourcing initiatives with our supplier partners in China and Taiwan. We believe that the timely execution of these sourcing projects, both now and in the future, will continue to drive market expansion and enhance operating margins.

        In 2005, Recreational Accessories concluded the remaining significant integration projects across its North American industrial base. These projects included the integration of our Elkhart, Indiana plastics operation into our Goshen, Indiana facility, and integration of our Sheffield, Pennsylvania distribution and manufacturing facility into our South Bend, Indiana distribution center while certain manufacturing was outsourced. In addition, within its towing products business, Recreational Accessories consolidated its distribution facilities from eleven locations to eight.

        Prior to 2005, Recreational Accessories actively integrated several manufacturing facilities and distribution-related activities. These included: combining towing products' Canton, Michigan and Elkhart, Indiana manufacturing facilities and a southeast Michigan warehouse into a single, approximately 350,000 square foot, efficient flow manufacturing and master warehouse center in Goshen, Indiana. The consolidation of these facilities was completed in the first quarter of 2003. In conjunction with the HammerBlow and Highland acquisitions in early 2003, Recreational Accessories continued to streamline its manufacturing and warehousing processes to exploit beneficial economies of scale. In the third quarter of 2003, Recreational Accessories completed the consolidation of its Sheridan, Arkansas towing products manufacturing facility, acquired in the HammerBlow transaction, into its Goshen, Indiana facility. In 2004, actions were initiated to close the Concord, Ontario 22,000 square-foot distribution and customer service center and consolidate the Oakville, Ontario 73,000 square-foot manufacturing facility into the Goshen, Indiana and Huntsville, Ontario facilities. Coincident with these moves, Oakville became Recreational Accessories' Canadian distribution center. The manufacturing facility consolidation was completed in the fourth quarter of 2004. During the second quarter of 2005, the consolidation of distribution and customer-service activities for all Canadian customers was completed.

        As of December 31, 2006, Recreational Accessories employs 33 professionals in the engineering function and invests approximately 0.6% of its revenue in engineering resources and product development. This segment conducts extensive testing of its products in an effort to assure high quality and reliable product performance. Engineering, product design and fatigue testing are performed utilizing computer-aided design and finite element analysis. In addition, on-road performance research is conducted on hitches with instrumentation-equipped trailers and towing vehicles. Product testing programs are intended to maintain and improve product reliability and to reduce manufacturing costs.

        Recreational Accessories' material costs represent approximately 50% of its net sales. Steel is this segment's single largest commodity, is used in the majority of its products and is delivered to its plants on a just-in-time basis from service centers. See "–Materials and Supply Arrangements" below for further discussion of the impact of raw materials cost and availability with respect to our results of operations.

Competition

        We believe that Recreational Accessories is one of the largest North American manufacturers and distributors of towing systems. The competitive environment for towing products is highly fragmented and is characterized by numerous smaller suppliers, even the largest of which tends to focus in narrow product categories. For instance, we believe that, across the various products that Recreational Accessories offers, only a few competitors maintain a significant or number-one market share in more than one specific product category. By comparison, Recreational Accessories competes on the basis of its broader range of products, the strength of its brands and distribution channels, as well as quality and price. Recreational Accessories' most significant competitors in towing products include Valley Automotive (AAS), Putnam Hitch Products and Curt Manufacturing. The retail channel presents a different set of competitors that are typically not seen in our installer and distributor channels, including Masterlock, Buyers, Allied, Keeper, Bell and Axius. As Recreational Accessories grows in the cargo management product category, it will face a different set of competitors. These competitors include Thule, Yakima and Sportrack.

Materials and Supply Arrangements

        Our largest raw materials purchases are for steel, copper, aluminum, polyethylene and other resins, and energy. Raw materials and other supplies used in our operations are normally available from a variety of competing suppliers.

        Steel is purchased primarily from steel mills and service centers with pricing contracts principally in the three to six month time frame. Changing global dynamics for steel production and supply will continue to present a challenge to our business. We experienced significant increases in steel pricing during 2005, as well as disruptions in supply, although pricing increases and overall price levels abated somewhat at the end of 2005. Polyethylene is generally a commodity resin with multiple suppliers capable of providing product. While both steel and polyethylene are readily available from a variety of competing suppliers, our business has experienced, and we believe will continue to experience, sharp increases in the costs of these raw materials.

Employees and Labor Relations

        As of December 31, 2006, we employed approximately 5,100 people, of which approximately 19% were unionized and approximately 19% were located outside the United States. We currently have union contracts covering nine facilities worldwide for our continuing operations, six of which are in the United States. One of the union contracts, which covers workers in the United States, is scheduled to expire before February 2008 but has not been renewed. Separately, on July 19, 2006 approximately 150 workers at our Monogram Aerospace Fasteners business unit commenced a strike. On July 27, 2006 the strike ended following ratification of a new three-year contract. Employee relations have otherwise generally been satisfactory. We cannot predict the impact of any further unionization of our workplace.

Seasonality; Backlog

        There is some seasonality in our Recreational Accessories and RV & Trailer Products segments. Sales of towing and trailer products within these business segments are generally stronger in the second and third quarters as trailer OEMs, distributors and retailers acquire product for the spring and summer selling seasons. No other operating segment experiences significant seasonal fluctuation in its business. We do not consider sales order backlog to be a material factor in our business.

Environmental Matters

        Our operations are subject to federal, state, local and foreign laws and regulations pertaining to pollution and protection of the environment, health and safety, governing among other things, emissions to air, discharge to waters and the generation, handling, storage, treatment and disposal of waste and other materials, and remediation of contaminated sites. We have been named as a potentially responsible party under CERCLA, the federal Superfund law, or similar state laws at several sites requiring clean-up related to the disposal of wastes we generate. These laws generally impose liability for costs to investigate and remediate contamination without regard to fault and under certain circumstances liability may be joint and several resulting in one responsible party being held responsible for the entire obligation. Liability may also include damages to natural resources. We have entered into consent decrees relating to two sites in California along with the many other co-defendants in these matters. We have incurred substantial expenses for these sites over a number of years, a portion of which has been covered by insurance. See "Legal Proceedings" below. In addition to the foregoing, our businesses have incurred and likely will continue to incur expenses to investigate and clean up existing and former company-owned or leased property, including those properties made the subject of sale-leaseback transactions for which we have provided environmental indemnities to the lessors.

        At our currently owned property located in Vernon, California, we expect to incur expenses to investigate the environmental conditions associated with historical operations of NI Industries and/or its tenants. Preliminary site assessment information indicates that further investigation will be necessary in order to determine whether remediation or controls will be required beyond those that had been previously approved by the governing regulatory authority, and if so, to develop an estimate of the likely costs thereof.

        In 1992, Rieke Packaging Systems and numerous other companies entered into a consent decree with the United States Environmental Protection Agency (EPA) and the State of Indiana under which Rieke and the other companies agreed to remediate contaminated soil and groundwater at the Wayne Reclamation and Recycling Site near Columbia City, Indiana. Contractors for the group of companies completed construction of the remediation systems required by the consent decree in 1995, and have operated them since then under the oversight of the EPA and the State of Indiana. The remediation systems have successfully removed substantial amounts of contaminants from the soil and the groundwater; however, some contaminants remain at concentrations above the performance standards set by the consent decree, and are still being removed. Consultants to the group of companies expect that some or all of the remediation systems will be required to operate indefinitely. A 2004 report by the EPA concluded that operation of the existing systems is "protective of human health and the environment." The agreement among the companies provides that Rieke's share is approximately 9% of total remediation costs for the site.

        We believe that our business, operations and facilities are being operated in compliance in all material respects with applicable environmental and health and safety laws and regulations, many of which provide for substantial fines and criminal sanctions for violations. Based on information presently known to us and accrued environmental reserves, we do not expect environmental costs or contingencies to have a material adverse effect on us. The operation of manufacturing plants entails risks in these areas, however, and we may incur material costs or liabilities in the future that could adversely affect us. Potentially material expenditures could be required in the future. For example, we may be required to comply with evolving environmental and health and safety laws, regulations or requirements that may be adopted or imposed in the future or to address newly discovered information or conditions that require a response.

Intangibles and Other Assets

        Our identified intangible assets, consisting of customer relationships, trademarks and trade names and technology, are valued at approximately $240.1 million at December 31, 2006, net of accumulated amortization. We utilized an independent valuation firm to assist us in valuing our intangible assets in connection with the acquisition of such intangible assets. The valuation of each of the identified intangibles was performed using broadly accepted valuation methodologies and techniques. As of December 31, 2006 we had 351 registered patents and 102 patents pending in the U.S. and 166 registered patents and 175 patents pending outside of the U.S. (non-U.S. patents and patents pending relate primarily to the same technology as U.S. patents and patents pending).

        Customer Relationships.    We have developed and maintained stable, long-term selling relationships with customer groups for specific branded products and/or niche market product offerings within each of our operating group segments. Useful lives assigned to customer relationship intangibles range from 6 to 25 years and have been estimated using historic customer retention and turnover data. Other factors considered in evaluating estimated useful lives include the diverse nature of niche markets and products of which we have significant share, how customers in these markets make purchases and these customers' position in the supply chain. We also monitor and evaluate the impact of other evolving risks including the threat of lower cost competitors and evolving technology. Effective January 1, 2006, we reduced estimated useful lives assigned to certain customer relationship intangibles as follows: 40 years to 25 or 20 years, 25 years to 20 years, and 15 years to 12 years. We determined that a reduction in estimated useful lives assigned to certain of our customer relationship intangibles was warranted as of that date to reflect our updated evaluation of the period of expected future benefit derived from these customer relationship intangibles. Customer relationship intangibles are amortized over periods ranging from 6 to 25 years. Future changes in our business or the markets for our products could result in further reductions in estimated remaining useful lives for customer relationship intangible assets and other definite-lived intangible assets that might be required to be recorded in future periods.

        Trademarks and Trade Names.    Each of our operating groups designs and manufactures products for niche markets under various trade names and trademarks including Draw-Tite®, Reese®, Hidden Hitch®, Bulldog®, Tekonsha®, Highland "The Pro's Brand"®, Fulton®, Wesbar®, Visu-Lok®, ViseGrip® and FlexSpout®, among others. Our trademark/trade name intangibles are well-established and considered long-lived assets that require maintenance through advertising and promotion expenditures. Because it is our practice and intent to maintain and to continue to support, develop and market these trademarks/trade names for the foreseeable future, we consider our rights in these trademarks/trade names to have an indefinite life, except as otherwise dictated by applicable law.

Technology

        We hold a number of United States and foreign patents, patent applications, and unpatented or proprietary product and process oriented technologies within all five of our operating segments. We have, and will continue to dedicate, technical resources toward the further development of our products and processes in order to maintain our competitive position in the transportation, industrial and commercial markets that we serve. Estimated useful lives for our technology intangibles range from one to thirty years and are determined in part by any legal, regulatory or contractual provisions that limit useful life. For example, patent rights have a maximum limit of twenty years in the United States. Other factors considered include the expected use of the technology by the operating groups, the expected useful life of the product and/or product programs to which the technology relates, and the rate of technology adoption by the industry.

        Quarterly, or as conditions may warrant, we assess whether the value of our identified intangibles has been impaired. Factors considered in performing this assessment include current operating results, business prospects, customer retention, market trends, potential product obsolescence, competitor activities and other economic factors. We continue to invest in maintaining customer relationships, trademarks and trade names, and the design, development and testing of proprietary technologies that we believe will set our products apart from those of our competitors.

International Operations

        Approximately 17.3% of our net sales for the fiscal year ended December 31, 2006 were derived from sales by our subsidiaries located outside of the United States, and we may significantly expand our international operations through acquisitions. In addition, approximately 24.3% of our operating net assets as of December 31, 2006 were located outside of the United States. We operate manufacturing facilities in Australia, Thailand, Canada, China, the United Kingdom (U.K.), Italy, Germany and Mexico. Within Australia, we operate three facilities that manufacture and distribute hitches, towing accessories, roof rack systems and other accessories for the caravan market, with approximately 280 employees. Our new facility in Thailand will support our operations in Asia and currently has approximately 30 employees. We believe this facility will eventually replace one facility in Australia. Our Canadian operations, with approximately 200 employees, include the production and distribution of towing products through Recreational Accessories, distribution of closures and dispensing products through Rieke's U.S. operations and the manufacturing and distribution of gaskets produced in one gasket facility within the Energy Products segment. Rieke's China operations produce consumer dispensing products and has approximately 115 employees. Lamons Gasket manufactures spiral-wound gaskets at its facility in Hangzhou, China, which has approximately 60 employees. Within the United Kingdom, Rieke Packaging Systems Ltd. has approximately 60 employees. Englass produces specialty sprayers, pumps and related products in one facility in the U.K. Rieke Italia, a manufacturer of specialty steel industrial container closures, operates in one location in Italy with approximately 100 employees. In Germany, Rieke Germany has one facility that manufactures a wide variety of closures for industrial packaging markets with approximately 50 employees. In Juarez, Mexico, we manufacture electrical products and accessories, as well as metal fabrication, with approximately 240 employees. In Reynosa, Mexico, we manufacture and assemble lighting and wiring components, with approximately 310 employees. Additionally, Rieke's Mexico City operations produce plastic drum closures and dispensing products in one factory, with approximately 110 employees. For information pertaining to the net sales and operating net assets attributed to our international operations, refer to Note 18, "Segment Information," to the audited financial statements for the years ended December 31, 2006, 2005 and 2004 included in this prospectus.

        Sales outside of the United States, particularly sales to emerging markets, are subject to various risks that are not present in sales within U.S. markets, including governmental embargoes or foreign trade restrictions such as antidumping duties, changes in U.S. and foreign governmental regulations, tariffs and other trade barriers, the potential for nationalization of enterprises, foreign exchange risk and other political, economic and social instability. In addition, there are tax inefficiencies in repatriating portions of our cash flow from non-U.S. subsidiaries.

Properties

        Our principal manufacturing facilities range in size from approximately 10,000 square feet to approximately 380,000 square feet. Except as set forth in the table below, all of our manufacturing facilities are owned. The leases for our manufacturing facilities have initial terms that expire from 2009 through 2024 and are all renewable, at our option, for various terms, provided that we are not in default under the lease agreements. Substantially all of our owned U.S. real properties are subject to liens under our amended and restated credit facility. Our executive offices are located in Bloomfield Hills, Michigan under a lease assumed by us from Heartland and subsequently amended in March 2004 extending the term to January 2010. See "Related Party Transactions." Our buildings, machinery and equipment have been generally well maintained, are in good operating condition and are adequate for current production requirements. We may enter into leases for equipment in lieu of making capital expenditures to acquire such equipment or to reduce debt.

        The following list sets forth the location of our principal owned and leased manufacturing and other facilities used in continuing operations and identifies the principal operating segment utilizing such facilities, as of December 31, 2006.

Packaging Systems	Energy Products	Industrial Specialties	RV & Trailer Products	Recreational Accessories
United States:	United States:	United States:	United States:	United States:
Indiana:	Oklahoma:	California:	Michigan:	Indiana:
Auburn	Tulsa	Riverbank(2)	Tekonsha(1)	Goshen(1)
Hamilton(1)	Texas:	Vernon	Wisconsin:	South Bend(1)
New Jersey:	Houston(1)	Commerce(1)	Mosinee(1)	Michigan:
Hackettstown(1)		Massachusetts:	Schofield(1)	Plymouth(1)
International:	International:	Plymouth(1)		Ohio:
Germany:	Canada:	Michigan:	International:	Solon(1)
Neunkirchen	Sarnia, Ontario(1)	Warren(1)	Australia:
Italy:	China:	Livonia(1)	Dandenong, Victoria	International:
Valmadrera	Hangzhou(1)	Texas:	Lyndhurst, Victoria	Canada:
Mexico:		Longview	Oakville, Ontario	Huntsville, Ontario
Mexico City			Regents Park, New South Wales(1)
United Kingdom:			Wakerley, Queensland(1)
Leicester			Mexico:
China:			Juarez(1)
Hangzhou(1)			Reynosa
Thailand:
Chon Buri(1)

(1)
Represents a leased facility. All such leases are operating leases.

(2)
Owned by the U.S. Government and operated by our NI Industries business under a facility maintenance contract.

        During 2002, we entered into sale-leaseback transactions with respect to nine real properties in the United States and Canada. During 2003, we entered into additional sale-leaseback transactions with respect to three real properties in the United States. The term of these leases is 15 years, with the right to extend. Rental payments are due monthly. All of the foregoing leases are accounted for as operating leases. During 2004, one sale-leaseback transaction was terminated. In general, pursuant to the terms of each sale-leaseback transaction, we transferred title of the real property to a purchaser and, in turn, entered into separate leases with the purchaser having a 20-year basic lease term plus two separate ten-year renewal options. The renewal option must be exercised with respect to all, and not less than all, of the property locations.

Legal Proceedings

        A civil suit was filed in the United States District Court for the Central District of California in December 1988 by the United States of America and the State of California against more than 180 defendants, including us, for alleged release into the environment of hazardous substances disposed of at the Operating Industries, Inc. site in California. This site served for many years as a depository for municipal and industrial waste. The plaintiffs have requested, among other things, that the defendants clean up the contamination at that site. Consent decrees have been entered into by the plaintiffs and a group of the defendants, including us, providing that the consenting parties perform certain remedial work at the site and reimburse the plaintiffs for certain past costs incurred by the plaintiffs at the site. We estimate that our share of the clean-up costs will not exceed $500,000, for which we have insurance proceeds. Plaintiffs had sought other relief such as damages arising out of claims for negligence, trespass, public and private nuisance, and other causes of action, but the consent decree governs the remedy. Based upon our present knowledge and subject to future legal and factual developments, we do not believe that this matter will have a material adverse effect on our financial position, results of operations or cash flows.

        As of March 31, 2007, we were a party to approximately 1,650 pending cases involving an aggregate of approximately 10,229 claimants alleging personal injury from exposure to asbestos containing materials formerly used in gaskets (both encapsulated and otherwise) manufactured or distributed by certain of our subsidiaries for use primarily in the petrochemical refining and exploration industries. The following chart summarizes the number of claimants, number of claims filed, number of claims dismissed, number of claims settled, the average settlement amount per claim and the total defense costs, exclusive of amounts reimbursed under our primary insurance, at the applicable date and for the applicable periods:

	Claims pending at beginning of period	Claims filed during period	Claims dismissed during period	Claims settled during period	Average settlement amount per claim during period	Total defense costs during period
Fiscal Year ended December 31, 2004	32,571	5,319	18,910	96	$5,921	$4,378,125
Fiscal Year ended December 31, 2005	18,884	2,596	1,998	66	$8,660	$5,324,407
Fiscal Year ended December 31, 2006	19,416	3,766	12,508	123	$5,613	$4,895,104
Three Months ended March 31, 2007	10,551	125	417	30	$20,958	$1,258,145

        In addition, we acquired various companies to distribute our products that had distributed gaskets of other manufacturers prior to acquisition. We believe that many of our pending cases relate to locations at which none of our gaskets were distributed or used.

        We may be subjected to significant additional asbestos-related claims in the future, the cost of settling cases in which product identification can be made may increase, and we may be subjected to further claims in respect of the former activities of our acquired gasket distributors. We note that we are unable to make a meaningful statement concerning the monetary claims made in the asbestos cases given that, among other things, claims may be initially made in some jurisdictions without specifying the amount sought or by simply stating the requisite or maximum permissible monetary relief, and may be amended to alter the amount sought. The large majority of claims do not specify the amount sought. Of the 10,229 claims pending at March 31, 2007, 156 set forth specific amounts of damages (other than those stating the statutory minimum or maximum). 128 of the 156 claims sought between $1.0 million and $5.0 million in total damages (which includes compensatory and punitive damages) and 28 sought between $5.0 million and $10.0 million in total damages (which includes compensatory and punitive damages). Solely with respect to compensatory damages, 135 of the 156 claims sought between $50,000 and $600,000 and 21 sought between $1.0 million and $5.0 million. Solely with respect to punitive damages, 128 of the 156 claims sought between $1.0 million and $2.5 million and 28 sought $5.0 million. In addition, relatively few of the claims have reached the discovery stage and even fewer claims have gone past the discovery stage.

        Total settlement costs (exclusive of defense costs) for all such cases, some of which were filed over 20 years ago, have been approximately $4.4 million. All relief sought in the asbestos cases is monetary in nature. To date, approximately 50% of our costs related to settlement and defense of asbestos litigation have been covered by our primary insurance. Effective February 14, 2006, we entered into a coverage-in-place agreement with our first level excess carriers regarding the coverage to be provided to us for asbestos-related claims when the primary insurance is exhausted. The coverage-in-place agreement makes coverage available to us that might otherwise be disputed by the carriers and provides a methodology for the administration of asbestos litigation defense and indemnity payments. The coverage in place agreement allocates payment responsibility among the primary carrier, excess carriers and our subsidiary.

        Based on the settlements made to date and the number of claims dismissed or withdrawn for lack of product identification, we believe that the relief sought (when specified) does not bear a reasonable relationship to our potential liability. Based upon our experience to date and other available information (including the availability of excess insurance), we do not believe that these cases will have a material adverse effect on our financial position and results of operations or cash flows.

        We are subject to other claims and litigation in the ordinary course of our business, but do not believe that any such claim or litigation will have a material adverse effect on our financial position and results of operations or cash flows.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information regarding our current directors and executive officers.

Name	Age	Position
Samuel Valenti III	61	Executive Chairman of the Board of Directors
Charles E. Becker	60	Director
Marshall A. Cohen	72	Director
Richard M. Gabrys	65	Director
Eugene A. Miller	69	Director
Daniel P. Tredwell	49	Director
Grant H. Beard	46	President, Chief Executive Officer and Director
E.R. (Skip) Autry, Jr.	52	Chief Financial Officer
Lynn A. Brooks	54	President, Packaging Systems
Dwayne M. Newcom	46	Vice President, Human Resources
Jeffrey B. Paulsen	46	President, Energy Products and Industrial Specialities
Edward L. Schwartz	45	President, Recreational Accessories and RV & Trailer Products
Joshua A. Sherbin	44	General Counsel and Secretary
Robert J. Zalupski	48	Vice President, Finance and Treasurer

        Samuel Valenti III.    Mr. Valenti was elected as Chairman of our Board of Directors in June 2002 and became Executive Chairman of our board in November 2005. Since 1988, Mr. Valenti has been President and a member of the board of Masco Capital Corporation. Mr. Valenti is Chairman of Valenti Capital LLC. Mr. Valenti was formerly Vice President—Investments of Masco Corporation from May 1974 to October 1998. Mr. Valenti has been employed by Masco Corporation since 1968. Until November 2005, Mr. Valenti served as a special advisor to Heartland. Until July 2006, Mr. Valenti served as a director of Metaldyne.

        Charles E. Becker.    Mr. Becker was elected as a director in June 2002. For over 25 years, through 1998, Mr. Becker was the Chief Executive Officer and co-owner of Becker Group, Inc., a global automotive interiors components supplier. Becker Group, Inc. was sold to Johnson Controls, Inc. in 1998. In January 1999, Mr. Becker re-acquired ten North American plastic molding and tooling operations from Johnson Controls which subsequently became Becker Group, LLC. He served as the Chairman of Becker Group, LLC from the acquisition through 2001. Mr. Becker is also the owner and chairman of Becker Ventures, LLC, which was established in 1998 to invest in a variety of business ventures, including businesses in the manufacturing, real estate and service industries. From May 11, 2005 to July 7, 2005, Mr. Becker served as Acting Chief Executive Officer of Collins & Aikman Corporation, which filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code on May 17, 2005.

        Marshall A. Cohen.    Mr. Cohen was elected as one of our directors in January 2005. He is also a director of American International Group, Inc., Barrick Gold Corporation, TD Ameritrade and Collins & Aikman Corporation. From November 1988 to September 1996, he was President and Chief Executive Officer and director of the Molson Companies Limited.

        Richard M. Gabrys.    Mr. Gabrys is currently the Interim Dean of the School of Business Administration of Wayne State University. Prior to his appointment as Interim Dean, Mr. Gabrys spent 42 years with Deloitte & Touche LLP in public accounting serving a variety of publicly-held companies, especially automotive manufacturing companies, financial services institutions, public utilities, and health care entities. He was a Vice Chairman in Deloitte's United States Global Strategic Client Group and served as a member of its Global Strategic Client Council. Mr. Gabrys worked with a number of large corporations as they implemented the requirements of Sarbanes-Oxley. Mr. Gabrys currently serves on the Board of Dana Corporation and is the Chair of its Audit Committee and a member of the Finance Committee. He is also a member of the Board of CMS Energy Company and serves as a member of the Audit Committee and a member of the Finance Committee. He is a member of the Board of La-Z-Boy and a member of the Audit Committee and Compensation Committee.

        Eugene A. Miller.    Mr. Miller was elected as a director in January 2005. Mr. Miller is the retired Chairman of Comerica Incorporated and Comerica Bank. Mr. Miller held various positions of increasing responsibility at Comerica Incorporated and Comerica Bank (formerly The Detroit Bank) and rose to become Chairman, Chief Executive Officer and President of Comerica Incorporated. He is also a director of DTE Energy Company and Handleman Company.

        Daniel P. Tredwell.    Mr. Tredwell was elected as one of our directors in June 2002. Mr. Tredwell is the Managing Member, and one of the co-founders of Heartland Industrial Partners, L.P. He has more than two decades of leveraged financing and private equity experience. Mr. Tredwell served as a Managing Director at Chase Securities Inc. and had been with Chase Securities since 1985. Mr. Tredwell is also a director of Asahi Tec Corporation, Springs Industries, Inc., and Springs Global Participações S.A.

        Grant H. Beard.    Mr. Beard was appointed as our President and Chief Executive Officer in March 2001 and was appointed as a director in June 2002. From August 2000 to March 2001, Mr. Beard was President, Chief Executive Officer and Chairman of HealthMedia, Inc. From January 1996 to August 2000, he was President of the Preferred Technical Group of Dana Corporation, a manufacturer of tubular fluid routing products sold to vehicle manufacturers. He served as Vice President of Sales, Marketing and Corporate Development for Echlin, Inc., before the acquisition of Echlin by Dana in late 1998. Mr. Beard has experience at two private equity/merchant banking groups, Anderson Group and Oxford Investment Group, where he was actively involved in corporate development, strategy and operations management.

        E.R. "Skip" Autry, Jr.    Mr. Autry was appointed our Chief Financial Officer in January 2005, prior to which he had been our Corporate Controller since joining us in June 2003. Prior to joining TriMas Corporation, Mr. Autry had been the Vice President, Finance for Freudenberg NOK since September 2001. From May 2000 until joining Freudenberg, Mr. Autry served as the Vice President, Finance for INTERMET Corporation, prior to which he had spent five years with Key Plastics LLC as Vice President, Operations from July 1997 to May 2000 and Vice President, Finance and Chief Financial Officer from June 1994. Key Plastics filed a petition under the federal bankruptcy laws in 2000. Prior to joining Key Plastics, Mr. Autry held a number of financial positions of increasing responsibility at the former Chrysler Corporation, and was senior manager at PricewaterhouseCoopers.

        Lynn A. Brooks.    Mr. Brooks has been President of Packaging Systems since July 1996. He joined Rieke in May 1978. Prior to his current position, his responsibilities at Rieke included Assistant Controller, Corporate Controller, and Vice President-General Manager of Rieke. Before joining Rieke, he served with Ernst & Young in the Toledo, Ohio and Fort Wayne, Indiana offices.

        Dwayne M. Newcom.    Mr. Newcom was appointed our Vice President of Human Resources in June 2002, prior to which he was the Director of Human Resources for the Metaldyne Diversified Industrials Group beginning in April 2001. From May 1998 to April 2001, Mr. Newcom served as the Director of Human Resources for the Preferred Technical Group, later the Coupled Products Group, of Dana Corporation. Prior to that, Mr. Newcom held a number of human resources positions, including division human resources manager, with the Clorox Company, from November 1996 to May 1998, and with Federal Mogul Corporation from May 1985 to November 1996.

        Jeffrey B. Paulsen.    Mr. Paulsen was appointed President of our Energy and Industrial Specialties Groups in January 2007, prior to which he was employed by Stryker Corporation, a leading global medical technology company, from 1996 to 2005. From 2004 to 2005, Mr. Paulsen served as the President of Stryker Corporation's Reconstructive Orthopedic Implant Division, which was responsible for global research, product development and manufacturing, as well as U.S. sales and marketing operations for Stryker Corporation's orthopedic implant business. From 2001 to 2003, Mr. Paulsen was Senior Vice President and Chief Operating Officer of such division, where he developed and implemented the division's quality control system and supervised division-wide performance.

        Edward L. Schwartz.    Mr. Schwartz was appointed President of our Recreational Accessories Group and RV & Trailer Products Group in April 2005. Previously, he served as President of our Industrial Specialties Group from February 2003 and assumed additional responsibility as President of our Fastening Systems Group from November 2003. Prior to joining us, he was Executive Vice President of Philips Electronic LG Display ("Philips") Americas region from December 2001 until January 2003 where his responsibilities included managing CRT commercial and industrial activities in North/South America. From February 2000 until November 2001, Mr. Schwartz worked for Philips as Vice President in Hasselt, Belgium and Eindhoven, The Netherlands, where he led various projects in support of Philips patent portfolio efforts of CD/DVD technology. From September 1998 until January 2000, Mr. Schwartz was General Manager for Philips in Wetzlar, Germany, where he managed commercial/industrial activities in Europe for automotive components.

        Joshua A. Sherbin.    Mr. Sherbin was appointed our General Counsel and Secretary in March 2005, prior to which he was employed as the North American Corporate Counsel and Corporate Secretary for Valeo, a diversified Tier 1 international automotive supplier headquartered in Europe. Prior to joining Valeo in 1997, Mr. Sherbin was Senior Counsel, Assistant Corporate Secretary for Kelly Services, Inc., an employment staffing company, from 1995 to 1997, where he provided support to mergers and acquisitions, international operations and sales. From 1988 until 1995, he was an associate with Butzel Long's general business practice focusing on mergers and acquisitions, federal and state securities compliance, commercial lending and general commercial matters.

        Robert J. Zalupski.    Mr. Zalupski was appointed our Vice President, Finance and Treasurer in January 2003. He joined us as Director of Finance and Treasury in July 2002, prior to which he worked in the Detroit office of Arthur Andersen. From August 1996 through November 2001, Mr. Zalupski was a partner in the audit and business advisory services practice of Arthur Andersen providing audit, business consulting, and risk management services to both public and privately held companies in the manufacturing, defense and automotive industries. Arthur Andersen filed a petition under the federal bankruptcy laws in 2002. Prior to August 1996, Mr. Zalupski held various positions of increasing responsibility within the audit practice of Arthur Andersen serving public and privately held clients in a variety of industries.

        One of our directors, Mr. Cohen, currently serves as a director of Collins & Aikman Corporation, and two of our directors, Messrs. Tredwell and Valenti, formerly served as directors of Collins & Aikman Corporation, which filed a voluntary petition for relief under the United States Bankruptcy Code on May 17, 2005. In addition, one of our directors, Mr. Becker, briefly served as Acting Chief Executive Officer at the time of such filing. As discussed under "Principal Stockholders", Messrs. Tredwell, Valenti and Becker, or affiliates of theirs, have certain relationships with Heartland Industrial Partners, L.P., which was the largest stockholder of Collins & Aikman at the time of such filing.

Composition of the Board After This Offering

        Our Board of Directors currently consists of seven directors. Upon the consummation of this offering, our certificate of incorporation will be amended to provide that our Board of Directors will be divided into three classes so that as nearly as possible, each class will consist of one-third of our directors. The members of each class will serve for a staggered, three year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three year terms at the annual meeting of stockholders in the year in which their term expires. We currently anticipate that the classes will be composed as follows:

  •
  Class I directors: will be Class I directors whose terms will expire at the 2007 annual meeting of stockholders;

  •
  Class II directors: will be Class II directors whose terms will expire at the 2008 annual meeting of stockholders; and

  •
  Class III directors: will be Class III directors whose terms will expire at the 2009 annual meeting of stockholders.

        Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of our directors. This classification of our Board of Directors may have the effect of delaying or preventing changes in control of our company.

Director Independence

        The following directors are independent within the meaning of the current New York Stock Exchange Rules: Messrs. Becker, Cohen, Gabrys and Miller.

Committees of the Board of Directors

        We currently have an Executive Committee, an Audit Committee and a Compensation Committee. We intend to form a nominating and corporate governance committee in connection with this offering.

        Executive Committee.    We have elected to be governed by the provisions of Section 141(c)(2) of the Delaware General Corporation Law, or DGCL, and have established our Executive Committee under these provisions. Our Executive Committee currently has all the powers and authority of our Board of Directors in the management of our business and affairs, except with respect to:

  •
  approving or adopting, or recommending to stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval; and

  •
  adopting, amending or repealing any of our by-laws.

        We call the types of actions described in the previous two bullets "full board matters." Our Executive Committee has the power and authority to submit recommendations to the Board of Directors with respect to all matters requiring action by the full Board of Directors prior to the Board of Directors taking any action. Upon the consummation of this offering, the scope of the executive committee's authority will be modified to exclude those matters which applicable stock exchange listing or SEC rules require to be within the purview of our independent directors or which is otherwise in conflict with such rules.

        The Executive Committee is comprised of Messrs. Beard, Tredwell and Valenti.

        Audit Committee.    The Audit Committee reviews our various accounting, financial reporting and internal control functions and is responsible for (1) selecting our independent registered public accounting firm, (2) approving the overall scope of the audit, (3) assisting the board in monitoring the integrity of our financial statements, our independent registered public accounting firm's qualifications and independence, the performance of our independent registered public accounting firm, and our internal audit function and our compliance with relevant legal and regulatory requirements, (4) annually reviewing our independent registered public accounting firm's report describing the auditing firm's internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent registered public accounting firm, (6) discussing earnings press releases and any financial information or earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent registered public accounting firm, (9) reviewing with the independent auditor any audit problems or difficulties and management's response, (10) setting clear hiring policies for employees or former employees of the independent registered public accounting firm, (11) handling such other matters that are specifically delegated to the Audit Committee by applicable law or regulation or by the Board of Directors from time to time and (12) reporting regularly to the full Board of Directors.

        Messrs. Cohen, Miller and Tredwell are the current members of the Audit Committee. Mr. Miller is the current Audit Committee chairman.

        Our Board of Directors has determined that Mr. Miller is an audit committee financial expert, as the Board interprets that requirement in its business judgment. Further, the Board, in its business judgment, has determined that each of the other members of the Audit Committee is financially literate, has considerable qualifications and extensive experience with us and other public and private entities, and has demonstrated unique leadership capabilities to serve as members of the Board's Audit Committee. Mr. Tredwell is not independent under the standards promulgated by the New York Stock Exchange, as such standards apply specifically to members of audit committees. Upon consummation of this offering, we anticipate that Messrs. Cohen, Miller and Tredwell will serve on our Audit Committee. In addition, we plan to nominate a third new independent member of the Audit Committee within one year after the consummation of this offering to replace Mr. Tredwell so that all of our audit committee members will be independent.

        Compensation Committee.    The Compensation Committee is responsible for developing and maintaining our compensation strategies and policies including:

  •
  Reviewing and approving our overall executive and director compensation philosophy and the executive and director compensation programs to support our overall business strategy and objectives;

  •
  Overseeing the management continuity and succession planning process (except as otherwise within the scope of the Corporate Governance and Nominating Committee) with respect to our officers; and

  •
  Preparing any report on executive compensation required by the applicable rules and regulations of the Securities and Exchange Commission and other regulatory bodies.

        The Compensation Committee is responsible for monitoring and administering our compensation and employee benefit plans and reviewing, among other things, base salary levels, incentive awards and bonus awards for officers and key executives, and such other matters that are specifically delegated to the Compensation Committee by applicable law or regulation, or by the Board of Directors from time to time. Messrs. Becker, Cohen, Tredwell and Valenti are currently members of the Compensation Committee, which is chaired by Mr. Tredwell. Messrs. Tredwell and Valenti are not independent under the standards promulgated by the New York Stock Exchange, as such standards apply specifically to members of Compensation Committees. Upon consummation of this offering, we anticipate that Messrs. Valenti (Chair), Becker and Miller will serve on our Compensation Committee. We plan to either have Mr. Valenti step down from the Compensation Committee or nominate a third new independent member of the compensation committee to replace Mr. Valenti, in either case, within one year after the consummation of this offering so that all of our Compensation Committee members will be independent. The Compensation Committee has a retirement plan administrative sub-committee composed of Messrs. Beard and Newcom, and Ms. Cindy Kuzmanov, our Director, Compensation and Benefits. This sub-committee is principally responsible for developing, maintaining and administering our retirement plans.

        Compensation Committee Interlocks and Insider Participation.    No member of the Compensation Committee is an employee of ours. Messrs. Becker, Cohen, Tredwell and Valenti are the current members of our compensation committee. See "Related Party Transactions" for a summary of related party transactions involving Heartland.

        Nominating and Corporate Governance Committee.    Immediately prior to the closing of this offering, we will form a nominating and corporate governance committee that will consist of Messrs. Tredwell, Cohen (Chair) and Gabrys. We plan either to request Mr. Tredwell to step down from the nominating and corporate governance committee or nominate a third new independent member of such committee to replace Mr. Tredwell, in either case within one year after the consummation of this offering so that all of our nominating and corporate governance committee members will be independent. The nominating and corporate governance committee will be responsible for (1) developing and recommending criteria for selecting new directors, (2) screening and recommending to the board of directors individuals qualified to become executive officers, (3) overseeing evaluations of the board of directors, its members and committees of the board of directors and (4) handling such other matters that are specifically delegated to the nominating and corporate governance committee by the board of directors from time to time.

        Our board of directors will adopt a written charter for the nominating and corporate governance committee which will be available on our website.

        Code of Ethics.    We have adopted a code of ethics that applies to all employees including our principal executive officer, principal chief financial officer, and other persons performing similar executive management functions. The code of ethics is posted on our internet website at http://www.trimascorp.com. All amendments to our code of ethics, if any, will be also posted on our internet website, along with all waivers, if any, of the code of ethics involving our senior officers.

Compensation Discussion and Analysis

        Our compensation philosophy and programs are designed to help us attract, provide incentives for and retain talented executives in order to promote shareholder value. We attract and retain executives by benchmarking against companies in our industry of similar size and organizational structure to ensure that our compensation packages remain competitive. When creating an executive's overall compensation package, the different elements of compensation are considered in light of the compensation packages provided to similarly situated executives at peer companies as well as the role the executive will play in our achieving near term and longer term goals. We also tie short and long-term cash and equity rewards to the achievement of measurable corporate and individual performance criteria to create incentives that we believe enhance executive performance. Such performance criteria vary depending on individual executives' roles, but include value-adding achievements such as revenue generation, cost reduction, gains in production efficiency and timely completion of undertakings. Tying these criteria to our reward-based compensation methodology helps us to achieve our objectives by rewarding accomplishments that directly enhance shareholder value.

        On at least an annual basis, our Chief Executive Officer, Chief Financial Officer and vice president of human resources present a compensation recommendation to our Compensation Committee for their ultimate consideration and approval. When assessing the proposed compensation levels for any individual, the Compensation Committee considers, among other things (i) the individual's training and prior experience, (ii) the compensation a similarly situated executive might receive at peer companies and within our company, (iii) the demand for individuals with similar training and experience, (iv) performance goals and other expectations for the position and (v) the individual's level of responsibility.

Benchmarking:

        When selecting companies to include in our benchmark group, we focus on (i) similarities to our industry, business and operations and (ii) similarity to our size. Accordingly, our benchmark group is comprised of 20 entities that, like us, are U.S.-based companies engaged primarily in manufacturing diversified products. Also, like us, these companies are organized as parent companies with various direct and indirect operating subsidiaries. When determining our benchmark group, we use gross revenue as a proxy for company size, selecting entities with fiscal year 2005 revenues of between

$355.0 million and $12.9 billion. The median revenue of our benchmark group is approximately $2.2 billion and the mean revenue is approximately $3.3 billion (our 2006 revenue was approximately $1.0 billion). Similar to us, base salary and cash bonuses represent significant aspects of the compensation paid to the named executive officers of the companies in our benchmark group. Also similar to us, 80% of the companies in our benchmark group offered some form of non-cash long term compensation to their named executive officers. The mean total compensation received by the Chief Executive Officers (or similarly titled employees) of the companies in our benchmark group in 2005 was approximately $4.6 million (Mr. Beard received approximately $2.1 million in total compensation from us in 2006). The mean total compensation received by the other named executive officers within our benchmark group in 2005 was approximately $1.2 million (our other named executive officers received, on average, approximately $0.7 million in 2006). All data relied upon with respect to our benchmark group is based upon SEC filings for the year ended December 31, 2005. Our benchmark group includes the following companies: Allegheny Technologies Incorporated, Ametek, Inc., Carlisle Companies Incorporated, Crane Co., Danaher Corporation, Donaldson Company, Inc., Dover Corporation, Dura Automotive Systems, Inc., GenCorp Inc., Graco, Inc., Greif, Inc., Harsco Corporation, IDEX Corporation, Illinois Tool Works Inc., Kaydon Corporation, Parker-Hannifin Corporation, Roper Industries, Inc., Sequa Corporation, Teleflex Incorporated and Trinity Industries, Inc.

Compensation Components:

        The material elements of our executive compensation package are as follows:

        Base Salary.    Base salaries for our executives are established based on the scope of their responsibilities and their prior relevant background, training, and experience, taking into account competitive market compensation paid by the companies represented in the compensation data we review for similar positions and the overall market demand for such executives at the time of hire. As with total executive compensation, we believe that executive base salaries should generally be competitive with the salaries for executives in similar positions and with similar responsibilities in the companies of similar size to us represented in the compensation data we review. Consistent with our policy of setting compensation levels that reflect, among other things, an executive's level of responsibility, our Chief Executive Officer's salary and total compensation reflect the scope of his responsibilities and the benchmark compensation data that we evaluate. We believe that providing competitive salaries allows us to attract and retain talented executives. An executive's base salary is also evaluated together with other components of the executive's other compensation to ensure that the executive's total compensation is in line with our overall compensation philosophy.

        Base salaries are reviewed annually and adjusted from time to time to realign with market levels after taking into consideration individual responsibilities, performance and experience.

        Annual Value Creation Plan.    We offer our executive officers cash compensation through our Annual Value Creation Plan to provide them with incentives to achieve specified corporate and personal performance targets. Other employees are selected to participate in the Annual Value Creation Plan based on their ability to significantly impact our annual operating success. We adopted the Annual Value Creation Plan at the time of our separation from Metaldyne in June 2002 with the intent to provide an additional cash element of our annual compensation program to more closely track the compensation program of our peers. We structured the Annual Value Creation Plan so that it is taxable to our executive officers at the time payments are made to them. We currently intend that all cash compensation will be tax deductible for us.

        Our Chief Executive Officer, Chief Financial Officer and vice president of human resources present to our Compensation Committee for their ultimate approval recommended corporate and personal performance targets for each plan participant. In recommending and approving the performance objectives, our executives and Compensation Committee, respectively include and consider performance targets that are viewed as reasonably achievable and others that are viewed as more of a challenge to achieve. The intent is to provide a balance between the two to ensure that our executive officers are properly incented throughout the year. Our corporate performance objective for fiscal year 2006 was achieving internally budgeted amounts of Annual Value Creation Plan Adjusted EBITDA, which is Adjusted EBITDA, as defined elsewhere in this prospectus, with additional adjustments for lease expense on sale-leaseback transactions, other income (expense), gains (losses) on fixed asset sales and certain non-recurring charges. We have determined that these additional adjustments are important to consider in the context of determining compensation. For corporate level executives, corporate performance objectives are based on our performance as a whole, while for Group Presidents, we also assess performance at the relevant group level. Our Annual Value Creation Plan targets for fiscal year 2006 were to achieve 100% of internally budgeted Annual Value Creation Plan Adjusted EBITDA (approximately $177.5 milion in 2006) at the corporate level and across all groups. In general, each of the performance objectives set forth in the plans contains a specific weighting, expressed as a percentage of the maximum amount of incentive compensation to be received upon attainment of the objective or, in some cases, a dollar amount. The corporate performance objectives are more heavily weighted than the individual performance objectives. This reflects our belief that the largest portion of potential incentive compensation should be based on our overall success. For executive officers (except the Group Presidents), the weighting of performance objectives is based 75% on the attainment of our Annual Value Creation Plan Adjusted EBITDA objective and 25% on the attainment of their respective personal objectives. For Group Presidents, the weighting is based 25% on the attainment of our Annual Value Creation Plan Adjusted EBITDA objective, 50% on the attainment of the relevant group's Annual Value Creation Plan Adjusted EBITDA objective and 25% on the attainment of their respective personal objectives.

        Annual Value Creation Plan payments are calculated as a percentage of the participant's base salary with higher ranked executives being compensated at a higher percentage of base salary due to their greater levels of responsibility. If the prescribed performance targets are fully satisfied for the executive participants, the percentage of base salary to be awarded under the Annual Value Creation Plan is as follows: President and Chief Executive Officer—100%; Chief Financial Officer and Group Presidents—70%; and all other officers—50%. If the actual performance relevant to an executive participant's performance exceeds the prescribed performance targets, the executive participant's Annual Value Creation Plan earn-out can exceed the stated salary percentages. However, no payment will be made for any award component when actual performance for that component falls below 80% of the relevant objective and no Annual Value Creation Plan awards are paid if our Annual Value Creation Plan Adjusted EBITDA falls below 80% of the objective in a given year. Estimated payouts for the Annual Value Creation Plan are accrued quarterly and awards are paid within 90 days after the end of each fiscal year. The Annual Value Creation Plan is ultimately administered by our Compensation Committee, is consistent with our Compensation Committee's belief that a significant percentage of the compensation of the most senior members of our management should be performance based and is consistent with our policy of rewarding highly performing executives. See "—Grants of Plan Based Awards."

        Long-term incentives through management stock ownership.    We believe that long-term performance and stockholder value is achieved through a culture that encourages long-term executive performance. We believe that compensation in the form of stock based awards helps create such a culture.

  2002 Long Term Equity Incentive Plan:

        We have an equity incentive plan, referred to as the 2002 Long Term Equity Incentive Plan, for our employees, directors and consultants. It is intended to provide incentives to attract, retain and motivate employees, consultants and directors in order to achieve our long-term growth and profitability objectives. The plan provides for the grant to eligible employees, consultants and directors of stock options, stock appreciation rights, restricted shares, restricted share units payable in shares of common stock or cash, performance shares, performance units, dividend equivalents and other stock-based awards. There are currently 2,222,000 shares reserved for issuance under the plan. Upon consummation of this offering, up to 200,000 shares currently reserved for issuance under the plan shall be added to the number of shares reserved for issuance under the 2006 Long Term Equity Incentive Plan (the "2006 Equity Plan"). Options to purchase 2,011,268 shares have been granted as of May 1, 2007. The plan is administered by the Compensation Committee, which has the authority to select persons to whom awards will be granted, the types of awards to be granted and the terms and conditions of the individual awards. Stock options that have been granted under the plan vest over a period of three to seven years and are not exercisable prior to certain liquidity events specified in applicable awards agreements. Vested options become exercisable 180 days after consummation of the offering. Our employees who had Metaldyne vested options received TriMas options, subject to adjustments, in substitution for those options.

  2006 Long Term Equity Incentive Plan:

        Effective upon the consummation of this offering, we will implement the 2006 Equity Plan for employees, directors and consultants, which plan has been approved by our directors and stockholders. The 2006 Equity Plan provides for the issuance of incentive and nonqualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units, performance awards, annual incentive awards or other incentive awards, including management stock purchase rights on restricted stock units for up to an aggregate of 1,200,000 shares (including up to 200,000 shares currently reserved for issuance under the 2002 Long Term Equity Incentive Plan) of our common stock, of which up to 500,000 of the shares may be used for incentive stock options. The 2006 Equity Plan may be administered by our Board of Directors or a committee or subcommittee appointed by our Board of Directors (the "Administrator"). Following this offering, it is expected that the 2006 Equity Plan will be administered by the Compensation Committee. The Administrator will have the power to select the recipients of awards. The Board of Directors will retain the authority to grant and administer awards to non-employee directors, who may receive and elect to defer stock and cash compensation under the 2006 Equity Plan. The Administrator will have broad power to determine and amend award terms, although in general, such amendments may not adversely affect a participant without the participant's consent, except for amendments that are necessary under Code Section 409A and adjustments in connection with certain corporate events, such as stock splits or other changes in the outstanding common stock, or a merger or other extraordinary transaction. We may make awards to executives when they join us, annually and/or in connection with achieving performance goals. Each grant will have a vesting period determined on a case by case basis.

        The 2006 Equity Plan provides the following limitations on annual grants under Internal Revenue Code ("Code") Section 162(m): options or stock appreciation rights with respect to 350,000 shares of common stock; restricted stock or restricted stock units denominated in shares of common stock with respect to more than 175,000 shares; performance awards under Code Section 162(m) with respect to more than 100,000 shares; and, annual incentive awards under Code Section 162(m) with respect to more than 100,000 shares. The maximum dollar value payable to any participant in one fiscal year with respect to restricted stock units, performance awards or annual incentive awards under Code Section 162(m) that are valued in property other than common stock is the lesser of $6,000,000 or 5 times the participant's base salary for the fiscal year.

        The 2006 Equity Plan leaves to the discretion of the Administrator to grant annual incentive awards and performance awards, each pursuant to an individual participant's agreement.

        In general, the Board of Directors is authorized to amend or modify the 2006 Equity Plan at any time without stockholder approval, other than to materially increase benefits, increase the number of shares available for awards or change the eligibility requirements. No awards may be made after the tenth anniversary of the earlier of Board or stockholder approval of the 2006 Equity Plan. Options and stock appreciation rights granted under the 2006 Equity Plan may not be granted with an exercise price below fair market value on the grant date and, unless shareholder approval is obtained, options and stock appreciation rights will not be repriced such that their exercise price is below fair market value per share on the date of original grant. The terms of the awards will be set by the Administrator in a participant's award agreement, but no option or stock appreciation right will have a term that exceeds 10 years, and most options and stock appreciation rights will have shorter terms if a participant dies, becomes disabled or terminates employment. All awards are forfeited if a participant's employment is terminated for cause. Restricted stock, restricted stock units, performance awards, annual incentive awards and other incentive awards are subject to vesting and/or designated performance requirements. In the event of a change in control, the Administrator, at its discretion, may accelerate vesting or cash-out awards, or arrange for the assumption of awards in the event of certain acquisitions.

        With respect to equity-based awards, any gain recognized by our executive officers and other employees from non-qualified stock options should be deductible, but to the extent we grant incentive stock options, any gain recognized by the optionee related to such options will not be deductible by us if there is no disqualifying disposition by the optionee.

  Retirement Savings Plan and Quarterly Pension Contribution Plan:

        In 2003, we established a 401(k) retirement savings plan that qualifies as a defined contribution profit-sharing plan under the Internal Revenue Code Section 401(a) and includes a cash or deferred arrangement that qualifies under Code Section 401(k). The plan was established and is maintained for the exclusive benefit of our eligible employees and their beneficiaries. We make matching contributions for active participants equal to 25% of their permitted contributions, up to a maximum of 5.0% of the participant's annual salary. In addition, we may contribute up to an additional 25% of matching contributions based on our annual financial performance. Eligible employees are immediately 100% vested in both their individual and company matching contributions.

        In addition, we have established the Quarterly Pension Contribution Plan which is a defined contribution plan available to all of our eligible salaried employees, including our named executive officers. The plan was established effective January 1, 2003. We make contributions to each participating employee's plan account at the end of each quarter with the contribution amount determined as a percentage of the employee's base pay. The percentage is based on the employee's age and ranges from 1.0% for employees under the age of 30 to 4.5% for employees age 50 or over. Contributions made prior to January 1, 2007 vest 100% after five years of eligible employment. Contributions made on and after January 1, 2007 vest 100% after three years of eligible employment. Vesting in our contributions also occurs upon attainment of retirement age, death or disability.

  Supplemental Executive Retirement Plan and Compensation Limit Restoration Plan:

        Under our Supplemental Executive Retirement Plan and Compensation Limit Restoration Plan certain of our executives and other key employees may receive retirement benefits in addition to those provided under our other retirement plans. Both plans are nonqualified, unfunded plans that were established effective January 1, 2003. Under our Supplemental Executive Retirement Plan, we make a contribution to each participant's account at the end of each quarter with the amount determined as a fixed percentage of the employee's base pay. The percentage is based on the employee's age on the date of original participation in the plan (6.0% for Mr. Brooks, 5.0% for Mr. Autry, and 4.0% for the other named executive officers). Contributions vest 100% after five years of eligible employment. Vesting in our contributions also occurs upon attainment of retirement age, death or disability.

        Under our Compensation Limit Restoration Plan, we have undertaken to pay retirement benefits otherwise payable to certain individuals, including the named executive officers, under the terms of our qualified retirement plan but for the provisions of the Code limiting amounts payable under tax-qualified retirement plans. Contributions vest 100% after five years of eligible employment. Vesting in our contributions also occurs upon attainment of retirement age, death or disability.

  Metaldyne Pension Plan and TriMas Corporation Benefit Restoration Pension Plan:

        Certain executive officers participated in a pension plan maintained by Metaldyne that covered certain of our salaried employees. In addition, these executives participated in the TriMas Corporation Benefit Restoration Plan ("Benefit Restoration Plan"), which is an unfunded top hat plan. The Benefit Restoration Plan provides for benefits that were not able to be provided in the Metaldyne Pension Plan because of Internal Revenue Code limitations on compensation that may be considered in a qualified pension plan. The benefits for these executive officers under both the Metaldyne Pension Plan and the TriMas Corporation Benefit Restoration Plan were frozen as of December 31, 2002.

        Under the Benefit Restoration Plan, Mr. Beard is eligible to receive retirement benefits in addition to those provided under our other retirement plans. Mr. Beard is to receive annually upon retirement on or after age 65, an amount which, when combined with benefits from our other retirement plans (and, for most participants, any retirement benefits payable by reason of employment by prior employers) equals up to 60 percent of the average of the participant's highest three years' cash compensation received from us (base salary and regular year end cash bonus or equivalent estimates where cash compensation has been reduced by agreement with us). A disability benefit is payable to a participant who has been employed at least two years and becomes disabled. Participants who terminate with more than five years' service before age 65 become entitled to receive a benefit adjusted by an age and service vesting schedule that provides for no more than 50 percent vesting upon attainment of age 50 and 100 percent vesting no earlier than age 60, with provision for an additional 20 points of vesting (not to exceed 100 percent in total) should termination by us without cause occur prior to age 65. Such vested benefit is not payable until age 65 and is subject to offset for amounts earned from prior or future employers. A surviving spouse will receive reduced benefits upon the participant's death. A participant and his (or her) surviving spouse may also receive supplemental medical benefits. The plan is unfunded, except that accelerated payment on a present value basis is mandatory following a change of control. In connection with our separation from Metaldyne, as of June 6, 2002, the Metaldyne pension plans were curtailed with respect to our employees. Service and salary continued to accrue for our employees for benefit purposes until December 31, 2002.

        Other Compensation.    We believe that establishing competitive benefits packages for our employees is an important factor in attracting and retaining highly qualified personnel. Executive officers are eligible to participate in all of our employee benefits plans, such as medical, dental, vision, group life and accidental death and dismemberment insurance. Perquisites available to certain of our executive officers includes auto allowance, private club membership, tax reimbursements and, in the case of Mr. Beard, personal use of our owned and leased aircraft.

        Termination Based Compensation.    On November 17, 2006, we instituted an Executive Severance/Change of Control Policy, or the Policy, that we believe is consistent with similar compensation elements provided by our peers. The Policy requires us to make severance payments to an Executive if his or her employment is terminated under certain circumstances.

        If we terminate the Chief Executive Officer's employment for any reason other than for cause, disability, or death, or if the Chief Executive Officer terminates his or her employment for good reason, we will provide the Chief Executive Officer with two years' annual base salary, Annual Value Creation Plan bonus payments equal to one year's bonus at his or her target bonus level in effect on the date of termination (paid in equal installments over two years), any Annual Value Creation Plan bonus payment that has been declared for the Chief Executive Officer but not paid, his or her pro-rated Annual Value Creation Plan bonus for the year of termination through the date of termination based on his or her target bonus level, immediate vesting upon the termination date of any equity awards under our 2002 Long Term Equity Plan and a pro rata portion of equity awards under all subsequent plans through the termination date, executive level outplacement services for up to 12 months, and continued medical benefits for up to 24 months following the termination date. Mr. Beard's termination based compensation is higher than that of other executive officers in the interest of keeping with our policy of compensating executive officers at levels that correspond with their levels of responsibility.

        If we terminate any Executive's (excluding the Chief Executive Officer) employment for any reason other than cause, disability, or death, or if the Executive terminates his or her employment for good reason, we will provide the Executive with one year annual base salary, Annual Value Creation Plan bonus payments equal to one year's bonus at his or her target bonus level in effect on the date of termination (paid in equal installments over one year), any Annual Value Creation Plan bonus payment that has been declared for the Executive but not paid, his or her pro-rated Annual Value Creation Plan bonus for the year of termination through the date of termination based on his or her target bonus level, immediate vesting upon the termination date of any equity awards under our 2002 Long Term Equity Plan and a pro rata portion of equity awards under all subsequent plans through the termination date, executive level outplacement services for up to 12 months, and continued medical benefits for up to 12 months following the termination date.

        In the case of a qualifying termination of an Executive's (including the Chief Executive Officer) employment within three years of a change of control, then, in place of any other severance payment, we will provide the Executive with a lump sum equal to 36 months of his or her base salary rate in effect at the date of termination, a lump sum Annual Value Creation Plan bonus payment equal to three years' bonus at his or her target bonus level in effect at the date of termination, any Annual Value Creation Plan payment that has been declared for the Executive but not paid, his or her pro-rated Annual Value Creation Plan bonus for the year of termination through the date of termination based on his or her target bonus level, immediate vesting upon the termination date of all unvested equity awards, executive level outplacement services for up to 12 months, and continued medical benefits for up to 36 months following the termination date.

        In addition, the Policy states that in return for these benefits, each Executive covered under the Policy is required to refrain from competing against us for a period following termination that corresponds to the duration of any severance payments the Executive would be entitled to receive or 24 months if no severance payments are payable.

        This employment policy may be modified by the Compensation Committee at any time, provided that the prior written consent of the Executive is required if the modification adversely impacts the Executive. Further, the Compensation Committee may amend or terminate the Policy at any time upon 12 months' written notice to any adversely affected Executive.

Summary Executive Compensation:

        The following table summarizes the annual and long-term compensation paid to our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers who were serving at the end of 2006, whom we refer to collectively in this report as the "named executive officers:"

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Grant H. Beard, President (principal executive officer)	2006	875,000	129,000	800,000	(200)	343,500	2,147,300
E.R. Autry, Jr., Chief Financial Officer (principal financial officer)	2006	330,000	121,800	250,000	—	86,100	787,900
Lynn A. Brooks, President, Packaging Systems	2006	350,000	41,000	240,000	6,700	76,800	714,500
Edward L. Schwartz, President, Recreational Accessories and RV & Trailer Products	2006	350,000	57,500	245,000	—	56,400	708,900
Joshua A. Sherbin, General Counsel	2006	305,000	62,300	175,000	—	67,100	609,400

(1)
Represents compensation expense, calculated in accordance with SFAS 123R related to stock options granted under the 2002 Long Term Equity Incentive Plan prior to 2006.

(2)
Annual Value Creation Plan payments are made in the year subsequent to which they were earned.

(3)
The benefits of the Metaldyne Pension Plan and the TriMas Benefit Restoration Plan were frozen as of December 31, 2002. Therefore, the above amounts represent only the change in actuarial present value of that frozen benefit.

        Following is further detail on the named executive officers' other compensation:

Name	Year	Auto Allowance ($)	Club Membership ($)	Life and Disability Insurance Premiums ($)	Non- business Owned and Leased Aircraft Usage ($)		Tax Reimbursements ($)	Company Contributions to Retirement and 401(k) Plans ($)(1)	Total ($)
Grant H. Beard	2006	24,800	54,700	23,600	122,200	(2)	45,300	72,900	343,500
E.R. Autry, Jr.	2006	25,000	14,700	—	—		6,700	39,700	86,100
Lynn A. Brooks	2006	27,500	—	—	—		400	48,900	76,800
Edward L. Schwartz	2006	24,100	—	—	—		3,300	29,000	56,400
Joshua A. Sherbin	2006	16,500	19,900	—	—		9,000	21,700	67,100

(1)
For Mr. Beard, amounts comprised of $59,200 under our nonqualified deferred compensation plans and $13,700 under our 401k and Quarterly Pension Contribution Plan; for Mr. Autry, amounts comprised of $24,800 under our nonqualified deferred compensation plans and $14,900 under our 401k and Quarterly Pension Contribution Plan; for Mr. Brooks, amounts comprised of $28,800 under our nonqualified deferred compensation plans and $20,100 under our 401k and Quarterly Pension Contribution Plan; for Mr. Schwartz, amounts comprised of $17,400 under our nonqualified deferred compensation plans and $11,600 under our 401k and Quarterly Pension Contribution Plan and for Mr. Sherbin, amounts comprised of $13,700 under our nonqualified deferred compensation plans and $8,000 under our 401k and the Quarterly Pension Contribution Plan. See "—Compensation Components—Retirement Savings Plan and Quarterly Pension Contribution Plan."

(2)
Derived from invoices received from the third-party provider of the aircraft for Mr. Beard's non-business air travel.

Grants of Plan-Based Awards:

        Annual Value Creation Plan payments are calculated as a percentage of the participant's base salary. If the prescribed performance targets are fully satisfied for the executive participants, the percentage of base salary to be awarded under the Annual Value Creation Plan is as follows: President and Chief Executive Officer—100%; Chief Financial Officer and Group Presidents—70%; and all other officers—50%. If the actual performance relevant to an executive participant's performance exceeds the prescribed performance targets, the executive participant's Annual Value Creation Plan earn-out can exceed the stated salary percentages. However, no payment will be made for any award component when actual performance for that component falls below 80% of the relevant objective and no Annual Value Creation Plan awards are paid if our Annual Value Creation Plan Adjusted EBITDA falls below 80% of the objective in a given year. The table below sets forth the estimated future Annual Value Creation Plan payments for each of our named executive officers based on their 2006 salaries.

        For 2006, we achieved Annual Vaule Creation Plan Adjusted EBITDA of $183.3 million, or 103.3% of our corporate performance objective, the Recreational Accessories and RV & Trailer Products groups achieved 71.9% of their combined group performance objective ($76.0 million target, $54.6 million actual) and the Packaging Systems group achieved 96.3% of its group performance objective ($52.6 million target, $50.7 million actual). Based on the discretion of the Compensation Committee, Mr. Schwartz's Annual Value Creation Plan earn-out was weighted 75% on our overall performance and 25% on his personal performance.

Estimated Future Payouts Under Non-Equity
Incentive Plan Awards

	Threshold ($)	Target ($)	Maximum ($)
Grant H. Beard	437,500	875,000	2,100,000
E.R. Autry. Jr.	115,500	231,000	554,400
Lynn A. Brooks	122,500	245,000	588,000
Edward L. Schwartz	122,500	245,000	588,000
Joshua A. Sherbin	76,250	152,500	366,000

        There were no equity incentive grants made to any of our named executive officers during 2006.

Outstanding Equity Awards:

        The following table summarizes the outstanding equity awards to our executive officers as of December 31, 2006:

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Award: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($)	Option Expiration Date
Grant H. Beard	— —	51,025 444,400	— 111,100	20.00 20.00	6/5/2012 6/5/2012
E.R. Autry, Jr	— — —	8,888 5,925 20,741	2,222 5,185 57,039	20.00 20.00 23.00	6/30/2013 1/31/2014 1/31/2015
Lynn A. Brooks	— —	15,308 142,208	— 35,552	20.00 20.00	6/5/2012 6/5/2012
Edward L. Schwartz	— —	88,880 6,667	22,220 18,333	20.00 23.00	2/28/2015 2/28/2015
Joshua A. Sherbin	—	14,667	40,333	23.00	3/31/2015

(1)
Stock options that have been granted under the plan vest over a period of three to seven years and are not exercisable prior to certain liquidity events specified in applicable awards agreements.

        We have not issued any stock awards.

Option Exercises and Stock Vested:

        There were no stock option exercises during 2006 and there are no stock awards outstanding as of December 31, 2006.

Post-Employment Compensation:

        As of November 17, 2006, all of our Executive Officers, or Executives, are currently employed at will and do not have employment agreements. Prior to November 17, 2006, our Executives had employment agreements that were terminated in connection with our having instituted an Executive Severance/Change of Control Policy, or the Policy. The Policy applies to the following Executives: President/Chief Executive Officer; Chief Financial Officer; Vice President—Human Resources; Vice President—Finance and Treasurer; Corporate Secretary and General Counsel; the Reporting Segment Presidents, where such positions exist (but, not the business unit presidents); and such other officers as may be determined by our Board of Directors. The Policy states that each Executive shall devote his or her full business time and efforts to the performance of his or her duties and responsibilities for the Company. The Policy requires us to make severance payments to an Executive if his or her employment is terminated under certain circumstances.

        If we terminate the Chief Executive Officer's employment for any reason other than for cause, disability, or death, or if the Chief Executive Officer terminates his or her employment for good reason, we will provide the Chief Executive Officer with two years' annual base salary, Annual Value Creation Plan bonus payments equal to one year's bonus at his or her target bonus level in effect on the date of termination (paid in equal installments over two years), any Annual Value Creation Plan bonus payment that has been declared for the Chief Executive Officer but not paid, his or her pro-rated Annual Value Creation Plan bonus for the year of termination through the date of termination based on his or her target bonus level, immediate vesting upon the termination date of any equity awards under our 2002 Long Term Equity Plan and a pro rata portion of equity awards under all subsequent plans through the termination date, executive level outplacement services for up to 12 months, and continued medical benefits for up to 24 months following the termination date.

        If we terminate any Executive's (excluding the Chief Executive Officer) employment for any reason other than cause, disability, or death, or if the Executive terminates his or her employment for good reason, we will provide the Executive with one year annual base salary, Annual Value Creation Plan bonus payments equal to one year's bonus at his or her target bonus level in effect on the date of termination (paid in equal installments over one year), any Annual Value Creation Plan bonus payment that has been declared for the Executive but not paid, his or her pro-rated Annual Value Creation Plan bonus for the year of termination through the date of termination based on his or her target bonus level, immediate vesting upon the termination date of any equity awards under our 2002 Long Term Equity Plan and a pro rata portion of equity awards under all subsequent plans through the termination date, executive level outplacement services for up to 12 months, and continued medical benefits for up to 12 months following the termination date.

        In the case of a qualifying termination of an Executive's (including the Chief Executive Officer) employment within three years of a change of control, then, in place of any other severance payment, we will provide the Executive with a lump sum equal to 36 months of his or her base salary rate in effect at the date of termination, a lump sum Annual Value Creation Plan bonus payment equal to three years' bonus at his or her target bonus level in effect at the date of termination, any Annual Value Creation Plan bonus payment that has been declared for the Executive but not paid, his or her pro-rated Annual Value Creation Plan bonus for the year of termination through the date of termination based on his or her target bonus level, immediate vesting upon the termination date of all unvested equity awards, executive level outplacement services for up to 12 months, and continued medical benefits for up to 36 months following the termination date.

        For purposes of the policy, "Change of Control" shall be defined as follows:

        "Change of Control," the occurrence of any of the following:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than Heartland or any of its affiliates;

  (2)
  the adoption of a plan relating to the liquidation or dissolution of TriMas (except as required to conform with Section 409A of the Internal Revenue Code of 1986, as amended ("Code"));

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than Heartland or any of its affiliates or a Permitted Group (as defined), becomes the beneficial owner, directly or indirectly, of more than 50% of our common voting stock, measured by voting power rather than number of shares; or

  (4)
  the first day on which a majority of the members of the Board of Directors ("Board") are not continuing Directors. As of the date of determination, a "Continuing Director" means any member of the Board who (a) has been a member of the Board throughout the immediately preceding twelve (12) months, or (b) was nominated for election, or elected to the Board with the approval of the Continuing Directors who were members of the Board at the time of such nomination or election, or designated as a Director under the Stockholders Agreement.

        This change of control is defined in a manner consistent with its definition in the indenture governing our 9 7/8 senior subordinated notes due 2012.

        The tables below summarize the executive benefits and payments due to the Chief Executive Officer and other named executive officers upon termination, both in connection with a termination (i) for any reason other than cause, disability, or death, or if the Executive terminates his or her employment for good reason ("Involuntary, not for cause") and (ii) in connection with a change of control: The tables assume that termination occurred on December 31, 2006.

Executive Benefits and Payments upon Termination for Chief Executive Officer	Termination involuntary, not for cause		Termination in connection with a change of control
Base salary	$1,750,000		$2,625,000
Annual Value Creation Plan bonus payments	$875,000	(2)	$2,625,000
Number of stock options vested and value upon Termination(1)	$606,525 0	shares	$606,525 0	shares
Outplacement services	$50,000		$50,000
Medical benefits	$27,000		$40,000
Total	$2,702,000		$5,340,000

(1)
Assumes a price per share of our common stock of $12.00, which is the mid-point of the range set forth on the cover of this prospectus.

(2)
Payable in equal installments over two years.

Executive Benefits and Payments upon Termination for named executive officers (other than CEO)	E.R. Autry, Jr.		Lynn A. Brooks		Edward L. Schwartz		Joshua A. Sherbin
	(1)	(2)	(1)	(2)	(1)	(2)	(1)	(2)
Base salary	$330,000	$990,000	$350,000	$1,050,000	$350,000	$1,050,000	$305,000	$915,000
Annual Value Creation Plan bonus payments	$231,000	$693,000	$245,000	$735,000	$245,000	$735,000	$152,500	$457,500
Number of stock options vested and value upon Termination(3)	$100,000 shares 0	$100,000 shares 0	$343,376 shares 0	$343,376 shares 0	$136,100 shares 0	$136,100 shares 0	$55,000 shares 0	$55,000 shares 0
Outplacement services	$30,000	$30,000	$30,000	$30,000	$30,000	$30,000	$30,000	$30,000
Medical benefits	$13,000	$40,000	$13,000	$40,000	$13,000	$40,000	$13,000	$40,000
Total	$604,000	$1,753,000	$638,000	$1,855,000	$638,000	$1,855,000	$500,500	$1,442,500

(1)
Termination involuntary, not for cause.

(2)
Termination in connection with a change of control.

(3)
Assumes a price per share of our common stock of $12.00, which is the mid-point of the range set forth on the cover of this prospectus.

        In addition, the Policy states that in return for these benefits, each Executive covered under the Policy is required to refrain from competing against us for a period following termination that corresponds to the duration of any severance payments the Executive would be entitled to receive or 24 months if no severance payments are payable.

        This employment policy may be modified by the Compensation Committee at any time, provided that the prior written consent of the Executive is required if the modification adversely impacts the Executive. Further, the Compensation Committee may amend or terminate the Policy at any time upon 12 months' written notice to any adversely affected Executive.

Pension Benefits:

        The following table summarizes the defined benefit plan actuarial present value for the participating named executive officers.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Grant H. Beard	Metaldyne Pension Plan	5	$11,600	—
	TriMas Benefit Restoration Plan	5	$21,000	—
Lynn A. Brooks	Metaldyne Pension Plan	27	$324,200	—
	TriMas Benefit Restoration Plan	27	$112,800	—

(1)
The benefits of the Metaldyne Pension Plan and the TriMas Benefits Restoration Pension Plan were frozen as of December 31, 2002. Any changes in the present value of the accumulated benefits represent only changes in actuarial assumptions used in calculating the present value of those benefits.

Nonqualified Deferred Compensation:

        The following table summarizes the activity in the nonqualified deferred compensation plans for our named executive officers:

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Grant H. Beard	—	59,200	32,100	—	286,900
E.R. Autry, Jr.	—	24,800	1,700	—	40,700
Lynn A. Brooks	—	28,800	9,400	—	120,400
Edward L. Schwarz	—	17,400	6,500	—	65,400
Joshua A. Sherbin	—	13,700	2,400	—	23,400

(1)
Represents our contributions to the Supplemental Executive Retirement Plan and Compensation Limit Restoration Plan plans. These contributions are included in the column titled "All Other Compensation" in the Summary Executive Compensation table and under "Company Contributions to Retirement and 401(k) Plans" in the supplemental table.

(2)
In addition to earnings on the Supplemental Executive Retirement Plan and Compensation Limit Restoration Plan, the amount for Mr. Beard includes earnings attributable to his participation in the defined contribution component of the TriMas Corporation Benefit Restoration Plan.

(3)
Includes amounts previously reported as compensation to our executive officers for previous years as follows:

	2005	2004	2003
Grant H. Beard	$77,000	$54,100	$46,500
E.R. Autry, Jr.	22,100	—	—
Lynn A. Brooks	29,400	29,100	24,300
Edward L. Schwartz	16,800	15,100	11,700
Joshua A. Sherbin	10,900	—	—

        Contributions to the Supplemental Executive Retirement Plan and Compensation Limit Restoration Plan are invested in accordance with each named executive officer's directive based on the investment options in our retirement savings plan. Investment directives can be amended by the participant from time to time. Vested amounts contributed and related earnings are distributable at retirement or termination.

Director Compensation:

        Following is a summary of director compensation for 2006:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All other Compensation ($)	Total $
Grant H. Beard(1)	—	—	—	—	—	—
Charles E. Becker	59,000	—	2,600	—	—	61,600
Marshall A. Cohen	66,000	—	2,600	—	—	68,600
Richard M. Gabrys	32,000	—	400	—	—	32,400
Arthur W. Huge(2)	37,000	—	1,100	—	—	38,100
Eugene A. Miller	75,000	—	2,600	—	—	77,600
Daniel P. Tredwell	—	—	—	—	—	—
Samuel Valenti III	200,000	—	304,300	—	—	504,300

(1)
Mr. Beard does not receive any compensation for his services as a director.

(2)
Mr. Huge stepped down from the board in July 2006.

(3)
Represents compensation expense, calculated in accordance with SFAS No. 123R, related to stock options granted under the 2002 Long Term Equity Incentive Plan.

        Outside directors who are not affiliated with Heartland (other than the Executive Chairman of the Board) may receive cash compensation of $60,000 per year (increased from $50,000 per year effective August 1, 2006 and expected to be increased to $75,000 per year upon consummation of this offering) for their service as members of the Board of Directors, attendance fees of $2,000 for Board meetings and $1,000 for committee meetings and they are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and committee meetings. The chairman of the Audit Committee receives an additional $10,000 per year (expected to be increased to $15,000 per year upon consummation of this offering) for his additional service in that capacity. The Executive Chairman of the Board receives $200,000 per year for his services and does not receive attendance fees. In addition, outside directors not affiliated with Heartland are eligible to receive awards under our 2002 Long Term Equity Incentive Plan. In 2006, Messrs. Becker, Cohen, Gabrys and Miller each received 1,000 options to acquire shares of our Common Stock of the Company at an exercise price of $23.00 per share pursuant to the terms of our standard stock option agreement. It is expected that all independent directors will receive a grant of 1,000 options or an equivalent amount of restricted shares each year as part of their compensation. In addition, Messrs. Gary Banks, Timothy Leuliette, W. Gerald McConnell each stepped down from our Board in July 2006; however, none of these individuals received any compensation in connection with their service.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information with respect to the beneficial ownership of our common stock as of May 1, 2007 by:

  •
  each person known by us to beneficially own more than 5.0% of our common stock;

  •
  each of our directors;

  •
  each of the named executive officers; and

  •
  all of our directors and executive officers as a group.

        The percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission (the "Commission") governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned. As of May 1, 2007, we had 20,759,500 shares outstanding. There are significant agreements relating to voting and transfers of common stock in the shareholders agreement described under "Related Transactions–Shareholders Agreement."

			Shares beneficially owned after this offering assuming no exercise of the over-allotment option		Shares beneficially owned after this offering assuming full exercise of the over-allotment option
	Shares beneficially owned prior to the offering
Name and Beneficial Owner
	Number	Percentage	Number	Percentage	Number	Percentage
Heartland Industrial Associates, L.L.C.(1)(2) 55 Railroad Avenue Greenwich, Connecticut 06830	15,091,275	72.70%	15,091,275	47.5%	15,091,275	45.2%
Masco Corporation(4) 21001 Van Born Road Taylor, Michigan 48180	2,454,614	11.82%	2,454,614	7.7%	2,454,614	7.3%
Credit Suisse(3) 11 Madison Avenue New York, New York 10010	1,186,276	5.71%	1,186,276	3.7%	1,186,276	3.6%
Charles E. Becker(5)	0	0	0	0	0	0
Grant H. Beard(6)	0	0	0	0	0	0
E. R. "Skip" Autry, Jr.(6)	0	0	0	0	0	0
Lynn A. Brooks(6)	0	0	0	0	0	0
Edward L. Schwartz(6)	0	0	0	0	0	0
Daniel P. Tredwell(2)	15,091,275	72.70%	15,091,275	47.5%	15,091,275	45.2%
Samuel Valenti III(6)(7)	0	0	0	0	0	0
Marshall A. Cohen(6)	0	0	0	0	0	0
Richard M. Gabrys(6)	0	0	0	0	0	0
Eugene A. Miller(6)	0	0	0	0	0	0
Joshua A. Sherbin(6)	0	0	0	0	0	0
All executive officers and directors as a group (14 persons)(2)(6)	15,091,275	72.70%	15,091,275	47.5%	15,091,275	45.2%

(1)
These shares of common stock are beneficially owned indirectly by Heartland Industrial Associates, L.L.C. as the general partner of each of the limited partnerships which hold shares of common stock directly. These limited liability companies and limited partnership hold common stock as follows: 11,805,779 shares are held by TriMas Investment Fund I, L.L.C.; 2,243,827 shares are held by Metaldyne Investment Fund I, L.L.C.; 835,339 shares are held by HIP Side-by-Side Partners, L.P.; 173,378 shares are held by TriMas Investment Fund II, L.L.C. and 32,952 shares are held by Metaldyne Investment Fund II, L.L.C. In addition, by reason of the shareholders agreement summarized under "Related Party Transactions—Shareholders Agreement," Heartland Industrial Associates, L.L.C. may be deemed to share beneficial ownership of shares of common stock held by other stockholders party to the shareholders agreement and may be considered to be a member of a "group," as such term is used under Section 13(d) under the Exchange Act.

(2)
All shares are beneficially owned as disclosed in footnote (1). Mr. Tredwell is the Managing Member of Heartland Industrial Associates, L.L.C., but disclaims beneficial ownership of such shares. The business address for Mr. Tredwell is 55 Railroad Avenue, Greenwich, CT 06830.

(3)
Of these shares, 833,778 are held by Credit Suisse First Boston Equity Partners, L.P.; 233,062 are held by Credit Suisse First Boston Equity Partners (Bermuda), L.P.; 60,050 are held by EMA Partners Fund 2000, L.P.; 38,648 are held by EMA Private Equity Fund 2000, L.P.; 16,137 are held by Credit Suisse First Boston Fund Investments VI Holdings, LLC; 3,857 shares are held by Credit Suisse First Boston Fund Investments VI-B (Bermuda), L.P.; and 744 shares are held by Credit Suisse First Boston U.S. Executive Advisors, L.P.

(4)
Of these shares, 280,701 are held directly by Masco Corporation and 2,173,913 shares are held by Masco Capital Corporation, which is a wholly owned subsidiary of Masco Corporation.

(5)
Affiliates of Mr. Becker are limited partners in Heartland Industrial Partners, L.P.

(6)
No options granted under our 2002 Long Term Equity Incentive Plan are exercisable within the next 60 days. Options are therefore not included.

(7)
Mr. Valenti is President and Chairman of Masco Capital Corporation, but disclaims beneficial ownership of the shares owned by Masco Capital Corporation. Entities affiliated with Mr. Valenti are members of Heartland Additional Commitment Fund, LLC which is a limited partner of Heartland Industrial Partners, L.P.

RELATED PARTY TRANSACTIONS

Benefits of This Offering to Certain Related Parties

        This offering will benefit all of our preoffering shareholders and our officers and directors due principally to the creation of a public market for our common stock. Though the trading price of our common stock is subject to change, this is a material benefit shared by these constituencies. In particular, Heartland will benefit from this offering as follows:

  •
  Following the consummation of this offering, Heartland will control approximately 47.5% of our voting common equity and in accordance with the Shareholders Agreement, will continue to be able to elect a majority of our Board of Directors and to effectively control us. Disclosure of its ownership is described at "Principal Stockholders." Disclosure of risks attendant to their significant ownership of voting common equity are described under "Risk Factors—Risks Related to Our Common Stock." Heartland's continuing right to designate members of our Board under a stockholders agreement are discussed below under "–Shareholders Agreement."

  •
  Heartland and we are a party to an Advisory Agreement summarized under "Heartland Advisory Agreement" below. Under the agreement, Heartland has provided us with ongoing consulting services with respect to financial and operational matters for an annual fee of $4.0 million plus expenses. At the time we entered into the agreement, we considered these fees to be comparable to what we would have paid to investment bankers and other professionals to have such services available to us, although we did not undertake any effort to test that belief. Since then, we have enhanced our staff and, as a public company, we believe we will have resources such that these services will no longer be required or, if required, will be obtained through the engagement of a third party. Since we remain contractually liable for these payments, we have agreed to pay $10.0 million in settlement to terminate the annual fee. Subject to approval on a case by case basis by the disinterested members of our Board of Directors, we may continue to pay Heartland fees not to exceed 1.0% of the transaction value for services provided in connection with certain future financings, acquisitions and divestitures by us.

  •
  We have certain continuing arrangements with Heartland described elsewhere in this section of the prospectus.

  •
  Investors in our common stock will suffer immediate and substantial dilution relative to our related parties as a result of this offering. See "Dilution."

On January 11, 2007, Metaldyne became a wholly-owned subsidiary of Asahi. In connection with the merger, Metaldyne dividended the shares of our common stock that it owned on a pro rata basis to the holders of Metaldyne's common stock immediately prior to the consummation of the merger. Heartland was distributed 2,413,443 shares of our common stock and upon consummation of this offering (assuming no exercise of the overallotment option) will beneficially own 47.5% of our fully diluted common equity (valued in aggregate at $181.1 million based upon the midpoint of the price range). Heartland will therefore continue to have the ability to strongly influence or effectively control our decisions. Since Metaldyne became a wholly-owned subsidiary of Asahi, we and Metaldyne have ceased to be related parties.

Stock Purchase Agreement with Metaldyne and Heartland

        Prior to June 6, 2002, we were wholly-owned by Metaldyne and we participated in joint activities including employee benefits programs, legal, treasury, information technology and other general corporate activities.

        General.    On June 6, 2002, Metaldyne and Heartland consummated a stock purchase agreement under which Heartland and other investors invested approximately $265.0 million in us to acquire approximately 66.0% of our fully diluted common stock. As a result of the investment and other transactions described below, Metaldyne received $840.0 million in the form of cash, retirement of debt we owed to Metaldyne or owed by us under the Metaldyne credit agreement and the repurchase of the balance of receivables we originated and sold under the Metaldyne receivables facility. Metaldyne retained shares of our common stock valued at $120 million (based upon the $20.00 per share price then paid by Heartland). In addition, Metaldyne received a warrant to purchase additional shares of our common stock valued at $15 million (based upon the $20.00 per share price then paid by Heartland). Further, since January 1, 2003 and in connection with each of the HammerBlow, Highland and Hi-Vol acquisitions, Heartland purchased an aggregate of approximately $35 million of our common stock. The price per share initially paid by Heartland was determined following arms' length negotiations between Heartland and disinterested members of the Board of Directors of Metaldyne. Subsequent investments were valued at the same price. In addition, we repurchased $20.0 million of our common stock from Metaldyne at the same $20.00 per share price. Heartland currently owns approximately 72.7% of our voting common equity. We believe that the terms of the stock purchase agreement, taken as a whole, are at least as fair as would have been negotiated with a third party not affiliated with us, taking account of all of the circumstances of the transaction.

        Employee Matters.    Pursuant to the stock purchase agreement, each outstanding option to purchase Metaldyne common stock which had not vested, and which were held by our employees was cancelled on the closing date. Each option held by certain present and former employees which vested on or prior to the closing date was replaced by options to purchase our common stock, with appropriate adjustments.

        Pursuant to the stock purchase agreement, we agreed to promptly reimburse Metaldyne upon its written demand for (i) cash actually paid in redemption of certain restricted shares of Metaldyne held by certain employees under restricted stock awards and (ii) 42.01% of the amount of cash actually paid to certain other employees by Metaldyne in redemption of restricted stock awards held by such employees. This obligation ceased as of January 2004 when the final vesting of Metaldyne restricted stock awards occurred. We also have certain other obligations to reimburse Metaldyne for the allocated portion of its current and former employee related benefit plan responsibilities.

        Indemnification.    Subject to certain limited exceptions, Metaldyne, on the one hand, and we, on the other hand, retained the liabilities associated with our respective businesses. Accordingly, we will indemnify and hold harmless Metaldyne from all liabilities associated with us and our subsidiaries and their respective operations and assets, whenever conducted, and Metaldyne will indemnify and hold Heartland and us harmless from all liabilities associated with Metaldyne and its subsidiaries (excluding us and our subsidiaries) and their respective operations and assets, whenever conducted. In addition, we agreed with Metaldyne to indemnify one another for our allocated share (57.99% in the case of Metaldyne and 42.01% in our case) of liabilities not readily associated with either business, or otherwise addressed including certain costs related to the November 2000 acquisition. There are also indemnification provisions relating to certain other matters intended to effectuate other provisions of the agreement. These indemnification provisions survive indefinitely and are subject to a $50,000 deductible. Prior to the consummation of the merger whereby Metaldyne became a wholly-owned subsidiary of Asahi, conflicts which arose with respect to whether a matter was related to us or Metaldyne may have, under certain circumstances, been resolved by the Chief Executive Officer of Metaldyne. However, pursuant to Amendment No. 1 to the Stock Purchase Agreement entered into on August 31, 2006 (as amended on November 27, 2006), any such conflicts will no longer be resolved by the Chief Executive Officer of Metaldyne.

        Assumed Liabilities.    In connection with the foregoing, we assumed approximately $37.0 million of certain liabilities and obligations of Metaldyne, comprised mainly of contractual obligations to our former employees, tax-related matters, benefit plan liabilities and reimbursements to Metaldyne for normal course payments to be made on our behalf. Payments made with respect to these obligations approximated $4.3 million and $2.9 million in 2006 and 2005, respectively. We have settled certain assumed contractual obligation with Metaldyne which resulted in an approximate $1.2 million decrease and a $2.8 million increase to the liability in the years ended December 31, 2006 and 2005, respectively. The remaining assumed liabilities of approximately $4.1 million are payable, when billed, at various future dates and are reported as due to Metaldyne in the accompanying balance sheet as of December 31, 2006.

Shareholders Agreement

        Heartland, Masco Capital Corporation, each party to the Metaldyne Shareholders Agreement immediately prior to its merger with Asahi and other investors are parties to a shareholders agreement regarding their ownership of our common stock. The agreement contains other covenants for the benefit of the shareholders that are parties thereto. Each Metaldyne shareholder party to the Metaldyne Shareholder Agreement immediately prior to its merger with Asahi (and not already a shareholder of ours) became a party to the TriMas Shareholders Agreement in connection with Amendment No. 1 thereto.

        Election of Directors.    The shareholders agreement provides that the parties will vote their shares of common stock in order to cause the election to the Board of Directors of such number of directors as shall constitute a majority of the Board of Directors as designated by Heartland. There are no arrangements or understandings between any of our directors on the one hand and Heartland on the other hand pursuant to which a director was selected as such.

        Transfers of Common Stock.    The shareholders agreement restricts transfers of common stock except for certain transfers, including (1) to a permitted transferee of a stockholder, (2) pursuant to the "right of first offer" provision discussed below, (3) pursuant to the "tag-along" provision discussed below, (4) pursuant to the "drag-along" provision discussed below, (5) pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act and (6) the Metaldyne Dividend.

        Right of First Offer.    The shareholders agreement provides that no stockholder party to the agreement may transfer any of its shares other than the Metaldyne Dividend or to a permitted transferee of such stockholder or pursuant to the "tag-along" and "drag-along" provisions unless such stockholder shall offer such shares to us. If we decline to purchase the shares, then Heartland shall have the right to purchase such shares. Any shares not purchased by us or Heartland can be sold by such stockholder party to the agreement at a price not less than 90.0% of the price offered to us or Heartland.

        Tag-Along Rights.    The shareholders agreement grants the stockholders party to the agreement, subject to certain exceptions, in connection with a proposed transfer of common stock by Heartland or its affiliates other than the Metaldyne Dividend, the right to require the proposed transferee to purchase a proportionate percentage of the shares owned by the other stockholders at the same price and upon the same economic terms as are being offered to Heartland.

        Drag-Along Rights.    The shareholders agreement provides that when Heartland and its affiliates enter into a transaction resulting in a substantial change of control of us, Heartland has the right to require the other stockholders to sell a proportionate percentage of shares of common stock in such transaction as Heartland is selling and to otherwise vote in favor of the transactions effecting such substantial change of control.

        Registration Rights.    The shareholders agreement provides the stockholders party to the agreement, other than those stockholders that became party to the agreement as a result of receiving shares in the

Metaldyne Dividend, with unlimited "piggy-back" rights each time we file a registration statement except for registrations relating to (1) shares underlying management options and (2) an initial public offering consisting of primary shares. In addition, following a qualifying public equity offering, Heartland has the ability to demand the registration of their shares, subject to various hold back, priority and other agreements. The shareholders agreement grants an unlimited number of demands to Heartland.

Heartland Advisory Agreement

        We and Heartland are parties to an advisory agreement pursuant to which Heartland is engaged to provide consulting services to us with respect to financial and operational matters. These services include ongoing monitoring of business plans, strategic direction, development of projections, financial review, management and other restructuring and reorganization efforts, assistance with investor relations and other matters. Heartland also provided assistance in the selection of our senior management team and our positioning in the financial markets. Heartland is entitled to receive a fee for such services equal to $4.0 million per annum, payable quarterly, which is what we believe we would have had to pay an unaffiliated third party for such services when we entered into the agreement. In addition to providing ongoing consulting services, Heartland has also agreed to assist in acquisitions, divestitures and financings, for which Heartland will receive a fee of up to 1.0% of the value of such transactions. In 2003, Heartland was paid an aggregate of $2.1 million in fees for advisory services in connection with the acquisitions of HammerBlow and Highland. The advisory agreement also provides that Heartland will be reimbursed for its reasonable out-of-pocket expenses. The advisory agreement terminates when Heartland owns less than 10.0% of the common equity interest it acquired in us from the June 2002 transactions or such earlier date as Heartland and we shall agree.

        In connection with the consummation of this offering, subject to certain approvals, we will pay Heartland a lump sum of $10.0 million in exchange for its agreeing to a contractual settlement of its right to receive the $4.0 million annual fee paid under the Advisory Agreement. Heartland will not receive any fee for this offering. However, subject to approval on a case by case basis, by the disinterested members of our Board of Directors, Heartland may continue to earn fees not to exceed 1.0% of the transaction value for services provided in connection with certain future financings, acquisitions and divestures by us.

Corporate Services Agreement

        We and Metaldyne were party to a services agreement pursuant to which Metaldyne provided us use of its management information systems, legal, tax, accounting, human resources and other support services in return for payment of an annual fee of $2.5 million for the services, payable in equal quarterly installments of $625,000 for the term of the agreement. The annual fee amount represents what we believe we would pay an unaffiliated third party for such services. This agreement expired at the end of 2003. Effective January 1, 2004, we entered into a new agreement with Metaldyne whereby we agreed to reimburse Metaldyne for certain software licensing fees and other general corporate services for a fee of approximately $0.4 million in 2004. This agreement expired on June 30, 2004.

Assignment of Lease Agreement

        We and Heartland entered into an assignment of lease agreement for our headquarters in Bloomfield Hills, Michigan for the remainder of the term. The lease will expire on June 30, 2010 at which time we have the option to extend the lease for one five-year period. Pursuant to the terms of the assignment, we will be responsible for payment of all rent for the premises and not more than the lease agreement itself provides. We currently pay approximately $42,227 per month which amount increases to approximately $44,374 per month during the term of the lease. In addition, we will be required to pay all applicable taxes, utilities and other maintenance expenses and will be required to obtain general liability and fire insurance for the premises.

Hi-Vol Acquisition

        On May 9, 2003, we acquired an automotive fasteners manufacturing business, which we refer to as the Hi-Vol acquisition, from Metaldyne for approximately $22.7 million on a debt-free basis. In connection with the acquisition, we agreed to sublease from Metaldyne its Livonia, Michigan facility where the acquired business is currently located. The sublease extends through 2022 and the annual lease expense was approximately $0.2 million in 2006, 2005 and 2004. The acquired business is a leading manufacturer of specialized fittings and cold-headed parts used in automotive and industrial applications. Its products include specialty tube nuts, spacers, hollow extruded components, and locking nut systems used in brake, fuel, power steering, and engine, transmission and chassis applications. We believe that the terms of this transaction, taken as a whole, are at least as fair as would have been negotiated with a third party not affiliated with us, taking account of all of the circumstances of the transaction.

Sales to Related Parties

        During 2006, 2005 and 2004, we sold fastener products to Metaldyne in the amount of approximately $0.4 million each year, and to Collins & Aikman Corporation, an affiliate of Heartland, of approximately $6.1 million, $8.2 million and $7.5 million, respectively. These sales were made on terms comparable to those that we have negotiated with third parties not affiliated with us. In May 2005, Collins & Aikman filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. At that time, Collins & Aikman owed us $1.3 million, which subsequently was written-off as uncollectible.

Management Rights Agreement

        Prior to the consummation of this offering we will enter into an agreement with Heartland granting them certain rights to consult with management and receive information about us and to consult with us on significant matters so long as they continue to own any of our securities. Heartland would be granted the right to attend board meetings as an observer if they no longer have the right to designate one or more members of the board. Heartland will agree to maintain the confidentiality of any material non-public information it receives in connection with the foregoing rights. Heartland will not be paid any fees or receive any compensation or expense reimbursement pursuant to this agreement.

Relationships with Heartland

        Heartland Industrial Partners, L.P. is a private equity firm established in 1999 for the purpose of acquiring and expanding industrial companies operating in various sectors of the North American economy that are well positioned for global consolidation and growth. The managing general partner of Heartland is Heartland Industrial Associates, L.L.C. One of our directors, Mr. Tredwell, is the managing director of Heartland. Another one of our directors, Mr. Becker is a limited partner in Heartland with interests representing less than 5.0% of the commitments in Heartland and Mr. Valenti, our Chairman, is a former advisor to Heartland and is affiliated with entities that are members of a limited liability company that owns a limited partnership interest in Heartland. Heartland has informed us that its limited partners include many financial institutions, private and government employee pension funds and corporations. We may, in the ordinary course of business, have on a normal, customary and arm's length basis, relationships with certain of Heartland's limited partners, including banking, insurance and other relationships.

Policy for Review, Approval or Ratification of Transactions with Related Parties

        Pursuant to the written charter of our Audit Committee to be adopted upon consummation of this offering, our Audit Committee will be responsible for reviewing reports and disclosures of insider and affiliated party transactions and monitoring compliance with our written Code of Ethics and Business Conduct, which requires employees to disclose in writing any outside activities, financial interests, relationships or other situations that do or may involve a conflict of interest or that present the appearance of impropriety. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Committees of the Board of Directors—Code of Ethics."

        Pursuant to the written charter of our Nominating and Corporate Governance Committee and our written Corporate Governance Guidelines, each of which shall be adopted upon consummation of this offering, members of our Board of Directors must promptly notify our Chief Executive Officer and the Chairperson of our Nominating and Corporate Governance Committee if any actual or potential conflict of interest arises between the Company and such member. After notification, our Board of Directors will evaluate and resolve the matter in the best interest of the corporation upon recommendation of the Nominating and Corporate Governance Committee.

        It is also our unwritten policy, which policy is not otherwise evidenced, that the Audit Committee review and approve all transactions (other than those that are de minimis in nature) in which we participate and in which any related party has or will have a direct or indirect material interest. In reviewing and approving such transactions, the Audit Committee obtains all information it believes to be relevant to a review and approval of the transaction. After consideration of the relevant information, the Audit Committee approves only those related party transactions that are determined not to be inconsistent with the best interests of the company.

        In addition, our credit facility and the indenture governing our senior subordinated notes contain covenants that restrict our ability to engage in transactions with related parties except under specific circumstances. For example, related party transactions that are at prices and on terms and conditions not less favorable to the company than could be obtained at an arm's-length basis from unrelated parties are allowed. Such covenants influence the company's policy for review, approval or ratification of transactions with related parties.

DESCRIPTION OF OUR DEBT

Our Amended and Restated Credit Facility

  General

        TriMas Company LLC, a direct wholly owned subsidiary of ours, or borrower, is a party to an amended and restated credit facility with JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, the other agent bank party thereto, and the other lenders party thereto.

        Our amended and restated credit facility consists of a senior revolving credit facility, a senior deposit-linked supplemental revolving credit facility and a senior term loan facility. The revolving credit facility is comprised of commitments in a total principal amount of $90.0 million and the supplemental revolving credit facility is comprised of commitments in a total principal amount of $60.0 million. The term loan facility is comprised of loans in a total principal amount of $260.0 million. The revolving credit facility's available for general corporate purposes, including up to $90.0 million for one or more permitted acquisitions, subject to certain conditions.

        The revolving credit facilities have a five year maturity and the term loan facility has a seven year maturity provided that the term loan-facility may become due on February 28, 2012 if our senior subordinated notes are still outstanding at that time. Our credit facility also provides for an uncommitted $100.0 million that may be used for permitted acquisitions or to refinance portions of the senior subordinate notes.

        The obligations under our credit facility are secured and unconditionally and irrevocably guaranteed jointly and severally by us and each of borrower's existing and subsequently acquired or organized domestic subsidiaries, other than TSPC, Inc., our special purpose receivables subsidiary, pursuant to the terms of a separate guarantee agreement. Although no foreign subsidiaries are currently borrowers under our credit facility, such entities may borrow under the facility in the future.

  Security Interests

        Borrowings under our credit facility are secured by a first priority perfected security interest in:

  •
  borrower's capital stock and all capital stock held by us or any of our domestic subsidiaries and of each subsequently acquired or organized subsidiary of ours (which pledge, in the case of any foreign subsidiary, shall be limited to 65.0% of the capital stock of such foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to us); and

  •
  substantially all of the tangible and intangible assets of ours and each of our existing or subsequently acquired or organized domestic subsidiaries, other than TSPC, Inc., with certain exceptions as set forth in our credit facility.

  Interest Rates and Fees

        Borrowings under our credit facility bear interest, at our option, at either:

  •
  a base rate used by JPMorgan Chase Bank, N.A., plus an applicable margin; or

  •
  a Eurocurrency rate on deposits for one, two, three or six month periods (or nine or twelve month periods if, at the time of the borrowing, all lenders agree to make such a duration available), plus the applicable margin.

        The applicable margin on loans under our credit facility is subject to change depending on our leverage ratio. The applicable margin for borrowings under the revolving credit facility is 1.75% with respect to base rate loans and 2.75% with respect to eurocurrency loans. The applicable margin for borrowings under the term loan facility is 1.75% with respect to base rate loans and 2.75% with respect to eurocurrency loans and the applicable margin for the supplemental revolving facility is 2.75%. The applicable margin on all loans will be reduced by 0.50% automatically upon the occurrence of (a) the consummation of this offering, (b) the payment of at least $100.0 million in principal amount of term loans and/or senior subordinated notes and (c) the credit facilities shall be rated B+ (with a stable outlook) or better by S&P and B1 (with a stable outlook) or better by Moody's. The occurrence of clauses (a) and (b) are referred to as the "IPO Repayment Event".

        In addition to paying interest on outstanding principal under our credit facilities, the borrower is required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.50% per annum. The borrower also pays customary letter of credit fees.

  Mandatory and Optional Prepayment

        Subject to exceptions for reinvestment of proceeds and other exceptions and materiality thresholds, we are required to prepay outstanding loans under our credit facility with 100.0% of the net proceeds of certain asset dispositions, casualty and condemnation recovery events and incurrences of certain debt and 50.0% (which percentage will be reduced to 25.0% if our leverage ratio is less than 3.25 to 1.00 and to 0% if our leverage ratio is less than 2.00 to 1.00) of our excess cash flow.

        We may voluntarily prepay loans or reduce commitments under the amended and restated credit facility, in whole or in part, subject to minimum prepayments. If we prepay eurodollar rate loans, we will be required to reimburse lenders for their breakage and redeployment costs.

  Amortization

        Our term loan amortizes each year in equal quarterly amounts of $650,000 through June 30, 2013, a payment of $242,450,000 on the final maturity date for the term loan; provided that if the term loans became due on February 28, 2012, then $246,350,000 will become due and payable on such date. The principal amounts outstanding under the revolving credit facilities will be due and payable in full at its maturity.

  Covenants

        Our amended and restated credit facilities contain negative and affirmative covenants and requirements affecting us and our subsidiaries.

        Our amended and restated credit facilities have the following negative covenants and restrictions which impose material restrictions on our business (and the business of our subsidiaries):

        Debt: A prohibition on the assumption or incurrence of indebtedness other than categories of indebtedness including, without limitation, (1) indebtedness with respect to our credit facility, (2) indebtedness with respect to the senior subordinated notes, (3) indebtedness with respect to our receivables facility, (4) indebtedness between and among us and our subsidiaries, (5) indebtedness arising from permitted acquisitions and (6) permitted subordinated indebtedness;

        Liens:    A prohibition on the creation, assumption or incurrence of certain liens upon any of our property, revenues or assets other than categories of liens, including, without limitation, (1) liens securing payment with respect to our credit facility, (2) liens arising out of permitted acquisitions, (3) liens arising out of our receivables facility and (4) liens arising from permitted indebtedness;

        Investments, Loans, Advancements, Guarantees and Acquisitions:    A prohibition on the creation, assumption or incurrence of investments, the acquisition of options or warrants, the extension of loans or advances and the guaranteeing of obligations, other than certain categories, including, without limitation, (1) investments in cash and cash equivalents, (2) permitted acquisitions, (3) investments from permitted receivables financing, (4) investments constituting permitted capital expenditures, (5) permitted joint ventures and foreign subsidiary investments and (6) loans or advances extended between us and one or more of our subsidiaries.

        Fundamental Changes:    A prohibition on the issuer engaging in activities other than those reasonably associated with acting as a holding company and a prohibition on the borrower engaging in business other than business which we were engaged in on August 2, 2006 (the date of execution of the amended and restated credit facility) and businesses reasonably related thereto, and liquidation or dissolution, consolidation with, or merger into or with, any entity, or other consummation of any acquisition of any entity, or all or substantially all of the assets of any acquisition of any entity or all or substantially all of the assets of any entity, other than (1) the dissolution or merger of any of our subsidiaries into us, (2) the purchase by us of the assets or capital stock of any of our subsidiaries, (3) a liquidation of a subsidiary not party to the credit facility that would not materially disadvantage the lenders and (4) permitted negotiated mergers or acquisitions.

        Asset Disposition:    A prohibition on asset dispositions other than categories of asset dispositions including, without limitation, dispositions in respect of permitted (1) sales (including sales in connection with the receivables facility), (2) leasebacks, (3) consolidations, (4) mergers and (5) acquisitions.

        Sale-Leaseback Transactions:    A prohibition on entering into any sale-lease transaction except (1) where the assets are sold for not less than the cost of such assets and in an aggregate amount less than or equal to a permitted amount, (2) sale of up to a specified value of property owned as of June 6, 2002 and (3) certain acquisition lease financing.

        Restricted Payments; Certain Payments of Indebtedness:    A prohibition on (a) entering into a synthetic purchase agreement or making a dividend, distribution or payment in respect of the borrower's and certain subsidiaries' equity interest, other than transactions including, without limitation, a dividend, distribution or payment, as the case may be (1) by the borrower solely in the form of the issuer's equity interests, (2) ratably by our direct and indirect subsidiaries, (3) certain payments pursuant to employee equity incentive plans, (4) by us to meet our tax and permitted contractual obligations, (5) to refinance permitted indebtedness and (6) that is required by the credit facilities and (b) making or agreeing to pay or make, directly or indirectly, any payment or other distribution of ours in respect of principal of or interest on any Indebtedness on account of the purchase, redemption, acquisition, cancellation or termination of any Indebtedness, except (1) repayment under our credit facilities, (2) regularly scheduled payments of principal and interest of subordinated indebtedness, certain permitted refinancings, (3) payment in respect of purchase money security interests with proceeds of the sale of assets securing such indebtedness and (4) repayment of our senior subordinated notes. We intend to seek a waiver to this covenant to permit the use of proceeds of this offering.

        Transactions with Affiliates:    A prohibition on transactions with our affiliates, other than transactions including, without limitation, (1) solely among the issuer and/or its subsidiaries, or otherwise, (2) on terms customary for similar arm's-length transactions, (3) that preexisted the credit facility, (4) that relate to certain permitted fees and expenses to Heartland and (5) that otherwise comply with the terms and conditions of our credit facility.

        Restrictive Agreements:    A prohibition on entering into any agreement prohibiting (1) the creation or assumption of any lien upon our properties, revenues or assets for the benefit of a secured party under the credit facility, (2) the ability of any subsidiary to pay dividends to the borrower and (3) our ability to amend or otherwise modify our credit facility, in each case subject to customary exceptions.

        Certain exceptions and permissions under our negative covenants become less restrictive upon consummation of the IPO Repayment Event.

        The credit facility also requires us and our subsidiaries to meet the following financial covenants and ratios computed quarterly:

        Leverage Ratio:    Our leverage ratio (which is approximately the ratio of (a) our total consolidated indebtedness and outstanding amounts under our receivables facility to (b) consolidated EBITDA) may not be more than a maximum ratio that ranges from 5.65:1 for the second fiscal quarter of fiscal 2007 to 4.00:1 for the last fiscal quarter of 2011 and each fiscal quarter thereafter. For a calculation of Bank EBITDA, see "Management's Discussion and Analysis of Results of Operations and Financial Conditions."

        Interest Expense Coverage Ratio:    Our interest expense coverage ratio (which is approximately the ratio of (a) consolidated EBITDA to (b) the sum of (i) consolidated cash interest expense and (ii) preferred dividends) for the four prior consecutive fiscal quarters may not be less than a minimum ratio that ranges from 1.85:1 for the second fiscal quarter 2007 to 2.40:1.00 for the third fiscal quarter of 2011; for the fourth fiscal quarter of 2011 and thereafter the minimum ratio is 2.50 to 1.00.

        Capital Expenditures Covenant: A limitation on the aggregate amount of capital expenditures for any period.

        In our credit facility, "EBITDA" means, on a consolidated basis for any applicable period ending on or after April 1, 2006 and with appropriate adjustments to take account of permitted acquisitions, the sum of (a) our net income, plus (b) without duplication and to the extent deducted from net income, the sum of (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization and (iv) various other adjustments.

        Our credit facility contains the following affirmative covenants, among others: mandatory reporting of financial and other information to the administrative agent, notice to the administrative agent upon the occurrence of certain events of default and other events, written notice of change of any information affecting the identity of the record owner or the location of collateral, preservation of existence and intellectual property, payment of obligations, maintenance of properties and insurance, notice of casualty and condemnation, access to properties and books by the lenders, compliance with laws, use of proceeds and letters of credit, additional subsidiaries and interest rate protection agreements.

  Events of Default

        Our credit facility specifies certain customary events of default, including, among others, nonpayment of principal, interest or fees, violation of covenants, cross-defaults and cross-accelerations, inaccuracy of representations and warranties in any material respect, bankruptcy and insolvency events, change of control, failure to maintain security interests, specified ERISA events, one or more judgments for the payment of money in an aggregate amount in excess of specified amounts, the guarantees shall cease to be in full force and effect or the subordination provisions of any of our subordinated debt are found to be invalid.

Senior Subordinated Notes

        We have issued an aggregate of $437.8 million principal amount of 9 7/8% senior subordinated notes due 2012. The senior subordinated notes are guaranteed on a senior subordinated unsecured basis by substantially all of our existing and future wholly owned and restricted domestic subsidiaries that guarantee our credit facilities. The senior subordinated notes mature on June 15, 2012, with interest payable semi-annually in arrears on June 15 and December 15 of each year. Interest accrues at the rate of 9 7/8% per year.

        The senior subordinated notes may be redeemed at any time, in whole or in part, on or after June 15, 2007 at a redemption price equal to 104.938% of their principal amount in the first year declining yearly to par at June 15, 2010, plus accrued and unpaid interest to the date of redemption.

        Upon the occurrence of a change of control, each holder of the senior subordinated notes will have the right to require us to repurchase that holder's notes at a price equal to 101.0% of their principal amount, plus accrued and unpaid interest to the date of purchase.

        The indenture governing the senior subordinated notes contain covenants that, among other things, limit the ability of us and our subsidiaries to:

  •
  incur additional indebtedness or issue redeemable preferred stock;

  •
  pay dividends and repurchase our capital stock;

  •
  make investments;

  •
  enter into agreements that restrict dividends from subsidiaries;

  •
  sell assets;

  •
  enter into transactions with their affiliates;

  •
  incur liens; and

  •
  engage in mergers or consolidations.

Our Foreign Debt

        In the fourth quarter 2005, three of our international businesses entered into loan agreements with banks, denominated in their local currencies, in connection with our plan to repatriate funds from certain of its foreign subsidiaries in accordance with the Internal Revenue Code § 965 and the American Jobs Creation Act of 2004. As part of the repatriation transactions, we, through certain of our foreign subsidiaries, incurred additional debt of approximately $25.3 million the aggregate proceeds of which were repatriated to the U.S. and used to pay down the outstanding balance of bank debt, at December 31, 2005.

        TriMas Corporation Ltd., a foreign subsidiary of ours, entered into an overdraft facility with Lloyds TSB Bank plc in the amount of £3.9 million in December 2005. This facility is available until October 31, 2006 and at that time can be renegotiated by us, but is terminable by Lloyds at any time. This overdraft facility was secured by a letter of credit from JP Morgan Chase Bank N.A. under our credit facilities. The interest on this overdraft facility is 1.2% per annum over the Bank's base rate. As of March 31, 2007, the balance outstanding was approximately $0.5 million in U.S. dollars.

        Rieke Italia S.R.L., a foreign subsidiary of ours, entered into a loan agreement with Deutsche Bank S.p.A., in the amount of €5.0 million in December 2005 with a maturity of seven years. This credit facility has been secured with the land and buildings of the subsidiary located in Valmedrera, Italy. The interest rate on this loan agreement is 0.75% over the three-month EURIBOR (Euro Interbank Offered Rate) rate and recalculated every quarter and at March 31, 2007, that rate was 4.48%. The loan amortizes with 84 monthly payments of €66,563.45 each. As of March 31, 2007, the balance outstanding was approximately $5.6 million in U.S. dollars.

        TriMas Corporation Pty Ltd., a foreign subsidiary of ours, entered into a Bill Facility with National Australia Bank Limited in the amount of $25.0 million Australian dollars in December 2005 with a term of five years. Substantially all the assets of Trimas Corporation Pty Ltd. Australia have been pledged to secure in connection with this facility. The interest on this facility is a weighted average rate and at March 31, 2007 was 6.8% with an outstanding balance of $16.4 million U.S. dollars. Covenants for this facility include the following:

  •
  Capital Adequacy Ratio—TriMas Corporation Pty Ltd.'s Capital Adequacy Ratio (which approximates TriMas Corporation Pty Ltd.'s tangible net worth to TriMas Corporation Pty Ltd.'s total tangible assets) is to be maintained at a minimum level of 45.0%.

  •
  Interest Coverage Ratio—TriMas Corporation Pty Ltd.'s Interest Coverage Ratio (which approximates EBIT of TriMas Corporation Pty Ltd. to TriMas Corporation Pty Ltd.'s gross interest costs excluding interest accrued on the loan to U.S. parent) is to be maintained at a minimum level of 4 times.

  •
  Dividend Restrictions Covenant—No Dividends are to be paid by TriMas Corporation Pty Ltd. (or asset loans created) to any party without the prior written request of the bank.

  •
  U.S. Parent Loan Repayment—No repayments to outstanding loan to TriMas Company, LLC to be made without the prior written consent of the bank.

  •
  Negative Pledge & Undertakings (Related Entities)—The following negative pledge and undertakings apply:

  •
  The existing corporate structure (Asia Pacific) will not be altered or new entities established without the prior written consent of the bank.

  •
  No entity (Asia Pacific) is to pledge any assets or provide any security including guarantees to any other party without the written consent of the bank.

  •
  Trimas Corporation Pty Ltd. will at all times represent a minimum of 90.0% of the total assets and EBIT for the consolidated group.

  •
  Trimas Corporation Pty Ltd. and its controlled entities and Trimas Holdings Australia Pty Ltd. will not raise new/increased borrowings without prior written consent of the bank.

  •
  Financial Reporting Covenants:

  •
  Provide annual consolidated audited financial statements for TriMas Holdings Pty Ltd. and TriMas Corporation Pty Ltd.;

  •
  Annual Budget for TriMas Holdings Pty Ltd. and TriMas Corporation Pty Ltd.; and

  •
  Actual vs. Budget information for TriMas Holdings Pty Ltd. and TriMas Corporation Pty Ltd. within 30 days of month end.

Our Receivables Facility

        Our receivables facility provides up to $125.0 million in funding from commercial paper conduits sponsored by several of the lenders under our credit facilities, based on availability of eligible receivables and other customary factors.

        On June 6, 2002, certain of our subsidiaries, or the sellers, signed a receivables purchase agreement and began selling trade account receivables, or the receivables, originated by them in the United States through the receivables facility. Receivables are sold to TSPC, Inc., or the transferor, at a discount. The transferor is a bankruptcy remote special purpose limited liability company that is our wholly owned consolidated subsidiary. The receivables transfer agreement was amended on July 5, 2005 and will expire on December 31, 2007.

        Multi-seller commercial paper conduits supported by committed liquidity facilities are available to provide cash funding for the transferor's purchase of receivables through secured loans/tranches to the extent desired and permitted under a receivables transfer agreement. A note is issued by the transferor to the sellers for the difference between the purchase price for the receivables purchased and cash available to be borrowed through the facility. The sellers of the receivables act as servicing agents and continue to service the transferred receivables for which they receive a monthly servicing fee at a rate of 1.0% per annum of the average daily outstanding balance of receivables.

        Availability of funding under the receivables facility depends primarily upon the outstanding trade accounts receivable balance for the week as of Friday of the previous week. This balance is reported no later than the third business day of the subsequent week to the lenders. Availability is determined by reducing the receivables balance by outstanding borrowings under the program, the historical rate of collection on those receivables and other characteristics of those receivables that affect their eligibility (such as bankruptcy or downgrading below investment grade of the obligor, delinquency and excessive concentration).

        Recourse to the sellers are limited to breaches of representations, warranties and covenants and as described below. We irrevocably and unconditionally guarantee the servicing and certain other performance obligations of the sellers under the receivables purchase agreement.

        The commercial paper conduits may discontinue funding the receivables facility at any time for any reason. If they do, affiliates or other entities associated with the commercial paper conduits that have short-term debt ratings of at least A-1 by Standard & Poor's Ratings Group, Inc. and P-1 by Moody's Investors Service, Inc. are obligated to fund the receivables facility.

  Interest

        The commercial paper conduits provide funding at their quoted cost of funds for issuing commercial paper. When not funded by the commercial paper conduits (but directly through conduit sponsors), the receivables facility will provide funding at our then-current revolving credit facility spread plus either (1) the LIBOR, adjusted for statutory reserves or (2) the higher of JPMorgan Chase Bank, NA's prime rate or the federal funds effective rate plus 0.50%.

  Fees

        The receivables facility fees include a usage fee based on our leverage ratio, which fee is currently 1.35%, payable to the commercial paper conduits based upon the amount funded and a commitment fee of 0.50% based on the unused portion of the commitments. These rates are per annum and payments of these fees are made to the lenders on the monthly settlement date.

  Early Termination Events

        The receivables facility may be terminated for material breaches of representations and warranties, bankruptcies of the sellers or a receivables subsidiary, a deficiency in the amount of receivables lasting longer than three days, unsatisfactory performance of the receivables portfolio, crossdefaults to our other debt, or breach of specified financial covenants, among other reasons. The receivables facility contains the same financial covenants as our credit facilities.

DESCRIPTION OF OUR CAPITAL STOCK

        The following is a description of the material terms of our amended and restated certificate of incorporation and bylaws, as they are to be amended in connection with this offering. We refer to our certificate of incorporation as so amended as our certificate of incorporation. The certificate of incorporation, authorizes us to issue 400,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

        As of May 1, 2007, there were outstanding 20,759,500 shares of common stock held of record by 644 stockholders and there were no shares of preferred stock issued and outstanding. In addition, there were 2,222,000 shares of common stock reserved for issuance upon exercise of outstanding stock options, of which 1,391,360 were vested. The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Our credit facilities and the indenture governing our 9 7/8% senior subordinated notes impose restrictions on our ability to pay dividends on common stock. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Upon consummation of this offering, holders of common stock will have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

        As of May 1, 2007, there were no outstanding shares of preferred stock. Our certificate of incorporation authorizes the Board of Directors, subject to limitations prescribed by law, to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon such preferred stock, including dividend rights, dividend rates, conversion rights, voting rights (which may be greater than one vote per share), rights and terms of redemption, sinking fund provisions for the redemption or purchase of the shares and liquidation preference, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could:

  •
  adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation;

  •
  decrease the market price of our common stock; or

  •
  delay, deter or prevent a change in our control.

        We have no current plans to issue any shares of preferred stock although they may be issued in the future.

        The purpose of authorizing our Board of Directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. The existence of the authorized but undesignated preferred stock may have a depressive effect on the market price of our common stock.

Shareholders Agreement

        Heartland and other investors are parties to a shareholders agreement regarding their ownership of our common stock. For a description of the material terms of this agreement, see "Related Party Transactions—Shareholders Agreement."

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and By-laws

  Delaware Law

        Upon consummation of this offering, we will elect to opt out of the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless either the person becoming an interested stockholder or the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years, did own, 15.0% or more of the corporation's voting stock.

  Certificate of Incorporation and By-law Provisions

        Certain provisions of our certificate of incorporation and by-laws, which will become effective upon the closing of this offering, may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock and may limit the ability of stockholders to remove current management or directors or approve transactions that stockholders may deem to be in their best interest and, therefore, could adversely affect the price of our common stock.

        Classified Board.    Upon the consummation of this offering, our certificate of incorporation will provide that our Board of Directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our Board of Directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board. Upon consummation of this offering, our certificate of incorporation and the by-laws provide that subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board, but must consist of not less than three or more than fifteen directors.

        Under the Delaware General Corporation Law, unless otherwise provided in our certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause.

        No Cumulative Voting.    The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly provide for cumulative voting. Under cumulative voting, a majority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

        Advance Notice Requirements for Stockholder Proposals and Director Nominations.    Our by-laws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder's notice must be received at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the previous year's annual meeting. Our by-laws also specify requirements as to the form and content of a stockholder's notice. These provisions may impede stockholders' ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

        No Action by Written Consent; Special Meeting.    Our certificate of incorporation and by-laws will provide that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, our by-laws provide that special meetings of our stockholders may be called only by the Board of Directors or the chairman of the Board of Directors.

        Authorized but Undesignated Stock.    The authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us or otherwise render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Limitation of Liability and Indemnification

        Our certificate of incorporation contains provisions that limit the personal liability of each of our directors for monetary damages for breach of fiduciary duty as a director, except for liability

  (a)
  for any breach of a director's duty of loyalty to us or our affiliates or our stockholders,

  (b)
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  (c)
  under Section 174 of the DGCL, or

  (d)
  for any transaction from which the director derived an improper personal benefit.

        The inclusion of this provision in our certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders. Our by-laws allow us to indemnify our directors, officers, employees and agents to the fullest extent permitted by the DGCL.

        Our certificate of incorporation further provides that we will indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of ours, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, to the fullest extent permitted by the Delaware General Corporation Law. This right of indemnification shall include the right to have paid by us the expenses, including attorneys' fees, incurred in defending any such proceeding in advance of its final disposition. If Delaware law so requires, however, the advancement of such expenses incurred by a director or officer in such person's capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person) will only be made upon the delivery to us of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined by final judicial decision, from which there is no further right to appeal, that such person is not entitled to be indemnified for such expenses by us.

        Prior to the consummation of this offering, we intend to enter into indemnity agreements with our directors and certain of our executive officers for the indemnification and advancement of expenses to these persons. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. We also intend to enter into these agreements with our future directors and certain of our executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        There is currently no pending material litigation or proceeding involving any director, executive officer, employee or agent where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Transfer Agent and Registrar

        We intend to appoint The Bank of New York to serve as the transfer agent and registrar for the common stock and as rights agent for the rights.

Listing

        We have applied for listing of our common stock on the New York Stock Exchange under the symbol "TRS."

SHARES ELIGIBLE FOR FUTURE SALE

        We cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

        Upon the completion of this offering, we will have 31,759,500 shares of our common stock outstanding. In addition, options to purchase an aggregate of 2,007,268 shares of common stock will be outstanding as of the closing of this offering of which 1,374,132 will be vested. Of these shares, 13,412,394 shares of our common stock (including the 11,000,000 shares sold in this offering) are not "restricted securities" as defined under Rule 144 under the Securities Act of 1933, as amended and will be freely tradeable by persons other than our affiliates, as that term is defined in Rule 144, without restriction or further registration under the Securities Act of 1933, as amended. However, 1,466,977 of these shares are subject to the lock-up agreements discussed below and will not become eligible for sale in the public market until 180 days after the date of this prospectus.

        Of the remaining shares of our common stock outstanding upon completion of this offering 18,347,106 are "restricted" securities as defined under Rule 144 under the Securities Act of 1933. Of these restricted securities, 3,255,831 will be eligible for sale in the public market on the date of this prospectus under Rule 144, but 2,173,913 will be subject to the lock-up agreements described below. 180 days after the date of this prospectus, these additional 2,173,913 locked-up shares of our common stock will be eligible for sale in the public market pursuant to Rule 144.

        In summary, as a result of the foregoing, in addition to the 11,000,000 shares offered hereby, an additional 2,027,335 shares will be freely transferable without material contractual or legal restriction upon consummation of this offering. Further, upon expiration of the lock-up agreements described below, 180 days after the consummation of this offering an additional 3,640,890 shares will become freely transferable without material limitations and an additional 15,091,275 shares will be freely transferable but subject to the limitations imposed by Rule 144 described below.

Rule 144

        In general, under Rule 144 as currently in effect, a stockholder who has beneficially owned his or her restricted shares for at least one year is entitled to sell, within any three-month period, a number of shares of our common stock that does not exceed the greater of:

  •
  one percent of the then-outstanding shares of our common stock (approximately                shares of our common stock immediately after the completion of this offering); or

  •
  the average weekly trading volume in our common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of such sale is filed, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied.

        In addition, our affiliates, including Heartland, must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to publicly sell shares of our common stock which are not restricted securities. A stockholder who is not one of our affiliates and has not been our affiliate for at least three months prior to the sale and who has beneficially owned restricted shares of our common stock for at least two years may resell the shares without limitation. In meeting the one- and two-year holding periods described above, a holder of restricted shares of our common stock can include the holding period of a prior owner who was not our affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the restricted shares of our common stock from us or one of our affiliates.

Rule 701

        Under Rule 701, common stock acquired upon the exercise of certain currently outstanding options granted under our stock plans may be resold, to the extent not subject to lock-up agreements, (1) by persons other than affiliates, beginning 90 days after the effective date of this offering, subject to the manner-of-sale provisions of Rule 144, and (2) by affiliates, subject to the manner-of-sale, current public information and filing requirements of Rule 144, in each case, without compliance with the one-year holding period requirement of Rule 144.

Management's Share-Based Compensation Plan

        Following the date of this prospectus, we intend to file a registration statement on Form S-8 under the Securities Act of 1933 to register all shares of our common stock issuable under our 2002 Long Term Equity Incentive Plan and our 2006 Long Term Equity Incentive Plan. This registration statement will become effective upon filing. Once the registration statement covering these shares becomes effective, executive officers can sell them in the public market upon issuance, subject only to restrictions under applicable securities laws (including Rule 144, if applicable) and lock-ups they may have entered into. See "Management—Director and Executive Compensation—Long Term Equity Incentive Plan."

Registration Rights

        Our shareholders agreement provides the stockholders party to the agreement, other than those stockholders that became party to the agreement as a result of receiving shares in the Metaldyne Dividend, with unlimited "piggy-back" rights each time we file a registration statement except for registrations relating to (1) shares underlying management options and (2) an initial public offering consisting of primary shares. In addition, following a qualifying public equity offering, Heartland has the ability to demand the registration of its shares, subject to various hold back, priority and other agreements. The shareholders agreement grants an unlimited number of demands to Heartland.

Lockup Agreements

        We and our executive officers and directors, Heartland and certain of our other existing stockholders have agreed that, with some exceptions, during the period beginning from the date of this prospectus and continuing to and including the date 180 days after the date of this prospectus, none of us will sell, offer to sell, contract to sell or grant any option to sell (including without limitation any short sale), pledge or otherwise dispose of any shares of our common stock, options or warrants to acquire shares of our common stock currently or hereafter owned either of record or beneficially by us or any other securities that are otherwise convertible or exchangeable into our common stock without the prior written consent of Goldman, Sachs & Co. and Merrill Lynch.

        The 180-day restricted period will be automatically extended if (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period beginning on the last day of the 180-day restricted period, in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event. In addition, the lock-up provision will not restrict broker-dealers from engaging in market making and similar activities conducted in the ordinary course of their business.

        The lock-up agreement by us does not apply to: (i) the securities offered under this prospectus, (ii) any shares of common stock issued by us upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and referred to in this prospectus, (iii) any shares of common stock issued or options to purchase common stock granted pursuant to existing employee benefit plans of ours referred to in this prospectus, or (iv) any shares issued to a seller of a business or assets to us or any of our subsidiaries, provided that such issuance, shall not, in the aggregate, exceed 5.0% of our outstanding common stock after giving effect to this offering and the recipients of shares received in such a private placement agree to be bound by the terms of the lockup agreement.

        In addition, a party holding shares that are subject to the lock-up agreements may transfer such shares without the prior written consent of Goldman, Sachs & Co. and Merrill Lynch, among other things (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restriction set forth herein, or (ii) to any foundation, partnership, limited liability company, or trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the foundation, managing partner of the partnership, managing member of the limited liability company, or trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value. For purposes of this exception, "immediate family" means any relationship by blood, marriage or adoption, not more remote than first cousin.

IMPORTANT UNITED STATES FEDERAL TAX CONSIDERATIONS
FOR NON-UNITED STATES HOLDERS

        The following is a discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a beneficial owner thereof that is a "Non-U.S. Holder" that holds our common stock as a capital asset. A "Non-U.S. Holder" is a person or entity that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation or a foreign estate or trust. The test for whether an individual is a resident of the U.S. for federal estate tax purposes differs from the test used for federal income tax purposes. Some individuals, therefore, may be "Non-U.S. Holders" for purposes of the federal income tax discussion below, but not for purposes of the federal estate tax discussion, and vice versa.

        This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, judicial decisions and administrative regulations and interpretations in effect as of the date of this prospectus, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders in light of their particular circumstances (including, without limitation, pass-through entities or Non-U.S. Holders who hold their common stock through pass-through entities, U.S. expatriates, financial institutions, insurance companies, brokers, dealers in securities, controlled foreign corporations, passive foreign investment companies and foreign personal holding companies) and does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction. Prospective holders should consult their tax advisors with respect to the federal income and estate tax consequences of holding and disposing of our common stock in light of their particular situations and any consequences to them arising under the laws of any state, local or non-U.S. jurisdiction.

Dividends

        Subject to the discussion below, dividends, if any, paid to a Non-U.S. Holder of our common stock out of our current or accumulated earnings and profits generally will be subject to withholding tax at a 30.0% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN certifying the Non-U.S. Holder's entitlement to benefits under that treaty. U.S. Treasury Regulations provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or to those beneficially owning an interest in that entity.

        There will be no withholding tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is filed with us. Instead, the effectively connected dividends will be subject to regular U.S. income tax, generally in the same manner as if the Non-U.S. Holder were a U.S. citizen or resident alien or a domestic corporation, trust or estate as the case may be, unless a specific treaty exemption applies. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional "branch profits tax," which is imposed, under certain circumstances, at a rate of 30.0% (or such lower rate as may be specified by an applicable treaty) of the corporate Non-U.S. Holder's effectively connected earnings and profits, subject to certain adjustments.

Gain on Disposition of Common Stock

        A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (i) the gain is effectively connected with a trade or business of such holder in the United States and if a tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder in the United States, (ii) in the case of Non-U.S. Holders who are nonresident alien individuals, such individuals are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (iii) we are or have been a "United States real property holding corporation" within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. We believe that we are not, and we do not anticipate becoming, a United States real property holding corporation. Even if we are or were to become a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax as a result of our being or becoming a United States real property holding corporation so long as (i) the Non-U.S. Holder is considered to have beneficially owned, directly or indirectly, no more than five percent of our common stock at all times within the shorter of (a) the five year period preceding the disposition or (b) the holder's holding period and (ii) our common stock is regularly traded on an established securities market at any time during the calendar year of the disposition. There can be no assurance that our common stock will qualify and continue to qualify as regularly traded on an established securities market.

Information Reporting Requirements and Backup Withholding

        Generally, we must report to the U.S. Internal Revenue Service, or the IRS, the amount of dividends paid, the name and address of the recipient and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

        Backup withholding will generally not apply to payments of dividends made by us or our paying agents to a Non-U.S. Holder if the holder has provided its federal taxpayer identification number, if any, or the required certification that it is not a U.S. person (which is generally provided by furnishing a properly executed IRS Form W-8BEN), unless the payer otherwise has knowledge that the payee is a U.S. person.

        Under current U.S. federal income tax law, information reporting and backup withholding imposed at a rate of 28% will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of a broker unless the disposing holder certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds where the transaction is effected outside the United States by or through an office outside the United States of a broker that fails to maintain documentary evidence that the holder is a Non-U.S. Holder and that certain conditions are met, or that the holder otherwise is entitled to an exemption, when the broker is (i) a U.S. person, (ii) a foreign person which derived 50.0% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) a "controlled foreign corporation" for U.S. federal income tax purposes, or (iv) a foreign partnership (a) at least 50.0% of the capital or profits interest in which is owned by U.S. persons or (b) that is engaged in a U.S. trade or business.

        Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Federal Estate Tax

        An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in our common stock will be required to include the value thereof in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

        The description set forth above may not be applicable depending on a Non-U.S. Holder's particular situation. Prospective Non-U.S. Holders of our common stock should consult their tax advisors with respect to the particular tax consequence to them of owning and disposing of our common stock, including the consequences under the laws of any state, local or foreign jurisdiction or under any applicable tax treaty.

UNDERWRITING

        We and the underwriters named below have entered into an underwriting agreement with respect to the common stock being offered. Goldman, Sachs & Co. and Merrill Lynch, Pierce Fenner & Smith, Incorporated are the representatives of the underwriters. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith, Incorporated
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities Inc.
Banc of America Securities LLC
Jefferies & Company, Inc.
KeyBanc Capital Markets, A Division of McDonald Investments Inc.

Total	11,000,000

        The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the front cover page of this prospectus. The underwriters may sell shares to securities dealers at a discount of up to $                  per share from the initial public offering price.

Option to Purchase Additional Shares

        If the underwriters sell more shares than the total number shown in the table above, the underwriters have the option to buy up to an additional 1,650,000 shares of common stock from us to cover such sales. They may exercise this option during the 30-day period from the date of this prospectus. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Commissions and Discounts

        The following table shows the per share and total underwriting discounts to be paid to the underwriters by us.

Paid by Us
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

        The estimated offering expenses of TriMas, excluding underwriting discounts and commissions, are approximately $3.5 million.

Short Positions and Price Stabilization

        The representatives have advised us that, on behalf of the underwriters, they may make short sales of our common stock in connection with this offering, resulting in the sale by the underwriters of a greater number of shares than they are required to purchase pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a "covered" short position to the extent that it does not exceed the shares subject to the underwriters' over-allotment option and will be deemed a "naked" short position to the extent that it exceeds that number. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the trading price of the common stock in the open market that could adversely affect investors who purchase shares in this offering. The underwriters may reduce or close out their covered short position either by exercising their option to purchase additional shares or purchasing shares in the open market. In determining which of these alternatives to pursue, the underwriters will consider the price at which shares are available for purchase in the open market as compared to the price at which they may purchase shares pursuant to the option granted to them. Any "naked" short position will be closed out by purchasing shares in the open market. Similar to the other stabilizing transactions described below, open market purchases made by the underwriters to cover all or a portion of their short position may have the effect of preventing or retarding a decline in the market price of our common stock following this offering. As a result, our common stock may trade at a price that is higher than the price that otherwise might prevail in the open market.

        The representatives have advised us that, pursuant to Regulation M under the Securities Act of 1933, the underwriters may engage in transactions, including stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "penalty bid" is an arrangement permitting the representatives to claim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by that underwriter or syndicate member is purchased by the representatives in the open market pursuant to a stabilizing bid or to cover all or part of a syndicate short position. The representatives have advised us that stabilizing bids and open market purchases may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Prospectus in Electronic Format

        A prospectus in electronic format will be made available on the websites maintained by one or more of the lead managers of this offering and may also be made available on websites maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

No Sales of Similar Securities

        We, our executive officers, directors, Heartland, and certain of our other existing stockholders have agreed with the underwriters not to, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any shares of common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock, during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives on behalf of the underwriters. The 180-day restricted period will be automatically extended if (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period beginning on the last day of the 180-day restricted period, in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

Sales Outside the United States

        Each underwriter has represented, warranted and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Shares to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  (d)
  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of Shares to the public" in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Shares to be offered so as to enable an investor to decide to purchase or subscribe the Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        The shares may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance

(Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

        The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

New York Stock Exchange Listing

        We have applied to list the common stock on the New York Stock Exchange under the symbol "TRS." In connection with the listing of our common stock on the NYSE, the underwriters will undertake to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

        Since January 1998, there has been no public market for the common stock. The initial public offering price will be negotiated among us and the representatives. Factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, include our historical performance, estimates of our business potential and earnings prospects of us; an assessment of our management and consideration of the above factors in relation to market valuation of the companies in related businesses.

Other Relationships

        From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking and/or investment banking transactions with us and our affiliates. An affiliate of J.P. Morgan Securities Inc., is the administrative agent and collateral agent for our amended and restated credit agreement and affiliates of Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc. and Banc of America Securities LLC are lenders under our amended and restated credit agreement. In addition, in connection with the Metaldyne Dividend, affiliates of Credit Suisse Securities (USA) LLC became a beneficial owner of 1,186,276 shares of our common stock. In addition, an affiliate of J.P. Morgan Securities Inc. has a commitment in relation to our receivables facility.

LEGAL MATTERS

        Certain legal matters with respect to the legality of the issuance of the shares of common stock offered by this prospectus have been passed upon for us by Cahill Gordon & Reindel LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

EXPERTS

        The consolidated financial statements and schedule of TriMas Corporation and subsidiaries as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein and in the registration statement, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to a change in the method of accounting for share-based payments pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, in 2006 and a change in the method of accounting for conditional asset retirement obligations pursuant to FASB interpretation No. (FIN) 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations, in 2005.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to and currently file annual, quarterly and special reports and other information with the Commission. You may read and copy any document that we file with the Commission at the Commission's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-00330 for further information on the public reference rooms. These Commission filings are also available to you free of charge at the Commission's web site at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS
TRIMAS CORPORATION

Page No.
AUDITED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of December 31, 2006 and 2005	F-3
Statement of Operations for the Years Ended December 31, 2006, December 31, 2005 and December 31, 2004	F-4
Statement of Cash Flows for the Years Ended December 31, 2006, December 31, 2005 and December 31, 2004	F-5
Statement of Shareholders' Equity and Metaldyne Corporation Net Investment and Advances for the Years Ended December 31, 2006, December 31, 2005 and December 31, 2004	F-6
Notes to Financial Statements	F-7
UNAUDITED FINANCIAL STATEMENTS
Balance Sheet as of March 31, 2007 and December 31, 2006	F-48
Statement of Operations for the Three Months Ended March 31, 2007 and 2006	F-49
Statement of Cash Flows for the Three Months Ended March 31, 2007 and 2006	F-50
Statement of Shareholders' Equity for the Three Months Ended March 31, 2007	F-51
Notes to Financial Statements	F-52

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
TriMas Corporation:

        We have audited the accompanying consolidated balance sheets of TriMas Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, cash flows, and shareholders' equity for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TriMas Corporation and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with U.S generally accepted accounting principles.

        Effective January 1, 2006, the Company changed its method of accounting for share-based payments pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment." In 2005, the Company changed its method of accounting for conditional asset retirement obligations pursuant to FASB Interpretation No. (FIN) 47, "Accounting for Conditional Asset Retirement Obligations, an interpretation of Statement of Financial Accounting Standards (SFAS) No. 143, 'Accounting for Asset Retirement Obligations."'

/s/ KPMG LLP

Detroit, Michigan
March 20, 2007

TriMas Corporation

Consolidated Balance Sheet

(Dollars in thousands)

	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$3,600	$3,730
Receivables, net	99,240	89,960
Inventories, net	165,360	148,450
Deferred income taxes	24,310	20,120
Prepaid expenses and other current assets	7,320	7,050
Assets of discontinued operations held for sale	11,770	46,730

Total current assets	311,600	316,040
Property and equipment, net	165,200	164,250
Goodwill	529,730	644,780
Other intangibles, net	240,120	255,220
Other assets	39,410	48,220

Total assets	$1,286,060	$1,428,510

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$9,700	$15,920
Accounts payable	100,070	111,250
Accrued liabilities	71,350	62,800
Due to Metaldyne	620	4,850
Liabilities of discontinued operations	23,530	38,410

Total current liabilities	205,270	233,230
Long-term debt	724,790	711,760
Deferred income taxes	89,940	95,980
Other long-term liabilities	29,800	34,760
Due to Metaldyne	3,480	3,480

Total liabilities	1,053,280	1,079,210

Preferred stock $0.01 par: Authorized 100,000,000 shares; Issued and outstanding: None	—	—
Common stock, $0.01 par: Authorized 400,000,000 shares; Issued and outstanding: 20,759,500 and 20,010,000 shares at December 31, 2006 and 2005, respectively	210	200
Paid-in capital	399,070	396,980
Accumulated deficit	(215,220)	(86,310)
Accumulated other comprehensive income	48,720	38,430

Total shareholders' equity	232,780	349,300

Total liabilities and shareholders' equity	$1,286,060	$1,428,510

The accompanying notes are an integral part of these financial statements.

TriMas Corporation

Consolidated Statement of Operations

(Dollars in thousands, except per share amounts)

	Year ended December 31,
	2006	2005	2004
Net sales	$1,020,530	$1,000,860	$931,400
Cost of sales	(747,010)	(753,870)	(674,870)

Gross profit	273,520	246,990	256,530
Selling, general and administrative expenses	(170,170)	(159,020)	(164,280)
Gain (loss) on dispositions of property and equipment	40	(690)	(1,350)
Impairment of assets	(510)	(2,960)	(2,380)
Impairment of goodwill	(116,500)	—	—

Operating profit (loss)	(13,620)	84,320	88,520

Other expense, net:
Interest expense	(79,060)	(75,210)	(67,650)
Debt extinguishment costs	(8,610)	—	—
Other expense, net	(4,150)	(6,090)	(1,100)

Other expense, net	(91,820)	(81,300)	(68,750)

Income (loss) from continuing operations before income tax expense	(105,440)	3,020	19,770
Income tax expense	(2,740)	(2,010)	(5,860)

Income (loss) from continuing operations	(108,180)	1,010	13,910
Loss from discontinued operations, net of income tax benefit	(20,730)	(46,470)	(16,100)

Loss before cumulative effect of change in accounting principle	(128,910)	(45,460)	(2,190)
Cumulative effect of change in accounting principle	—	(420)	—

Net loss	$(128,910)	$(45,880)	$(2,190)

Earnings (loss) per share—basic:
Continuing operations	$(5.35)	$0.05	$0.70
Discontinued operations, net of income tax benefit	(1.02)	(2.32)	(0.81)
Cumulative effect of change in accounting principle	—	(0.02)	—

Net loss per share	$(6.37)	$(2.29)	$(0.11)

Weighted average common shares—basic	20,229,716	20,010,000	20,010,000

Earnings (loss) per share—diluted:
Continuing operations	$(5.35)	$0.05	$0.67
Discontinued operations, net of income tax benefit	(1.02)	(2.24)	(0.78)
Cumulative effect of change in accounting principle	—	(0.02)	—

Net loss per share	$(6.37)	$(2.21)	$(0.11)

Weighted average common shares—diluted	20,229,716	20,760,000	20,760,000

The accompanying notes are an integral part of these financial statements.

TriMas Corporation

Consolidated Statement of Cash Flows

(Dollars in thousands)

	Year ended December 31,
	2006	2005	2004
Cash Flows from Operating Activities:
Net loss	$(128,910)	$(45,880)	$(2,190)
Adjustments to reconcile net loss to net cash provided by operating activities, net of acquisition impact:
Impairment of goodwill	116,500	—	—
Loss on dispositions of property and equipment	3,530	300	790
Impairment of assets	15,760	73,220	10,650
Depreciation	22,250	24,160	23,450
Amortization of intangible assets	16,490	16,590	21,060
Deferred income taxes	(11,280)	(37,580)	(19,060)
Amortization of debt issuance costs	4,330	5,050	4,730
Non-cash debt extinguishment costs	7,920	—	—
Non-cash compensation expense	1,350	310	560
Net proceeds from (reductions in) sale of receivables and receivables securitization	(14,120)	(9,580)	47,960
Payment to Metaldyne to fund contractual obligations	(4,340)	(2,900)	(4,610)
(Increase) decrease in receivables	9,760	(1,490)	(21,110)
(Increase) decrease in inventories	(11,310)	8,900	(54,130)
Increase in prepaid expenses and other assets	(1,390)	(230)	(680)
Increase (decrease) in accounts payable and accrued liabilities	(10,920)	(3,000)	31,760
Other, net	260	1,600	3,440
Cumulative effect of change in accounting principle	—	420	—

Net cash provided by operating activities	15,880	29,890	42,620

Cash Flows from Investing Activities:
Capital expenditures	(29,840)	(21,670)	(42,990)
Net proceeds from disposition of businesses and other assets	7,680	5,030	1,650
Acquisition of businesses, net of cash acquired	—	—	(5,500)

Net cash used for investing activities	(22,160)	(16,640)	(46,840)

Cash Flows from Financing Activities:
Repayments of borrowings on credit facilities	(257,410)	(2,890)	(2,890)
Proceeds from borrowings on term loan facilities	260,000	24,250	—
Proceeds from borrowings on revolving credit facilities	688,870	884,450	839,320
Repayments of borrowings on revolving credit facilities	(683,150)	(916,300)	(826,500)
Payments on notes payable	—	—	(8,030)
Debt issuance costs	(2,160)	(2,120)	(1,370)

Net cash provided by (used for) financing activities	6,150	(12,610)	530

Cash and Cash Equivalents:
Increase (decrease) for the year	(130)	640	(3,690)
At beginning of year	3,730	3,090	6,780

At end of year	$3,600	$3,730	$3,090

Supplemental disclosure of cash flow information:
Cash paid for interest	$69,880	$70,550	$61,650

Cash paid for taxes	$14,050	$12,630	$10,220

The accompanying notes are an integral part of these financial statements.

TriMas Corporation

Statement of Shareholders' Equity

Years Ended December 31, 2006, 2005 and 2004

(Dollars in thousands)

	Common Stock	Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balances, December 31, 2003	$200	$399,870	$(38,240)	$34,830	$396,660
Comprehensive income (loss):
Net loss	—	—	(2,190)	—	(2,190)
Foreign currency translation				12,150	12,150
Minimum pension liability (net of tax of $570)	—	—	—	(1,040)	(1,040)

Total comprehensive income (loss)					8,920

Non-cash compensation expense (net of tax of $200)	—	360	—	—	360
Net adjustments to reflect settlement of contractual obligations	—	(780)	—	—	(780)

Balances, December 31, 2004	$200	$399,450	$(40,430)	$45,940	$405,160

Comprehensive income (loss):
Net loss	—	—	(45,880)	—	(45,880)
Foreign currency translation	—	—	—	(7,470)	(7,470)
Minimum pension liability (net of tax of $150)	—	—	—	(40)	(40)

Total comprehensive loss	—	—	—	—	(53,390)

Non-cash compensation expense (net of tax of $110)	—	210	—	—	210
Net adjustments to reflect settlement of contractual obligations	—	(2,680)	—	—	(2,680)

Balances at December 31, 2005	$200	$396,980	$(86,310)	$38,430	$349,300
Comprehensive income (loss):
Net loss	—	—	(128,910)	—	(128,910)
Foreign currency translation				9,720	9,720
Minimum pension liability (net of tax of $190)	—	—	—	570	570

Total comprehensive loss	—	—	—	—	(118,620)

Issuance of common stock	10	(10)	—	—	—
Non-cash compensation expense	—	1,350	—	—	1,350
Net adjustments to reflect settlement of contractual obligations	—	750	—	—	750

Balances at December 31, 2006	$210	$399,070	$(215,220)	$48,720	$232,780

The accompanying notes are an integral part of these financial statements.

TRIMAS CORPORATION

NOTES TO FINANCIAL STATEMENTS

1. Basis of Presentation

        TriMas Corporation ("TriMas" or the "Company"), and its consolidated subsidiaries, is a global manufacturer of products for commercial, industrial and consumer markets. During the first quarter of 2006, the Company re-aligned its operating segments and management structure to better focus its various businesses' product line offerings by industry, end customer markets and related channels of distribution. Prior period segment information has been revised to conform to the current structure and presentation.

        The Company is principally engaged in five business segments with diverse products and market channels. Packaging Systems is a manufacturer and distributor of steel and plastic closure caps, drum enclosures, rings and levers, dispensing systems for industrial and consumer markets, as well as specialty laminates, jacketings and insulation tapes used with fiberglass insulation as vapor barriers in commercial and industrial construction applications. Energy Products is a manufacturer and distributor of a variety of engines and engine replacement parts for the oil and gas industry as well as metallic and non-metallic industrial gaskets and fasteners for the petroleum refining, petrochemical and other industrial markets. Industrial Specialties designs and manufactures a diverse range of industrial products for use in niche markets within the aerospace, industrial, automotive, defense, and medical equipment markets. These products include highly engineered specialty fasteners for the aerospace industry, high-pressure and low-pressure cylinders for the transportation, storage and dispensing of compressed gases, specialty fasteners for the automotive industry, specialty precision tools such as center drills, cutters, end mills, reamers, master gears, gages and punches, and specialty ordnance components and steel cartridge cases. RV & Trailer Products is a manufacturer and distributor of custom-engineered trailer products, brake control solutions, lighting accessories and roof racks for the recreational vehicle, agricultural/industrial, marine, automotive and commercial trailer markets. Recreational Accessories manufactures towing products, functional vehicle accessories and cargo management solutions including vehicle hitches and receivers, sway controls, weight distribution and fifth-wheel hitches, hitch-mounted accessories, and other accessory components which are distributed through independent installers and retail outlets.

        During the fourth quarter of 2005, the Company committed to a plan to sell its industrial fastening business. The industrial fastening business consisted of three locations: Wood Dale, Illinois, Frankfort, Indiana and Lakewood, Ohio. During the fourth quarter of 2006, the Company sold the Wood Dale, Illinois and Lakewood, Ohio operating locations of the industrial fastening business. The industrial fasteners business is presented as discontinued operations for all periods presented and the remaining assets are presented as assets held for sale. In addition, during the second quarter of 2006, the Company sold its asphalt-coated paper line of business, which was part of the Packaging Systems operating segment. The results of the asphalt-coated paper business are reported as discontinued operations for all periods presented. See Note 5, "Discontinued Operations and Assets Held for Sale."

2. Recapitalization

        On June 6, 2002, the Company, Metaldyne and Heartland entered into a stock purchase agreement under which Heartland and other co-investors invested $265.0 million in the Company to acquire approximately 66% of the Company's common stock on a fully diluted basis. To effect the transactions contemplated by the stock purchase agreement, the Company also entered into a senior credit facility consisting of a then $150.0 million revolving credit facility, a $260.0 million term loan facility and a $125.0 million receivables securitization facility, and issued senior subordinated debentures with a face value of $352.8 million. The Company declared and paid a dividend to Metaldyne of $840.0 million in the form of cash, retirement of debt owed by TriMas to Metaldyne or attributed to TriMas under the Metaldyne credit agreement and repurchase of TriMas originated receivables balances under the Metaldyne receivables facility. TriMas was released from all obligations under the Metaldyne credit agreement in connection with the common stock issuance and related financing transactions. Under the terms of the stock purchase agreement, Metaldyne retained shares of the Company's common stock valued at $120.0 million and received a warrant to purchase 750,000 shares of common stock at par value of $.01 per share, valued at $15.0 million. Metaldyne exercised this warrant on September 15, 2006. At December 31, 2006, Metaldyne owned 21.2% of the Company's common stock on a fully diluted basis.

        This transaction was accounted for as a reorganization of entities under common control and, accordingly, the Company has not established a new basis of accounting in its assets or liabilities. Additional adjustments to paid-in capital related to Metaldyne's investment in the Company have been recorded to reflect finalization of certain amounts estimated as of the transaction closing date.

3. Summary of Significant Accounting Policies

        Principles of Consolidation.    As more fully described in Note 1, the accompanying financial statements include the accounts and transactions of TriMas and its wholly-owned subsidiaries. Significant intercompany transactions have been eliminated.

        Use of Estimates.    The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include the carrying amount of property and equipment, goodwill and other intangibles, valuation allowances for receivables, inventories and deferred income tax assets, reserves for legal and product liability matters and assets and obligations related to employee benefits. Actual results may differ from such estimates and assumptions.

        Revenue Recognition.    Revenues from product sales, except products shipped on a consignment basis, are recognized when products are shipped or services are provided to customers, the customer takes ownership and assumes risk of loss, the sales price is fixed and determinable and collectability is reasonably assured. Net sales is comprised of gross revenues less estimates of expected returns, trade discounts and customer allowances, which include incentives such as cooperative advertising agreements, volume discounts and other supply agreements in connection with various programs. Such deductions are recorded during the period the related revenue is recognized. For products shipped on a consignment basis, revenue is recognized when the customer provides notice of end product use or sale.

        Cost of Sales.    Cost of sales includes material, labor and overhead costs incurred in the manufacture of products sold in the period. Material costs include raw material, purchased components, outside processing and inbound freight costs. Overhead costs consist of variable and fixed manufacturing costs, wages and fringe benefits, and purchasing, receiving and inspection costs.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses include the following: costs related to the advertising, sale, marketing and distribution of our products, shipping and handling costs, amortization of customer intangible assets, costs of finance, human resources, and legal functions, executive management costs, and other administrative expenses.

        Cash and Cash Equivalents.    The Company considers cash on hand and on deposit and investments in all highly liquid debt instruments with initial maturities of three months or less to be cash and cash equivalents.

        Receivables.    Receivables are presented net of allowances for doubtful accounts of approximately $5.6 million and $5.7 million at December 31, 2006 and 2005, respectively. The Company monitors its exposure for credit losses and maintains allowances for doubtful accounts based upon the Company's best estimate of probable losses inherent in the accounts receivable balances. The Company does not believe that significant credit risk exists due to its diverse customer base.

        Inventories.    Inventories are stated at the lower of cost or net realizable value, with cost determined using the first-in, first-out method. Direct materials, direct labor and allocations of variable and fixed manufacturing-related overhead are included in inventory cost.

        Property and Equipment.    Property and equipment additions, including significant improvements, are recorded at cost. Upon retirement or disposal of property and equipment, the cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in the accompanying statement of operations. Repair and maintenance costs are charged to expense as incurred.

        Depreciation and Amortization.    Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets. Annual depreciation rates are as follows: buildings and buildings/land improvements, 10 to 40 years, and machinery and equipment, 3 to 15 years. Capitalized debt issuance costs are amortized over the underlying terms of the related debt securities. Customer relationship intangibles are amortized over periods ranging from 6 to 25 years, while technology and other intangibles are amortized over periods ranging from 1 to 30 years.

        Impairment of Long-Lived Assets.    In accordance with Statement of Financial Accounting Standards No. 144 (SFAS No. 144), "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company reviews, on a quarterly basis the financial performance of each business unit for indicators of impairment. An impairment loss is recognized when the carrying value of an asset group exceeds the future net undiscounted cash flows expected to be generated by that asset group. The impairment loss recognized is the amount by which the carrying value of the asset group exceeds its fair value.

        Goodwill and Other Intangibles.    The Company accounts for goodwill as required under Statement of Financial Accounting Standards No. 142 (SFAS No. 142), "Goodwill and Other Intangible Assets." The Company tests goodwill and indefinite-lived intangibles for impairment on an annual basis, unless a change in business conditions occurs which requires a more frequent evaluation, by comparison of estimated fair value to carrying value. In assessing the recoverability of goodwill and indefinite-lived intangibles, the Company estimates the fair value of each reporting unit using the present value of expected future cash flows and other valuation measures, then comparing this estimate of fair value with the reporting unit's net asset carrying value. If carrying value exceeds fair value, then a possible impairment of goodwill exists and further evaluation is performed. Goodwill is evaluated for impairment annually as of December 31 using management's operating budget and five-year forecast to estimate expected future cash flows. However, projecting discounted future cash flows requires the Company to make significant estimates regarding future revenues and expense, projected capital expenditures, changes in working capital and the appropriate discount rate. At December 31, 2006, fair values of our reporting units were determined based upon the expected future cash flows discounted at our weighted average costs of capital ranging from 10.5%—11.6% and estimated residual growth rates ranging from 3% to 7%. Our estimates of expected future cash flows are affected by future operating performance, as well as general economic conditions, costs of raw materials and other factors which are beyond the Company's control.

        The Company recognizes an impairment loss if the carrying amount of other intangibles and long-lived assets is not recoverable from the assets' undiscounted cash flows. The Company reviews the status of customers underlying its customer relationship intangibles and records a write-off when facts and circumstances conclusively indicate that a specific customer relationship is lost. The Company tests other intangibles for impairment on an annual basis, or more frequently, if events or changes in circumstances indicate that their carrying amount may not be recoverable. The factors considered by management in performing this assessment include current operating results, business prospects, market trends, potential product obsolescence, competitor activities and other economic factors.

        Fair Value of Financial Instruments.    Statement of Financial Accounting Standards No. 107 (SFAS No. 107), "Disclosures about Fair Value of Financial Instruments," requires disclosures about the fair value of all financial instruments, whether or not recognized in the balance sheet. The carrying value of financial instruments reported in the balance sheet for current assets and current liabilities approximates fair value. Management believes the carrying value of the term loan debt approximates fair value, based on market comparisons to debt instruments of like kind and quality, while the senior subordinated notes traded at an approximate 3.0% discount below par value as of December 31, 2006.

        Foreign Currency Translation.    The financial statements of subsidiaries located outside of the United States ("U.S.") are measured using the currency of the primary economic environment in which they operate as the functional currency. Net foreign currency transaction gains (losses) were approximately $0.1 million, $(2.3) million and $0.7 million for the years ended December 31, 2006, 2005 and 2004, respectively, and are included in other expense, net in the accompanying statement of operations. When translating into U.S. dollars, income and expense items are translated at average monthly exchange rates and assets and liabilities are translated at exchange rates in effect at the balance sheet date. Translation adjustments resulting from translating the functional currency into U.S. dollars are deferred as a component of accumulated other comprehensive income (loss) in the statement of shareholders' equity.

        Self-insurance.    The Company is generally self-insured for losses and liabilities related to workers' compensation, health and welfare claims and comprehensive general, product and vehicle liability. The Company is generally responsible for up to $0.5 million per occurrence under its retention program for workers' compensation, between $0.3 million and $2.0 million per occurrence under its retention programs for comprehensive general, product and vehicle liability, and has a $0.3 million per occurrence stop-loss limit with respect to its self-insured group medical plan. Total insurance limits under these retention programs vary by year for comprehensive general, product and vehicle liability and extend to the applicable statutory limits for workers' compensation. Reserves for claims losses, including an estimate of related litigation defense costs, are recorded based upon the Company's estimates of the aggregate liability for claims incurred using actuarial assumptions about future events. Changes in assumptions for factors such as medical costs and actual experience could cause these estimates to change.

        Pension Plans and Postretirement Benefits Other Than Pensions.    Annual net periodic pension expense and benefit liabilities under defined benefit pension plans are determined on an actuarial basis. Assumptions used in the actuarial calculations have a significant impact on plan obligations and expense. Annually, the Company reviews the actual experience compared to the more significant assumptions used and makes adjustments to the assumptions, if warranted. The healthcare trend rates are reviewed with the actuaries based upon the results of their review of claims experience. Discount rates are based upon an expected benefit payments duration analysis and the equivalent average yield rate for high-quality fixed-income investments. Pension benefits are funded through deposits with trustees and the expected long-term rate of return on fund assets is based upon actual historical returns modified for known changes in the market and any expected change in investment policy. Postretirement benefits are not funded and it is the Company's policy to pay these benefits as they become due.

        Shipping and Handling Expenses.    Freight costs are included in cost of sales and shipping and handling expenses, including those of Recreational Accessories' distribution network, are included in selling, general and administrative expenses in the accompanying statement of operations. Shipping and handling costs were $4.7 million, $4.4 million and $5.0 million for the years ended December 31, 2006, 2005 and 2004, respectively.

        Advertising and Sales Promotion Costs.    Advertising and sales promotion costs are expensed as incurred. Advertising costs were $11.4 million, $10.0 million and $11.1 million for the years ended December 31, 2006, 2005 and 2004, respectively.

        Research and Development Costs.    Research and development ("R&D") costs are expensed as incurred and were approximated $1.3 million, $0.9 million and $1.5 million for the years ended December 31, 2006, 2005 and 2004, respectively.

        Earnings Per Share.    Basic and diluted earnings per share amounts are determined in accordance with Statement of Financial Accounting Standards No. 128 (SFAS No. 128), "Earnings per Share," were computed using weighted average shares outstanding for the years ended December 31, 2005 and 2004 and considers a warrant to purchase 750,000 shares of common stock at par value of $0.01 per share, which was exercised on September 15, 2006. Options to purchase approximately 2,008,201, 1,946,123 and 1,826,117 shares of common stock were outstanding at December 31, 2006, 2005 and 2004, respectively, but were excluded from the computation of net loss per share because to do so would have been anti-dilutive for the periods presented.

        Stock-based Compensation.    The Company adopted Statement of Financial Accounting Standards No. 123R (SFAS No. 123R), "Share-Based Payment," effective January 1, 2006, using the Modified Prospective Application (MPA) method. The MPA method requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The MPA method requires the Company to record expense for unvested stock options that were previously valued at fair value for purposes of the historical pro forma requirements under Statement of Financial Accounting Standards No. 123, "Stock-Based

Compensation" (SFAS No. 123), and awarded prior to January 1, 2006, but does not require restatement of prior year information. Prior to adopting SFAS No. 123R, the Company accounted for stock-based employee compensation using the intrinsic value method under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

        The following tables illustrates the pro forma effect on the per share and total amounts of income from continuing operations and net loss if the Company had adopted the fair value recognition provisions of SFAS No. 123R related to stock-based employee compensation:

	Year ended December 31,
	2005	2004
	(dollars in thousands, except for per share amounts)
Continuing operations income (loss), as reported	$1,010	$13,910
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	210	360
Deduct: Stock-based employee compensation expense determined under fair-value based method for all awards, net of related tax effects	(1,110)	(1,170)

Pro forma net income from continuing operations attributed to common stock	$110	$13,100

Earnings per share—basic and diluted:
Continuing operations, as reported	$0.05	$0.70

Continuing operations, pro forma for stock-based compensation	$0.01	$0.65

	Year ended December 31,
	2005	2004
	(dollars in thousands, except for per share amounts)
Net loss, as reported	$(45,880)	$(2,190)
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	210	360
Deduct: Stock-based employee compensation expense determined under fair-value based method for all awards, net of related tax effects	(1,110)	(1,170)

Pro forma net loss attributed to common stock	$(46,780)	$(3,000)

Earnings (loss) per share—basic and diluted:
Net loss per share, as reported	$(2.29)	$(0.11)

Net loss per share, pro forma for stock-based compensation	$(2.34)	$(0.15)

        Income Taxes.    TriMas computes income taxes using the asset and liability method, whereby deferred income taxes using current enacted tax rates are provided for the temporary differences between the financial reporting basis and the tax basis of TriMas' assets and liabilities.

        Asset Retirement Obligations.    In the fourth quarter 2005, the Company adopted FASB Interpretation No. 47 (FIN 47), "Accounting for Conditional Asset Retirement Obligations," which clarifies the term conditional asset retirement obligation as used in FASB Statement of Financial Accounting Standards No. 143 (SFAS No. 143), "Accounting for Asset Retirement Obligations." The Company adopted FIN 47 as of December 31, 2005 and recorded a cumulative effect of a change in accounting principle of approximately $0.4 million, net of income tax benefit of $0.3 million. Pro forma balance sheet information has not been provided as the impact to the balance sheet is not material.

        Reclassifications.    Certain prior year amounts have been reclassified to conform with the current year presentation.

4. New Accounting Pronouncements

        In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (SFAS No. 157), "Fair Value Measurements," which defines fair values, establishes a framework for measuring fair value in GAAP and requires enhanced disclosures about fair value measurements. This Statement applies when other accounting pronouncements require or permit fair value measurements. SFAS No. 157 is required to be adopted for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of adopting SFAS No. 157 on its consolidated financial statements.

        In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158 (SFAS No. 158), "Employers' Accounting for Defined Benefit Pension and Other Post-retirement Plans—an amendment of FASB Statements 87, 88, 106 and 132(R)," which requires an employer to recognize in its balance sheet the overfunded or underfunded status of defined benefit post-retirement benefit plans, measured as the difference between the fair value of the plan assets and the benefit obligation. Employers are also required to recognize as a component of other comprehensive income, net of tax, the actuarial and experience gains and losses and prior service costs and credits. The Company will adopt SFAS No. 158 in 2007. While the Company has not yet completed its evaluation of SFAS No. 158, the Company currently estimates that adoption of SFAS No. 158 will result in a charge to its shareholders' equity of approximately $3 to $4 million.

        In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" (FIN 48). FIN 48 clarifies, among other things, the accounting for uncertain income tax positions by prescribing a minimum probability threshold that a tax position must meet before a financial statement income tax benefit is recognized. The minimum threshold is defined as a tax position that, based solely on its technical merits, is more likely than not to be sustained upon examination by the relevant taxing authority. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. FIN 48 must be applied to all existing tax positions upon adoption. The cumulative effect of applying FIN 48 at adoption is required to be reported separately as an adjustment to the opening balance of retained earnings in the year of adoption. The Company will adopt FIN 48 effective January 1, 2007. The Company is currently evaluating the impact of adopting FIN 48 on its consolidated financial statements.

5. Discontinued Operations and Assets Held for Sale

        During the fourth quarter of 2005, the Company committed to a plan to sell its industrial fastening business. The industrial fastening business consisted of three locations: Wood Dale, Illinois, Frankfort, Indiana and Lakewood, Ohio. In December 2006, the Company sold the Wood Dale, Illinois and Lakewood, Ohio operating locations of the industrial fastening business for gross cash proceeds of approximately $5.6 million and a short-term note receivable of approximately $0.2 million. In connection with these transactions, the Company paid approximately $3.7 million to acquire certain leased machinery and equipment used in its industrial fastening business in Wood Dale and Lakewood that was included as part of the sales. The Company recognized an approximate $0.5 million loss on sale. The industrial fastening business is presented as discontinued operations for all periods presented and the remaining assets are presented as assets held for sale.

        In addition, during the second quarter of 2006, the Company sold its asphalt-coated paper line of business, which was part of the Packaging Systems operating segment, for approximately $1.1 million. The Company recognized an approximate $3.6 million loss on this sale. The results of the asphalt-coated paper business are reported as discontinued operations for all periods presented.

        Results of discontinued operations are summarized as follows:

	Year ended December 31,
	2006	2005	2004
	(dollars in thousands)
Net sales	$93,660	$108,140	$113,760

Loss from discontinued operations before income tax benefit	$(29,990)	$(79,060)	$(26,250)
Income tax benefit	9,260	32,590	10,150

Loss from discontinued operations, net of income tax benefit	$(20,730)	$(46,470)	$(16,100)

        Assets and liabilities of the discontinued operations are summarized as follows:

	2006	2005
	(dollars in thousands)
Receivables, net	$7,750	$14,500
Inventories	4,020	22,690
Prepaid expenses and other assets	—	1,990
Property and equipment, net	—	7,550

Total assets	$11,770	$46,730

Accounts payable	$8,420	$14,080
Accrued liabilities and other	15,110	24,330

Total liabilities	$23,530	$38,410

        On February 9, 2007, the Company sold the remaining assets and liabilities of its discontinued industrial fastening operation located in Frankfort, Indiana for gross cash proceeds of approximately $4.0 million and a note receivable of $2.5 million.

6. Acquisitions

        On January 29, 2004, the Company acquired all of the capital stock of Theodore Bargman Company (Bargman) for approximately $5.5 million. Bargman had revenues of approximately $12.8 million in 2003 and net assets of approximately $3.1 million as of the acquisition date. Bargman is a manufacturer of lighting products, electrical accessories, access doors, locks and latches for the recreational vehicle market. The acquisition of Bargman, which is included as part of RV & Trailer Products' business segment operations, provided additional opportunities to strengthen this segment's presence in lighting accessories sold to the RV market. The impact of the Bargman acquisition was not significant to the Company's operations.

7. Goodwill and Other Intangible Assets

        The Company tests goodwill and indefinite-lived intangible assets for impairment on an annual basis using a measurement date of December 31, unless a change in business conditions occurs which requires a more frequent evaluation. In assessing the recoverability of goodwill and indefinite-lived intangible assets, the Company estimates the fair value of each reporting unit and compares it to the net asset carrying values. Similarly, the Company also reviews definite-lived intangible assets on an annual basis, or more frequently if events or changes in circumstances indicate that their carrying values may not be recoverable.

        In completing its annual test of goodwill impairment as of December 31, 2006, the Company's Step I testing indicated that the carrying values of its Recreational Accessories and RV & Trailer Products reporting units exceeded their estimated fair values. The Company estimates the fair value of its reporting units using the present value of estimated future cash flows and other market valuation measures. The estimated future cash flows used in performing these valuations are derived from management's operating budget and 5 year long-range forecast, and requires the Company to make significant estimates regarding future revenues and expenses, projected capital expenditures, changes in working capital amounts and the weighted average cost of capital for purposes of deriving an appropriate discount rate. The estimated fair values of the Company's Recreational Accessories and RV & Trailer Products reporting units decreased as a result of declining sales and/or profitability in 2006 compared to sales and profitability levels in prior years and the Company's operating plan and a decline in the estimated market value of these reporting units. Based on the results of Step II testing required under SFAS No. 142, the Company recorded a pre-tax goodwill impairment charge of $19.0 million in its Recreational Accessories reporting unit and a $97.5 million pre-tax goodwill impairment charge in the Company's RV & Trailer Products reporting unit. Future declines in sales and operating profit in the RV & Trailer Products and Recreational Accessories reporting units may result in additional goodwill impairments.

        Changes in the carrying amount of goodwill for the years ended December 31, 2006 and 2005 are as follows:

	Packaging Systems	Energy Products	Industrial Specialties	RV & Trailer Products	Recreational Accessories	Total
	(dollars in thousands)
Balance, December 31, 2004	$188,240	$45,400	$63,180	$243,940	$115,320	$656,080
Reversal of restructuring reserves established in purchase accounting, net of of tax	—	—	—	(220)	(160)	(380)
Adjustment to tax contingencies established in purchase accounting	(1,370)	(350)	(460)	(890)	(1,220)	(4,290)
Foreign currency translation and other	(7,520)	150	—	(110)	850	(6,630)

Balance, December 31, 2005	179,350	45,200	62,720	242,720	114,790	644,780

Reversal of restructuring reserves established in purchase accounting, net of of tax	—	—	—	(40)	—	(40)
Adjustment to tax contingencies established in purchase accounting	—	—	—	(4,470)	(1,400)	(5,870)
Impairment charge	—	—	—	(97,500)	(19,000)	(116,500)
Foreign currency translation and other	7,330	(10)	—	120	(80)	7,360

Balance, December 31, 2006	$186,680	$45,190	$62,720	$140,830	$94,310	$529,730

        Effective January 1, 2006, the Company reduced estimated useful lives assigned to certain customer relationship intangibles as follows: 40 years to 25 or 20 years, 25 years to 20 years and 15 years to 12 years. The Company determined that a reduction in estimated useful lives assigned to certain customer relationship intangibles was warranted as of that date to reflect its updated evaluation of the period of expected future benefit related to these customer relationship intangibles. This reduction in estimated useful lives increased the Company's 2006 amortization expense related to customer relationship intangibles by approximately $2.4 million.

        The gross carrying amounts and accumulated amortization for the Company's other intangibles as of December 31, 2006 and 2005 are summarized below. The Company amortizes these assets over periods ranging from 1 to 30 years.

	As of December 31, 2006		As of December 31, 2005
Intangible Category by Useful Life	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(dollars in thousands)
Customer relationships:
6-12 years	$26,500	$(15,900)	$26,500	$(13,330)
15-25 years	171,920	(40,730)	104,360	(22,660)
40 years	—	—	67,580	(8,600)

Total customer relationships	198,420	(56,630)	198,440	(44,590)

Technology and other:
1-15 years	26,010	(16,170)	25,900	(13,790)
17-30 years	40,180	(10,780)	39,300	(8,950)

Total technology and other	66,190	(26,950)	65,200	(22,740)

Trademark/Trade names (indefinite-lived)	63,400	(4,310)	63,350	(4,440)

	$328,010	$(87,890)	$326,990	$(71,770)

        Amortization expense related to technology and other intangibles was approximately $4.1 million, $4.8 million and $6.1 million for the years ended December 31, 2006, 2005 and 2004, respectively, and is included in cost of sales in the accompanying statement of operations. Amortization expense related to customer intangibles was approximately $12.0 million, $10.4 million and $13.4 million for the years ended December 31, 2006, 2005 and 2004, respectively, and is included in selling, general and administrative expense in the accompanying statement of operations. Included in these amounts are non-cash charges of $0.4 million and $0.6 million for the years ended December 31, 2005 and 2004, respectively, to write off customer relationship intangibles, as the Company no longer maintains a sales relationship with several customers as a result of business or other financial considerations.

        Estimated amortization expense for the next five fiscal years beginning after December 31, 2006 is as follows: 2007—$15.9 million, 2008—$15.9 million, 2009—$15.9 million, 2010—$15.3 million and 2011—$14.3 million.

8. Accounts Receivable Securitization

        As part of the June 2002 financing transactions, TriMas established a receivables securitization facility and organized TSPC, Inc. ("TSPC"), a wholly-owned subsidiary, to sell trade accounts receivable of substantially all domestic business operations.

        TSPC from time to time may sell an undivided fractional ownership interest in the pool of receivables up to approximately $125.0 million to a third party multi-seller receivables funding company. The net proceeds of sales are less than the face amount of accounts receivable sold by an amount that approximates the purchaser's financing costs, which amounted to a total of $4.0 million, $3.5 million and $1.9 million for the years ended December 31, 2006, 2005 and 2004, respectively. Such amounts are included in other, net in the accompanying consolidated statement of operations. As of December 31, 2006 and 2005, the Company's funding under the facility was approximately $19.6 million and $37.3 million, respectively, with an additional $29.0 million and $16.1 million, respectively, available but not utilized. When the Company sells receivables under this arrangement, the Company retains a subordinated interest in the receivables sold. The retained interest in receivables sold is included in receivables in the accompanying balance sheet and approximated $71.6 million and $65.3 million at December 31, 2006 and 2005, respectively. The usage fee under the facility is 1.35%. In addition, the Company is required to pay a fee of 0.5% on the unused portion of the facility. This facility expires on December 31, 2007.

        The financing costs are determined by calculating the estimated present value of the receivables sold compared to their carrying amount. The estimated present value factor is based on historical collection experience and a discount rate representing a spread over LIBOR as prescribed under the terms of the securitization agreement. As of December 31, 2006 and 2005, the financing costs were based on an average liquidation period of the portfolio of approximately 1.3 months and 1.4 months, respectively, and an average discount rate of 3.1% and 3.3%, at December 31, 2006 and 2005, respectively.

        The Company sold an undivided interest in approximately $12.7 million and $7.8 million of accounts receivable under a factoring arrangement at three of its European subsidiaries for the years ended December 31, 2006 and 2005, respectively. These transactions were accounted for as a sale and the receivables were sold at a discount from face value of approximately 1.9% and 2.6%, respectively. Costs associated with these transactions were approximately $0.2 million in 2006 and 2005, respectively, and are included in other, net in the accompanying consolidated statement of operations.

        In addition, in the first quarter of 2005, the Company sold an undivided interest in approximately $17.0 million of accounts receivable of one of its businesses not a party to the receivables securitization facility to a third party. The transaction was accounted for as a sale and the receivables were sold at a discount from face value approximating 1.25%. Costs associated with the transaction were approximately $0.3 million and are included in other, net in the accompanying consolidated statement of operations.

9. Inventories

        Inventories consist of the following components:

	December 31, 2006	December 31, 2005
	(dollars in thousands)
Finished goods	$83,310	$69,080
Work in process	23,070	19,300
Raw materials	58,980	60,070

Total inventories	$165,360	$148,450

10. Property and Equipment, Net

        Property and equipment consists of the following components:

	December 31, 2006	December 31, 2005
	(dollars in thousands)
Land and land improvements	$3,330	$3,610
Buildings	47,110	44,440
Machinery and equipment	227,030	206,090

	277,470	254,140
Less: Accumulated depreciation	112,270	89,890

Property and equipment, net	$165,200	$164,250

        Depreciation expense was approximately $22.2 million, $21.9 million and $20.6 million for the years ended December 31, 2006, 2005 and 2004, respectively.

        In 2006, the Company recorded an impairment charge of approximately $0.5 million in accordance with the provisions of SFAS No. 144. This charge relates to the write-down of the net book value of building improvements and certain machinery and equipment within the RV & Trailer Products segment to net realizable value related to its zinc plating operation located in Schofield, Wisconsin.

        In 2005, the Company recorded an impairment charge of approximately $3.0 million in accordance with the provisions of SFAS No. 144. This charge related to the write-down of the net book value of land, building and certain equipment within the RV & Trailer Products and Recreational Accessories segments in connection with the closing of the Bargman ($0.3 million) and Sheffield and Elkhart ($2.7 million) facilities, respectively.

        In 2004, the Company recorded an impairment charge of approximately $2.4 million in accordance with the provisions of SFAS No. 144. Of this amount, approximately $2.3 million related to the write-down of a building and certain equipment as a result of the consolidation of two existing facilities within the Packaging Systems segment into a single facility. This consolidation activity was initiated as a result of a 2003 restructuring plan and was completed during the fourth quarter of 2004.

11. Accrued Liabilities

	December 31, 2006	December 31, 2005
	(dollars in thousands)
Self—insurance	$14,850	$15,500
Vacation, holiday and bonus	17,900	14,820
Other	38,600	32,480

Total accrued liabilities	$71,350	$62,800

12. Long-term Debt

        The Company's long-term debt consists of the following at December 31, 2006 and 2005:

	December 31, 2006	December 31, 2005
	(dollars in thousands)
U.S. bank debt	$274,060	$260,350
Non-U.S. bank debt	23,890	30,960
9 7/8% subordinated notes, due June 2012	436,540	436,370

	734,490	727,680
Less: Current maturities, long-term debt	9,700	15,920

Long-term debt	$724,790	$711,760

U.S. Bank Debt

        During the third quarter of 2006, the Company amended and restated its senior secured credit facilities which consist of a $90.0 million revolving credit facility, a $60.0 million deposit-linked supplemental revolving credit facility and a $260.0 million term loan facility (collectively, the Amended and Restated Credit Agreement or "ARCA"). Under the ARCA, the Company extended the term of its revolving credit facilities until August 2, 2011, and the maturity of its term loan until August 2, 2013 (or February 28, 2012 if the Company's existing senior subordinated notes are still outstanding as of that date) and received a reduction in the interest rate margins on the Company's revolving facility from 3.5% to 2.75% per annum and on the term loan facility from 3.75% to 2.75% per annum. The Company is also able to issue letters of credit, not to exceed $65.0 million in aggregate, against its revolving credit facility commitments. The weighted average interest rate on borrowings under the ARCA was 8.45% and 8.03% at December 31, 2006 and December 31, 2005, respectively.

        In connection with the refinancing of its credit facilities, the Company incurred debt extinguishment costs of $8.6 million, of which $7.9 million was a non-cash charge from the write-off of debt issuance costs.

        At December 31, 2006, the Company had $14.7 million outstanding under its revolving credit facility and had an additional $90.3 million potentially available after giving effect to approximately $45.0 million of letters of credit issued and outstanding. However, including availability under its accounts receivable facility and after consideration of leverage restrictions contained in the ARCA, the Company had $95.6 million of borrowing capacity available to it under its revolving credit facility and receivables securitization for general corporate purposes.

        The bank debt is an obligation of the Company and its subsidiaries. Although the terms of the ARCA do not restrict the Company's subsidiaries from making distributions to it in respect of its 9 7/8% senior subordinated notes, it does contain certain other limitations on the distribution of funds from TriMas Company LLC, the principal subsidiary, to the Company. The ARCA also contains various negative and affirmative covenants and other requirements affecting the Company and its subsidiaries, including: restrictions on incurrence of debt, except for permitted acquisitions and subordinated indebtedness, liens, mergers, investments, loans, advances, guarantee obligations, acquisitions, asset dispositions, sale-leaseback transactions greater than $90.0 million if sold at fair market value, hedging agreements, dividends and other restricted junior payments, stock repurchases, transactions with affiliates, restrictive agreements and amendments to charters, by-laws, and other material documents. The ARCA also requires the Company and its subsidiaries to meet certain restrictive financial covenants and ratios computed quarterly, including a leverage ratio (total consolidated indebtedness plus outstanding amounts under the accounts receivable securitization facility over consolidated EBITDA, as defined), interest expense ratio (consolidated EBITDA, as defined, over cash interest expense, as defined) and a capital expenditures covenant. The Company was in compliance with its covenants at December 31, 2006.

        Principal payments required on the term loan under the ARCA are: $0.7 million due each calendar quarter through June 30, 2013, with $242.5 million due on August 2, 2013 (which will be otherwise due on February 28, 2012 if the Company's existing senior subordinated notes are still outstanding at that time).

Non-U.S. Bank Debt

        In the fourth quarter of 2005, three of the Company's foreign subsidiaries entered into debt agreements with their local banks, in connection with the Company's repatriation of funds from certain of its foreign subsidiaries in accordance with Internal Revenue Code §965 and the American Jobs Creation Act of 2004. As part of the repatriation transactions, the Company, through certain of its foreign subsidiaries, incurred additional debt of approximately $31.0 million, the aggregate proceeds of which were repatriated to the U.S. and used to pay down balances outstanding under its bank debt.

        In the United Kingdom, the Company's subsidiary is party to a revolving debt agreement which is secured by a letter of credit issued under the ARCA. At December 31, 2006, the balance outstanding under this arrangement was $1.7 million at an interest rate of 6.2%.

        In Italy, the Company's subsidiary is party to a loan agreement for a term of seven years, at a rate 0.75% above EURIBOR (Euro Interbank Offered Rate), and is secured by land and buildings of the subsidiary. At December 31, 2006, the balance outstanding under this agreement was $5.8 million at an interest rate of 3.7%.

        In Australia, the Company's subsidiary is party to a debt agreement which matures December 31, 2010 and is secured by substantially all the assets of the subsidiary. At December 31, 2006, the balance outstanding under this agreement was $16.4 million at an interest rate of approximately 6.8%.

Notes

        The Company issued two tranches of its 9 7/8% senior subordinated notes due 2012 pursuant to its bond indenture dated June 6, 2002 (Notes). In June 2002, the Company issued $352.8 million face value of Notes at a discount of $2.7 million. In December 2002, the Company issued an additional $85.0 million face value of Notes at a premium of $0.9 million. In each instance, the Notes were issued in a private placement under Rule 144A of the Securities Act of 1933, as amended. These Notes were subsequently registered pursuant to registration statements that were declared effective in February 2003 and July 2003, respectively. The Notes are general unsecured obligations of the Company and are subordinated in right of payment to all existing and future senior debt, including amounts outstanding under the ARCA. The Notes are pari passu in right of payment with all existing and future unsecured senior subordinated indebtedness and are unconditionally guaranteed by all of the Company's domestic subsidiaries that are direct borrowers under the ARCA. The restricted net assets of the guarantor subsidiaries of approximately $646.2 million and $757.5 million at December 31, 2006 and December 31, 2005, respectively, are presented in the financial information in Note 21, "Supplemental Guarantor Condensed Consolidating Financial Information." Interest on the Notes accrues at the rate of 9 7/8% per annum and is payable semi-annually in arrears on June 15 and December 15. At December 31, 2006, the unamortized discount was $1.8 million and the unamortized premium was $0.6 million.

        The Notes are not redeemable prior to June 15, 2007. After June 15, 2007, the Company may redeem all or a part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of the years indicated below:

Year	Percentage
2007	104.938%
2008	103.292%
2009	101.646%
2010 and thereafter	100.000%

        The Notes indenture contains negative and affirmative covenants and other requirements that are comparable to those contained in the ARCA. At December 31, 2006, the Company was in compliance with all such covenant requirements.

        The Company's unamortized debt issuance costs are approximately $14.6 million and $25.2 million at December 31, 2006 and 2005, respectively, and are included in other assets in the accompanying balance sheet. These amounts consist primarily of legal, accounting and other transaction advisory fees as well as facility fees paid to the lenders. Debt issuance costs and discount on the Notes are amortized using the interest method over the terms of the underlying debt instruments to which these amounts relate and are included in interest expense in the accompanying statement of operations.

        Future maturities of the face value of long-term debt at December 31, 2006 are as follows:

Year Ending December 31:	(dollars in thousands)
2007	$9,700
2008	9,180
2009	3,550
2010	11,470
2011	16,620
Thereafter	685.210

Total	$735,730

13. Leases

        TriMas leases certain equipment and plant facilities under non-cancelable operating leases. Rental expense for TriMas totaled approximately $20.4 million in 2006, $19.6 million in 2005 and $19.8 million in 2004.

        Minimum payments for operating leases having initial or remaining non-cancelable lease terms in excess of one year at December 31, 2006, including approximately $2.8 million annually related to discontinued operations, are summarized below:

Year Ended December 31:	(dollars in thousands)
2007	$22,640
2008	22,360
2009	20,250
2010	18,930
2011	11,100
Thereafter	74,100

Total	$169,380

14. Commitments and Contingencies

        A civil suit was filed in the United States District Court for the Central District of California in December 1988 by the United States of America and the State of California against more than 180 defendants, including TriMas, for alleged release into the environment of hazardous substances disposed of at the Operating Industries, Inc. site in California. This site served for many years as a depository for municipal and industrial waste. The plaintiffs have requested, among other things, that the defendants clean up the contamination at that site. Consent decrees have been entered into by the plaintiffs and a group of the defendants, including TriMas, providing that the consenting parties perform certain remedial work at the site and reimburse the plaintiffs for certain past costs incurred by the plaintiffs at the site. The Company estimates that its share of the clean-up costs will not exceed $500,000, for which the Company has insurance proceeds. Plaintiffs had sought other relief such as damages arising out of claims for negligence, trespass, public and private nuisance, and other causes of action, but the consent decree governs the remedy. Based upon the Company's present knowledge and subject to future legal and factual developments, the Company does not believe that this matter will have a material adverse effect on its financial position, results of operations or cash flows.

        As of December 31, 2006, the Company was a party to approximately 1,708 pending cases involving an aggregate of approximately 10,551 claimants alleging personal injury from exposure to asbestos containing materials formerly used in gaskets (both encapsulated and otherwise) manufactured or distributed by certain of our subsidiaries for use primarily in the petrochemical refining and exploration industries. The following chart summarizes the number of claimants, number of claims filed, number of claims dismissed, number of claims settled, the average settlement amount per claim and the total defense costs, exclusive of amounts reimbursed under the Company's primary insurance, at the applicable date and for the applicable periods:

	Claims pending at beginning of period	Claims filed during period	Claims dismissed during period	Claims settled during period	Average settlement amount per claim during period	Total defense costs during period
Year ended December 31, 2004	32,571	5,319	18,910	96	$5,921	$4,378,125
Year ended December 31, 2005	18,884	2,596	1,998	66	$8,660	$5,324,407
Year ended December 31, 2006	19,416	3,766	12,508	123	$5,613	$4,895,104

        In addition, the Company acquired various companies to distribute its products that had distributed gaskets of other manufacturers prior to acquisition. The Company believes that many of our pending cases relate to locations at which none of its gaskets were distributed or used.

        The Company may be subjected to significant additional asbestos-related claims in the future, the cost of settling cases in which product identification can be made may increase, and the Company may be subjected to further claims in respect of the former activities of its acquired gasket distributors. The Company is unable to make a meaningful statement concerning the monetary claims made in the asbestos cases given that, among other things, claims may be initially made in some jurisdictions without specifying the amount sought or by simply stating the requisite or maximum permissible monetary relief, and may be amended to alter the amount sought. The large majority of claims do not specify the amount sought. Of the 10,551 claims pending at December 31, 2006, 143 set forth specific amounts of damages (other than those stating the statutory minimum or maximum). 119 of the 143 claims sought between $1.0 million and $5.0 million in total damages (which includes compensatory and punitive damages) and 24 sought between $5.0 million and $10.0 million in total damages (which includes compensatory and punitive damages). Solely with respect to compensatory damages, 119 of the 143 claims sought between $50,000 and $600,000 and 24 sought between $1.0 million and $5.0 million. Solely with respect to punitive damages, 111 of the 143 claims sought between $1.0 million and $2.5 million and 32 sought $5.0 million. In addition, relatively few of the claims have reached the discovery stage and even fewer claims have gone past the discovery stage.

        Total settlement costs (exclusive of defense costs) for all such cases, some of which were filed over 20 years ago, have been approximately $3.8 million. All relief sought in the asbestos cases is monetary in nature. To date, approximately 50% of the Company's costs related to settlement and defense of asbestos litigation have been covered by its primary insurance. Effective February 14, 2006, the Company entered into a coverage-in-place agreement with its first level excess carriers regarding the coverage to be provided to the Company for asbestos-related claims when the primary insurance is exhausted. The coverage-in-place agreement makes coverage available to the Company that might otherwise be disputed by the carriers and provides a methodology for the administration of asbestos litigation defense and indemnity payments. The coverage in place agreement allocates payment responsibility among the primary carrier, excess carriers and the Company's subsidiary.

        Based on the settlements made to date and the number of claims dismissed or withdrawn for lack of product identification, the Company believes that the relief sought (when specified) does not bear a reasonable relationship to its potential liability. Based upon the Company's experience to date and other available information (including the availability of excess insurance), the Company does not believe that these cases will have a material adverse effect on its financial position and results of operations or cash flows.

        The Company is subject to other claims and litigation in the ordinary course of business, but does not believe that any such claim or litigation will have a material adverse effect on its financial position and results of operations or cash flows.

15. Related Parties

  Metaldyne Corporation

        In connection with the June 2002 common stock issuance and related financing transactions, TriMas assumed approximately $37.0 million of liabilities and obligations of Metaldyne, mainly comprised of contractual obligations to former TriMas employees, tax related matters, benefit plan liabilities and reimbursements to Metaldyne for normal course payments made on TriMas' behalf. Payments made with respect to these obligations approximated $4.3 million and $2.9 million in 2006 and 2005, respectively. The remaining assumed liabilities of approximately $4.1 million are payable at various dates in the future when billed by Metaldyne and are reported as Due to Metaldyne in the accompanying balance sheet at December 31, 2006. The Company has settled certain assumed contractual obligations with Metaldyne which resulted in an approximate $1.2 million decrease and a $2.8 million increase to the liability in the years ended December 31, 2006 and 2005, respectively.

        Subject to certain limited exceptions, Metaldyne and TriMas retained separate liabilities associated with our respective businesses. Accordingly, we will indemnify and hold Metaldyne harmless from all liabilities associated with us and our subsidiaries and our respective operations and assets, whenever conducted, and Metaldyne will indemnify and hold Heartland and us harmless from all liabilities associated with Metaldyne and its subsidiaries (excluding us and our subsidiaries) and their respective operations and assets, whenever conducted. In addition, we agreed with Metaldyne to indemnify one another for our allocated share (42.01%) of liabilities not readily associated with either business, or otherwise addressed including certain costs related to the November 2000 acquisition. There are also indemnification provisions relating to certain other matters intended to effectuate other provisions of the agreement. These indemnification provisions survive indefinitely and are subject to a $50,000 deductible.

        During 2006, 2005 and 2004, the Company sold fastener products to Metaldyne in the amount of approximately $0.4 million each year. These amounts are included in results of discontinued operations. See Note 5, "Discontinued Operations and Assets Held for Sale."

        On January 12, 2007, Metaldyne entered into an Agreement and Plan of Merger with Asahi Tec Corporation (Asahi) pursuant to which Metaldyne became a wholly-owned subsidiary of Asahi. On December 21, 2006, Metaldyne filed a current report on Form 8-K asserting that it recently became aware of purported arrangements under which it may be asserted that, as a result of its merger, Metaldyne may be obligated to accelerate funding and payment of actuarially determined amounts owing to seven former Metaldyne executives under a supplemental executive retirement plan (SERP). Under the stock purchase agreement between Metaldyne and Heartland, TriMas is required to reimburse Metaldyne, when billed, for its allocated portion of the amounts due to certain Metaldyne SERP participants, as defined. TriMas has accrued an estimated liability to Metaldyne on its reported balance sheet which it believes is equal to the amount Metaldyne will bill the Company for its allocation of the underlying SERP obligation to certain former Metaldyne executives. However, if Metaldyne is required to accelerate funding of the SERP liability as a result of a change in control, TriMas may be obligated to reimburse Metaldyne up to an additional $2.9 million. The Company is currently reviewing the validity of these assertions.

  Heartland Industrial Partners

        The Company and Heartland are parties to an advisory agreement pursuant to which Heartland is engaged to provide consulting services to us with respect to financial and operational matters. These services include ongoing monitoring of business plans, strategic direction, development of projections, financial review, management and other restructuring and reorganization efforts, assistance with investor relations and other matters. Heartland also provided assistance in the selection of the Company's senior management team and positioning in the financial markets. Heartland is entitled to receive a fee for such services equal to $4.0 million per annum, payable quarterly. During 2006, 2005 and 2004, Heartland was paid $4.1 million, $4.2 million and $4.3 million, respectively, for such fees and expenses under this agreement and such amounts are included in selling, general and administrative expenses in the accompanying statement of operations.

  Collins & Aikman

        During 2006, 2005 and 2004, the Company sold fastener products to Collins & Aikman Corporation, an affiliate of Heartland, in the amount of approximately $6.1 million, $8.2 million and $7.5 million, respectively. These amounts are included in results of discontinued operations. See Note 5, "Discontinued Operations and Assets Held for Sale."

        In May 2005, Collins & Aikman filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. At that time, Collins & Aikman owed the Company $1.3 million, which subsequently was written-off as uncollectible.

16. Employee Benefit Plans

  Pension and Profit-Sharing Benefits

        The Company provides a defined contribution profit sharing plan for the benefit of substantially all the Company's domestic salaried and non-union hourly employees. The plan contains both contributory and noncontributory profit sharing arrangements, as defined. Aggregate charges included in the accompanying statement of operations under this plan for both continuing and discontinued operations were $3.8 million, $4.6 million and $3.2 million in 2006, 2005 and 2004, respectively. The Company's foreign and union hourly employees participate in defined benefit pension plans.

  Postretirement Benefits

        The Company provides postretirement medical and life insurance benefits, none of which are funded, for certain of its active and retired employees. As a part of the recapitalization on June 6, 2002, the Company assumed a liability of approximately $0.3 million related to a postretirement benefit plan specific to a TriMas location. In 2005, the Company assumed an additional $2.8 million of postretirement benefits liability from Metaldyne related to four retiree plans that were to remain the obligation of TriMas when the Company spun off from Metaldyne in 2002. During 2006, the amount of such post-retirement benefit obligations decreased approximately $1.2 million due to the termination of three of these retiree medical plans.

        Plan assets, expenses and obligations for pension and postretirement benefit plans disclosed herein include both continuing and discontinued operations.

        Net periodic pension and postretirement benefit costs for the Company's defined benefit pension plans and postretirement benefit plans, covering foreign employees, union hourly employees and certain salaried employees include the following components:

	Pension Benefit			Postretirement Benefit
	2006	2005	2004	2006	2005	2004
	(dollars in thousands)
Service costs	$640	$580	$770	$90	$110	$100
Interest costs	1,630	1,640	1,680	430	400	370
Expected return on plan assets	(1,890)	(1,810)	(1,810)	—	—	—
Amortization of prior-service cost	10	10	10	—	—	—
Settlement loss	820	670	410	—	—	—
Amortization of net loss	530	350	180	80	70	70

Net periodic benefit cost	$1,740	$1,440	$1,240	$600	$580	$540

        The Company uses September 30 as its plan measurement date and weighted-average assumptions used in accounting for the U.S. defined benefit pension plans and postretirement benefit plans at December 31 are as follows:

	Pension Benefit			Postretirement Benefit
	2006	2005	2004	2006	2005	2004
Discount rate for obligations	6.00%	5.75%	6.00%	5.75%	5.75%	6.00%
Discount rate for benefit costs	5.75%	6.00%	6.25%	5.75%	6.00%	6.25%
Rate of increase in compensation levels	N/A	N/A	N/A	N/A	N/A	N/A
Expected long-term rate of return on plan assets	8.50%	9.00%	9.00%	N/A	N/A	N/A

        The Company uses September 30 as its plan measurement date and weighted-average assumptions used in accounting for the non-U. S. defined benefit pension plans at December 31 are as follows:

	Pension Benefit
	2006	2005	2004
Discount rate for obligations	5.30%	5.35%	6.15%
Discount rate for benefit costs	5.35%	6.15%	6.20%
Rate of increase in compensation levels	3.75%	3.75%	3.65%
Expected long term rate of return on plan assets	8.55%	8.50%	8.55%

        The following provides a reconciliation of the changes in the Company's defined benefit pension plans and postretirement benefit plans' projected benefit obligations and fair value of assets covering foreign employees and union hourly employees for each of the years ended December 31, 2006 and 2005 and the funded status as of December 31, 2006 and 2005:

	Pension Benefit		Postretirement Benefit
	2006	2005	2006	2005
	(dollars in thousands)
Changes in Projected Benefit Obligations
Benefit obligations at January 1	$(29,430)	$(29,350)	$(9,300)	$(6,020)
Service cost	(640)	(580)	(90)	(110)
Interest cost	(1,630)	(1,640)	(430)	(400)
Participant contributions	(80)	(90)	(100)	(90)
Actuarial gain (loss)	(230)	(2,050)	240	(690)
Benefit payments	3,830	3,330	790	840
Assumption of liabilities from Metaldyne	—	—	—	(2,830)
Curtailment/terminations	—	—	1,140	—
Change in foreign currency	(1,520)	950	—	—

Projected benefit obligations at December 31	$(29,700)	$(29,430)	$(7,750)	$(9,300)

Accumulated benefit obligations at December 31	$(28,740)	$(28,540)	$(7,750)	$(9,300)

	Pension Benefit		Postretirement Benefit
	2006	2005	2006	2005
	(dollars in thousands)
Changes in Plan Assets
Fair value of plan assets at January 1	$22,230	$21,100	$—	$—
Actual return on plan assets	1,520	2,930	—	—
Employer contributions	2,270	2,110	690	740
Participant contributions	80	90	100	100
Benefit payments	(3,830)	(3,330)	(790)	(840)
Change in foreign currency	1,380	(670)	—	—

Fair value of plan assets at December 31	$23,650	$22,230	$—	$—

	Pension Benefit		Postretirement Benefit
	2006	2005	2006	2005
	(dollars in thousands)
Funded Status
Plan assets less than projected benefits at December 31	$(6,040)	$(7,180)	$(7,750)	$(9,300)
Unrecognized prior-service cost	30	60	—	—
Unrecognized net loss	8,020	8,400	1,800	2,090

Net asset (liability) recognized at December 31	$2,010	$1,280	$(5,950)	$(7,210)

	Pension Benefit		Postretirement Benefit
	2006	2005	2006	2005
	(dollars in thousands)
Components of the Net Asset Recognized
Prepaid benefit cost	$5,160	$4,710	$—	$—
Accrued benefit liability	(9,460)	(10,410)	(5,950)	(7,210)
Intangible asset	30	60	—	—
Accumulated other comprehensive loss	6,280	6,920	—	—

Net asset recognized at December 31	$2,010	$1,280	$(5,950)	$(7,210)

	Pension Benefit		Postretirement Benefit
	2006	2005	2006	2005
	(dollars in thousands)
Plans with Benefit Obligation Exceeding Plan Assets
Benefit obligation	$26,440	$26,440	$7,750	$9,300
Plan assets	16,180	15,290	—	—

Benefit obligation in excess of plan assets	$10,260	$11,150	$7,750	$9,300

        The Company expects to make contributions of approximately $2.2 million to fund its pension plan and $0.7 million to fund its other postretirement benefit plan during 2007.

Plan Assets

        The weighted average asset allocation of the Company's pension plans and postretirement benefit plans assets at September 30, 2006 and 2005 were as follows:

	Pension Benefit		Postretirement Benefit
	2006	2005	2006	2005
Equity securities	59%	60%	N/A	N/A
Debt securities	39%	38%	N/A	N/A
Real estate	0%	0%	N/A	N/A
Cash	2%	2%	N/A	N/A

Total	100%	100%	N/A	N/A

        The Company's investment goal is to provide for capital growth with a moderate level of volatility by investing assets per the above target allocations. The Company invests the plan assets in a balanced portfolio fund of the Northern Trust Company which seeks to provide capital appreciation and current income by investing up to 75% of the plan assets in equity securities and at least 25% in fixed income securities. The portfolio invests primarily in common stocks of U.S. companies with market capitalizations generally in excess of $1.0 billion. The expected long-term rate of return for the plan's total assets is based on the expected return of each of the above categories, weighted based on the target allocation for each class. The equity securities comprise the largest percentage of the asset allocation as they are projected to have the greatest rate of return on a long-term basis.

        The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Pension Benefit	Postretirement Benefit
	(dollars in thousands)
2007	$1,870	$670
2008	1,590	670
2009	1,640	680
2010	1,780	670
2011	1,940	660
Years 2012-2016	8,800	3,180

        The discount rate used in determining the accumulated postretirement benefit obligation was 5.75% in 2006 and 2005. The measurement date used is September 30. The assumed health care cost trend rate in 2006 was 9.0% for pre-65 plan participants and 11% for post-65 plan participants, decreasing to an ultimate rate in 2015 of 5.00%. If the assumed medical cost trend rates were increased by 1.0%, the accumulated postretirement benefit obligations would increase by approximately $0.6 million and the aggregate of the service and interest cost components of net periodic postretirement benefit obligations cost would increase by approximately $40,000. If the assumed medical cost trend rates were decreased by 1.0%, the accumulated postretirement benefit obligations would decrease by approximately $0.6 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost would decrease by approximately $40,000. The Company expects to receive employee contributions of approximately $0.1 million and to make contributions of approximately $0.7 million to fund its post-retirement benefit obligations in 2007.

17. Stock Options and Awards

        In September 2003, the Company's Board of Directors approved the TriMas Corporation 2002 Long Term Equity Incentive Plan (the "Plan"), which provides for the issuance of equity-based incentives in various forms. A total of 2,222,000 stock options have been approved for issuance under this Plan. As of December 31, 2006, the Company has 2,008,201 stock options outstanding, each of which may be used to purchase one share of the Company's common stock. The options have a ten-year life and an exercise price of $20 to $23, respectively. Eighty percent of the options vest ratably over three years from the date of grant, while the remaining twenty percent vest after seven years from the date of grant or on an accelerated basis over three years based upon achievement of specified performance targets, as defined in the Plan. The options become exercisable upon the later of: (1) the normal vesting schedule as described above, or (2) upon the occurrence of a qualified public equity offering as defined in the Plan, one-half of the vested options become exercisable 180 days following such public equity offering, and the other one-half of vested options become exercisable on the first anniversary following consummation of such public offering.

        The Company recognized stock-based compensation expense of approximately $1.3 million, $0.3 million and $0.6 million for years ended December 31, 2006, 2005 and 2004, respectively. Stock-based compensation expense for 2006 represents amounts calculated in accordance with the MPA method of SFAS No. 123R. Stock-based compensation expense for 2005 and 2004 represents non-cash compensation expense related to stock options issued during the first quarter of 2004 with exercise prices below the Company's estimate of fair value of the underlying stock. The stock-based compensation expense is included in selling, general and administrative expenses in the accompanying statement of operations.

        In January 2005, the Company began using the fair value method to value options granted for purposes of the previous pro forma disclosure requirements of SFAS No. 123. The fair value of options which vested during years ended December 31, 2006 and 2005 was $0.6 million and $0 million, respectively. As of December 31, 2006, the Company had $0.4 million of unrecognized compensation cost related to stock options that is expected to be recorded over a weighted average period of 1.4 years.

        The fair values of options granted in 2006 and 2005 under the Plan were estimated using the Black-Scholes option pricing model using the following weighted average assumptions: expected life of 6 years, risk-free interest rate of 4%, and expected volatility of 30%. During 2006, 73,600 options were issued by the Company. The weighted average fair value of stock options at the date of grant was $3.34 and $4.19 for 2006 and 2005, respectively.

        A summary of the status of the Company's stock options as of December 31, 2006, and changes during the year then ended, is presented below:

	Number of Options	Weighted Average Exercise Price	Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2006	1,946,123	$20.81
Granted	73,600	$23.00
Exercised	—	—
Cancelled	(11,522)	$20.38

Outstanding at December 31, 2006	2,008,201	$20.89	6.6	$—

18. Segment Information

        TriMas' reportable operating segments are business units that provide unique products and services. Each operating segment is independently managed, requires different technology and marketing strategies and has separate financial information evaluated regularly by the Company's chief operating decision maker in determining resource allocation and assessing performance. During the first quarter of 2006, the Company re-aligned its operating segments and management structure to better focus its various businesses' product line offerings by industry, end customer markets, and related channels of distribution. Segment information has been revised to conform to this current structure and presentation. TriMas has five operating segments involved in the manufacture and sale of products described below. Within these operating segments, there are no individual products or product families for which reported revenues accounted for more than 10% of the Company's consolidated revenues.

        Packaging Systems—Steel and plastic closure caps, drum enclosures, rings and levers, and dispensing systems for industrial and consumer markets, as well as flame-retardant facings, jacketing and insulation tapes used with fiberglass insulation as vapor barriers in commercial and industrial construction applications.

        Energy Products—Engines and engine replacement parts for the oil and gas industry as well as metallic and non-metallic industrial gaskets and fasteners for the petroleum refining, petrochemical and other industrial markets.

        Industrial Specialties—A diverse range of industrial products for use in niche markets within the aerospace, industrial, automotive, defense, and medical equipment markets. Its products include highly engineered specialty fasteners for the aerospace industry, high-pressure and low-pressure cylinders for the transportation, storage and dispensing of compressed gasses, specialty fasteners for the automotive industry, specialty precision tools such as center drills, cutters, end mills, reamers, master gears, gages and punches, and specialty ordnance components and steel cartridge cases.

        The Company's management uses Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") as a primary indicator of financial operating performance and as ameasure of cash generating capability. Adjusted EBITDA is defined as net income (loss) before cumulative effect of accounting change and before interest, taxes, depreciation, amortization, non-cash asset and goodwill impairment charges and write-offs, non-cash losses on sale-leaseback of property and equipment and write-off of equity offering costs. For purposes of this Note, the Company defines operating net assets as total assets less current liabilities.

        Segment activity is as follows:

	Year ended December 31,
	2006	2005	2004
	(dollars in thousands)
Net Sales
Packaging Systems	$204,230	$189,910	$183,470
Energy Products	156,990	131,020	103,010
Industrial Specialties	182,030	164,700	133,620
RV & Trailer Products	190,700	209,030	196,990
Recreational Accessories	286,580	306,200	314,310

Total	$1,020,530	$1,000,860	$931,400

Impairment of Assets and Goodwill
Packaging Systems	$—	$—	$2,280
RV & Trailer Products	98,010	310	100
Recreational Accessories	19,000	2,650	—

Total	$117,010	$2,960	$2,380

Operating Profit (Loss)
Packaging Systems	$33,770	$30,590	$27,940
Energy Products	22,790	15,210	9,160
Industrial Specialties	38,830	31,650	21,810
RV & Trailer Products	(79,650)	26,790	25,560
Recreational Accessories	(4,910)	2,120	26,050
Corporate expenses and management fees	(24,450)	(22,040)	(22,000)

Total	$(13,620)	$84,320	$88,520

Capital Expenditures
Packaging Systems	$11,450	$8,680	$17,800
Energy Products	3,380	1,720	1,230
Industrial Specialties	4,210	2,440	3,980
RV & Trailer Products	4,820	4,690	7,070
Recreational Accessories	1,700	2,700	5,750
Corporate	80	70	280

Total	$25,640	$20,300	$36,110

Depreciation and Amortization
Packaging Systems	$13,150	$11,580	$10,720
Energy Products	2,290	2,310	2,560
Industrial Specialties	4,660	4,980	4,600
RV & Trailer Products	7,340	7,430	7,430
Recreational Accessories	10,750	10,590	10,640
Corporate	330	200	240

Total	$38,520	$37,090	$36,190

Operating Net Assets
Packaging Systems	$395,310	$371,990	$396,610
Energy Products	90,340	85,360	79,910
Industrial Specialties	116,760	114,290	116,350
RV & Trailer Products	150,350	241,260	269,190
Recreational Accessories	354,690	392,360	387,270
Corporate	(14,900)	(18,300)	(26,070)

Subtotal from continuing operations	1,092,550	1,186,960	1,223,260
Discountinued operations	(11,760)	8,320	85,050

Total operating net assets	1,080,790	1,195,280	1,308,310

Current liabilities	205,270	233,230	213,890

Consolidated assets	$1,286,060	$1,428,510	$1,522,200

Adjusted EBITDA
Packaging Systems	$46,680	$40,350	$41,370
Energy Products	25,070	17,550	11,700
Industrial Specialties	43,510	36,660	26,490
RV & Trailer Products	26,050	34,280	33,370
Recreational Accessories	24,540	14,930	36,880
Corporate expenses and management fees	(28,110)	(25,490)	(22,680)

Subtotal from continuing operations	137,740	118,280	127,130
Discountinued operations	(15,050)	(5,140)	(9,660)

Total	$122,690	$113,140	$117,470

The following is a reconciliation of the Company's Adjusted EBITDA to net loss before cumulative effect of accounting change:

	Year ended December 31,
	2006	2005	2004
	(dollars in thousands)
Net loss before effect of cumulative accounting change	$(128,910)	$(45,460)	$(2,190)
Income tax benefit(a)	(6,520)	(30,580)	(4,290)
Interest expense	79,060	75,210	67,650
Debt extinguishment costs	8,610	—	—
Change in asset retirement obligation of discontinued operations	(550)	—	—
Impairment of assets	15,760	73,220	10,650
Impairment of goodwill	116,500	—	—
Write-off of deferred equity offering costs	—	—	1,140
Depreciation and amortization	38,740	40,750	44,510

Adjusted EBITDA	$122,690	$113,140	$117,470

(a)
Includes addback of income tax benefit of approximately $9.2 million, $32.6 million and $10.2 million recorded in 2006, 2005 and 2004, respectively, related to discontinued operations. See Note 5, "Discontinued Operations and Assets Held for Sale."

        The following table presents the Company's revenues for each of the years ended December 31 and operating net assets at each year ended December 31, attributed to each subsidiary's continent of domicile. There was no single non-U.S. country for which revenue and net assets were material to the combined revenues and net assets of the Company taken as a whole.

	As of December 31,
	2006		2005		2004
	Sales	Operating Net Assets	Sales	Operating Net Assets	Sales	Operating Net Assets
	(dollars in thousands)
Non-U.S.
Europe	$53,670	$90,920	$48,770	$85,530	$51,370	$98,570
Australia	55,140	98,870	56,960	98,700	50,250	33,680
Asia	4,860	6,520	3,780	6,980	1,420	5,740
South America	—	180	50	(270)	400	(230)
Other North America	63,310	65,690	64,420	63,670	87,170	61,390

Total non-U.S.	176,980	262,180	173,980	254,610	190,610	199,150
U.S.
Continuing operations	843,550	830,370	826,880	932,350	740,790	1,024,110
Discontinued operations(a)	—	(11,760)	—	8,320	—	85,050

Total U.S.	843,550	818,610	826,880	940,670	740,790	1,109,160

Total Company	$1,020,530	$1,080,790	$1,000,860	$1,195,280	$931,400	$1,308,310

(a)
See Note 5, "Discontinued Operations and Assets Held for Sale."

        The Company's export sales approximated $147.2 million, $103.9 million and $83.4 million in 2006, 2005 and 2004, respectively.

19. Income Taxes

	Year ended December 31,
	2006	2005	2004
	(dollars in thousands)
Loss from continuing operations before income tax expense:
Domestic	$(121,680)	$(7,580)	$(15,160)
Foreign	16,240	10,600	34,930

Income (loss) from continuing operations before income tax expense	$(105,440)	$3,020	$19,770

Current income tax expense (benefit):
Federal	$(680)	$1,350	$—
State and local	1,440	1,630	2,880
Foreign	4,360	4,050	11,280
Deferred benefit:
Federal	(2,530)	(6,180)	(7,630)
Foreign	150	1,160	(670)

Income tax expense	$2,740	$2,010	$5,860

        The components of deferred taxes at December 31, 2006 and 2005 are as follows:

	2006	2005
	(dollars in thousands)
Deferred tax assets:
Inventories	$6,070	$6,610
Accounts receivable	2,090	2,730
Accrued liabilities and other long-term liabilities	34,050	29,930
Net operating loss carryforward	38,000	27,460

Gross deferred tax asset	80,210	66,730
Valuation allowances	(6,710)	(2,980)

Net deferred tax asset	73,500	63,750

Deferred tax liabilities:
Property and equipment	(26,920)	(21,260)
Intangible assets	(110,460)	(115,590)
Other, principally prepaid expenses	(1,750)	(2,760)

Gross deferred tax liability	(139,130)	(139,610)

Net deferred tax liability	$(65,630)	$(75,860)

        As of December 31, 2006 and 2005, net deferred taxes are classified in the accompanying balance sheet as follows:

	2006			2005
	Current	Long-term	Total	Current	Long-term	Total
	(dollars in thousands)
Deferred tax assets	$24,780	$48,720	$73,500	$20,350	$43,400	$63,750
Deferred tax liabilities	(470)	(138,660)	(139,130)	(230)	(139,380)	$(139,610)

Net deferred taxes	$24,310	$(89,940)	$(65,630)	$20,120	$(95,980)	$(75,860)

        The following is a reconciliation of tax computed at the U.S. federal statutory rate to income tax expense (benefit) allocated to income (loss) from continuing operations before income taxes:

	2006	2005	2004
U.S. federal statutory rate	35%	35%	35%
Tax at U.S. federal statutory rate	$(36,900)	$1,060	$6,920
State and local taxes, net of federal tax benefit	(290)	350	850
Differences in effective foreign tax rates	(1,460)	(1,500)	(850)
U.S. tax on undistributed foreign earnings	—	370	—
Extraterritorial income exclusion	(580)	(1,020)	(1,220)
Goodwill impairment	39,690	—	—
Non-deductible expenses	290	200	290
Valuation allowance	1,740	2,190	460
Other, net	250	360	(590)

Income tax expense	$2,740	$2,010	$5,860

        As of December 31, 2006, the Company has unused U.S. net operating loss (NOL) carryforwards and a capital loss carryforward of approximately $87.4 million and $4.1 million, respectively. The NOL carryforwards will expire between the years of 2022 and 2026. The capital loss carryforward will expire in the year 2011. In addition, the Company has recorded a deferred tax asset of $8.4 million in relation to various state operating loss carryforwards that expire over a variety of dates through 2026.

        The Company has recorded net valuation allowances against certain deferred tax assets of $6.7 and $3.0 million as of December 31, 2006 and 2005, respectively. The valuation allowances were determined in accordance with the provisions of FASB Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes," which requires an assessment of positive and negative evidence when measuring the need for a valuation allowance, on a jurisdiction-by-jurisdiction basis.

        The American Jobs Creation Act of 2004, enacted on October 22, 2004, provided for a temporary 85% dividends received deduction on certain non-U.S. earnings repatriated in 2005. The Company made a dividend distribution of approximately $55.8 million from accumulated earnings & profits. Prior to 2005, the Company had provided for applicable federal taxes of approximately $3.1 million on the anticipated repatriation of foreign earnings. The 2005 dividend resulted in the Company recording an additional tax expense of approximately $0.4 million in 2005 related to federal taxes on foreign accumulated earnings and profits.

        In general, it is the practice and intention of the Company to reinvest the earnings of its non-U.S. subsidiaries in those operations. As of December 31, 2006, the Company has not made a provision for U.S. or additional foreign withholding taxes on approximately $115.7 million of the excess of the amount for financial reporting over the tax basis of investments in foreign subsidiaries that are essentially permanent in duration. Generally, such amounts become subject to U.S. taxation upon remittance of dividends and under certain other circumstances. It is not practicable to estimate the amount of deferred tax liability related to investments in these foreign subsidiaries.

        Cash taxes paid with respect to federal, state, and foreign jurisdictions were $14.1 million, $12.6 million and $10.2 million in 2006, 2005, and 2004, respectively.

20. Summary Quarterly Financial Data

	As of December 31, 2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(unaudited, dollars in thousands)
Net Sales	$273,030	$279,640	$244,590	$223,270
Gross Profit	73,340	75,060	66,900	58,220
Income (loss) from continuing operations	4,940	6,540	(2,260)	(117,400)
Loss from discontinued operations, net of income taxes	(1,340)	(4,030)	(10,870)	(4,490)
Net income (loss)	3,600	2,510	(13,130)	(121,890)
Earnings (loss) per share—basic:
Continuing operations	$0.25	$0.32	$(0.11)	$(5.65)
Discontinued operations, net of income tax benefit	(0.07)	(0.20)	(0.54)	(0.22)

Net income (loss) per share	$0.18	$0.12	$(0.65)	$(5.87)

Weighted average shares—basic	20,010,000	20,010,000	20,132,201	20,759,500

Earnings (loss) per share—diluted:
Continuing operations	$0.24	$0.31	$(0.11)	$(5.65)
Discontinued operations, net of income tax benefit	(0.07)	(0.19)	(0.54)	(0.22)

Net income (loss) per share	$0.17	$0.12	$(0.65)	$(5.87)

Weighted average shares—diluted	20,760,000	20,760,000	20,132,201	20,759,500

	As of December 31, 2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(unaudited, dollars in thousands except per share amounts)
Net Sales	$259,970	$269,580	$246,040	$225,270
Gross Profit	65,000	68,580	59,930	53,480
Income (loss) from continuing operations	3,600	4,900	2,130	(9,620)
Loss from discontinued operations, net of income tax benefit	(1,090)	(850)	(1,900)	(42,630)
Cumulative effect of change in accounting principle, net of income tax benefit	—	—	—	(420)
Net income (loss)	2,510	4,050	230	(52,670)
Earnings (loss) per share—basic:
Continuing operations	$0.18	$0.24	$0.11	$(0.48)
Discontinued operations, net of income tax benefit	(0.05)	(0.04)	(0.09)	(2.14)
Cumulative effect of change in accounting principle	—	—	—	(0.02)

Net income (loss) per share	$0.13	$0.20	$0.02	$(2.64)

Weighted average shares—basic	20,010,000	20,010,000	20,010,000	20,010,000

Earnings (loss) per share—diluted:
Continuing operations	$0.17	$0.24	$0.10	$(0.48)
Discontinued operations, net of income tax benefit	(0.05)	(0.04)	(0.09)	(2.14)
Cumulative effect of change in accounting principle	—	—	—	(0.02)

Net income (loss) per share	$0.12	$0.20	$0.01	$(2.64)

Weighted average shares—diluted	20,760,000	20,760,000	20,760,000	20,010,000

21. Supplemental Guarantor Condensed Combining and Consolidating Financial Statements

        Under an indenture dated June 6, 2002, TriMas Corporation, the parent company (Parent), issued 9 7/8% senior subordinated notes due 2012 in a total principal amount of $437.8 million (face value). These Notes are guaranteed by substantially all of the Company's domestic subsidiaries (Guarantor Subsidiaries). All of the Guarantor Subsidiaries are 100% owned by the Parent and their guarantees are full, unconditional, joint and several. The Company's non-domestic subsidiaries and TSPC, Inc. have not guaranteed the Notes (Non-Guarantor Subsidiaries). The Guarantor Subsidiaries have also guaranteed amounts outstanding under the Company's Credit Facility.

        The accompanying supplemental guarantor condensed, combining or consolidating financial information is presented on the equity method of accounting for all periods presented. Under this method, investments in subsidiaries are recorded at cost and adjusted for the Company's share in the subsidiaries' cumulative results of operations, capital contributions and distributions and other changes in equity. Elimination entries relate primarily to the elimination of investments in subsidiaries and associated intercompany balances and transactions.

Supplemental Guarantor
Condensed Financial Statements
Consolidated Balance Sheet
(Dollars in thousands)

	December 31, 2006
	Parent	Guarantor	Non- Guarantor	Eliminations	Consolidated Total
Assets
Current assets:
Cash and cash equivalents	$—	$460	$3,140	$—	$3,600
Receivables, net	—	80,490	18,750	—	99,240
Receivables, intercompany	—	320	—	(320)	—
Inventories, net	—	145,140	20,220	—	165,360
Deferred income taxes	—	23,750	560	—	24,310
Prepaid expenses and other current assets	—	6,050	1,270	—	7,320
Assets of discontinued operations held for sale	—	11,770	—	—	11,770

Total current assets	—	267,980	43,940	(320)	311,600
Investments in subsidiaries	645,290	164,040	—	(809,330)	—
Property and equipment, net	—	109,780	55,420	—	165,200
Goodwill	—	417,150	112,580	—	529,730
Intangibles and other assets	25,950	249,230	19,600	(15,250)	279,530

Total assets	$671,240	$1,208,180	$231,540	$(824,900)	$1,286,060

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$—	$3,620	$6,080	$—	$9,700
Accounts payable, trade	—	81,860	18,210	—	100,070
Accounts payable, intercompany	—	—	320	(320)	—
Accrued liabilities	1,920	60,450	8,980	—	71,350
Due to Metaldyne	—	620	—	—	620
Liabilities of discontinued operations	—	23,530	—	—	23,530

Total current liabilities	1,920	170,080	33,590	(320)	205,270
Long-term debt	436,540	270,500	17,750	—	724,790
Deferred income taxes	—	89,030	16,160	(15,250)	89,940
Other long-term liabilities	—	29,800	—	—	29,800
Due to Metaldyne	—	3,480	—	—	3,480

Total liabilities	438,460	562,890	67,500	(15,570)	1,053,280

Total shareholders' equity	232,780	645,290	164,040	(809,330)	232,780

Total liabilities and shareholders' equity	$671,240	$1,208,180	$231,540	$(824,900)	$1,286,060

Supplemental Guarantor
Condensed Financial Statements
Consolidated Balance Sheet
(Dollars in thousands)

	December 31, 2005
	Parent	Guarantor	Non- Guarantor	Eliminations	Consolidated Total
Assets
Current assets:
Cash and cash equivalents	$—	$250	$3,480	$—	$3,730
Receivables, net	—	76,990	12,970	—	89,960
Receivables, intercompany	—	—	510	(510)	—
Inventories, net	—	131,080	17,370	—	148,450
Deferred income taxes	—	19,710	410	—	20,120
Prepaid expenses and other current assets	—	6,160	890	—	7,050
Assets of discontinued operations held for sale	—	46,730	—	—	46,730

Total current assets	—	280,920	35,630	(510)	316,040
Investments in subsidiaries	757,450	133,230	—	(890,680)	—
Property and equipment, net	—	113,180	51,070	—	164,250
Goodwill	—	538,160	106,620	—	644,780
Intangibles and other assets	30,140	270,770	19,990	(17,460)	303,440

Total assets	$787,590	$1,336,260	$213,310	$(908,650)	$1,428,510

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$—	$4,690	$11,230	$—	$15,920
Accounts payable, trade	—	85,040	26,210	—	111,250
Accounts payable, intercompany	—	510	—	(510)	—
Accrued liabilities	1,920	52,960	7,920	—	62,800
Due to Metaldyne	—	4,850	—	—	4,850
Liabilities of discontinued operations	—	38,410	—	—	38,410

Total current liabilities	1,920	186,460	45,360	(510)	233,230
Long-term debt	436,370	255,660	19,730	—	711,760
Deferred income taxes	—	98,490	14,950	(17,460)	95,980
Other long-term liabilities	—	34,720	40	—	34,760
Due to Metaldyne	—	3,480	—	—	3,480

Total liabilities	438,290	578,810	80,080	(17,970)	1,079,210

Total shareholders' equity	349,300	757,450	133,230	(890,680)	349,300

Total liabilities and shareholders' equity	$787,590	$1,336,260	$213,310	$(908,650)	$1,428,510

Supplemental Guarantor
Condensed Financial Statements
Consolidated Statement of Operations
(Dollars in thousands)

	Year ended December 31, 2006
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
Net sales	$—	$883,000	$185,240	$(47,710)	$1,020,530
Cost of sales	—	(647,530)	(147,190)	47,710	(747,010)

Gross profit	—	235,470	38,050	—	273,520
Selling, general and administrative expenses	—	(149,350)	(20,820)	—	(170,170)
Loss on dispositions of property and equipment	—	100	(60)	—	40
Impairment of assets	—	(510)	—	—	(510)
Impairment of goodwill	—	(116,500)	—	—	(116,500)

Operating profit (loss)	—	(30,790)	17,170	—	(13,620)
Interest expense	(43,010)	(31,990)	(4,060)	—	(79,060)
Debt extinguishment costs	—	(8,610)	—	—	(8,610)
Other expense, net	30	(4,010)	(170)	—	(4,150)

Income (loss) before income tax (expense) benefit and equity in net income (loss) of subsidiaries	(42,980)	(75,400)	12,940	—	(105,440)
Income tax (expense) benefit	15,250	(14,650)	(3,340)	—	(2,740)
Equity in net income (loss) of subsidiaries	(101,180)	9,600	—	91,580	—

Income (loss) from continuing
operations	(128,910)	(80,450)	9,600	91,580	(108,180)
Loss from discontinued operations	—	(20,730)	—	—	(20,730)

Net income (loss)	$(128,910)	$(101,180)	$9,600	$91,580	$(128,910)

Supplemental Guarantor
Condensed Financial Statements
Consolidated Statement of Operations
(Dollars in thousands)

	Year ended December 31, 2005
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
Net sales	$—	$865,490	$185,140	$(49,770)	$1,000,860
Cost of sales	—	(660,140)	(143,500)	49,770	(753,870)

Gross profit	—	205,350	41,640	—	246,990
Selling, general and administrative expenses	—	(135,080)	(23,940)	—	(159,020)
Loss on dispositions of property and equipment	—	(640)	(50)	—	(690)
Impairment of assets	—	(2,960)	—	—	(2,960)

Operating profit	—	66,670	17,650	—	84,320
Interest expense	(42,660)	(29,820)	(2,830)	100	(75,210)
Other expense, net	(1,080)	(1,900)	(3,010)	(100)	(6,090)

Income (loss) before income tax (expense) benefit and equity in net income (loss) of subsidiaries	(43,740)	34,950	11,810	—	3,020
Income tax (expense) benefit	17,460	(13,210)	(6,260)	—	(2,010)
Equity in net income (loss) of subsidiaries	(19,600)	5,550	—	14,050	—

Income (loss) from continuing operations	(45,880)	27,290	5,550	14,050	1,010
Loss from discontinued operations	—	(46,470)	—	—	(46,470)
Cumulative effect of change in accounting principle	—	(420)	—	—	(420)

Net income (loss)	$(45,880)	$(19,600)	$5,550	$14,050	$(45,880)

Supplemental Guarantor
Condensed Financial Statements
Consolidated Statement of Operations
(Dollars in thousands)

	Year ended December 31, 2004
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
Net sales	$—	$759,220	$197,510	$(25,330)	$931,400
Cost of sales	—	(557,840)	(142,360)	25,330	(674,870)

Gross profit	—	201,380	55,150	—	256,530
Selling, general and administrative expenses	—	(144,290)	(19,990)	—	(164,280)
Loss on dispositions of property and equipment	—	(660)	(690)	—	(1,350)
Impairment of assets	—	(2,380)	—	—	(2,380)

Operating profit	—	54,050	34,470	—	88,520
Interest expense	(43,750)	(23,340)	(5,560)	5,000	(67,650)
Other expense, net	(1,630)	670	4,860	(5,000)	(1,100)

Income (loss) before income tax (expense) benefit and equity in net income (loss) of subsidiaries	(45,380)	31,380	33,770	—	19,770
Income tax (expense) benefit	15,820	(11,950)	(9,730)	—	(5,860)
Equity in net income (loss) of subsidiaries	27,370	24,040	—	(51,410)	—

Income (loss) from continuing
operations	(2,190)	43,470	24,040	(51,410)	13,910
Loss from discontinued operations	—	(16,100)	—	—	(16,100)

Net income (loss)	$(2,190)	$27,370	$24,040	$(51,410)	$(2,190)

Supplemental Guarantor
Condensed Financial Statements
Consolidated Statement of Cash Flows
(Dollars in thousands)

	For the Year Ended December 31, 2006
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
Cash Flows from Operating Activities:
Net cash provided by (used for) operating activities	$(43,230)	$10,070	$49,040	$—	$15,880

Cash Flows from Investing Activities:
Capital expenditures	—	(22,540)	(7,300)	—	(29,840)
Proceeds from sales of fixed assets	—	7,680	—	—	7,680

Net cash used for investing activities	—	(14,860)	(7,300)	—	(22,160)

Cash Flows from Financing Activities:
Repayments of borrowings on credit facilities	—	(256,900)	(510)	—	(257,410)
Proceeds from borrowings on term loan facilities	—	260,000	—	—	260,000
Proceeds from borrowings on revolving credit facilities	—	683,270	5,600	—	688,870
Repayments of borrowings on revolving credit facilities	—	(672,600)	(10,550)	—	(683,150)
Debt issuance costs	—	(2,160)	—	—	(2,160)
Intercompany transfers (to) from subsidiaries	43,230	(6,610)	(36,620)	—	—

Net cash provided by (used for) financing activities	43,230	5,000	(42,080)	—	6,150

Cash and Cash Equivalents:
Increase (decrease) for the year	—	210	(340)	—	(130)
At beginning of year	—	250	3,480	—	3,730

At end of year	$—	$460	$3,140	$—	$3,600

Supplemental Guarantor
Condensed Financial Statements
Consolidated Statement of Cash Flows
(Dollars in thousands)

	For the Year Ended December 31, 2005
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
Cash Flows from Operating Activities:
Net cash provided by (used for) operating activities	$(43,230)	$25,000	$48,120	$—	$29,890

Cash Flows from Investing Activities:
Capital expenditures	—	(13,640)	(8,030)	—	(21,670)
Proceeds from sales of fixed assets	—	5,030	—	—	5,030

Net cash used for investing activities	—	(8,610)	(8,030)	—	(16,640)

Cash Flows from Financing Activities:
Repayments of borrowings on credit facilities	—	(2,890)	—	—	(2,890)
Proceeds from borrowings on term loan facilities			24,250		24,250
Proceeds from borrowings on revolving credit facilities	—	884,450	—	—	884,450
Repayments of borrowings on revolving credit facilities	—	(916,300)	—		(916,300)
Debt issuance costs	—	(2,120)	—	—	(2,120)
Intercompany transfers (to) from subsidiaries	43,230	26,910	(70,140)	—	—

Net cash provided by (used for) financing activities	43,230	(9,950)	(45,890)	—	(12,610)

Cash and Cash Equivalents:
Increase (decrease) for the year	—	6,440	(5,800)	—	640
At beginning of year	—	520	2,570	—	3,090

At end of year	$—	$6,960	$(3,230)	$—	$3,730

Supplemental Guarantor
Condensed Financial Statements
Consolidated Statement of Cash Flows
(Dollars in thousands)

	For the Year Ended December 31, 2004
	Parent	Guarantor	Non-Guarantor	Eliminations	Total
Cash Flows from Operating Activities:
Net cash provided by (used for) operating	$(43,230)	$64,730	$21,120	$—	$42,620

Cash Flows from Investing Activities:
Capital expenditures	—	(33,640)	(9,350)	—	(42,990)
Proceeds from sales of fixed assets	—	1,650	—	—	1,650
Acquistion of businesses, net of cash acquiried	—	(5,500)	—	—	(5,500)

Net cash used for investing activities	—	(37,490)	(9,350)	—	(46,840)

Cash Flows from Financing Activities:
Repayments of borrowings on credit facilities	—	(2,890)	—	—	(2,890)
Proceeds from borrowings on revolving credit facilities	—	839,320	—	—	839,320
Repayments of borrowings on revolving credit facilities	—	(826,500)	—	—	(826,500)
Payments on notes payable	—	(8,030)	—	—	(8,030)
Debt issuance costs	—	(1,370)	—	—	(1,370)
Intercompany transfers (to) from subsidiaries	43,230	(31,430)	(11,800)	—	—

Net cash provided by (used for) financing activities	43,230	(30,900)	(11,800)	—	530

Cash and Cash Equivalents:
Increase (decrease) for the year	—	(3,660)	(30)	—	(3,690)
At beginning of year	—	4,180	2,600	—	6,780

At end of year	$—	$520	$2,570	$—	$3,090

 TriMas Corporation

Consolidated Balance Sheet

(Unaudited—dollars in thousands)

	March 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$3,900	$3,600
Receivables, net	122,700	99,240
Inventories, net	170,240	165,360
Deferred income taxes	24,300	24,310
Prepaid expenses and other current assets	6,940	7,320
Assets of discontinued operations held for sale	—	11,770

Total current assets	328,080	311,600
Property and equipment, net	166,890	165,200
Goodwill	529,130	529,730
Other intangibles, net	236,550	240,120
Other assets	39,500	39,410

Total assets	$1,300,150	$1,286,060

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$8,230	$9,700
Accounts payable	131,770	100,070
Accrued liabilities	77,300	71,970
Liabilities of discontinued operations	—	23,530

Total current liabilities	217,300	205,270
Long-term debt	715,290	724,790
Deferred income taxes	89,260	89,940
Other long-term liabilities	38,980	33,280

Total liabilities	1,060,830	1,053,280

Preferred stock, $0.01 par: Authorized 100,000,000 shares; Issued and outstanding: None	—	—
Common stock, $0.01 par: Authorized 400,000,000 shares; Issued and outstanding: 20,759,500 shares	210	210
Paid-in capital	399,140	399,070
Accumulated deficit	(208,290)	(215,220)
Accumulated other comprehensive income	48,260	48,720

Total shareholders' equity	239,320	232,780

Total liabilities and shareholders' equity	$1,300,150	$1,286,060

The accompanying notes are an integral part of these financial statements.

 TriMas Corporation

Consolidated Statement of Operations

(Unaudited—dollars in thousands, except for share amounts)

	Three months ended March 31,
	2007	2006
Net sales	$286,690	$273,030
Cost of sales	(207,400)	(199,690)

Gross profit	79,290	73,340
Selling, general and administrative expenses	(45,780)	(44,500)
Loss on dispositions of property and equipment	(170)	(180)

Operating profit	33,340	28,660

Other expense, net:
Interest expense	(18,860)	(19,920)
Other, net	(1,160)	(780)

Other expense, net	(20,020)	(20,700)

Income from continuing operations before income taxes	13,320	7,960
Income tax expense	(4,930)	(3,020)

Income from continuing operations	8,390	4,940
Loss from discontinued operations, net of income taxes	(1,340)	(1,340)

Net income	$7,050	$3,600

Earnings (loss) per share—basic:
Continuing operations	$0.40	$0.25
Discontinued operations, net of income taxes	(0.06)	(0.07)

Net income per share	$0.34	$0.18

Weighted average common shares—basic	20,759,500	20,010,000

Earnings (loss) per share—diluted:
Continuing operations	$0.40	$0.24
Discontinued operations, net of income taxes	(0.06)	(0.07)

Net income per share	$0.34	$0.17

Weighted average common shares—diluted	20,759,500	20,760,000

The accompanying notes are an integral part of these financial statements.

 TriMas Corporation

Consolidated Statement of Cash Flows

(Unaudited—dollars in thousands)

	Three months ended March 31,
	2007	2006
Cash Flows from Operating Activities:
Net income	$7,050	$3,600
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on dispositions of property and equipment	380	100
Depreciation	5,930	5,910
Amortization of intangible assets	3,910	4,020
Amortization of debt issue costs	730	1,360
Deferred income taxes	660	(240)
Non-cash compensation expense	70	420
Net proceeds from sale of receivables and receivables securitization	28,750	25,120
Increase in receivables	(51,930)	(29,630)
Increase in inventories	(5,700)	(14,490)
Decrease in prepaid expenses and other assets	1,910	200
Increase in accounts payable and accrued liabilities	35,910	14,320
Other, net	(730)	320

Net cash provided by operating activities	26,940	11,010

Cash Flows from Investing Activities:
Capital expenditures	(19,480)	(5,290)
Net proceeds from disposition of businesses and other assets	4,000	640

Net cash used for investing activities	(15,480)	(4,650)

Cash Flows from Financing Activities:
Repayment of term loan facilities	(860)	(700)
Proceeds from borrowings on revolving credit facilities	144,150	167,710
Repayments of borrowings on revolving credit facilities	(154,450)	(175,390)

Net cash used for financing activities	(11,160)	(8,380)

Cash and Cash Equivalents:
Increase (decrease) for the period	300	(2,020)
At beginning of period	3,600	3,730

At end of period	$3,900	$1,710

Supplemental disclosure of cash flow information:
Cash paid for interest	$6,630	$5,280

Cash paid for taxes	$2,260	$4,930

The accompanying notes are an integral part of these financial statements.

 TriMas Corporation
Consolidated Statement of Shareholders' Equity
Three Months Ended March 31, 2007
(Unaudited—dollars in thousands)

	Common Stock	Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
Balances, December 31, 2006	$210	$399,070	$(215,220)	$48,720	$232,780
Comprehensive income:
Net income	—	—	7,050	—	7,050
Foreign currency translation	—	—	—	1,770	1,770

Total comprehensive income					8,820
Non-cash compensation expense	—	70	—	—	70
Cumulative impact of change in accounting for benefit plans (net of tax of $1.3 million)(Note 14)	—	—	—	(2,230)	(2,230)
Cumulative impact of change in accounting for uncertainties in income taxes (Note 3)	—	—	(120)	—	(120)

Balances, March 31, 2007	$210	$399,140	$(208,290)	$48,260	$239,320

The accompanying notes are an integral part of these financial statements.

 TRIMAS CORPORATION
NOTES TO FINANCIAL STATEMENTS
(unaudited)

1.     Basis of Presentation

        TriMas Corporation ("TriMas" or the "Company"), and its consolidated subsidiaries, is a global manufacturer of products for commercial, industrial and consumer markets. The Company is principally engaged in five business segments with diverse products and market channels. Packaging Systems is a manufacturer and distributor of steel and plastic closure caps, drum enclosures, rings and levers, dispensing systems for industrial and consumer markets, as well as specialty laminates, jacketings and insulation tapes used with fiberglass insulation as vapor barriers in commercial and industrial construction applications. Energy Products is a manufacturer and distributor of a variety of engines and engine replacement parts for the oil and gas industry as well as metallic and non-metallic industrial gaskets and fasteners for the petroleum refining, petrochemical and other industrial markets. Industrial Specialties designs and manufactures a diverse range of industrial products for use in niche markets within the aerospace, industrial, automotive, defense, and medical equipment markets. These products include highly engineered specialty fasteners for the aerospace industry, high-pressure and low-pressure cylinders for the transportation, storage and dispensing of compressed gases, specialty fasteners for the automotive industry, specialty precision tools such as center drills, cutters, end mills, reamers, master gears, punches, and specialty ordnance components and steel cartridge cases. RV & Trailer Products is a manufacturer and distributor of custom-engineered trailer products, brake control solutions, lighting accessories and roof racks for the recreational vehicle, agricultural/industrial, marine, automotive and commercial trailer markets. Recreational Accessories manufactures towing products, functional vehicle accessories and cargo management solutions including vehicle hitches and receivers, sway controls, weight distribution and fifth-wheel hitches, hitch-mounted accessories, and other accessory components which are distributed through independent installers and retail outlets.

        During the fourth quarter of 2005, the Company committed to a plan to sell its industrial fasteners business. The industrial fastening business consisted of three locations: Wood Dale, Illinois, Frankfort, Indiana and Lakewood, Ohio. The Wood Dale and Lakewood operating locations were sold in December 2006. The Frankfort operating location was sold in February 2007. The industrial fastening business is presented as discontinued operations. See Note 2, "Discontinued Operations and Assets Held for Sale."

        The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries and in the opinion of management, contain all adjustments, including adjustments of a normal and recurring nature, necessary for a fair presentation of financial position and results of operations. Results of operations for interim periods are not necessarily indicative of results for the full year. The accompanying consolidated financial statements and notes thereto should be read in conjunction with the Company's 2006 Annual Report on Form 10-K.

2.     Discontinued Operations and Assets Held for Sale

        During the fourth quarter of 2005, the Company committed to a plan to sell its industrial fastening business. The industrial fastening business consisted of three locations: Wood Dale, Illinois, Frankfort, Indiana and Lakewood, Ohio. The Company sold the Wood Dale and Lakewood operating locations in December 2006 for gross cash proceeds of approximately $5.6 million and a short-term note receivable of approximately $0.2 million. In February 2007, the Company sold the Frankfort operating location for gross cash proceeds of approximately $4.0 million and a note receivable of $2.5 million.

        During the second quarter of 2006, the Company sold its asphalt-coated paper line of business, which was part of the Packaging Systems operating segment, for approximately $1.1 million.

        The results of the industrial fastening business and the asphalt-coated paper business are reported as discontinued operations for all periods presented.

        Results of discontinued operations are summarized as follows:

	Three months ended March 31,
	2007	2006
	(dollars in thousands)
Net sales	$6,550	$25,720

Loss from discontinued operations before income tax (expense) benefit	$(1,290)	$(2,190)
Income tax (expense) benefit	(50)	850

Loss from discontinued operations, net of income tax (expense) benefit	$(1,340)	$(1,340)

        Assets and liabilities of the discontinued operations held for sale are summarized as follows:

	March 31, 2007	December 31, 2006
	(dollars in thousands)
Receivables, net	$—	$7,750
Inventories, net	—	4,020

Total assets	$—	$11,770

Accounts payable	$—	$8,420
Accrued liabilities and other	—	15,110

Total liabilities	$—	$23,530

3.     Income Taxes

        Effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48 'Accounting for Uncertainty in Income Taxes' ('FIN 48'). FIN 48 specifies the way companies are to account for uncertainty in income tax reporting, and prescribes a methodology for recognizing, reversing, and measuring the tax benefits of a tax position taken, or expected to be taken, in a tax return.

        As a result of adopting FIN 48, the Company recorded a net increase of $0.1 million to reserves for unrecognized tax benefits, which was accounted for as a cumulative effect adjustment to the January 1, 2007 balance of accumulated deficit. Including the impact of the cumulative effect adjustment, as of January 1, 2007, the Company had unrecognized tax benefits of approximately $5.4 million. Interest and penalties related to unrecognized tax benefits are recorded in income tax expense. As of January 1, 2007, the Company had $0.8 million of accrued interest and penalties included in the reported amount of unrecognized tax benefits. Included in our unrecognized tax benefits are $5.4 million of uncertain tax positions that would impact our effective tax rate if recognized. We do not expect any significant increases or decreases to our unrecognized tax benefits within twelve months of this reporting date.

        As of January 1, 2007, the Company is subject to U.S. Federal income tax examinations for the tax years 2002 through 2006, and to non-U.S. income tax examinations for tax years 2000 through 2006. In addition, the Company is subject to state and local income tax examinations for the tax years 2002 through 2006. There are no income tax examinations currently in process.

4.     Goodwill and Other Intangible Assets

        Changes in the carrying amount of goodwill for the three months ended March 31, 2007 are summarized as follows:

	Packaging Systems	Energy Products	Industrial Specialties	RV & Trailer Products	Recreational Accessories	Total
	(dollars in thousands)
Balance, December 31, 2006	$186,680	$45,190	$62,720	$140,830	$94,310	$529,730
Adjustment to tax contingencies established in purchase accounting	—	—	—	(450)	(1,060)	(1,510)
Foreign currency translation	540	50	—	40	280	910

Balance, March 31, 2007	$187,220	$45,240	$62,720	$140,420	$93,530	$529,130

        The gross carrying amounts and accumulated amortization of the Company's other intangibles as of March 31, 2007 and December 31, 2006 are summarized below. The Company amortizes these assets over periods ranging from 1 to 30 years.

	As of March 31, 2007		As of December 31, 2006
Intangible Category by Useful Life	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(dollars in thousands)
Customer relationships:
6—12 years	$26,500	$(16,380)	$26,500	$(15,900)
15—25 years	172,040	(43,100)	171,920	(40,730)

Total customer relationships	198,540	(59,480)	198,420	(56,630)

Technology and other:
1—15 years	26,020	(16,730)	26,010	(16,170)
17—30 years	40,360	(11,240)	40,180	(10,780)

Total technology and other	66,380	(27,970)	66,190	(26,950)

Trademark/Trade names (indefinite life)	63,430	(4,320)	63,400	(4,310)

	$328,350	$(91,770)	$328,010	$(87,890)

        Amortization expense related to technology and other intangibles was approximately $1.0 million for each of the three months ended March 31, 2007 and 2006, respectively. These amounts are included in cost of sales in the accompanying consolidated statement of operations. Amortization expense related to customer intangibles was $2.8 million and $3.0 million for the three months ended March 31, 2007 and 2006, respectively. These amounts are included in selling, general and administrative expenses in the accompanying consolidated statement of operations.

5.     Accounts Receivable Securitization

        TriMas is party to a receivables securitization facility through TSPC, Inc. (TSPC), a wholly-owned subsidiary, to sell trade accounts receivable of substantially all of the Company's domestic business operations.

        TSPC from time to time may sell an undivided fractional ownership interest in the pool of receivables up to approximately $125.0 million to a third party multi-seller receivables funding company. The net proceeds of sales are less than the face amount of accounts receivable sold by an amount that approximates the purchaser's financing costs, which amounted to a total of $0.8 million and $0.9 million for the three months ended March 31, 2007 and 2006, respectively. Such amounts are included in other, net in the accompanying consolidated statement of operations. As of March 31, 2007 and December 31, 2006, the Company's funding under the facility was approximately $44.4 million and $19.6 million, respectively, with an additional $8.8 million and $29.0 million, respectively, available but not utilized. When the Company sells receivables under this arrangement, the Company retains a subordinated interest in the receivables sold. The retained interest in receivables sold is included in receivables in the accompanying balance sheet and approximated $56.2 million and $71.6 million at March 31, 2007 and December 31, 2006, respectively. The usage fee under the facility is 1.35%. In addition, the Company is required to pay a fee of 0.5% on the unused portion of the facility. This facility expires on December 31, 2007.

        The financing costs are determined by calculating the estimated present value of the receivables sold compared to their carrying amount. The estimated present value factor is based on historical collection experience and a discount rate representing a spread over LIBOR as prescribed under the terms of the securitization agreement. As of March 31, 2007 and 2006, the financing costs were based on an average liquidation period of the portfolio of approximately 1.2 months and 1.3 months, respectively, and an average discount rate of 3.2% for both periods.

        In the three months ended March 31, 2007 and 2006, the Company sold an undivided interest in approximately $3.9 million and $2.8 million, respectively, of accounts receivable under a factoring arrangement at three of its European subsidiaries. These transactions were accounted for as a sale and the receivables were sold at a discount from face value approximating 1.6%. Costs associated with these transactions were approximately $0.06 million and $0.04 million, respectively, and are included in other, net in the accompanying consolidated statement of operations.

6.     Inventories

        Inventories consist of the following:

	March 31, 2007	December 31, 2006
	(dollars in thousands)
Finished goods	$104,160	$83,310
Work in process	23,150	23,070
Raw materials	42,930	58,980

Total inventories	$170,240	$165,360

7.     Property and Equipment, Net

        Property and equipment consists of the following:

	March 31, 2007	December 31, 2006
	(dollars in thousands)
Land and land improvements	$5,280	$5,310
Buildings	45,680	45,130
Machinery and equipment	233,700	227,030

	284,660	277,470
Less: Accumulated depreciation	117,770	112,270

Property and equipment, net	$166,890	$165,200

        Depreciation expense was $5.9 million for each of the three months ended March 31, 2007 and 2006, respectively.

8.     Long-term Debt

        The Company's long-term debt consists of the following:

	March 31, 2007	December 31, 2006
	(dollars in thousands)
Bank debt	$264,340	$274,060
Non-U.S. bank debt and other	22,600	23,890
9 7/8% subordinated notes, due June 2012	436,580	436,540

	723,520	734,490
Less: Current maturities, long-term debt	8,230	9,700

Long-term debt	$715,290	$724,790

  U.S. Bank Debt

        The Company is a party to a credit facility consisting of a $90.0 million revolving credit facility, a $60.0 million deposit-linked supplemental revolving credit facility and a $260.0 million term loan facility (collectively, the "Credit Facility"). Under the Credit Facility, the revolving credit facilities mature on August 2, 2011, while the term loan matures on August 2, 2013 (or February 28, 2012 if the Company's existing senior subordinated notes are still outstanding as of that date). The Company is also able to issue letters of credit, not to exceed $65.0 million in aggregate, against its revolving credit facility commitments. At March 31, 2007 and December 31, 2006, the Company had letters of credit of approximately $35.7 million and $45.0 million, respectively, issued and outstanding. The weighted average interest rate on borrowings under the Credit Facility was 7.98% and 8.22% at March 31, 2007 and December 31, 2006, respectively.

        At March 31, 2007, the Company had $5.6 million outstanding under its revolving credit facility and had an additional $108.7 million potentially available after giving effect to the $35.7 million letters of credit issued and outstanding. However, including availability under its accounts receivable facility and after consideration of leverage restrictions contained in the Credit Facility, the Company had approximately $88.9 million of borrowing capacity available to it under its revolving credit facility and receivables securitization for general corporate purposes.

        The bank debt is an obligation of the Company and its subsidiaries. Although the terms of the Credit Facility do not restrict the Company's subsidiaries from making distributions to it in respect of its 9 7/8% senior subordinated notes, it does contain certain other limitations on the distribution of funds from TriMas Company LLC, the principal subsidiary, to the Company. The restricted net assets of the guarantor subsidiaries, of approximately $676.6 million and $645.3 million at March 31, 2007 and December 31, 2006, respectively, are presented in the financial information in Note 15, "Supplemental Guarantor Condensed Consolidating Financial Information." The Credit Facility also contains various negative and affirmative covenants and other requirements affecting the Company and its subsidiaries, including: restrictions on incurrence of debt, except for permitted acquisitions and subordinated indebtedness, liens, mergers, investments, loans, advances, guarantee obligations, acquisitions, asset dispositions, sale-leaseback transactions greater than $90.0 million if sold at fair market value, hedging agreements, dividends and other restricted junior payments, stock repurchases, transactions with affiliates, restrictive agreements and amendments to charters, by-laws, and other material documents. The Credit Facility also requires the Company and its subsidiaries to meet certain restrictive financial covenants and ratios computed quarterly, including a leverage ratio (total consolidated indebtedness plus outstanding amounts under the accounts receivable securitization facility over consolidated EBITDA, as defined), interest expense ratio (consolidated EBITDA, as defined, over cash interest expense, as defined) and a capital expenditures covenant. The Company was in compliance with its covenants at March 31, 2007.

        Principal payments required on the Credit Facility term loan are: $0.7 million due each calendar quarter through June 30, 2013, with $242.5 million due on August 2, 2013 (which may be changed to February 2012 if the Company's senior subordinated notes are still outstanding at that time).

  Non-U.S. bank debt

        In the United Kingdom, the Company's subsidiary is party to a revolving debt agreement which is secured by a letter of credit under the Credit Facility. At March 31, 2007, the balance outstanding under this arrangement was $0.5 million at an interest rate of 6.45%.

        In Italy, the Company's subsidiary is party to a loan agreement for a term of seven years, at a rate 0.75% above EURIBOR (Euro Interbank Offered Rate), and is secured by land and buildings of the subsidiary. At March 31, 2007, the balance outstanding under this agreement was $5.6 million at an interest rate of 4.48%.

        In Australia, the Company's subsidiary is party to a debt agreement which matures December 31, 2010 and is secured by substantially all the assets of the subsidiary. At March 31, 2007, the balance outstanding under this agreement was $16.4 million at a weighted average interest rate of 6.8%.

  Notes

        The 9 7/8% senior subordinated notes due 2012 (Notes) indenture contains negative and affirmative covenants and other requirements that are comparable to those contained in the Credit Facility. At March 31, 2007, the Company was in compliance with all such covenant requirements.

9.     Commitments and Contingencies

        A civil suit was filed in the United States District Court for the Central District of California in December 1988 by the United States of America and the State of California against more than 180 defendants, including us, for alleged release into the environment of hazardous substances disposed of at the Operating Industries, Inc. site in California. This site served for many years as a depository for municipal and industrial waste. The plaintiffs have requested, among other things, that the defendants clean up the contamination at that site. Consent decrees have been entered into by the plaintiffs and a group of the defendants, including us, providing that the consenting parties perform certain remedial work at the site and reimburse the plaintiffs for certain past costs incurred by the plaintiffs at the site. We estimate that our share of the clean-up costs will not exceed $500,000, for which we have insurance proceeds. Plaintiffs had sought other relief such as damages arising out of claims for negligence, trespass, public and private nuisance, and other causes of action, but the consent decree governs the remedy. Based upon our present knowledge and subject to future legal and factual developments, we do not believe that this matter will have a material adverse effect on our financial position, results of operations or cash flows.

        As of March 31, 2007, we were a party to approximately 1,650 pending cases involving an aggregate of approximately 10,229 claimants alleging personal injury from exposure to asbestos containing materials formerly used in gaskets (both encapsulated and otherwise) manufactured or distributed by certain of our subsidiaries for use primarily in the petrochemical refining and exploration industries. The following chart summarizes the number of claimants, number of claims filed, number of claims dismissed, number of claims settled, the average settlement amount per claim and the total defense costs, exclusive of amounts reimbursed under our primary insurance, at the applicable date and for the applicable periods:

	Claims pending at beginning of period	Claims filed during period	Claims dismissed during period	Claims settled during period	Average settlement amount per claim during period	Total defense costs during period
Fiscal year ended December 31, 2006	19,416	3,766	12,508	123	$5,613	$4,895,104
Three months ended March 31, 2007	10,551	125	417	30	$20,958	$1,258,145

        In addition, we acquired various companies to distribute our products that had distributed gaskets of other manufacturers prior to acquisition. We believe that many of our pending cases relate to locations at which none of our gaskets were distributed or used.

        We may be subjected to significant additional asbestos-related claims in the future, the cost of settling cases in which product identification can be made may increase, and we may be subjected to further claims in respect of the former activities of our acquired gasket distributors. We note that we are unable to make a meaningful statement concerning the monetary claims made in the asbestos cases given that, among other things, claims may be initially made in some jurisdictions without specifying the amount sought or by simply stating the requisite or maximum permissible monetary relief, and may be amended to alter the amount sought. The large majority of claims do not specify the amount sought. Of the 10,229 claims pending at March 31, 2007, 156 set forth specific amounts of damages (other than those stating the statutory minimum or maximum). 128 of the 156 claims sought between $1.0 million and $5.0 million in total damages (which includes compensatory and punitive damages) and 28 sought between $5.0 million and $10.0 million in total damages (which includes compensatory and punitive damages). Solely with respect to compensatory damages, 135 of the 156 claims sought between $50,000 and $600,000 and 21 sought between $1.0 million and $5.0 million. Solely with respect to punitive damages, 128 of the 156 claims sought between $1.0 million and $2.5 million and 28 sought $5.0 million. In addition, relatively few of the claims have reached the discovery stage and even fewer claims have gone past the discovery stage.

        Total settlement costs (exclusive of defense costs) for all such cases, some of which were filed over 20 years ago, have been approximately $4.4 million. All relief sought in the asbestos cases is monetary in nature. To date, approximately 50% of our costs related to settlement and defense of asbestos litigation have been covered by our primary insurance. Effective February 14, 2006, we entered into a coverage-in-place agreement with our first level excess carriers regarding the coverage to be provided to us for asbestos-related claims when the primary insurance is exhausted. The coverage-in-place agreement makes coverage available to us that might otherwise be disputed by the carriers and provides a methodology for the administration of asbestos litigation defense and indemnity payments. The coverage in place agreement allocates payment responsibility among the primary carrier, excess carriers and the Company's subsidiary.

        Based on the settlements made to date and the number of claims dismissed or withdrawn for lack of product identification, we believe that the relief sought (when specified) does not bear a reasonable relationship to our potential liability. Based upon our experience to date and other available information (including the availability of excess insurance), we do not believe that these cases will have a material adverse effect on our financial position and results of operations or cash flows.

        We are subject to other claims and litigation in the ordinary course of our business, but do not believe that any such claim or litigation will have a material adverse effect on our financial position and results of operations or cash flows.

10.   Related Parties

  Metaldyne Corporation

        On January 11, 2007, Metaldyne merged into a subsidiary of Asahi Tec Corporation ("Asahi") whereby Metaldyne became a wholly-owned subsidiary of Asahi. In connection with the consummation of the merger, Metaldyne dividended the 4,825,587 shares of the Company's common stock that it owned on a pro rata basis to the holders of Metaldyne's common stock at the time of such dividend. As a result of the merger, Metaldyne and the Company are no longer related parties. The remaining contractual obligations to Metaldyne, which previously were classified as "Due to Metaldyne" in the Company's balance sheet are now classified as accrued liabilities in the accompanying consolidated balance sheet and were approximately $4.1 million at March 31, 2007.

  Heartland Industrial Partners

        The Company is party to an advisory services agreement with Heartland Industrial Partners ("Heartland") at an annual fee of $4.0 million plus expenses. Heartland was paid $1.0 million for each of the three month periods ended March 31, 2007 and 2006, respectively, for such fees and expenses under this agreement. Such amounts are included in selling, general and administrative expenses in the accompanying consolidated statement of operations.

  Related Party Sales

        The Company sold fastener products to Metaldyne in the amount of approximately $0.1 million in each of the three month periods ended March 31, 2007 and 2006, respectively. The Company also sold fastener products to affiliates of a shareholder in the amount of approximately $2.0 million in the three months ended March 31, 2006. These amounts are included in results of discontinued operations. See Note 2, "Discontinued Operations and Assets Held for Sale."

11.   Segment Information

        TriMas' reportable operating segments are business units that provide unique products and services. Each operating segment is separately managed, requires different technology and marketing strategies and has separate financial information evaluated regularly by the Company's chief operating decision maker in determining resource allocation and assessing performance. TriMas has five operating segments involved in the manufacture and sale of products described below. Within these operating segments, there are no individual products or product families for which reported revenues accounted for more than 10% of the Company's consolidated revenues.

        Packaging Systems—Steel and plastic closure caps, drum enclosures, rings and levers, and dispensing systems for industrial and consumer markets, as well as flame-retardant facings, jacketings and insulation tapes used with fiberglass insulation as vapor barriers in commercial, industrial, and residential construction applications.

        Energy Products—Engines and engine replacement parts for the oil and gas industry as well as metallic and non-metallic industrial gaskets and fasteners for the petroleum refining, petrochemical and other industrial markets.

        Industrial Specialties—A diverse range of industrial products for use in niche markets within the aerospace, industrial, automotive, defense, and medical equipment markets. Its products include highly engineered specialty fasteners for the aerospace industry, high-pressure and low-pressure cylinders for the transportation, storage and dispensing of compressed gases, specialty fasteners for the automotive industry, specialty precision tools such as center drills, cutters, end mills, reamers, master gears, punches, and specialty ordnance components and steel cartridge cases.

        RV & Trailer Products—Custom-engineered trailer products including trailer couplers, winches, jacks, trailer brakes and brake control solutions, lighting accessories and roof racks for the recreational vehicle, agricultural/utility, marine, automotive and commercial trailer markets.

        Recreational Accessories—Towing products, functional vehicle accessories and cargo management solutions including vehicle hitches and receivers, sway controls, weight distribution and fifth-wheel hitches, hitch-mounted accessories, and other accessory components.

        The Company's management uses Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") as a primary indicator of financial operating performance and as a measure of cash generating capability. Adjusted EBITDA is defined as net income (loss) before cumulative effect of accounting change, interest, taxes, depreciation, amortization, non-cash asset and goodwill impairment write-offs, non-cash losses on sale-leaseback of property and equipment and write-off of equity offering costs.

        Segment activity is as follows:

	Three Months Ended March 31,
	2007	2006
	(dollars in thousands)
Net Sales
Packaging Systems	$53,750	$51,100
Energy Products	41,580	39,950
Industrial Specialties	52,840	44,440
RV & Trailer Products	53,410	55,860
Recreational Accessories	85,110	81,680

Total	$286,690	$273,030

Operating Profit
Packaging Systems	$9,000	$8,190
Energy Products	6,410	5,920
Industrial Specialties	12,270	8,410
RV & Trailer Products	6,460	8,260
Recreational Accessories	5,140	4,140
Corporate expenses and management fees	(5,940)	(6,260)

Total	$33,340	$28,660

Adjusted EBITDA
Packaging Systems	$12,290	$11,740
Energy Products	7,100	6,540
Industrial Specialties	13,250	9,810
RV & Trailer Products	8,520	10,090
Recreational Accessories	7,740	6,870
Corporate expenses and management fees	(6,880)	(7,250)

Subtotal from continuing operations	42,020	37,800

Discontinued operations	(1,290)	(2,180)

Total company	$40,730	$35,620

        The following is a reconciliation of our net income to Adjusted EBITDA:

	Three Months Ended March 31,
	2007	2006
	(dollars in thousands)
Net income	$7,050	$3,600
Income tax expense	4,980	2,170
Interest expense	18,860	19,920
Depreciation and amortization	9,840	9,930

Adjusted EBITDA, total company	$40,730	$35,620
Negative Adjusted EBITDA, discontinued operations	1,290	2,180

Adjusted EBITDA, continuing operations	$42,020	$37,800

12.   Stock Options and Awards

        The TriMas Corporation 2002 Long Term Equity Incentive Plan (the "Plan"), provides for the issuance of equity-based incentives in various forms, of which a total of 2,222,000 stock options have been approved for issuance under the Plan. As of March 31, 2007, the Company has 2,007,268 stock options outstanding, each of which may be used to purchase one share of the Company's common stock. The options have a 10-year life and the exercise prices range from $20 to $23. Eighty percent of the options vest ratably over three years from the date of grant, while the remaining twenty percent vest after seven years from the date of grant or on an accelerated basis over three years based upon achievement of specified performance targets, as defined in the Plan. The options become exercisable upon the later of: (1) the normal vesting schedule as described above, or (2) upon the occurrence of a qualified public equity offering as defined in the Plan, one half of the vested options become exercisable 180 days following such public equity offering, and the other one half of vested options become exercisable on the first anniversary following consummation of such public offering.

        The Company accounts for these stock options under Statement of Financial Accounting Standards No. 123R (SFAS No. 123R), "Share-Based Payment," using the Modified Prospective Application ("MPA") method, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.

        The Company recognized stock-based compensation expense of $0.1 million and $0.4 million for the three months ended March 31, 2007 and 2006, respectively. The stock-based compensation expense is included in selling, general and administrative expenses in the accompanying statements of operations. The fair value of options which vested during each of the three months ended March 31, 2007 and 2006 was $0.3 million. As of March 31, 2007, the Company had $0.3 million of unrecognized compensation cost related to stock options that is expected to be recorded over a weighted average period of 1.4 years.

        There were no options issued by the Company during the first three months of 2007 or 2006.

        Information related to stock options at March 31, 2007, is as follows:

	Number of Options	Average Option Price	Weighted Contractual Life (Years)	Average Remaining Aggregate Intrinsic Value
Outstanding at January 1, 2007	2,008,201	$20.89
Granted	—	—
Exercised	—	—
Cancelled	(933)	23.00

Outstanding at March 31, 2007	2,007,268	$20.89	6.3	$—

13.   Earnings per Share

        The Company reports earnings per share in accordance with FASB Statement of Financial Standards No. 128 (SFAS No. 128), "Earnings per Share." Basic and diluted earnings per share amounts were computed using weighted average shares outstanding for the three months ended March 31, 2007 and 2006, respectively, and considers an outstanding warrant to purchase 750,000 shares of common stock at par value of $.01 per share, which was exercised on September 15, 2006. The warrant was exercised using a cashless exercise provision, which increased the outstanding number of shares of common stock by 749,500. Options to purchase approximately 2,007,268 and 1,994,956 shares of common stock were outstanding at March 31, 2007 and 2006, respectively, but were excluded from the computation of net income per share because to do so would have been anti-dilutive for the periods presented.

14.   Defined Benefit Plans

        In September 2006, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 158 (SFAS No. 158), "Employers' Accounting for Defined Benefit Pension and Other Post-retirement Plans—an amendment of FASB Statements 87, 88, 106 and 132(R)," which requires an employer to recognize in its balance sheet the funded status of its defined benefit pension and post-retirement benefit plans (collectively, "benefit plans"), measured as the difference between the fair value of the plan assets and the benefit obligation. Employers are also required to recognize as a component of other comprehensive income, net of tax, the actuarial and experience gains and losses and prior service costs and credits, to measure the fair value of plan assets and benefit obligations as of the date of the plan sponsor's fiscal year-end, and to provide additional disclosures.

        The required date of adoption of the recognition and disclosure provisions of SFAS No. 158 is different for an employer that is an issuer of publicly traded equity securities (as defined) and an employer that is not. An employer with publicly traded equity securities was required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. Because the Company had an S-1 Registration Statement pending with the Securities and Exchange Commission for the sale of common equity securities, the Company was required to adopt the requirement to recognize the funded status of our benefit plans and the disclosure requirements of SFAS 158 in our financial statements for the year ended December 31, 2006, but failed to do so. However, the Company concluded that the impact of not recognizing the funded status of its benefit plans in its balance sheet as of December 31, 2006 was immaterial as the impact was to understate reported liabilities by approximately $3.6 million, or 0.3% of total liabilities, and to overstate accumulated other comprehensive income by approximately $2.2 million, or 0.9% of total shareholders' equity. Further, the effect of adoption had no impact on the statements of operations or cash flows."

        TriMas adopted the recognition provisions of SFAS No. 158 effective March 31, 2007. The effect of adopting SFAS No. 158 on the Company's financial condition at March 31, which represents the amounts that would have been recorded as of December 31, 2006, is summarized below:

	Pension Benefit		Postretirement Benefit
	March 31, 2007	December 31, 2006	March 31, 2007	December 31, 2006
Net liability recognized prior to impact of adopting SFAS 158	$(4,050)	$(4,300)	$(6,070)	$(5,950)
Net amount to record difference between fair value of plan assets and benefit obligations	(1,770)	—	(1,800)	—

Net liability recognized	$(5,820)	$(4,300)	$(7,870)	$(5,950)

        Net periodic pension and postretirement benefit costs for TriMas' defined benefit pension plans and postretirement benefit plans, covering foreign employees, union hourly employees and certain salaried employees include the following components for the three months ended March 31, 2007 and 2006:

	Pension Benefit		Postretirement Benefit
	Three months ended March 31,
	2007	2006	2007	2006
	(dollars in thousands)
Service costs	$140	$160	$20	$20
Interest costs	410	400	110	130
Expected return on plan assets	(490)	(460)	—	—
Amortization of net loss	110	130	20	30

Net periodic benefit cost	$170	$230	$150	$180

        The Company expects to contribute approximately $2.2 million to its defined benefit pension plans in 2007. During the three months ended March 31, 2007 the Company contributed approximately $0.5 million.

15.   Supplemental Guarantor Condensed Consolidating Financial Information

        Under an indenture dated September 6, 2002, TriMas Corporation ("Parent"), issued 9 7/8% Senior Subordinated Notes due 2012 in a total principal amount of $437.8 million (face value). These Notes are guaranteed by substantially all of the Company's domestic subsidiaries ("Guarantor Subsidiaries"). All of the Guarantor Subsidiaries are 100% owned by the Parent and their guarantee is full, unconditional, joint and several. The Company's non-domestic subsidiaries and TSPC, Inc. have not guaranteed the Notes ("Non-Guarantor Subsidiaries"). The Guarantor Subsidiaries have also guaranteed amounts outstanding under the Company's Credit Facility.

        The accompanying supplemental guarantor condensed, consolidating financial information is presented using the equity method of accounting for all periods presented. Under this method, investments in subsidiaries are recorded at cost and adjusted for the Company's share in the subsidiaries' cumulative results of operations, capital contributions and distributions and other changes in equity. Elimination entries relate primarily to the elimination of investments in subsidiaries and associated intercompany balances and transactions.

Supplemental Guarantor
Condensed Financial Statements
Consolidating Balance Sheet
(dollars in thousands)

	March 31, 2007
	Parent	Guarantor	Non- Guarantor	Eliminations	Consolidated Total
Assets
Current assets:
Cash and cash equivalents	$—	$380	$3,520	$—	$3,900
Trade receivables, net	—	98,190	24,510	—	122,700
Receivables, intercompany	—	—	—	—	—
Inventories	—	147,710	22,530	—	170,240
Deferred income taxes	—	23,730	570	—	24,300
Prepaid expenses and other current assets	—	5,640	1,300	—	6,940

Total current assets	—	275,650	52,430	—	328,080
Investments in subsidiaries	676,610	170,940	—	(847,550)	—
Property and equipment, net	—	109,210	57,680	—	166,890
Goodwill	—	415,640	113,490	—	529,130
Intangibles and other assets	12,010	247,020	18,820	(1,800)	276,050

Total assets	$688,620	$1,218,460	$242,420	$(849,350)	$1,300,150

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$—	$2,350	$5,880	$—	$8,230
Accounts payable, trade	—	108,650	23,120	—	131,770
Accounts payable, intercompany	—	—	—	—	—
Accrued liabilities	12,720	56,270	8,310	—	77,300

Total current liabilities	12,720	167,270	37,310	—	217,300
Long-term debt	436,580	262,040	16,670	—	715,290
Deferred income taxes	—	75,420	15,640	(1,800)	89,260
Other long-term liabilities	—	37,120	1,860	—	38,980

Total liabilities	449,300	541,850	71,480	(1,800)	1,060,830

Total shareholders' equity	239,320	676,610	170,940	(847,550)	239,320

Total liabilities and shareholders' equity	$688,620	$1,218,460	$242,420	$(849,350)	$1,300,150

 Supplemental Guarantor
Condensed Financial
Statements Consolidating Balance Sheet
(dollars in thousands)

	December 31, 2006
	Parent	Guarantor	Non- Guarantor	Eliminations	Consolidated Total
Assets
Current assets:
Cash and cash equivalents	$—	$460	$3,140	$—	$3,600
Receivables, net	—	80,490	18,750	—	99,240
Receivables, intercompany	—	320	—	(320)	—
Inventories, net	—	145,140	20,220	—	165,360
Deferred income taxes	—	23,750	560	—	24,310
Prepaid expenses and other current assets	—	6,050	1,270	—	7,320
Assets of discontinued operations held for sale	—	11,770	—	—	11,770

Total current assets	—	267,980	43,940	(320)	311,600
Investments in subsidiaries	645,290	164,040	—	(809,330)	—
Property and equipment, net	—	109,780	55,420	—	165,200
Goodwill	—	417,150	112,580	—	529,730
Intangibles and other assets	25,950	249,230	19,600	(15,250)	279,530

Total assets	$671,240	$1,208,180	$231,540	$(824,900)	$1,286,060

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$—	$3,620	$6,080	$—	$9,700
Accounts payable, trade	—	81,860	18,210	—	100,070
Accounts payable, intercompany	—	—	320	(320)	—
Accrued liabilities	1,920	61,070	8,980	—	71,970
Liabilities of discontinued operations	—	23,530	—	—	23,530

Total current liabilities	1,920	170,080	33,590	(320)	205,270
Long-term debt	436,540	270,500	17,750	—	724,790
Deferred income taxes	—	89,030	16,160	(15,250)	89,940
Other long-term liabilities	—	33,280	—	—	33,280

Total liabilities	438,460	562,890	67,500	(15,570)	1,053,280

Total shareholders' equity	232,780	645,290	164,040	(809,330)	232,780

Total liabilities and shareholders' equity	$671,240	$1,208,180	$231,540	$(824,900)	$1,286,060

 Supplemental Guarantor
Condensed Financial Statements
Consolidating Statement of Operations
(dollars in thousands)

	Three Months Ended March 31, 2007
	Parent	Guarantor	Non- Guarantor	Eliminations	Total
Net sales	$—	$242,100	$60,700	$(16,110)	$286,690
Cost of sales	—	(173,490)	(50,020)	16,110	(207,400)

Gross profit	—	68,610	10,680	—	79,290
Selling, general and administrative expenses	—	(40,340)	(5,440)	—	(45,780)
Loss on dispositions of property and equipment	—	(140)	(30)	—	(170)

Operating profit	—	28,130	5,210	—	33,340
Other income (expense), net:
Interest expense	(10,890)	(7,120)	(850)	—	(18,860)
Other, net	4,320	(5,480)	—	—	(1,160)

Income (loss) before income tax (expense) benefit and equity in net income (loss) of subsidiaries	(6,570)	15,530	4,360	—	13,320
Income tax (expense) benefit	1,800	(5,420)	(1,310)	—	(4,930)
Equity in net income (loss) of subsidiaries	11,820	3,050	—	(14,870)	—

Income (loss) from continuing operations	7,050	13,160	3,050	(14,870)	8,390
Loss from discontinued operations	—	(1,340)	—	—	(1,340)

Net income (loss)	$7,050	$11,820	$3,050	$(14,870)	$7,050

 Supplemental Guarantor
Condensed Financial Statements
Consolidating Statement of Operations
(dollars in thousands)

	Three Months Ended March 31, 2006
	Parent	Guarantor	Non- Guarantor	Eliminations	Total
Net sales	$—	$241,970	$44,240	$(13,180)	$273,030
Cost of sales	—	(177,840)	(35,030)	13,180	(199,690)

Gross profit	—	64,130	9,210	—	73,340
Selling, general and administrative expenses	—	(39,320)	(5,180)	—	(44,500)
Loss on dispositions of property and equipment	—	(180)	—	—	(180)

Operating profit	—	24,630	4,030	—	28,660
Other income (expense), net:
Interest expense	(10,690)	(8,110)	(1,120)	—	(19,920)
Other, net	1,770	(2,800)	250	—	(780)

Income (loss) before income tax (expense) benefit and equity in net income (loss) of subsidiaries	(8,920)	13,720	3,160	—	7,960
Income tax (expense) benefit	3,290	(5,070)	(1,240)	—	(3,020)
Equity in net income (loss) of subsidiaries	9,230	1,920	—	(11,150)	—

Income (loss) from continuing operations	3,600	10,570	1,920	(11,150)	4,940
Loss from discontinued operations	—	(1,340)	—	—	(1,340)

Net income (loss)	$3,600	$9,230	$1,920	$(11,150)	$3,600

 Supplemental Guarantor
Condensed Financial Statements
Consolidating Statement of Cash Flows
(dollars in thousands)

	Three Months Ended March 31, 2007
	Parent	Guarantor	Non- Guarantor	Eliminations	Total
Cash Flows from Operating Activities:
Net cash provided by operating activities	$—	$4,680	$22,260	$—	$26,940

Cash Flows from Investing Activities:
Capital expenditures	—	(16,900)	(2,580)	—	(19,480)
Net proceeds from disposition of businesses and other assets	—	4,000	—	—	4,000

Net cash used for investing activities	—	(12,900)	(2,580)	—	(15,480)

Cash Flows from Financing Activities:
Repayments of borrowings on senior credit facilities	—	(650)	(210)	—	(860)
Proceeds from borrowings on revolving credit facilities	—	142,230	1,920	—	144,150
Repayments of borrowings on revolving credit facilities	—	(151,300)	(3,150)	—	(154,450)
Intercompany transfers (to) from subsidiaries	—	17,860	(17,860)	—	—

Net cash provided by (used for) financing activities	—	8,140	(19,300)	—	(11,160)

Cash and Cash Equivalents:
Increase (decrease) for the period	—	(80)	380	—	300
At beginning of period	—	460	3,140	—	3,600

At end of period	$—	$380	$3,520	$—	$3,900

 Supplemental Guarantor
Condensed Financial Statements
Consolidating Statement of Cash Flows
(dollars in thousands)

	Three Months Ended March 31, 2006
	Parent	Guarantor	Non- Guarantor	Eliminations	Total
Cash Flows from Operating Activities:
Net cash provided by (used for) operating activites	$—	$(1,450)	$12,460	$—	$11,010

Cash Flows from Investing Activities:
Capital expenditures	—	(4,280)	(1,010)	—	(5,290)
Net proceeds from disposition of businesses and other assets	—	640	—	—	640

Net cash used for investing activities	—	(3,640)	(1,010)	—	(4,650)

Cash Flows from Financing Activities:
Repayments of borrowings on credit facilities	—	(650)	(50)	—	(700)
Proceeds from borrowings on revolving credit facilities	—	167,710	—	—	167,710
Repayments of borrowings on revolving credit facilities	—	(175,390)	—	—	(175,390)
Intercompany transfers (to) from subsidiaries	—	12,170	(12,170)	—	—

Net cash provided by (used for) financing activities	—	3,840	(12,220)	—	(8,380)

Cash and Cash Equivalents:
Increase for the period	—	(1,250)	(770)	—	(2,020)
At beginning of period	—	250	3,480	—	3,730

At end of period	$—	$(1,000)	$2,710	$—	$1,710

TRIMAS
CORPORATION

COMPAC CORPORATION A TriMas Company
Where innovative ideas take hold.

LAMONS
LAMONS GASKET COMPANY

MONOGRAM AEROSPACE FASTENERS

HIDDEN HITCH

Bargman.

ROLA ROOF RACKS

TEKONSHA

TOUGH & TRUSTED BULLDOG

Rieke Packaging Systems™
A TriMas Company

DRAW-TITE

ARROW ENGINE COMPANY

KEO

NORRIS CYLINDER COMPANY
A TriMas Company

NI

HIGHLAND The Pro's Brand!

        Through and including                        , 2007, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

11,000,000 Shares

Common Stock

PROSPECTUS

Goldman, Sachs & Co. Merrill Lynch & Co.
Credit Suisse JPMorgan
Banc of America Securities LLC Jefferies & Company KeyBanc Capital Markets
, 2007

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table shows the costs and expenses, other than underwriting commissions and discounts, payable in connection with the sale and distribution of the securities being registered. Except as otherwise noted, the registrant will pay all of these amounts. All amounts except the Securities and Exchange Commission Registration Fee, the National Association of Securities Dealers, Inc. Filing Fee and the New York Stock Exchange Listing Fees are estimated.

Securities and Exchange Commission Registration Fee	$21,533.75
National Association of Securities Dealers, Inc. Filing Fee	20,625.00
New York Stock Exchange Listing Fees	150,000.00
Printing and Engraving Expenses	500,000.00
Legal Fees and Expenses	1,500,000.00
Accounting Fees and Expenses	650,000.00
Transfer Agent and Registrar Agent Fees	25,000.00
Blue Sky Fees and Expenses	10,000.00
Miscellaneous	612,841.25

Total	$3,490,000.00

Item 14. Indemnification of Officers and Directors

        TriMas Corporation is a Delaware corporation. Section 145 of the General Corporation Law of Delaware as the same exists or may hereafter be amended, inter alia, provides that a Delaware corporation may indemnify any person who was, or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person's conduct was unlawful.

        A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation's best interests, except that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation.

        Where a present or former director or officer has been successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify the person against the expenses (including attorney's fees) actually and reasonably incurred by such person in connection therewith.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

        Article 11 of our certificate of incorporation provides that each person who was or is made a party to (or is threatened to be made a party to) or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was one of our directors or officers shall be indemnified and held harmless by us to the fullest extent authorized by the General Corporation Law of Delaware against all expenses, liability and loss (including without limitation attorneys' fees, judgments, fines and amounts paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred by Article 11 are contractual rights and include the right to be paid by us the expenses incurred in defending such action, suit or proceeding in advance of the final disposition thereof. In addition, Section 7 of our amended and restated by-laws state that we may indemnify our officers, directors, employees and agents to the fullest extent permitted by the General Corporation Law of Delaware.

        Article 10 of our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or (d) for transactions from which a director derives improper personal benefit.

        Our directors and officers are covered by insurance policies indemnifying them against certain civil liabilities, including liabilities under the federal securities laws (other than liability under Section 16(b) of the 1934 Act), which might be incurred by them in such capacities.

        Prior to the consummation of this offering, we intend to enter into indemnity agreements with our directors and certain of our executive officers for the indemnification and advancement of expenses to these persons. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. We also intend to enter into these agreements with our future directors and certain of our executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

        Described below is information regarding all securities that have been issued by TriMas during the past three years.

        None of our securities, which were not registered under the Securities Act, have been issued or sold by us in the past three years except as follows:

  •
  Over the past three years we issued 599,760 options to purchase common stock that are currently outstanding under our 2002 Long Term Equity Incentive Plan. The exercise price of these grants were between $20.00 and $23.00 per share. The estimated fair value at issuance of these options ranged from $1.91 per share to $8.64 per share. Each option expires 10 years after the date of its grant. Each of these options was granted as a form of employee compensation.

        The issuances of the securities described above were exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access to information about us at the time of their investment decision.

Item 16. Exhibits and Financial Statement Schedules

  (a)
  Exhibits

Exhibit No.	Description
1.1(o)	Form of Underwriting Agreement.
3.1(b)	Amended and Restated Certificate of Incorporation of TriMas Corporation.
3.2(b)	Amended and Restated By-laws of TriMas Corporation.
3.3(o)	Form of Second Amended and Restated Certificate of Incorporation.
3.4(o)	Form of Second Amended and Restated By-laws.
4.1(b)	Indenture relating to the 9 7/8% senior subordinated notes, dated as of June 6, 2002, by and among TriMas Corporation, each of the Guarantors named therein and The Bank of New York as trustee.
4.2(b)	Form of note (included as Exhibit A1 in Exhibit 4.1).
4.3(b)	Registration Rights Agreement relating to the 9 7/8% senior subordinated notes issued June 6, 2002 dated as of June 6, 2002 by and among TriMas Corporation and the parties named therein.
4.4(b)*	Registration Rights Agreement relating to the 9 7/8% senior subordinated notes issued December 10, 2002 dated as of December 10, 2002 by and among TriMas Corporation and the parties named therein.
4.5(d)	Supplemental Indenture dated as of March 4, 2003.
4.6(e)	Supplemental Indenture No. 2 dated as of May 9, 2003.
4.7(f)	Supplemental Indenture No. 3 dated as of August 6, 2003.
5.1(o)	Opinion of Cahill Gordon & Reindel LLP regarding the legality of securities being registered.
10.1(b)	Stock Purchase Agreement dated as of May 17, 2002 by and among Heartland Industrial Partners, L.P., TriMas Corporation and Metaldyne Corporation.
10.2(b)	Amended and Restated Shareholders Agreement, dated as of July 19, 2002 by and among TriMas Corporation and Metaldyne Corporation.
10.3(o)	Amendment No. 1 to Amended and Restated Shareholders Agreement dated as of August 31, 2006.
10.4(m)	Credit Agreement, dated as of June 6, 2002, as amended and restated as of August 2, 2006, among TriMas Company LLC, JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent, and Comerica Bank, as Syndication Agent.
10.5(b)	Receivables Purchase Agreement, dated as of June 6, 2002, by and among TriMas Corporation, the Sellers party thereto and TSPC, Inc., as Purchaser.

10.6(b)	Receivables Transfer Agreement, dated as of June 6, 2002, by and among TSPC, Inc., as Transferor, TriMas Corporation, individually, as Collection Agent, TriMas Company LLC, individually as Guarantor, the CP Conduit Purchasers, Committed Purchasers and Funding Agents party thereto, and JPMorgan Chase Bank as Administrative Agent.
10.7(o)	Amendment dated as of June 3, 2005, to Receivables Transfer Agreement.
10.8(j)	Amendment dated as of July 5, 2005, to Receivables Transfer Agreement.
10.9(j)	TriMas Receivables Facility Amended and Restated Fee Letter dated July 1, 2005.
10.10(b)	Corporate Services Agreement, dated as of June 6, 2002, between Metaldyne Corporation and TriMas Corporation.
10.11(a)	Amendment No. 1 to Corporate Services Agreement dated January 1, 2003.
10.12(b)	Lease Assignment and Assumption Agreement, dated as of June 21, 2002, by and among Heartland Industrial Group, L.L.C., TriMas Company LLC and the Guarantors named therein.
10.13(b)	TriMas Corporation 2002 Long Term Equity Incentive Plan.
10.14(b)**	Stock Purchase Agreement by and among 2000 Riverside Capital Appreciation Fund, L.P., the other Stockholders of HammerBlow Acquisition Corp. listed on Exhibit A thereto and TriMas Company LLC dated as of January 27, 2003.
10.15(c)	Stock Purchase Agreement by and Among TriMas Company LLC and The Shareholders and Option Holders of Highland Group Corporation and FNL Management Corporation dated February 21, 2003.
10.16(e)	Asset Purchase Agreement among TriMas Corporation, Metaldyne Corporation and Metaldyne Company LLC dated May 9, 2003.
10.17(e)	Form of Sublease Agreement (included as Exhibit A in Exhibit 10.19).
10.18(g)	Form of Stock Option Agreement.
10.19(l)*	Annual Value Creation Plan.
10.20(l)*	Form of Indemnification Agreement.
10.21(n)	Separation and Consulting Agreement dated as of May 20, 2005.
10.22(o)	Amendment No. 1 to Stock Purchase Agreement, dated as of August 31, 2006 by and among Heartland Industrial Partners, L.P., TriMas Corporation and Metaldyne Corporation.
10.23(o)	Advisory Agreement, dated June 6, 2002 between Heartland Industrial Group, LLC and TriMas Corporation.
10.24(o)	First Amendment to Advisory Agreement, dated as of November 1, 2006 between Heartland Industrial Group, LLC and TriMas Corporation.
10.25(o)	Second Amendment to Advisory Agreement, dated as of November 1, 2006 between Heartland Industrial Group, LLC and TriMas Corporation.
10.26(o)	Management Rights Agreement.
10.27(k)	Executive Severance/Change of Control Policy.
21.1(o)	Subsidiaries of TriMas Corporation
23.1(o)	Consent of Cahill Gordon & Reindel LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.
24.1(o)	Power of Attorney (included in the signature pages to this Registration Statement).

(a)	Incorporated by reference to the Exhibits filed with our Form 10-Q filed on May 14, 2003.
(b)	Incorporated by reference to the Exhibits filed with our Registration Statement on Form S-4, filed on October 4, 2002 (File No. 333-100351).
(b)*	Incorporated by reference to the Exhibits filed with Amendment No. 2 to our Registration Statement on Form S-4, filed on January 28, 2003 (File No. 333-100351).
(b)**	Incorporated by reference to the Exhibits filed with Amendment No. 3 to our Registration Statement or Form S-4, filed on January 29, 2003 (File No. 333-100351).
(c)	Incorporated by reference to the Exhibits filed with our Form 8-K filed on February 25, 2003 (File No. 333-100351).
(d)	Incorporated by reference to the Exhibits filed with our Annual Report on Form 10-K filed March 31, 2003 (File No. 333-100351).
(e)	Incorporated by reference to the Exhibits filed with our Registration Statement on Form S-4, filed June 9, 2003 (File No. 333-105950).
(f)	Incorporated by reference to the Exhibits filed with our Form 10-Q filed on August 14, 2003 (File No. 333-100351).
(g)	Incorporated by reference to the Exhibits filed with our Form 10-Q filed on November 12, 2003 (File No. 333-100351).
(h)	Incorporated by reference to the Exhibits filed with our Form 8-K filed on December 27, 2004 (File No. 333-100351).
(i)	Incorporated by reference to the Exhibits filed with our Form 8-K filed on October 3, 2005 (File No. 333-100351).
(j)	Incorporated by reference to the Exhibits filed with our Form 8-K filed on July 6, 2005 (File No. 333-100351).
(k)	Incorporated by reference to the Exhibits filed with our Form 8-K filed on November 22, 2006 (File No. 333-100351).
(l)	Incorporated by reference to the Exhibits filed with our Registration Statement on Form S-1, filed on March 24, 2004 (File No. 333-113917).
(l)*	Incorporated by reference to the Exhibits filed with Amendment No. 3 to our Registration Statement on Form S-1, filed on June 29, 2004 (File No. 333-113917).
(m)	Incorporated by reference to the Exhibits filed with our Form 8-K filed on August 3, 2006 (File No. 333-100351).
(n)	Incorporated by reference to the Exhibits filed with our Form 10-Q filed on August 15, 2005 (File No. 333-100351).
(o)	Previously filed.

(b)
Financial Statement Schedule

Page No.	Description
S-1	Report of Independent Registered Public Accounting Firm on Financial Statement Schedule
S-2	Schedule II — Valuation and Qualifying Accounts

Item 17. Undertakings

        (1)   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        (2)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (3)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (4)   For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, TriMas Corporation has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bloomfield Hills, State of Michigan on the 1st day of May 2007.

TRIMAS CORPORATION
By:	/s/ E.R. AUTRY, JR.

Name: E.R. Autry, Jr. Title: Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GRANT H. BEARD Grant H. Beard	President, Chief Executive Officer and Director (Principal Executive Officer)	May 1, 2007
/s/ E.R. AUTRY, JR. E.R. (Skip) Autry, Jr.	Chief Financial Officer (Principal Accounting Officer)	May 1, 2007
/s/ SAMUEL VALENTI III Samuel Valenti III	Executive Chairman of the Board of Directors	May 1, 2007
/s/ CHARLES E. BECKER* Charles E. Becker	Director	May 1, 2007
/s/ MARSHALL A. COHEN* Marshall A. Cohen	Director	May 1, 2007
/s/ DANIEL P. TREDWELL* Daniel P. Tredwell	Director	May 1, 2007
/s/ EUGENE A. MILLER* Eugene A. Miller	Director	May 1, 2007
/s/ RICHARD M. GABRYS* Richard A. Gabrys	Director	May 1, 2007
*By:	/s/ E.R. AUTRY, JR. Attorney-in-fact

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
TriMas Corporation:

Under date of March 20, 2007, we reported on the consolidated balance sheets of TriMas Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, cash flows, and shareholders' equity for each of the years in the three-year period ended December 31, 2006, which are included in the prospectus. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

Effective January 1, 2006, the Company changed its method of accounting for share-based payments pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment. In 2005, the Company changed its method of accounting for conditional asset retirement obligations pursuant to FASB Interpretation No. (FIN) 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations.

/s/ KPMG LLP

Detroit, Michigan
March 20, 2007

S-1

TRIMAS CORPORATION
SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS ENDED
DECEMBER 31, 2006, 2005 AND 2004.

COLUMN A	COLUMN B	COLUMN C		COLUMN D	COLUMN E
		ADDITIONS
DESCRIPTION	BALANCE AT BEGINNING OF PERIOD	CHARGED TO COSTS AND EXPENSES	CHARGED (CREDITED) TO OTHER ACCOUNTS (A)	DEDUCTIONS (B)	BALANCE AT END OF PERIOD
Allowance for doubtful accounts deducted from accounts receivable in the balance sheet
Year ended December 31, 2006	$5,750,000	$1,165,000	$20,000	$1,325,000	$5,610,000

Year ended December 31, 2005	$5,290,000	$1,020,000	$20,000	$580,000	$5,750,000

Year ended December 31, 2004	$4,340,000	$1,947,000	$10,000	$1,007,000	$5,290,000

(A)
Allowance of companies acquired, and other adjustments, net.

(B)
Deductions, representing uncollectible accounts written-off, less recoveries of amounts written-off in prior years.

S-2

EXHIBIT INDEX

(a)
Exhibits

Exhibit No.	Description
1.1(o)	Form of Underwriting Agreement.
3.1(b)	Amended and Restated Certificate of Incorporation of TriMas Corporation.
3.2(b)	Amended and Restated By-laws of TriMas Corporation.
3.3(o)	Form of Second Amended and Restated Certificate of Incorporation.
3.4(o)	Form of Second Amended and Restated By-laws.
4.1(b)	Indenture relating to the 9 7/8% senior subordinated notes, dated as of June 6, 2002, by and among TriMas Corporation, each of the Guarantors named therein and The Bank of New York as trustee.
4.2(b)	Form of note (included as Exhibit A1 in Exhibit 4.1).
4.3(b)	Registration Rights Agreement relating to the 9 7/8% senior subordinated notes issued June 6, 2002 dated as of June 6, 2002 by and among TriMas Corporation and the parties named therein.
4.4(b)*	Registration Rights Agreement relating to the 9 7/8% senior subordinated notes issued December 10, 2002 dated as of December 10, 2002 by and among TriMas Corporation and the parties named therein.
4.5(d)	Supplemental Indenture dated as of March 4, 2003.
4.6(e)	Supplemental Indenture No. 2 dated as of May 9, 2003.
4.7(f)	Supplemental Indenture No. 3 dated as of August 6, 2003.
5.1(o)	Opinion of Cahill Gordon & Reindel LLP regarding the legality of securities being registered.
10.1(b)	Stock Purchase Agreement dated as of May 17, 2002 by and among Heartland Industrial Partners, L.P., TriMas Corporation and Metaldyne Corporation.
10.2(b)	Amended and Restated Shareholders Agreement, dated as of July 19, 2002 by and among TriMas Corporation and Metaldyne Corporation.
10.3(o)	Amendment No. 1 to Amended and Restated Shareholders Agreement dated August 31, 2006.
10.4(m)	Credit Agreement, dated as of June 6, 2002, as amended and restated as of August 2, 2006, among TriMas Company LLC, JPMorgan Chase Bank as Administrative Agent and Collateral Agent, and Comerica Bank, as Syndication Agent.
10.5(b)	Receivables Purchase Agreement, dated as of June 6, 2002, by and among TriMas Corporation, the Sellers party thereto and TSPC, Inc., as Purchaser.
10.6(b)	Receivables Transfer Agreement, dated as of June 6, 2002, by and among TSPC, Inc., as Transferor, TriMas Corporation, individually, as Collection Agent, TriMas Company LLC, individually as Guarantor, the CP Conduit Purchasers, Committed Purchasers and Funding Agents party thereto, and JPMorgan Chase Bank as Administrative Agent.
10.7(o)	Amendment dated as of June 3, 2005, to Receivables Transfer Agreement.
10.8(j)	Amendment dated as of July 5, 2005, to Receivables Transfer Agreement.
10.9(j)	TriMas Receivables Facility Amended and Restated Fee Letter dated July 1, 2005.
10.10(b)	Corporate Services Agreement, dated as of June 6, 2002, between Metaldyne Corporation and TriMas Corporation.
10.11(a)	Amendment No. 1 to Corporate Services Agreement dated January 1, 2003.

10.12(b)	Lease Assignment and Assumption Agreement, dated as of June 21, 2002, by and among Heartland Industrial Group, L.L.C., TriMas Company LLC and the Guarantors named therein.
10.13(b)	TriMas Corporation 2002 Long Term Equity Incentive Plan.
10.14(b)**	Stock Purchase Agreement by and among 2000 Riverside Capital Appreciation Fund, L.P., the other Stockholders of HammerBlow Acquisition Corp. listed on Exhibit A thereto and TriMas Company LLC dated as of January 27, 2003.
10.15(c)	Stock Purchase Agreement by and Among TriMas Company LLC and The Shareholders and Option Holders of Highland Group Corporation and FNL Management Corporation dated February 21, 2003.
10.16(e)	Asset Purchase Agreement among TriMas Corporation, Metaldyne Corporation and Metaldyne Company LLC dated May 9, 2003.
10.17(e)	Form of Sublease Agreement (included as Exhibit A in Exhibit 10.19).
10.18(g)	Form of Stock Option Agreement.
10.19(l)*	Annual Value Creation Plan.
10.20(l)*	Form of Indemnification Agreement.
10.21(n)	Separation and Consulting Agreement dated as of May 20, 2005.
10.22(o)	Amendment to Stock Purchase Agreement, dated as of August 31, 2006 by and among Heartland Industrial Partners, L.P., TriMas Corporation and Metaldyne Corporation.
10.23(o)	Advisory Agreement, dated June 6, 2002 between Heartland Industrial Group, LLC and TriMas Corporation.
10.24(o)	First Amendment to Advisory Agreement, dated as of November 1, 2006 between Heartland Industrial Group, LLC and TriMas Corporation.
10.25(o)	Second Amendment to Advisory Agreement, dated as of November 1, 2006 between Heartland Industrial Group, LLC and TriMas Corporation.
10.26(o)	Management Rights Agreement.
10.27(k)	Executive Severance/Change of Control Policy.
21.1(o)	Subsidiaries of TriMas Corporation
23.1(o)	Consent of Cahill Gordon & Reindel LLP (included in Exhibit 5.1).
23.2	Consent of KPMG LLP.
24.1(o)	Power of Attorney (included in the signature pages to this Registration Statement).

(a)
Incorporated by reference to the Exhibits filed with our Form 10-Q filed on May 14, 2003.

(b)
Incorporated by reference to the Exhibits filed with our Registration Statement on Form S-4, filed on October 4, 2002 (File No. 333-100351).

(b)
* Incorporated by reference to the Exhibits filed with Amendment No. 2 to our Registration Statement on Form S-4, filed on January 28, 2003 (File No. 333-100351).

(b)
** Incorporated by reference to the Exhibits filed with Amendment No. 3 to our Registration Statement on Form S-4, filed on January 29, 2003 (File No. 333-100351).

(c)
Incorporated by reference to the Exhibits filed with our Form 8-K filed on February 25, 2003 (File No. 333-100351).

(d)
Incorporated by reference to the Exhibits filed with our Annual Report on Form 10-K filed March 31, 2003 (File No. 333-100351).

(e)
Incorporated by reference to the Exhibits filed with our Registration Statement on Form S-4, filed June 9, 2003 (File No. 333-105950).

(f)
Incorporated by reference to the Exhibits filed with our Form 10-Q filed on August 14, 2003 (File No. 333-100351).

(g)
Incorporated by reference to the Exhibits filed with our Form 10-Q filed on November 12, 2003 (File No. 333-100351).

(h)
Incorporated by reference to the Exhibits filed with our Form 8-K filed on December 27, 2004 (File No. 333-100351).

(i)
Incorporated by reference to the Exhibits filed with our Form 8-K filed on October 3, 2005 (File No. 333-100351).

(j)
Incorporated by reference to the Exhibits filed with our Form 8-K filed on July 6, 2005 (File No. 333-100351).

(k)
Incorporated by reference to the Exhibits filed with our Form 8-K filed on November 22, 2006 (File No. 333-100351).

(l)
Incorporated by reference to the Exhibits filed with our Registration Statement on Form S-1, filed on March 24, 2004 (File No. 333-113917).

(l)
*  Incorporated by reference to the Exhibits filed with Amendment No. 3 to our Registration Statement on Form S-1, filed on June 29, 2004 (File No. 333-113917).

(m)
Incorporated by reference to the Exhibit filed with our Form 8-K filed on August 3, 2006 (File No. 333-100351).

(n)
Incorporated by reference to the Exhibits filed with our Form 10-Q filed on August 15, 2005 (File No. 333-100351).

(o)
Previously filed.

(b)
Financial Statement Schedule

Page No.	Description
S-1	Report of Independent Registered Public Accounting Firm on Financial Statement Schedule
S-2	Schedule II — Valuation and Qualifying Accounts

QuickLinks

TABLE OF CONTENTS
MARKET AND INDUSTRY DATA
Use of Trademarks
PROSPECTUS SUMMARY
Our Company
Our Strategy
Risks Related to Our Strategies
Our Executive Offices and Structure
Company Background and Our Principal Stockholder
The Offering
Summary Financial Data
RISK FACTORS
FORWARD-LOOKING INFORMATION
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED HISTORICAL FINANCIAL DATA
UNAUDITED PRO FORMA FINANCIAL INFORMATION
Unaudited Pro Forma Statement of Operations For the Three Months Ended March 31, 2007 (dollars in thousands, except per share amounts)
Unaudited Pro Forma Statement of Operations For the Year Ended December 31, 2006 (dollars in thousands, except per share amounts)
TRIMAS CORPORATION NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
Pro Forma Adjustments
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET March 31, 2007 (dollars in thousands, except share amounts)
TRIMAS CORPORATION NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
Pro Forma Adjustments
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Estimated Future Payouts Under Non-Equity Incentive Plan Awards
PRINCIPAL STOCKHOLDERS
RELATED PARTY TRANSACTIONS
DESCRIPTION OF OUR DEBT
DESCRIPTION OF OUR CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
IMPORTANT UNITED STATES FEDERAL TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS TRIMAS CORPORATION
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TriMas Corporation Consolidated Balance Sheet (Dollars in thousands)
TriMas Corporation Consolidated Statement of Operations (Dollars in thousands, except per share amounts)
TriMas Corporation Consolidated Statement of Cash Flows (Dollars in thousands)
TriMas Corporation Statement of Shareholders' Equity Years Ended December 31, 2006, 2005 and 2004 (Dollars in thousands)
TRIMAS CORPORATION NOTES TO FINANCIAL STATEMENTS
Supplemental Guarantor Condensed Financial Statements Consolidated Balance Sheet (Dollars in thousands)
Supplemental Guarantor Condensed Financial Statements Consolidated Balance Sheet (Dollars in thousands)
Supplemental Guarantor Condensed Financial Statements Consolidated Statement of Operations (Dollars in thousands)
Supplemental Guarantor Condensed Financial Statements Consolidated Statement of Operations (Dollars in thousands)
Supplemental Guarantor Condensed Financial Statements Consolidated Statement of Operations (Dollars in thousands)
Supplemental Guarantor Condensed Financial Statements Consolidated Statement of Cash Flows (Dollars in thousands)
Supplemental Guarantor Condensed Financial Statements Consolidated Statement of Cash Flows (Dollars in thousands)
Supplemental Guarantor Condensed Financial Statements Consolidated Statement of Cash Flows (Dollars in thousands)
TriMas Corporation Consolidated Balance Sheet (Unaudited—dollars in thousands)
TriMas Corporation Consolidated Statement of Operations (Unaudited—dollars in thousands, except for share amounts)
TriMas Corporation Consolidated Statement of Cash Flows (Unaudited—dollars in thousands)
TriMas Corporation Consolidated Statement of Shareholders' Equity Three Months Ended March 31, 2007 (Unaudited—dollars in thousands)
TRIMAS CORPORATION NOTES TO FINANCIAL STATEMENTS (unaudited)
Supplemental Guarantor Condensed Financial Statements Consolidating Balance Sheet (dollars in thousands)
Supplemental Guarantor Condensed Financial Statements Consolidating Balance Sheet (dollars in thousands)
Supplemental Guarantor Condensed Financial Statements Consolidating Statement of Operations (dollars in thousands)
Supplemental Guarantor Condensed Financial Statements Consolidating Statement of Operations (dollars in thousands)
Supplemental Guarantor Condensed Financial Statements Consolidating Statement of Cash Flows (dollars in thousands)
Supplemental Guarantor Condensed Financial Statements Consolidating Statement of Cash Flows (dollars in thousands)
Part II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
Report of Independent Registered Public Accounting Firm
TRIMAS CORPORATION SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004.
EXHIBIT INDEX